Exhibit 10.1

EXECUTION TEXT

TERM LOAN CREDIT AGREEMENT

dated as of

March 6, 2014

among

DELOS FINANCE S.À R.L., as Borrower

INTERNATIONAL LEASE FINANCE CORPORATION, as an Obligor,

HYPERION AIRCRAFT LIMITED, as an Obligor,

DELOS AIRCRAFT LIMITED, as an Obligor

APOLLO AIRCRAFT INC., as an Obligor

ARTEMIS (DELOS) LIMITED, as an Obligor,

the lenders identified herein, as Lenders,

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent,

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent,

and

DEUTSCHE BANK SECURITIES INC., and

GOLDMAN SACHS BANK USA

as Joint Lead Arrangers

and

DEUTSCHE BANK SECURITIES INC.

GOLDMAN SACHS BANK USA, and

RBC CAPITAL MARKETS, LLC

as Joint Bookrunners

Deal CUSIP: L2324EAA9

Facility CUSIP: L2324EAB7

Term Loan Credit Agreement 2014-1

SCHEDULES:

Schedule 3.14 — Obligor Information
Schedule 3.17(a) — PS Pool Aircraft
Schedule 3.17(b) — Leases
Schedule 9.01 — Notices
Schedule 9.19 — Non-Collateral Assets

EXHIBITS:

Exhibit A — Commitments and Applicable Percentages
Exhibit B — Form of Security Agreement
Exhibit C — Form of Assignment and Assumption
Exhibit D-1A — Form of Closing Date Opinion of Clifford Chance US LLP
Exhibit D-2A — Form of Release Date Opinion of Clifford Chance US LLP
Exhibit D-1B — Form of Closing Date Opinion of In-House Counsel to the Obligors
Exhibit D-2B — Form of Release Date Opinion of In-House Counsel to the Obligors
Exhibit D-1C — Form of Closing Date Opinion of A&L Goodbody
Exhibit D-2C — Form of Release Date Opinion of A&L Goodbody
Exhibit D-1D — Form of Opinion of Clifford Chance, Luxembourg
Exhibit E — Forms of Opinion of Daugherty, Fowler, Peregrin, Haught & Jenson
Exhibit F — Form of Note
Exhibit G — Form of Administrative Questionnaire
Exhibit H — Form of Intercreditor Agreement
Exhibit I — Form of LTV Certificate
Exhibit J — Form of Release Request
Exhibit K — Form of Obligor Assumption Agreement
Exhibit L — Form of First Amendment to Term Loan Credit Agreement

ANNEXES:

Annex 1 — Prohibited Countries

v

TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of March 6, 2014 among Delos Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg (the “Borrower”), International Lease Finance Corporation, a California corporation (“ILFC”), Hyperion Aircraft Limited, a private limited liability company incorporated under the laws of Ireland (“Grandparent Holdco”), Delos Aircraft Limited, a private limited liability company incorporated under the laws of Ireland (“Parent Holdco”), Apollo Aircraft Inc., a California corporation (“CA Subsidiary Holdco”), Artemis (Delos) Limited, a private limited liability company incorporated under the laws of Ireland (“Irish Subsidiary Holdco”), the lenders from time to time party to this Agreement (collectively, the “Lenders”), Deutsche Bank AG New York Branch (“Deutsche Bank”), as Administrative Agent, Deutsche Bank AG New York Branch as the Collateral Agent.

WHEREAS, the Borrower desires to borrow funds under this Agreement subject to the terms and conditions set forth herein;

WHEREAS, the Borrower is an indirect wholly-owned subsidiary of ILFC, and ILFC is willing to guarantee the Obligations of the Borrower and each other Obligor;

WHEREAS, the Borrower is an indirect wholly-owned subsidiary of Grandparent Holdco, and Grandparent Holdco is willing to guarantee the Obligations of the Borrower and each other Obligor and to secure its Guaranteed Obligations by granting Liens on the Collateral held by Grandparent Holdco to the Collateral Agent, for the benefit of the Secured Parties, as provided in the Security Documents;

WHEREAS, the Borrower is a wholly-owned subsidiary of Parent Holdco, and Parent Holdco is willing to guarantee the Obligations of the Borrower and each other Obligor and to secure its Guaranteed Obligations by granting Liens on the Collateral held by Parent Holdco to the Collateral Agent, for the benefit of the Secured Parties, as provided in the Security Documents;

WHEREAS, each Subsidiary Holdco is a wholly-owned subsidiary of Parent Holdco, and each such Subsidiary Holdco is willing to guarantee the Obligations of the Borrower and each other Obligor and to secure its Guaranteed Obligations by granting Liens on the Collateral held by such Subsidiary Holdco to the Collateral Agent, for the benefit of the Secured Parties, as provided in the Security Documents;

WHEREAS, the Lenders are willing to make loans to the Borrower if the foregoing Obligations of the Borrower are guaranteed and secured as described above and subject to the other terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.            Defined Term.  As used in this Agreement, the following terms have the meanings specified below:

“Acceding Guarantors” means, from and after the AerCap Acquisition Amendment Effective Date, AerCap, AerCap U.S. Global Aviation LLC, a Delaware limited liability company, AerCap Aviation Solutions B.V., a private company with limited liability incorporated under the laws of The Netherlands, AerCap Ireland Limited, an Ireland private limited liability company, AerCap Ireland Capital Limited, an Ireland private limited liability company and International Lease Finance Corporation, a California corporation.

“Account Collateral” has the meaning set forth in the Security Agreement.

“Account Control Agreement” has the meaning set forth in the Security Agreement.

“Additional Charge Over Shares” means any charge, mortgage, pledge or similar grant of a security interest over shares or other Equity Interests by any Obligor (except ILFC) in favor of the Collateral Agent, for the benefit of the Secured Parties, with respect to the shares or other Equity Interests of any Obligor in any Transaction Party not organized under the laws of the United States and becoming a Transaction Party after the Effective Date, (i) in form and substance reasonably satisfactory to the Administrative Agent or (ii) in the case of any charge over shares of the Equity Interests in any Transaction Party incorporated under the laws of Ireland, an Additional Charge Over Shares in substantially the form of Exhibit B to the Security Agreement.

“Administrative Agent” means the Person appointed at any time as administrative agent hereunder.  The initial Administrative Agent is Deutsche Bank AG New York Branch.

“Administrative Agent’s Account” means:

USD - DBNY
Bankers Trust Co NY
ABA:	021001033
Account Name:	Commercial Loans Division
Account Number:	60200119
Ref:	2014 ILFC-Hyperion Term Loan

or such other account as the Administrative Agent notifies the Borrower and the Lenders in writing from time to time.

“Administrative Agent’s Office” means Deutsche Bank AG New York Branch, 60 Wall Street, New York, NY 10005, or such other address as the Administrative Agent notifies the Borrower and the Lenders in writing from time to time.

“Administrative Questionnaire” means an administrative questionnaire in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Advance Rate” means 60.3%.

“Adverse Claim” means any Lien or any claim of ownership or other property right, other than Permitted Liens (it being agreed for purposes of clarification that a transfer of an ownership interest or other right in a Pool Aircraft and any related Lease to a Person that is not a Borrower Party is not an Adverse Claim, subject to the Borrower Parties’ maintaining compliance with Sections 2.10, 5.04 and 5.16).

“AerCap” means AerCap Holdings N.V., a public company with limited liability incorporated under the laws of The Netherlands.

“AerCap Acquisition Amendment” means the First Amendment to Term Loan Credit Agreement substantially in the form of Exhibit L hereto.

“AerCap Acquisition Amendment Effective Date” means the “Amendment Effective Date” under and as defined in the AerCap Acquisition Amendment.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person.

“Agent” means each of the Administrative Agent, the Collateral Agent and the Paying Agent.

“Agent Parties” has the meaning set forth in Section 9.01(c).

“Aggregate Commitments” means the aggregate Commitments of all the Lenders.

“Aggregate Requested Release Amount” means, in respect of a Release Date, (i) that aggregate portion of the Loans to be released in accordance with Section 2.03(c) on such Release Date in respect of each Related Pool Aircraft identified in a Release Request plus (ii) the aggregate pro rata investment earnings thereon.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Aircraft” means the PS Pool Aircraft and the Non-Pool Aircraft.

“Applicable Foreign Aviation Law” means, with respect to any Aircraft, any applicable law, rule or regulation (other than the FAA Act) of any Government Authority of any jurisdiction not included in the United States or in any state, territory or possession of the United States governing the registration, ownership, operation, or leasing of all or any part of such Aircraft, or the creation, recordation, maintenance, perfection or priority of Liens on all or any part of such Aircraft.

“Applicable Margin” means 2.75% per annum; provided that for any period in which the Base Rate applies to the Loans, the Applicable Margin shall be 1.75% per annum.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans has been terminated pursuant to Article 6 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Exhibit A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraisal” means with respect to any PS Pool Aircraft, a “desk top” appraisal of such PS Pool Aircraft by a Qualified Appraiser, which appraisal opines as to the Base Value of such PS Pool Aircraft, assuming that if the age of such PS Pool Aircraft is (i)  three years or less since its date of manufacture, it has 100% remaining maintenance condition life and (ii) greater than three years since its date of manufacture, it is in “half-time” remaining maintenance condition life.

“Appraised Value” means, with respect to any PS Pool Aircraft as of any LTV Determination Date, the (A) Base Value of such PS Pool Aircraft as of such date, calculated by taking the lesser of the average and the median of the most recent Appraisals conducted with respect to such PS Pool Aircraft pursuant to the Loan Documents, or (B) if as of such date no Appraisals have been required to be delivered pursuant to the Loan Documents with respect to such PS Pool Aircraft, the Initial Appraised Value with respect to such PS Pool Aircraft; provided that with respect to any Non-Pool Aircraft being added to the Designated Pool pursuant to Section 2.10(b), the Appraised Value of such Aircraft shall be the lesser of the average and the median of three Appraisals, each with an “as of” valuation date no more than thirty (30) days prior to the date such Aircraft is added to the Designated Pool; provided further that, notwithstanding any Appraisal to the contrary:

(a) if, as of any LTV Determination Date , (i) any Pool Aircraft (A) is leased to a lessee that is organized under the laws of or domiciled in a Prohibited Country (and, if the country in which a lessee is organized under the laws of or domiciled in becomes a Prohibited Country as a result of the jurisdiction in which such lessee is organized under or domiciled becoming a Prohibited Country after the date the applicable Aircraft and Lease with such lessee were included in the Designated Pool, the leasing of such Pool Aircraft to such lessee continues for the later of (x) more than 120 days and (y) the period the applicable Transaction Party is mandatorily prevented by operation of law from repossessing such Pool Aircraft, but in no event longer than 180 days) or (B) is leased by a Transaction Party that is subject to a Specified Representation Deficiency pursuant to Section 2.10(e) that is continuing as of such date or (C) to which the proviso to Section 5.14 is applicable as of such date; (ii) the Express Perfection Requirements are not satisfied with respect to the Equity Collateral related to any Pool Aircraft; (iii) any Pool Aircraft shall cease to be Owned by an Owner Subsidiary, free and clear of all Liens (other than Permitted Liens), subject to the Local Requirements Exception; or (iv) any Pool Aircraft shall be of a type other than a Preferred Aircraft Type or an Other Aircraft Type; in each case such Pool Aircraft shall be deemed to have an Appraised Value of $0.00 as of such date;

(b) any Pool Aircraft which, as of any LTV Determination Date, is (i) not subject to an Eligible Lease or a letter of intent to enter into an Eligible Lease for a period of more than 90 consecutive days or (ii) subject to a Lease with respect to which a Lessee Default has occurred and is continuing, shall be deemed to have an Appraised Value equal to 50% of the Appraised Value such Pool Aircraft would have if an Eligible Lease or a letter of intent to enter into an Eligible Lease had been in place or absent such Lessee Default, as the case may be;

(c) any Pool Aircraft which, as of any LTV Determination Date falling on or after the first anniversary of the Effective Date, otherwise causes the Designated Pool to fail to meet the Pool Specifications, shall be deemed to have an Appraised Value not greater than the greatest value that would permit such Aircraft to not cause the Designated Pool to fail to satisfy the Pool Specifications; and

(d) any Pool Aircraft which, as of any LTV Determination Date, is subject to a definitive purchase or sale agreement providing for the consummation of a sale of such Pool Aircraft within six months of such date, shall be valued as of such date at the purchase price to be paid to the applicable Transaction Party pursuant to such contract;

provided that, notwithstanding anything to the contrary in the Loan Documents, none of the foregoing events (including any failure to comply with a covenant to the effect of any of the foregoing events) shall constitute a Default or Event of Default, except to the extent such failure would otherwise constitute a Default or Event of Default pursuant to Section 5.07, 5.13, 5.14, 5.15 or 5.16(d).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger Entity” means Deutsche Bank Securities Inc., Goldman Sachs Bank USA and RBC Capital Markets, LLC and each of their respective Affiliates.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.05), in substantially the form of Exhibit C or any other form approved by the Administrative Agent and the Borrower.

“Average Age” means, at any time, the average age of all of the Pool Aircraft at such time, weighted with respect to each Pool Aircraft by (a) the lower of the median and the mean of the Base Values set forth with respect to such Pool Aircraft in the most recent Appraisals delivered with respect to such Pool Aircraft pursuant to the Loan Documents, or (b) if as of such time no Appraisals have been required to be so delivered with respect to such Pool Aircraft pursuant to the Loan Documents, the Initial Appraised Value for such Pool Aircraft.

“Basel III” means, collectively, the Bank for International Settlements’ recommendations on banking laws and regulations published by the Bank for International Settlements on 16 December 2010 in the form of the consultative documents entitled “A global regulatory framework for more resilient banks and banking systems” and “International Framework for Liquidity Risk Measurement, Standards and Monitoring”.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (i) the rate most recently announced by Deutsche Bank at its principal office as its “prime rate”, which is not necessarily the lowest rate made available by Deutsche Bank, (ii) the Federal Funds Rate plus 1/2 of 1%, and (iii) ICE LIBOR plus 1.00%. The “prime rate” announced by Deutsche Bank is evidenced by the recording thereof after its announcement in such internal publication or publications as Deutsche Bank may designate. Any change in the interest rate resulting from a change in such “prime rate” announced by Deutsche Bank shall become effective without prior notice to Borrowers as of 12:01 a.m. (New York City time) on the Business Day on which each change in such “prime rate” is announced by Deutsche Bank. Deutsche Bank may make commercial or other loans to others at rates of interest at, above or below its “prime rate”.

“Base Value” means, with respect to a PS Pool Aircraft, the value, expressed in dollars, of such Aircraft, determined on the basis of an open, unrestricted, stable market environment with a reasonable balance of supply and demand and with full consideration of such Aircraft’s “highest and best use”, presuming an arm’s length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for remarketing, adjusted to account for the assumed maintenance status of such Aircraft as set forth in the definition of Appraisal in this Section 1.01.

“Board of Managers” means either the board of managers of the Borrower or any committee of that board duly authorized to act hereunder.

“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“Borrower Parties” means the Borrower, Grandparent Holdco, Parent Holdco, each Subsidiary Holdco and each Subsidiary Obligor.

“Borrowing” means a borrowing of the Loans under Section 2.01.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.02.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles are authorized or required by law to remain closed; provided that, when used in connection with the determination of a LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“CA Subsidiary Holdco” has the meaning set forth in the introductory paragraph of this Agreement.

“Cape Town Convention” means, collectively, the Convention and the Protocol, together with all regulations and procedures issued in connection therewith, and all other rules, amendments, supplements, modifications, and revisions thereto (in each case, as in effect in any applicable jurisdiction from time to time and using the English language version thereof).

“Certificated Security” has the meaning set forth in the Security Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.  Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith by any Government Authority and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Charges” has the meaning set forth in Section 9.17.

“Charges Over Shares” means the Irish Charge Over Shares, the Luxembourg Share Pledge and each Additional Charge Over Shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Account” means the securities account No. S94009.1, held at Deutsche Bank Trust Company Americas, in the name of the Borrower and invested in Permitted Investments in accordance with paragraph 9 of the Account Control Agreement.

“Collateral Agent” has the meaning set forth in the Security Agreement.

“Collateral Supplement” has the meaning set forth in the Security Agreement.

“Commitment” means, as to each Lender, its obligation to make the Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Exhibit A, or in the Assignment and Assumption, pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convention” means the Convention on International Interests in Mobile Equipment signed in Cape Town, South Africa on November 16, 2001, together with all regulations and procedures issued in connection therewith, and all other rules, amendments, supplements, modifications, and revisions thereto (in each case, as in effect in any applicable jurisdiction from time to time and using the English language version thereof).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deemed Removal” means the occurrence of an event described in clause (a) (or, solely for the purposes of the definition of Premium Amount, clause (c) or (d)) in the second proviso of the definition of Appraised Value that results from a deliberate action or inaction of a Transaction Party (but not including an inadvertent administrative error in making or failing to make a title transfer or security filing or registration or any matter outside the control of such Transaction Party) to cause an event described in clause (a)(i)(A) (with respect to a Lessee that is organized under the laws of or domiciled in a Prohibited Country at the time the Lease is entered into with such Lessee), clause (a)(i)(B), clause (a)(ii) or clause (a)(iii), or (solely for purposes of the definition of Premium Amount) clause (c) or (d)), in each case in the second proviso of the definition of Appraised Value.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.11(b), any Lender that, as determined by the Administrative Agent or the Borrower, has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, in each case only (y) if such event occurs prior to the making of Loans by such Lender or (z) if such event occurs after the making or acquisition of the Loans by such Lender and such Lender fails to submit a vote (either in favor or against) within the time period requested with respect to any vote requested of all Lenders, any Lender or a specified percentage of Lenders in connection with an amendment, waiver or other modification of, or consent or approval under, or similar action with respect to, the Loan Documents; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Pool” means the pool of Aircraft consisting of the PS Pool Aircraft.

“Deutsche Bank” has the meaning set forth in the introductory paragraph of this Agreement.

“dollars”, “Dollars” or “$” refers to lawful money of the United States.

“Effective Date” means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.05.

“Eligible Lease” means a lease containing terms and conditions and otherwise in a form consistent with Leasing Company Practice with respect to similar aircraft under lease, taking into consideration, among other things, the identity of the relevant lessee (including operating experience), the age and condition of the applicable Pool Aircraft and the jurisdiction in which such Pool Aircraft will be operated or registered.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Borrower Party directly or indirectly resulting from or based on (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Material into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Collateral” has the meaning set forth in the Security Agreement.

“Equity Interests” means shares of capital stock, issued share capital, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation, trade or business that is, along with the Borrower or any of its Subsidiaries, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA; provided, however, as used herein at any time, “ERISA Affiliate” excludes the Parent and any of its subsidiaries that are not Subsidiaries of the Borrower at such time.

“ERISA Event” shall mean (a) any Reportable Event, (b) the failure to satisfy the minimum funding standard with respect to a Plan within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) a determination that any Plan is in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code; (g) the filing pursuant to Sections 431 or 430 or Sections 304 of ERISA of an application for the extension of any amortization period; (h) the failure to timely make a contribution required to be made with respect to any Plan or Multiemployer Plan that would result in the imposition of an encumbrance under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA; (i) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice or a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status within the meaning of Section 305 of ERISA; (j) the occurrence of a non-exempt “prohibited transaction” with respect to which the Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; (k) any Foreign Benefit Event; or (l) the incurrence by the Borrower or any of its ERISA Affiliates of any liability pursuant to Section 4063 or 4064 of ERISA.

“EU” has the meaning set forth in Section 3.16.

“EU Savings Directive” has the meaning set forth in the definition of Excluded Taxes.

“Event of Loss” means with respect to any Pool Aircraft (a) if the same is subject to a Lease, a “Total Loss,” “Casualty Occurrence” or “Event of Loss” or the like (however so defined in the applicable Lease); or (b) if the same is not subject to a Lease, (i) its actual, constructive, compromised, arranged or agreed total loss, (ii) its destruction, damage beyond repair or being rendered permanently unfit for normal use for any reason whatsoever, (iii) requisition for title, confiscation, forfeiture or any compulsory acquisition or seizure or requisition for hire (other than a confiscation, compulsory acquisition or seizure or requisition for hire for a consecutive period not exceeding 180 days) by or under the order of any government (whether civil, military or de facto) or public or local authority in each case other than by the United States or (iv) its hijacking, theft or disappearance, resulting in loss of possession by the owner or operator thereof for a period of 180 consecutive days or longer. An Event of Loss with respect to any Pool Aircraft shall be deemed to occur on the date on which such Event of Loss is deemed pursuant to the relevant Lease to have occurred or, if such Lease does not so deem or if the relevant Aircraft is not subject to a Lease, (A) in the case of an actual total loss or destruction, damage beyond repair or being rendered permanently unfit, the date on which such loss, destruction, damage or rendering occurs (or, if the date of loss or destruction is not known, the date on which the relevant Aircraft was last heard of); (B) in the case of a constructive, compromised, arranged or agreed total loss, the earlier of (1) the date 30 days after the date on which notice claiming such total loss is issued to the insurers or brokers and (2) the date on which such loss is agreed or compromised by the insurers; (C) in the case of requisition of title, confiscation, restraint, detention, forfeiture, compulsory acquisition or seizure, the date on which the same takes effect; (D) in the case of a requisition for hire, the expiration of a period of 180 days from the date on which such requisition commenced (or, if earlier, the date upon which insurers make payment on the basis of such requisition); or (E) in the case of clause (iv) above, the final day of the period of 180 consecutive days referred to therein.

“Events of Default” has the meaning set forth in Article 6.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction under the Laws of which such recipient is organized (or a country that includes such jurisdiction) or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 9.06), any United States federal withholding tax that is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) (other than as a result of a Change in Law after the time such Lender becomes a party hereto or changes its Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of such Lender’s designation of a new Lending Office (or assignment to such Lender), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.08(a), (e) any withholding tax that is attributable to a Lender’s failure to comply with Section 2.08(e), (f) any withholding Taxes imposed under FATCA, (g) any Luxembourg withholding tax in respect of the Luxembourg laws of June 21, 2005, as amended, implementing the Council Directive 2003/48/EC of June 3, 2003 on taxation of savings income in the form of interest payments (or any amendments thereof) and ratifying the treaties on related matters entered into by Luxembourg and certain dependent and associated territories of EU Members States (“EU Savings Directive”), or the Luxembourg law of December 23, 2005, as amended, introducing in Luxembourg a 10% withholding tax as regards a Luxembourg resident individual, and (h) Taxes imposed by Luxembourg due to a registration or filing in Luxembourg of this Agreement or any other Loan Document when such registration or filing is not required to maintain, preserve, establish or enforce the rights of a Lender, the Administrative Agent or the Collateral Agent.

“Express Perfection Requirements” means (a) with respect to the Account Collateral, execution and delivery of the Account Control Agreement and the filing of a UCC Financing Statement in the District of Columbia naming the Borrower as the debtor and the Collateral Agent as the secured party and identifying the Account Collateral as the collateral; (b) with respect to any Relevant Collateral (including any Equity Collateral related to each Subsidiary Holdco, each Owner Subsidiary and each Intermediate Lessee), (1) filing any UCC financing statement filing required pursuant to the UCC to establish and maintain a valid and perfected first priority Lien on such Collateral subject to Permitted Liens and (2) taking each action with respect to such Relevant Collateral required pursuant to Section 2.05 and Section 2.07 of the

Security Agreement; (c) with respect to any Equity Collateral, in respect of the Pool Aircraft related to such Equity Collateral, subject to the Local Requirements Exception, the relevant Owner Subsidiary shall be (or shall be in the process of becoming in due course), as and to the extent permitted in the country of registration of such Pool Aircraft registered as the owner and lessor (or, if applicable, the Intermediate Lessee, as lessor) with respect to such Pool Aircraft (including, with respect to each Pool Aircraft whose country of registration is the United States of America, the filing with the FAA, in due form, for recordation where applicable, pursuant to Section 40102 and Section 44101 through Section 44112 of Title 49, United States Code, “Transportation,” of any and all necessary title, registration and lease documentation) and the Required Cape Town Registrations shall have been made; (d) with respect to the Equity Collateral in respect of a Borrower Party, an Owner Subsidiary or an Intermediate Lessee incorporated under the laws of Ireland, causing each Security Document executed by it and any related Charges Over Shares or, in each case, its relevant particulars to be filed in the Irish Companies Registration Office and, where applicable, the Irish Revenue Commissioners within 21 days of execution thereof; (e) with respect to the Equity Collateral in respect of the Borrower, all steps required under the laws of Luxembourg in order to ensure the validity, perfection, priority and enforceability of the pledge granted pursuant to the Luxembourg Share Pledge and the delivery of a copy of the shareholder register; (f) with respect to the Equity Collateral in respect of a Borrower Party, an Owner Subsidiary or an Intermediate Lessee incorporated under the laws of England and Wales, all steps required under the laws of England and Wales in order to ensure the validity, perfection, priority and enforceability of the security interests and charge granted pursuant to the Security Documents; (g) with respect to all Collateral, Parent Holdco has delivered a certificate of an officer of Parent Holdco to the Collateral Agent and the Administrative Agent, in which Parent Holdco certifies and represents to its knowledge after due inquiry that all actions have been or will in due course be taken (including, without limitation, the execution, delivery, registration and/or filing of any Security Documents and related documents and all other appropriate filings and/or recordings) that are necessary for the security interests under the Security Agreement in favor of the Collateral Agent (for the benefit of the Secured Parties) in the applicable Collateral as security for the Secured Obligations, to be recognized under all applicable Laws in the jurisdiction of organization of the applicable Transaction Parties, subject in priority to no other Liens (other than Permitted Liens), and enforceable in any relevant jurisdiction of organization of the applicable Transaction Parties against the applicable Transaction Parties and creditors of and purchasers from such Transaction Parties (including, without limitation, causing or undertaking to cause each Security Document and Charges Over Shares executed by or in respect of the equity interests in a Transaction Party incorporated under the laws of Ireland, or its relevant particulars, to be filed in the Irish Companies Registration Office and, where applicable, the Irish Revenue Commissioners within 21 days of execution thereof); and (h) the Liens granted pursuant to each Security Document shall continue to be valid and perfected Liens with the same priority as and to the extent provided for under the applicable Security Documents subject to Permitted Liens (except as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under Section 2.10 or 5.04); provided that the Obligors may elect not to comply with the requirements of this definition with respect to Collateral related to any Pool Aircraft to the extent that, after giving effect to any reduction in Appraised Value under clause (a)(ii) in the second proviso of the definition of Appraised Value, the Appraised Value of the Pool Aircraft does not result in a violation of Section 5.16(a).

“FAA” means the Federal Aviation Administration of the United States of America and any successor thereto.

“FAA Act” means 49 U.S.C. Subtitle VII, §§ 40101 et seq; as amended from time to time, any regulations promulgated thereunder and any successor provisions.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any foreign legislation implemented to give effect to any intergovernmental agreements entered into thereunder and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the FRBNY on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Deutsche Bank AG New York Branch on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means the letter agreement dated as of February 13, 2014, between, among ILFC and Deutsche Bank Securities Inc. and Goldman Sachs Bank USA.

“Financial Officer” means, with respect to each Obligor, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Obligor.

“Final Release Date” means the Release Date on which, immediately after giving effect thereto, there would be insufficient funds in the Collateral Account for the Borrower to make any future Release Requests in accordance with the terms hereof.

“Fiscal Year” means a fiscal year of the Borrower.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by Parent Holdco or any of its Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Parent Holdco or any of its Subsidiaries, or the imposition on Parent Holdco or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Lender” means any Lender that is not a United States person with the meaning of Section 7701(a)(30) of the Code.

“Foreign Pension Plan” shall mean any benefit plan that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“FRBNY” means the Federal Reserve Bank of New York, or any successor thereto.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Future Lease” means, with respect to each Pool Aircraft, any Eligible Lease as may be entered into at any time after the Effective Date between an Owner Subsidiary (as lessor) or an Intermediate Lessee and a lessee.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by ILFC’s independent public accountants) with the most recent audited consolidated financial statements of ILFC and its consolidated subsidiaries delivered to the Lenders (provided, however, that changes in generally accepted accounting principles after December 31, 2010 with respect to leases shall not be given effect with respect to references herein to capital leases or similar terms or to calculations or determinations hereunder).

“Governmental Authority” means the government of the United States, any other nation or any state, locality or political subdivision of the United States or any other nation, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Security” has the meaning set forth in the Security Agreement.

“Grantor Supplement” has the meaning set forth in the Security Agreement.

“Guaranteed Obligations” means in respect of the guarantee by each Obligor (other than the Borrower) set forth in Article 7 of this Agreement, all Obligations of each Obligor, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“ICE LIBOR” has the meaning set forth in the definition of “LIBO Rate”.

“ILFC” means International Lease Finance Corporation, a California corporation.

“ILFC Materials” has the meaning set forth in Section 5.09(c).

“Indebtedness” means, with respect to any Person at any date of determination (without duplication), (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (d) all the obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of purchasing such property or service or taking delivery and title thereto or the completion of such services, and payment deferrals arranged primarily as a method of raising finance or financing the acquisition of such property or service, (e) all obligations of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, (f) all indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person, and (g) all indebtedness of other Persons guaranteed by such Person.

“Indemnified Taxes” means all Taxes (except Excluded Taxes) that are suffered or incurred by or imposed on any Lender Party, any Obligor, any Lessee, any Collateral, any Loan Document or any payment pursuant to any Loan Document in each case relating to or, arising directly or indirectly, as a result of the transactions described in or contemplated by the Loan Documents.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Initial Appraised Value” means, with respect to any Pool Aircraft as of any Release Date, the initial value of such Pool Aircraft, calculated by taking the lesser of the average and the median of the three initial Appraisals conducted with respect to such Pool Aircraft prior to the Effective Date (or, in the case of any Pool Aircraft not included in the original Designated Pool, the three initial Appraisals conducted with respect to such Pool Aircraft pursuant to Section 2.10).

“Instrument” has the meaning set forth in the Security Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement among ILFC, Grandparent Holdco, Parent Holdco, the Borrower, Irish Subsidiary Holdco, CA Subsidiary Holdco, the Collateral Agent and each Junior Lien Representative and each Acceding Guarantor that becomes a party thereto pursuant to the terms thereof, in substantially the form of Exhibit H hereto (in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Intercreditor Confirmation” means, as to any Series of Junior Lien Debt, the written agreement of the holders of such Series of Junior Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Junior Lien Debt, for the benefit of all holders of Secured Debt and each Secured Debt Representative:

(a)                                 that all Junior Lien Obligations will be and are secured equally and ratably with other Junior Lien Obligations by the Junior Collateral, and subordinated to the Secured Obligations; and

(b)                                 that the holders of Junior Lien Obligations in respect of such Series of Junior Lien Debt are bound by and consent to the provisions of the Intercreditor Agreement, including the provisions of Section 2 of the Intercreditor Agreement setting forth the priority of payments and the provisions of Sections 4, 5 and 7 of the Intercreditor Agreement setting forth the subordination of the Junior Secured Obligations (as defined in the Intercreditor Agreement) to the Secured Obligations.

“Interest Period” means (i) with respect to the initial Interest Period, the period commencing on the Effective Date and ending on the next Payment Date; (ii) with respect to each subsequent Interest Period other than the last Interest Period prior to the Maturity Date, the period commencing on the last day of the preceding Interest Period and ending on the next Payment Date; and (iii) with respect to the last Interest Period prior to the Maturity Date, the period commencing on the last day of the preceding Interest Period and ending on the Maturity Date.

“Interim Cash” has the meaning set forth in Section 5.16(c).

“Interim Cure” has the meaning set forth in Section 5.16(c).

“Intermediate Lease” means, in respect of any Pool Aircraft, the lease to be entered into between the relevant Owner Subsidiary or an Intermediate Lessee (as lessor) and an Intermediate Lessee (as lessee).

“Intermediate Lessee” means a special purpose Person (including trusts where the trustee is an institutional trustee or a Subsidiary) (other than an Owner Subsidiary unless ILFC certifies to the Administrative Agent that having an Owner Subsidiary act in that capacity is in its judgment advisable for tax or other regulatory purposes) which (a) is organized under the laws of any jurisdiction determined to be acceptable in accordance with Leasing Company Practice, (b) subject to the Local Requirements Exception, is wholly owned by a Subsidiary Holdco, an Owner Subsidiary or another Intermediate Lessee, and (c) may determine to enter into a lease with another Intermediate Lessee or may determine in accordance with the provisions of Section 2.10 to enter into one or more Leases as lessor with the applicable Lessee(s).

“International Registry” has the meaning given to it in the Cape Town Convention.

“Ireland” means the Republic of Ireland.

“Irish Charge Over Shares” means the Charge Over Shares by the applicable Borrower Party in favor of the Collateral Agent, for the benefit of the Secured Parties, with respect to the shares of each Borrower Party incorporated under the laws of Ireland, substantially in the form of Exhibit B to the Security Agreement.

“Irish Subsidiary Holdco” has the meaning set forth in the introductory paragraph of this Agreement.

“Junior Collateral” means the Equity Collateral in respect of Parent Holdco (including Grandparent Holdco’s Equity Interest in Parent Holdco).

“Junior Lien” means a Lien granted by Grandparent Holdco, at any time, upon any Junior Collateral, to secure Junior Lien Obligations.

“Junior Lien Debt” means any indebtedness (including letters of credit and reimbursement obligations with respect thereto) of Grandparent Holdco that is secured on a junior basis to the Obligations by any Junior Lien that was permitted to be incurred and so secured under each applicable Loan Document; provided that:

(1)                                 on or before the date on which such indebtedness is incurred by Grandparent Holdco, such indebtedness is designated by Grandparent Holdco, in an officers’ certificate (in the form of Exhibit B to the Intercreditor Agreement) delivered to each Junior Lien Representative, the Lenders, and each Agent, as “Junior Lien Debt” for the purposes of the Loan Documents, which officer’s certificate shall confirm that the requirements in this definition of “Junior Lien Debt” have been satisfied; provided that the none of the Obligations may be designated as Junior Lien Debt;

(2)                                 such indebtedness is governed by an indenture, credit agreement or other agreement that includes an Intercreditor Confirmation and does not include any covenants of Grandparent Holdco that are more restrictive than the covenants of Grandparent Holdco set forth in the Loan Documents;

(3)                                 the Junior Lien Representative for such indebtedness has executed and delivered to the Collateral Agent an accession agreement to the Intercreditor Agreement (in the form of Exhibit A to the Intercreditor Agreement);

(4)                                 all requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Junior Lien to secure such indebtedness or Junior Lien Obligations in respect thereof are satisfied; and

(5)                                 the maturity date of such indebtedness is later than the Maturity Date and the weighted average maturity of all Junior Lien Debt is later than the Maturity Date.

“Junior Lien Documents” means, collectively any indenture, credit agreement or other agreement governing each Series of Junior Lien Debt and the security documents related thereto.

“Junior Lien Obligations” means Junior Lien Debt and all other “Obligations” in respect thereof (as defined in the indenture, credit agreement or other agreement governing such

Series of Junior Lien Debt).

“Junior Lien Representative” means the trustee, agent or representative of the holder of any Series of Junior Lien Debt who maintains the transfer register for such Series of Junior Lien Debt and is appointed as a Junior Lien Representative (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Junior Lien Debt, together with its successors in such capacity.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means a lease agreement relating to any Pool Aircraft, which is listed on Schedule 3.17(b) hereto, as such schedule is supplemented (or, if not so supplemented, required to be supplemented) pursuant to the terms hereof from time to time, between an Owner Subsidiary or an Intermediate Lessee (as lessor), and a lessee, in each case together with all schedules, supplements and amendments thereto and each other document, agreement and instrument related thereto.

“Leasing Company Practice” means, in relation to an Aircraft and any particular issue or matter, the customary commercial practice of ILFC, having regard to the customary commercial practice that ILFC applies under similar circumstances in respect of other aircraft owned by it or its Affiliates and not a Pool Aircraft, as such practice may be required to be adjusted by the requirements of this Agreement and the other Loan Documents, including the requirements in respect of Collateral.

“Lenders” has the meaning set forth in the introductory paragraph of this Agreement.

“Lender Parties” means each Lender, the Administrative Agent, the Paying Agent, the Collateral Agent and, for purposes of Section 9.03(b) and related definitions, each Arranger Entity.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lessee” means any lessee party to a Lease.

“Lessee Default” means any default by the applicable Lessee in payment of a total of three months of rent pursuant to such Lease, and such default remains uncured for more than 120 days from the original due date of the latest payment resulting in a total of three months of rent remaining unpaid.

“LIBO Rate” means, with respect to any Borrowing for any Interest Period, the greater of (a) 0.75% per annum and (b) the rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent (and agreed to by the Borrower, such consent of the Borrower not to be unreasonably withheld or delayed) from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, with respect to the initial Interest Period, ICE LIBOR shall be determined based on an Interest Period of four (4) months.  If such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Borrowing for such Interest Period shall be the greater of (a) 0.75% per annum and (b) the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loans and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease (as defined by GAAP) or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Litigation Actions” means all litigation, claims and arbitration proceedings, proceedings before any Governmental Authority or investigations which are pending or, to the knowledge of a responsible officer of any Borrower Party, threatened against, any Borrower Party.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, each Obligor Assumption Agreement, (upon the AerCap Acquisition Amendment Effective Date) the AerCap Acquisition Amendment, the Intercreditor Agreement, the Security Documents and the Notes.

“Loan-to-Value Ratio” means, as of any LTV Determination Date, the ratio of (i) the aggregate outstanding principal amount of the Released Loans as of such LTV Determination Date, divided by (ii) the sum of (a) the aggregate Appraised Value of all Pool Aircraft as of such LTV Determination Date and (b) the amount of any Interim Cash in the Collateral Account to the extent such Interim Cash shall not have been in the Collateral Account for more than 180 days.  For the avoidance of doubt, the principal amount of the Released Loans which shall have been repaid or prepaid on or before the applicable LTV Determination Date shall not be included in the Loan-to-Value Ratio as of such LTV Determination Date.

“Local Requirements Exception” means an exception for Equity Interests or title to a Pool Aircraft held by directors, trustees, nominees, conditional vendors or similar persons under similar arrangements in order to meet local nationality or other local requirements regarding registration or ownership of aircraft or to minimize the impact of any Taxes on the Borrower, another Transaction Party or Lessee, which is consistent with Leasing Company Practice, provided that the Transaction Parties are in compliance with the Express Perfection Requirements.

“LTV Certificate” has the meaning set forth in Section 5.09(a)(vii).

“LTV Cure” has the meaning set forth in Section 5.16(c).

“LTV Determination Date” has the meaning set forth in Section 5.16(b).

“Luxembourg Share Pledge” means the Luxembourg law governed share pledge agreement between Parent Holdco, as pledgor, in favor of the Collateral Agent, and the Borrower, as company, such pledge being granted over the entire share capital of the Borrower, in substantially the form of Exhibit C to the Security Agreement.

“Maintenance Rent” means, with respect to any Pool Aircraft, maintenance reserves, maintenance rent or other supplemental rent payments based on usage in respect of such Pool Aircraft (or its engines or other parts) payable by the Lessee under the Lease for such Pool Aircraft for the purpose of paying, contributing to, reserving or calculating potential liability in respect of payments for future maintenance and repair of such Pool Aircraft, indemnity payments and any other payments other than scheduled rent payments.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of the Obligors and their Subsidiaries taken as a whole, the result of which is a material impairment of the ability of the Obligors taken as a whole to perform any of their obligations under any Loan Document, (b) a material impairment of the totality of the rights and remedies of, or benefits available to, any Lender Party under the Loan Documents or (c) a material adverse effect on the value of the Collateral taken as a whole.

“Maturity Date” means March 6, 2021.

“Maximum Rate” has the meaning set forth in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Collateral Aircraft” has the meaning set forth in Section 9.19.

“Non-Collateral Assets” has the meaning set forth in Section 9.19.

“Non-Collateral Leases” has the meaning set forth in Section 9.19.

“Non-Collateral Subsidiaries” has the meaning set forth in Section 9.19.

“Non-Pool Aircraft” means, as of any date, any aircraft Owned by ILFC or any of its subsidiaries that is not a PS Pool Aircraft.

“Notes” has the meaning set forth in Section 2.05(d).

“Obligations” means all principal of the Loans outstanding from time to time hereunder, all interest (including Post-Petition Interest) on the Loans, all other amounts now or hereafter payable by any Obligor under any Loan Document and any fees or other amounts now or hereafter payable by any Obligor to the Administrative Agent or the Collateral Agent for acting in its capacity as such pursuant to a separate agreement among such parties, in each case, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Obligor” means, subject to the first parenthetical of the first sentence of Section 7.01, ILFC and each Borrower Party (for the purpose of clarification, from and after the AerCap Acquisition Amendment Effective Date, the term “Obligor” excludes the Acceding Guarantors except solely as set forth in the AerCap Acquisition Amendment).

“Obligor Assumption Agreement” means an Obligor Assumption Agreement in substantially the form set forth in Exhibit K.

“OFAC” has the meaning set forth in Section 3.16.

“Operating Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership, trust or other legally authorized incorporated or unincorporated entity, the bylaws, memorandum and articles of association, operating agreement, partnership agreement, limited partnership agreement, trust agreement or other applicable documents relating to the operation, governance or management of such entity.

“Organizational Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership, trust or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, memorandum of association, articles of organization, certificate of limited partnership, certificate of trust or other applicable organizational or charter documents relating to the creation of such entity.

“Other Aircraft Types” means Aircraft of each of the following types: (a) Airbus A300-600F, (b) Airbus A321-100, (c) Airbus A340, (d) Boeing 737-300, (e) Boeing 737-300F, (f) Boeing 737-400, (g) Boeing 737-500, (h) Boeing 737-600; (i) Boeing 737-900 (non-ER), (j) Boeing 747, (k) Boeing 757, (l) Boeing 767, (m) Boeing 777-300 (non-ER); (n) Boeing 777-200 (non-ER and non-LR); and (o) Boeing MD-11.

“Other Relevant Jurisdiction” means any other jurisdiction in which an Owner Subsidiary is organized in accordance with the terms of clause (a) of the definition of “Owner

Subsidiary”, and any other jurisdiction in which an Intermediate Lessee is organized in accordance with the terms of clause (a) of the definition of “Intermediate Lessee”.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document other than Excluded Taxes.

“Own” means, with respect to any Aircraft or Equity Interest, to hold legal and sole ownership of such Aircraft or Equity Interest directly or to hold 100% of the beneficial ownership of such Aircraft or Equity Interest through a trust, conditional sale or similar arrangement holding title to such Aircraft or Equity Interest.  The terms “Ownership” and “Owned by” have a correlative meaning.

“Owner Subsidiary” means any special purpose Person (including trusts where the trustee is an institutional trustee or a Subsidiary) (a) of which Parent Holdco holds (subject to the Local Requirements Exception) indirectly 100% of the Equity Interest and which is organized under the laws of any state of the United States of America, the laws of Ireland, the laws of England and Wales or the laws of any other jurisdiction that is approved by the Administrative Agent acting reasonably, (b) that (i) owns, directly or indirectly, one or (if ILFC certifies to the Administrative Agent that ownership by such Owner Subsidiary of such additional Aircraft is in its judgment advisable for tax or other regulatory purposes) more Pool Aircraft by Owning such Pool Aircraft or holding directly or indirectly 100% of the Equity Interest in another Owner Subsidiary that Owns such Pool Aircraft and (ii) may (if ILFC certifies to the Administrative Agent that ownership by such Owner Subsidiary of the Equity Interest in such Intermediate Lessee is in its judgment advisable for tax or other regulatory purposes) additionally hold 100% of the Equity Interest in any Intermediate Lessee that leases such Pool Aircraft or any other Pool Aircraft and (c) 100% of the Equity Interest therein is held by a Subsidiary Holdco or another Owner Subsidiary, subject in each case to the Local Requirements Exception.

“Parent” means American International Group, Inc. or AerCap, as the case may be.

“Parent Holdco” has the meaning set forth in the introductory paragraph of this Agreement.

“Participant” has the meaning set forth in Section 9.05(c).

“Participant Register” has the meaning set forth in Section 9.05(c).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Paying Agent” has the meaning set forth in Section 2.09(g).

“Paying Agent’s Account” means

USD - DBNY
Bankers Trust Co NY

ABA:	021001033
Account Name:	Commercial Loans Division
Account Number:	60200119
Ref:	2014 ILFC-Hyperion Term Loan,

or such other account of the Paying Agent as the Administrative Agent notifies the Borrower and the Lenders in writing from time to time in accordance with Section 2.09(h).

“Paying Agent’s Office” means at Deutsche Bank AG New York Branch, 60 Wall Street, New York, NY 10005, or such other address of the Paying Agent as the Administrative Agent notifies the Borrower and the Lenders in writing from time to time in accordance with Section 2.09(h).

“Payment Date” means the last Business Day of each June, September, December and March of each year commencing on the last Business Day of June 2014.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Investments” means, in each case, book-entry securities, negotiable instruments or securities in bearer or registered form that evidence:

(a)  direct obligations of, and obligations fully guaranteed as to timely payment by, the United States of America (having original maturities of no more than 365 days, or such lesser time as is required for the distribution of funds);

(b)  demand deposits, time deposits or certificates of deposit of the Collateral Agent or of depositary institutions or trust companies organized under the laws of the United States of America or any state thereof, or the District of Columbia (or any domestic branch of a foreign bank) (i) having original maturities of no more than 365 days, or such lesser time as is required for the distribution of funds; provided that at the time of Investment or contractual commitment to invest therein, the short-term debt rating of such depositary institution or trust company shall be at least “A-1” by S&P and “P-1” by Moody’s and the long-term debt rating of such depositary or institution or trust company shall be at least A1 by Moody’s or (ii) having maturities of more than 365 days and, at the time of the Investment or contractual commitment to invest therein, a rating of “AA” by S&P and “Aa1” by Moody’s;

(c)  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (b) of this definition;

(d)  corporate or municipal debt obligations (including open market commercial paper) (i) having remaining maturities of no more than 365 days, or such lesser time as is required for the distribution of funds, having, at the time of the Investment or contractual commitment to invest therein, a rating of at least “A-1+” or “AA” by S&P and “P-1” or “Aa1” by Moody’s or (ii) having maturities of more than 365 days and, at the time of the Investment or contractual commitment to invest therein, a rating of “AA” by S&P and “Aa1” by Moody’s;

(e)  investments in money market funds (including funds in respect of which the Collateral Agent or any of its Affiliates is investment manager or advisor, including but not limited to Deutsche Bank AG money market funds) having a rating of at least “AA” by S&P and “Aa2” by Moody’s previously approved by the Borrower or the Collateral Agent; or

(f)  notes or bankers’ acceptances (having original maturities of no more than 365 days, or such lesser time as is required for the distribution of funds) issued by any depositary institution or trust company referred to in (b) above;

provided, however, that investments in obligations or money market funds of Goldman Sachs Bank USA or Deutsche Bank AG or any of their Affiliates shall be Permitted Investments; and provided further that no investment shall be made in any obligations of any depositary institution or trust company which has a contractual right to set off and apply any deposits held, and other indebtedness owing, by any Obligor to or for the credit or the account of such depositary institution or trust company; and provided further that if, at any time, the rating of any of the foregoing investments falls below “BBB” by S&P or “Baa2” by Moody’s, such downgraded investment shall no longer constitute a “Permitted Investment”.

“Permitted Liens” means:

(a)                                 any Lien for Taxes if (i) such Taxes shall not be due and payable, or (ii) such Taxes are being disputed in good faith or contested in good faith by appropriate proceedings and reserves required by GAAP have been made therefor;

(b)                                 any Lien in respect of any Pool Aircraft for any fees or charges of any airport or air navigation authority arising by statute or operation of law if (i) the payments for such fees or charges are not yet due or payable or (ii) such fees or charges are being disputed in good faith or contested in good faith by appropriate proceedings and reserves required by GAAP have been made therefor;

(c)                                  in respect of any Pool Aircraft, any repairer’s, carrier’s or hangar keeper’s, warehousemen’s, mechanic’s or materialmen’s Lien or employee and other like Liens arising in the ordinary course of business by operation of law or under customary terms of repair or modification agreements or any engine or parts-pooling arrangements or other similar Liens if the payment for such Liens (i) is not due and payable or (ii) is not overdue for payment having regard to the relevant trade, in circumstances where no enforcement action against the Aircraft has yet been taken by the relevant holder of the Lien or (iii) is disputed in good faith or contested in good faith by appropriate proceedings and reserves in accordance with GAAP have been made therefor;

(d)                                 any Lien assigned to or created in favor of the Collateral Agent, for the benefit of the Secured Parties or the Lenders pursuant to the Loan Documents;

(e)                                  any Lien affecting any Pool Aircraft (other than a Lien for Taxes) arising out of judgments or awards against any of the Transaction  Parties with respect to which at the time the period to file an appeal has not expired or an appeal is being presented in good faith and with respect to which within sixty (60) days thereafter there shall have been secured a stay of execution pending such appeal, and then only for the period of such stay, and reserves required in accordance with GAAP have been made therefor;

(f)                                   any permitted lien or encumbrance in respect of any Pool Aircraft, as defined under any lease of an Aircraft (other than Liens or encumbrances created by a Transaction Party except as described in this definition);

(g)                                  the respective rights of a Transaction  Party and the lessee or any third party that owns or leases equipment installed on an Aircraft under any lease relating to a Pool Aircraft, including any assignment of the relevant warranties relating to a Pool Aircraft (including restrictions on the Transaction  Party’s right to grant a lien on or to transfer the applicable Lease or Pool Aircraft) (and the rights of any sublessee under any permitted sublease relating to such lease) and the documents related thereto;

(h)                                 the rights of insurers meeting the requirements of Section 2.16 and Schedule V of the Security Agreement in respect of a Pool Aircraft, subject to insurance policies having been entered into in the ordinary course of business and according to commercially reasonable terms;

(i)                                     the interests of a voting or owner trustee, as applicable, or of an Intermediate Lessee in connection with the relevant Intermediate Lease, including the interests of any Person in respect of arrangements under the Local Requirements Exception;

(j)                                    any Lien fully bonded against by any Transaction Party, any Lessee, or other similar third party security (which does not itself result in a Lien on a Pool Aircraft or any part thereof);

(k)                                 pledges of non-Pool Aircraft Assets or deposits required under a Lease to secure payment obligations of the applicable Transaction  Party under that Lease;

(l)                                     any Lease entered into prior to the Effective Date;

(m)                             any Eligible Lease;

(n)                                 any Lien in respect of any Pool Aircraft resulting directly from any Third Party Event, including any Lien for which a Lessee is required to discharge or indemnify the lessor under a Lease, but only for so long as the Borrower and the applicable Transaction  Party are complying with the requirements of the proviso to the last paragraph of Section 5.20(a);

(o)                                 any head lease, lease, conditional sale agreement or purchase option granted by a lessor or owner as to the purchase of the related Pool Aircraft under or in respect of any Lease (including to an Affiliate of the Lessee) existing on the date of acquisition of such Pool Aircraft by the Borrower or thereafter granted in accordance with Leasing Company Practice;

(p)                                 in respect of any Junior Collateral, any Junior Lien securing Junior Lien Obligations; and

(q)                                 any other Lien with the consent of the Required Lenders if the amount secured thereby is $5,000,000 (or its equivalent) or less, or of Lenders holding greater than 66 2/3% of the aggregate outstanding principal amounts of the Loans if the amount secured thereby is greater than $5,000,000 (or its equivalent), but subject to Section 9.02(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means, at any date, any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA or Section 412 of the Code (other than a Multiemployer Plan) and to which the Borrower Party or any of its ERISA Affiliates may have any liability, including any liability by reason of having be a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Platform” has the meaning set forth in Section 5.09(c).

“Pledged Debt” has the meaning set forth in the Security Agreement.

“Pledged Debt Collateral” has the meaning set forth in the Security Agreement.

“Pledged Equity Interests” has the meaning set forth in the Security Agreement.

“Pledged Equity Parties” has the meaning set forth in the Security Agreement.

“Pool Aircraft” means, as of any date, any aircraft Owned by an Owner Subsidiary that has not been the subject of a sale or other disposition to a Person other than another Owner Subsidiary permitted under Section 2.10 or 5.04

“Pool Aircraft Assets” means the Pool Aircraft Collateral and any related Security Deposits or Maintenance Rent.

“Pool Aircraft Collateral” means all Pool Aircraft, each of the Leases related thereto and the right, title and interest of each relevant Owner Subsidiary in and to the acquisition agreement related to such Pool Aircraft.

“Pool Specifications” is a collective reference to each of the following requirements with respect to the Pool Aircraft at any time from and after the first anniversary of the Effective Date:

(a)                                 the aggregate Appraised Value of a single type of Widebody Aircraft at such time shall not exceed 30% of the aggregate Appraised Value of all Pool Aircraft at such time;

(b)                                 the aggregate Appraised Value of all Widebody Aircraft at such time shall not exceed 50% of the aggregate Appraised Value of all Pool Aircraft at such time;

(c)                                  the aggregate Appraised Value of all Preferred Aircraft Types at such time shall be at least 60% of the aggregate Appraised Value of all Pool Aircraft at such time;

(d)                                 the aggregate Appraised Value of all Pool Aircraft that are a single Other Aircraft Type at such time shall not exceed 20% of the aggregate Appraised Value of all Pool Aircraft at such time;

(e)                                  the aggregate Appraised Value of all Pool Aircraft leased to a single Lessee at such time shall not exceed 25% of the aggregate Appraised Value of all Pool Aircraft at such time (excluding any Pool Aircraft leased to a Lessee that results from the merger of two or more Lessees, if the affected Lease of such Pool Aircraft was included in the Collateral prior to such merger);

(f)                                   the aggregate Appraised Value of all Pool Aircraft leased to Lessees based or domiciled in any single country at such time shall not exceed 35% of the aggregate Appraised Value of all Pool Aircraft at such time, excluding the United States of America;

(g)                                  the aggregate Appraised Value of all Pool Aircraft that are freighter aircraft at such time shall not exceed 10% of the aggregate Appraised Value of all Pool Aircraft at such time; and

(h)                                 the Average Age of all Pool Aircraft at such time shall be in compliance with Section 5.16(a).

“Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Borrower Parties (or would accrue but for the operation of applicable Debtor Relief Laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Preferred Aircraft Types” means Aircraft of each of the following types: (a) Airbus A319, (b) Airbus A320, (c) Airbus A320neo, (d) Airbus A321-200, (e) Airbus A321neo, (f) Airbus A330, (g) Airbus A350, (h) Boeing 737-700, (i) Boeing 737-800, (j) Boeing 737-900ER, (k) Boeing 737 MAX, (l) Boeing 777-200ER, (m) Boeing 777-200LR, (n) Boeing 777-300ER, (o) Boeing 787, (p) Embraer E2 190 and (q) Embraer E2 195.

“Premium Amount” means, with respect to any principal amount being prepaid, an amount equal to (a) except as provided in clause (b) below, 1% of such principal amount being prepaid in the event that all or a portion of the Loans is, prior to the six-month anniversary of the Effective Date, prepaid in connection with a Repricing Transaction or (b) $0.00 if (i) the date of such prepayment is on or after the six-month anniversary of the Effective Date, or (ii) the date of such prepayment is prior to the six-month anniversary of the Effective Date but (w) such prepayment is made in connection with an LTV Cure, other than an LTV Cure to the extent attributable to a Removal (other than as described in the following clause (x)) or to a Deemed

Removal, where such Removal or a Deemed Removal is to effect a Repricing Transaction, (x) such prepayment is made as a result of an Event of Loss of a Pool Aircraft or as a result of an event described in the second proviso of Appraised Value (except a Deemed Removal) or a Specified Representation Deficiency, provided that such prepaid amount does not exceed an amount equal to the Appraised Value (determined without having regard to the event giving rise to the prepayment) of such Pool Aircraft, (y) pursuant to Section 9.06 (other than clause (iv) thereof) or (z) such prepayment is not in connection with a Repricing Transaction.

“Prohibited Country” has the meaning set forth in Section 3.16.

“Protocol” means the Protocol to the Convention on Matters Specific to Aircraft Equipment, together with all regulations and procedures issued in connection therewith, and all other rules, amendments, supplements, modifications, and revisions thereto (in each case, as in effect in any applicable jurisdiction from time to time and using the English language version thereof).

“PS Pool Aircraft” means the Pool Aircraft and the Undelivered Pool Aircraft.

“Public Lender” has the meaning set forth in Section 5.09(c).

“Qualified Appraiser” means, with respect to Appraisals used to calculate the LTV Ratio as of the Effective Date, each of AVITAS, Inc., Aircraft Information Services, Inc. and Aviation Specialist Group, and with respect to Appraisals used to calculate the Loan-to-Value Ratio as of each subsequent LTV Determination Date, such appraisal firms, or, if any of such appraisal firms is unavailable or in the Borrower’s judgment should be replaced, the Borrower may replace any of the foregoing appraisal firms with any of Ascend Worldwide Ltd., Avmark Inc., BK Associates, Inc., IBA Group Ltd., Morten Beyer & Agnew, Inc. or SH&E, Inc., in each case so long as such appraiser is certified by the International Society of Transport Aircraft Trading, or with any such other appraisal firm selected and retained by the Borrower and approved by the Administrative Agent; provided that, if an appraisal firm that at the relevant time is one of the three appraiser firms that is to provide the Appraisals used to calculate the Loan-to-Value Ratio as of the next subsequent LTV Determination Date becomes unavailable due to merger, its going out of business, the incapacity of a principal thereof or other similar reason within 60 days of such next subsequent LTV Determination Date, then, notwithstanding any other provision of this Agreement to the contrary, the Appraised Value of the relevant Pool Aircraft for such next subsequent LTV Determination Date shall be determined by reference to only the remaining appraisal firm(s) if the Borrower has not obtained the relevant Appraisal from such unavailable appraisal firm or a replacement therefor prior to such LTV Determination Date.

“Ratify” means, in relation to ratification by any jurisdiction of the Cape Town Convention, that any reservations made by such jurisdiction in ratifying the Cape Town Convention are reasonably acceptable to the Required Lenders, except that the Required Lenders consent to the reservations to the Cape Town Convention made by the countries of registration of the Pool Aircraft set forth on Schedule 3.17(a) as of the Effective Date and corresponding reservations made by other countries that ratify the Cape Town Convention after the Effective Date.  The term “Ratified” has a correlative meaning.

“Records” means all Leases and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, data processing software (to the extent permitted by any applicable licenses) and related property rights owned by an Owner Subsidiary or an Intermediate Lessee) directly related to the Leases and the Pool Aircraft Assets related to the Pool Aircraft and the servicing thereof.

“Register” has the meaning set forth in Section 9.05(b).

“Related Pool Aircraft” means, with respect to any Release Date, each Pool Aircraft with respect to which a Released Loan is requested on such Release Date as set forth in the Release Request with respect to such Release Date.

“Release Date” means a Business Day, as identified in a Release Request provided in accordance with Section 2.02(b), upon which date the Aggregate Requested Release Amount shall be released to the Borrower, subject to the terms and conditions herein.

“Released Loans” means, as of any date of determination, the then aggregate outstanding principal amount of the Loans that have been released (including on such date of determination) to the Borrower from the Collateral Account in accordance with the terms hereof.  For the avoidance of doubt, the principal amount of the Released Loans which shall have been repaid or prepaid on or before the applicable determination date shall not be included in the then aggregate outstanding principal amount of the Released Loans.

“Release Request” has the meaning set forth in Section 2.02(b).

“Relevant Collateral” has the meaning set forth in the Security Agreement.

“Relevant Release Parties” means in respect of a Release Date and the applicable Pool Aircraft, (i) each relevant Owner Subsidiary which Owns or leases such Pool Aircraft, (ii) each relevant Subsidiary Holdco or Owner Subsidiary which Owns the Equity Interests in each such Owner Subsidiary, (iii) each relevant Intermediate Lessee (if any) and (iv) each relevant Subsidiary Holdco, Owner Subsidiary or Intermediate Lessee which Owns the Equity Interests in each such Intermediate Lessee.

“Removal” means the sale, substitution or other removal of any Pool Aircraft or any Owner Subsidiary (other than in connection with an Event of Loss, an event listed in the second proviso of the definition of Appraised Value (except a Deemed Removal) or a Specified Representation Deficiency).

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Representatives” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Repricing Transaction” means a (i) prepayment of the Loans which are refinanced or replaced or (ii) repricing of the Loans through any waiver, consent or amendment, and which in the case of each of (i) and (ii) results in the lowering of the effective interest cost or the weighted average yield of the Loans (other than due to a reduced amount of principal of the Loans), including by the incurrence of any debt financing having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Loans (or portion thereof) so prepaid and refinanced or replaced or repriced.

“Required Cape Town Registrations” has the meaning set forth in the Security Agreement.

“Required Lenders” means Lenders holding greater than 50% of (a) prior to the Loans being made on the Effective Date the  Aggregate Commitments and (b) thereafter, the aggregate outstanding principal amount of the Loans: provided that the Commitments of, or outstanding principal amount of Loans held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, any Law applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, each Applicable Foreign Aviation Law applicable to such Person or a Pool Aircraft Owned or operated by it or as to which it has a contractual responsibility.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sanctions” has the meaning set forth in Section 3.16.

“Secured Debt” means the Loans and the Junior Lien Debt.

“Secured Debt Representatives” means the Administrative Agent and each Junior Lien Representative.

“Secured Obligations” has the meaning set forth in the Security Agreement.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Securities Account” has the meaning set forth in the Security Agreement.

“Securities Intermediary” has the meaning set forth in the Account Control Agreement.

“Security Agreement” means the Security Agreement by the Borrower Parties party thereto in favor of the Collateral Agent, in substantially the form of Exhibit B hereto, together with any supplements delivered pursuant to Section 2.10(b), Section 2.10(e), Section 4.02(c) or Section 5.02(a) hereof (in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Security Deposit” means any security deposits and any payments made to reinstate security deposits payable by any Lessee under a Lease.

“Security Documents” means the Security Agreement, each Charge Over Shares, the Account Control Agreement and each other agreement, supplement, instrument or document executed and delivered pursuant to Section 2.10, Section 4.02 or Section 5.02 to secure any of the Obligations.

“Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt for which a single transfer register is maintained and any other indebtedness under any other indenture or credit facility that constitutes Junior Lien Obligations.

“Specified Representation Deficiency” has the meaning set forth in Section 2.10(h).

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is otherwise Controlled as of such date, by the parent and/or one or more of its subsidiaries.

“Subsidiary” means any direct or indirect subsidiary of Parent Holdco, and includes a trust.

“Subsidiary Obligor” means any Subsidiary (excluding the Borrower and each Subsidiary Holdco) that Owns the Equity Interest in any other Subsidiary.

“Subsidiary Holdco” means CA Subsidiary Holdco and Irish Subsidiary Holdco.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Party Event” has the meaning set forth in Section 5.20(a).

“Title 49” means Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto or any subsequent legislation that amends, supplements or supersedes such provisions.

“Transaction Parties” means each Obligor, each Owner Subsidiary and each Intermediate Lessee.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“UCC Financing Statement” means any financing statement to be filed in any appropriate filing office in any UCC Jurisdiction and that (i) indicates the applicable Collateral by any description which reasonably approximates the description contained in this Agreement and in the Security Agreement as all applicable assets of the applicable Borrower Party or words of similar effect, regardless of whether any particular asset comprised in such Collateral falls within the scope of Article 9 of the UCC or other similar provisions of the UCC Jurisdiction, and (ii) contains any other information required by part 5 of Article 9 of the UCC, or by any other applicable provision under the laws of the UCC Jurisdiction, for the sufficiency or filing office acceptance of any financing statement or amendment; provided, however, that in addition to any financing statement to be filed in any appropriate filing office in any UCC Jurisdiction, UCC Financing Statements shall include at all times financing statements to be filed in the State of California and the District of Columbia.

“UCC Jurisdiction” means any Uniform Commercial Code jurisdiction in which the filing of a UCC Financing Statement is effective to perfect a security interest in the Collateral under this Agreement, the Security Agreement, or any other Loan Document.

“Uncertificated Security” has the meaning set forth in the Security Agreement.

“Undelivered Pool Aircraft” means, as of any date, the pool of aircraft Owned by ILFC or any of its subsidiaries (including any Non-Collateral Subsidiary) (or to be acquired and thereafter so Owned), satisfying each of the following conditions:  (x) the Transaction Parties shall each have a good faith intention and, to ILFC’s knowledge, the ability to transfer such aircraft to an Owner Subsidiary, or cause the Subsidiary that owns such Aircraft to become an Owner Subsidiary, within a reasonable time period, (y) such aircraft shall be listed on Schedule 3.17(a) attached hereto, as amended, restated or supplemented from time to time pursuant to Section 2.10 and Section 5.09(a)(vii) and (z) no Released Loan has been released to the Borrower with respect thereto.  For the avoidance of doubt, upon the Final Release Date, there shall be no Undelivered Pool Aircraft.

“United States” means the United States of America.

“UNSC” has the meaning set forth in Section 3.16.

“Widebody Aircraft” shall mean Aircraft of each of the following types: (a) Airbus A300, (b) Airbus A330, (c) Airbus A340, (d) Airbus A350, (e) Boeing 747, (f) Boeing 767, (g) Boeing 777, (h) Boeing 787 and (i) Boeing MD-11.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.  Terms Generally.  The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (iv) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03.  Accounting Terms; Changes in GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time.

Section 1.04.  Times.  Except as otherwise expressly provided herein, all references to times are to such time in New York, New York.

ARTICLE 2
THE CREDITS

Section 2.01.            Commitment.  (a) On the Effective Date, subject to the terms and conditions and relying on the representations and warranties set forth herein, each Lender agrees to make a Loan to the Borrower in a principal amount equal to its Commitment by transfer of such amount to the Administrative Agent as described in Section 2.03.  The Loans and the Commitments hereunder are not revolving and amounts repaid or prepaid may not be reborrowed.

(b)                         Any undrawn portion of the Commitments shall automatically terminate immediately after the Borrowing on the Effective Date.

Section 2.02.  Request to Borrow Loans; Request to Release Loans.  (a) The Borrower shall request that the Lenders make the Loans by delivering to the Administrative Agent a notice in writing (a “Borrowing Request”) no later than 12:00 p.m., New York City time, at least three (3) Business Days before the Effective Date.  Such Borrowing Request shall be irrevocable and shall specify the aggregate amount of the Loans to be made on the Effective Date (which aggregate amount shall equal the amount of the Aggregate Commitments on the Effective Date).  Following the receipt of a Borrowing Request, the Administrative Agent shall promptly notify each Lender thereof.

(b)                                 The Borrower shall request that the Collateral Agent release the Aggregate Requested Release Amount by delivering to the Administrative Agent and Collateral Agent a notice in writing in the form attached hereto as Exhibit J (a “Release Request”) no later than

12:00 p.m., New York City time, at least three (3) Business Days before a Release Date.  Such Release Request shall be revocable in whole or in part.  Following the receipt of a Release Request, the Administrative Agent shall promptly notify each Lender thereof.

(c)                                  For the avoidance of doubt, the Effective Date is contemplated to be on and may be a Release Date.

Section 2.03.  Funding of Loan; Release of Aggregate Requested Release Amount.  (a) Each Lender shall wire the principal amount of its Loan in immediately available funds, by 12:00 p.m., New York City time, on the Effective Date, to the Administrative Agent’s Account.

(b)                         On the Effective Date, subject to the terms and conditions herein (including the satisfaction of each of the conditions set forth in Section 4.01), promptly upon receipt from each Lender of an amount equal to such Lender’s Commitment as described in Section 2.03(a), the Administrative Agent shall transfer to the Collateral Account all such proceeds of the Loans (or, if a Release Date is occurring on the Effective Date, transfer directly to the Borrower, or as the Borrower instructs, the proceeds of the Released Loans to which such Release Date pertains).  All amounts in the Collateral Account shall be invested in Permitted Investments pursuant to and in accordance with paragraph 9 of the Account Control Agreement.

(c)                          Subject to the terms and conditions (including the satisfaction of each of the conditions set forth in Section 4.02) and relying on the representations and warranties set forth herein, on a Release Date the Collateral Agent shall direct the Securities Intermediary to release from the Collateral Account to the Borrower the Aggregate Requested Release Amount to the account designated in the relevant Release Request; provided that in respect of a Release Date, the amount released in respect of each Pool Aircraft set forth in such Release Request shall equal the Advance Rate multiplied by the Initial Appraised Value of such Pool Aircraft; provided that on the Final Release Date, in addition to the Aggregate Requested Release Amount, all other amounts in the Collateral Account (other than Interim Cash or insurance proceeds) will be released to the Borrower to the account designated in the relevant Release Request.

Section 2.04.  Interest.  (a) Subject to the provisions of this Section 2.04, the Loans (whether or not the Loans are Released Loans) shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect plus the Applicable Margin.  Interest shall be computed on the basis of a year of 360 days and actual days elapsed, except that interest computed by reference to the Base Rate at any time which the Base Rate is based on the “prime rate” (as described in the definition of Base Rate) shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be prima facie evidence thereof.

(b)                         If the Borrower shall default in the payment of any principal of or interest on the Loans or any other amount due hereunder, by acceleration or otherwise, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, all such overdue amounts due from the Borrower under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, at a rate equal to (i) the interest rate otherwise applicable to the Loans pursuant to this Section 2.04 plus (ii) 2.00% per annum.

(c)                          Interest accrued on the Loans shall be payable in arrears on each Payment Date, shall be calculated to include the first day of each Interest Period and to, but excluding, the last day of each Interest Period and shall be paid into the Paying Agent’s Account; provided that (i) interest accrued pursuant to Section 2.04(b) shall be payable on demand and (ii) upon any repayment of the Loans, interest accrued on the principal amount repaid shall be payable on the date of such repayment.

(d)                         The Administrative Agent shall determine, in accordance with the terms of this Agreement, each interest rate applicable to the Loans hereunder.  The Administrative Agent shall promptly notify the Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be prima facie evidence thereof.

Section 2.05.            Payment at Maturity; Evidence of Debt.  (a) The Borrower agrees to pay to the Lenders on the Maturity Date the then unpaid principal amount of the Loans by deposit into the Paying Agent’s Account.  The unpaid principal amount of the Loans outstanding at any time shall be deemed reduced by any amounts paid by any Obligor pursuant to Article 7 on a dollar-for-dollar basis.

(b)                         The Administrative Agent shall maintain in accordance with its usual practice a Register evidencing the indebtedness of the Borrower to each Lender resulting from the Loans, including the amounts of principal and interest payable and paid to the Lenders from time to time.

(c)                          The entries made in the Register maintained pursuant to subsection (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by the Administrative Agent to maintain such Register or any error therein, which shall be promptly corrected, shall not affect the Borrower’s obligation to repay the Loans to the Lender reflected in the Register as the owner thereof in accordance with the terms of this Agreement.

(d)                         Upon request by any Lender, the Borrower shall provide such Lender with a promissory note, substantially in the form of Exhibit F hereto, evidencing the Loan made by the Lender on the Effective Date (each, a “Note”).

Section 2.06.  Optional and Mandatory Prepayments.  (a) Optional Prepayments.  The Borrower will have the right at any time to prepay the aggregate outstanding principal amount of the Loans in whole or in part in amounts not less than $5,000,000 or increments of $500,000 in excess thereof and otherwise in accordance with the provisions of this Section by deposit into the Paying Agent’s Account; provided that, such payment may be made (subject to the applicable Premium Amount) by release of funds in the Collateral Account to the Paying Agent’s Account if so elected by the Borrower.

(b)                         Mandatory Prepayments.  The Borrower shall prepay the aggregate outstanding principal amount of the Loans to the extent required pursuant to Section 5.16.  For the avoidance of doubt, payments made in order to comply with Section 5.16 may be in any amounts necessary for such compliance.

(c)                    Accrued Interest; Premium.  Each prepayment of any principal amount of the Loans shall be accompanied by (a) accrued interest on the amount being prepaid to the date of such prepayment and (b) the applicable Premium Amount, if any.

(d)                   Notice of Prepayments.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment of the principal amount of the Loans hereunder not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment in the case of a prepayment under Section 2.06(a) (except to cure a Default or Event of Default), and not later than 11:00 a.m., New York City time, on the date of prepayment (which shall be a Business Day) in the case of a prepayment under Section 2.06(b) or any prepayment being made to cure a Default or Event of Default.  Each such notice shall be irrevocable and shall specify the prepayment date, the aggregate principal amount of the Loans to be prepaid.

Section 2.07.            Fees.  The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.08.            Taxes; Increased Costs; Etc.  (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall, to the extent permitted by applicable Laws, be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower, the Paying Agent or the Administrative Agent to withhold or deduct any Tax, (i) such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower, the Paying Agent or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below; (ii) the Borrower, the Paying Agent or the Administrative Agent, as the case may be, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law; and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any such required withholding or the making of all such required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Paying Agent or the Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                   Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)                    Tax Indemnifications.  Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, the Paying Agent and each Lender, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including

Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower, the Paying Agent or the Administrative Agent from payments made under this Agreement (to the extent no increased payment has been made in accordance with Section 2.08(a) on account of such withholding or deduction) or paid by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), the Paying Agent or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                   Evidence of Payments.  Upon request by the Borrower, the Paying Agent or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower, the Paying Agent or by the Administrative Agent to a Governmental Authority as provided in this Section 2.08, the Borrower shall deliver to the Administrative Agent or the Paying Agent or the Administrative Agent or the Paying Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower, the Paying Agent or the Administrative Agent, as the case may be.

(e)                    Status of Lenders; Tax Documentation.  (i)  Each Lender shall deliver to the Borrower, the Paying Agent and to the Administrative Agent, at the time such Lender becomes a party to this Agreement and at the time or times reasonably requested by the Borrower, the Paying Agent or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower, the Paying Agent or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction and (D) the applicability of, or compliance with, any obligations in respect of the exchange of information by or on behalf of the Paying Agent or the Administrative Agent under or in connection with the EU Savings Directive.

(ii)                    Without limiting the generality of the foregoing;

(A)                                         any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable United States federal Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)                                         each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of United States federal withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1)                                           executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)                                           executed originals of Internal Revenue Service Form W-8ECI,

(3)                                           executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(4)                                           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(5)                                           executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)                 Each Lender shall promptly (A) notify the Borrower, the Paying Agent and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) at the request and expense of the Borrower, take such steps as shall not be materially disadvantageous to it as determined in the sole good faith discretion of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower, the Paying Agent or the Administrative Agent make any withholding or deduction for Indemnified Taxes from amounts payable to such Lender.

(iv)                If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, the Paying Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Paying Agent or the Administrative Agent as may be necessary for (i) the Borrower, the Paying Agent and the Administrative Agent to comply with their obligations under FATCA and (ii) to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)                     Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent or the Paying Agent have any obligation to file for or otherwise pursue on behalf of a Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be.  If the Administrative Agent, the Paying Agent or any Lender determines, in its sole discretion, that it has received a refund (or credit or offset against an Excluded Tax in lieu of a cash refund of a Tax or Other Tax) of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall, unless an Event of Default has occurred and is continuing, pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund (or credit or offset)), net of all Taxes resulting from such refund and out-of-pocket expenses incurred by the Administrative Agent, the Paying Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund (or credit or offset)), provided that the Borrower, upon the request of the Administrative Agent, the Paying Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Paying Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, the Paying Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential in its sole good faith discretion) to the Borrower or any other Person.

(g)                    Illegality; Impracticality; Increased Costs.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, as a result of contingencies occurring after the date hereof (provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith by any Government Authority and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be contingencies occurring after the date hereof regardless of the date enacted, adopted or issued) which materially and adversely affect the London interbank market or the position of such Lender in that market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), (A) in the case of illegality, only if it is possible to eliminate such illegality by converting the Loans to Loans bearing interest based on the Base Rate, and in the case of another circumstance described above not constituting illegality, all Loans of such Lender shall thereafter be converted to Loans that bear interest at a rate equal to the Base Rate plus the Applicable Margin either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans or (B) otherwise, solely in the case of illegality where it is not possible to eliminate such illegality by converting such Loans to Loans that bear interest at the Base Rate plus the Applicable Margin, prepay all Loans of such Lender either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid.

(h)                   If any Change in Law shall:

(i)                       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement);

(ii)                    subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.08 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)                 impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement made by such Lender or participation therein (except any reserve requirement);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan), or to reduce the amount of any sum received or receivable by such Lender under or in respect of the Loan Documents then, within 10 Business Days after demand by such Lender, the Borrower will, without duplication of any other amount payable under this Section 2.08 or Section 2.09, pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(i)                       If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or reserve requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this

Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(j)                      A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and certifying that such amounts were calculated on an accurate, fair and non-discriminatory basis and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(k)                   Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(l)                       The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

(m)               Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall, within 10 days of such demand, compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i)                       any conversion, payment or prepayment of any Loans on a day other than the last day of the Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii)                    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Loans on the date or in the amount notified by the Borrower; or

(iii)                 any assignment of a Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 9.06;

(for the avoidance of doubt, such loss, cost or expense shall exclude any loss of anticipated profits and shall include any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loans).  For purposes of calculating amounts payable by the Borrower to the Lenders under this clause (m), each Lender shall be deemed to have funded each Loan made by it at the ICE LIBOR by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded, with the result that the Borrower’s obligation to compensate each Lender for its loss, profit and expense as provided in this clause (m) shall be deemed to be in the amount of the excess, if any, of the interest at such ICE LIBOR on the applicable amount for the remainder of such Interest Period over interest at the ICE LIBOR as it would be in effect if quoted on the applicable date on the applicable amount for the remainder of the Interest Period.

(n)                   If any Lender requests compensation, the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender or if any Lender gives a notice under this Section 2.08, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.08 in the future, or eliminate the need for the notice pursuant to this Section 2.08, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(o)                   All of the Borrower’s obligations under this Section 2.08 shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

Section 2.09.            Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Paying Agent, for the account of the respective Lenders to which such payment is owed, at the Paying Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Paying Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Loans (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Paying Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)                   If at any time insufficient funds are received by the Paying Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as follows: first, to pay interest and fees then due hereunder ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and second, to pay principal then due hereunder ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)                    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to such Loan are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest

(d)                   Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Loans, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the Base Rate plus the Applicable Margin.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e)                    If the Required Lenders determine that for any reason (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any Interest Period, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the interest rate applicable to the Loans shall be a rate equal to the Base Rate plus the Applicable Margin until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of the Loans.The obligations of the Lenders hereunder are several and not joint.  The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f)                     Except for a payment pursuant to Section 9.06, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this subsection (f) shall not be construed to apply to any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), other than an assignment to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions this subsection (f) shall apply).

Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

(g)                    The parties to this Agreement acknowledge and agree that the Administrative Agent and the Borrower have appointed Deutsche Bank AG New York Branch, which is located in New York, New York, United States of America, as the “paying agent” (in such capacity, or such other Person appointed from time to time by the Administrative Agent, in such capacity, the “Paying Agent”) in respect of the Loans and interest and other amounts payable thereon, as such term is defined in the EU Savings Directive, implemented under the Luxembourg Law dated 21 June 2005 (being the Person who obtains the payment of interest and such other amounts in respect of the Loans for the immediate benefit of the Lenders, and who is the Person charged by the Borrower and the Lenders with obtaining the payment of interest and such other amounts in respect of the Loans).  For avoidance of doubt, if a successor Administrative Agent is appointed pursuant to Section 8.06, such Administrative Agent shall be the Paying Agent, unless and until another Person is appointed as Paying Agent pursuant to the terms of this Agreement.

(h)                   Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Paying Agent (including any successor Paying Agent) for so long as it acts in such capacity, shall not be organized under the Laws of, or be managed and controlled so as to be principally resident for tax purposes in, Luxembourg or Austria and shall discharge its duties and exercise its rights and powers as Paying Agent under this Section 2.09, relating to its receipt of payments of the principal of and interest on or other sums owing in respect of the Loans and the payment thereof to the Lenders, solely at the Paying Agent’s Office, which shall be located in New York, New York, United States of America or in another city reasonably acceptable to the Borrower outside of Luxembourg and Austria. Without limiting the foregoing, in the event the Administrative Agent makes any delegation pursuant to Section 8.05 of the Paying Agent functions described in Section 2.09(g), the applicable sub-agent receiving such delegation shall be bound to comply with the preceding sentence as though it were named as the original Paying Agent.  The Paying Agent’s Account shall be recorded on its books at the Paying Agent’s Office.

Section 2.10.            Changes to the Designated Pool; Intermediate Lessees; Release of a Subsidiary Holdco.

(a) Removal of Pool Aircraft from the Designated Pool; Modifications to the Designated Pool.  The Borrower may remove any PS Pool Aircraft (and, subject to Sections 2.10(d) and (g), each related Intermediate Lessee and Owner Subsidiary) from the Designated Pool if (i) Parent Holdco shall have provided at least five (5) Business Days’ revocable prior written notice to the Administrative Agent (who shall promptly deliver such notice to the Lenders) prior to any such removal in the case of a Pool Aircraft, and one (1) Business Day prior written notice in the case of an Undelivered Pool Aircraft, (ii) after giving pro forma effect to such removal of any Pool Aircraft and any addition of a Non-Pool Aircraft as a Pool Aircraft and/or Interim Cash, the Borrower shall be in compliance with Section 5.16(a); provided that, if a Default shall occur or be reasonably expected to occur relating to a particular Owner Subsidiary, Intermediate Lessee or PS Pool Aircraft, the Borrower may remove such PS Pool Aircraft (and, subject to Sections 2.10(d) and (g), each related Intermediate Lessee and Owner Subsidiary) from the Designated Pool if Parent Holdco shall have provided prior written notice to the Lender Parties on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) and if, after giving pro forma effect to such removal, the Borrower is in compliance with Section 5.16(a).  Upon satisfaction of the conditions set forth in the preceding sentence with respect to any Pool Aircraft, the Collateral Agent’s security interest in, and Lien on, the Equity Collateral directly related to such Pool Aircraft (including, subject to Sections 2.10(d) and (g), in respect of the related Intermediate Lessee and Owner Subsidiary) shall be automatically released and

Schedule 3.17(a) shall be amended to reflect the removal of such Pool Aircraft from the Designated Pool.  The Collateral Agent shall promptly execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence its release of the security interests in, and Liens on, the relevant Equity Collateral related to the relevant Pool Aircraft (including, subject to Sections 2.10(d) and (g), in respect of the related Intermediate Lessee and Owner Subsidiary).  From time to time prior to the Final Release Date, in respect of Undelivered Pool Aircraft, in accordance with the terms hereof, the Obligors shall update the Designated Pool to ensure each Undelivered Pool Aircraft set forth on Schedule 3.17(a) shall constitute an Aircraft for which the Obligors have a good faith intention and, to ILFC’s knowledge, ability to transfer to an Owner Subsidiary within a reasonable period.

(b)                         Addition of Non-Pool Aircraft to the Designated Pool.  The Borrower may add any Aircraft to the Designated Pool at any time upon notice from Parent Holdco to the Administrative Agent (who shall promptly deliver such notice to the Lenders); provided that:

(i)                             if such Aircraft is to be a Pool Aircraft, such Aircraft is Owned by an Owner Subsidiary at the time such Aircraft becomes a Pool Aircraft and such Owner Subsidiary has good and marketable legal title to such Pool Aircraft, free and clear of Liens other than Permitted Liens;

(ii)                          (A) the Borrower shall have provided three Appraisals of such Aircraft from Qualified Appraisers, each with an “as of” valuation date no more than thirty (30) days prior to the date such Aircraft is added to the Designated Pool and (B) if such Aircraft is to be a Pool Aircraft, after giving pro forma effect to such addition, the Borrower shall be in compliance with Section 5.16(a);

(iii)                       in respect of Pool Aircraft, subject to the Local Requirements Exception, the relevant Owner Subsidiary shall be (or shall be in the process of becoming in due course), as and to the extent permitted in the country of registration of such Pool Aircraft, registered as the owner and a lessor with respect to such Pool Aircraft if applicable under the law of such country of registration and such Owner Subsidiary has made the Required Cape Town Registrations;

(iv)                      in respect of Pool Aircraft, the relevant Transaction Parties shall have executed and delivered to the Administrative Agent and the Collateral Agent a Grantor Supplement and/or Collateral Supplement (as applicable) and such certificates, opinions and documents (including UCC Financing Statements, charge documents and registrations and recordings with the FAA (if applicable) and the International Registry) as are required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in, and Lien on, the Equity Collateral related to the relevant Pool Aircraft (in each case, to the extent of the Express Perfection Requirements);

(v)                         each relevant Subsidiary Obligor shall have executed and delivered to the Administrative Agent an Obligor Assumption Agreement; and

(vi)                      no Default or Event of Default shall result from such addition.

(c)                          Intermediate Lessees.  In connection with (i) the replacement of any Lease of any Pool Aircraft, (ii) the addition of Non-Pool Aircraft to the Designated Pool, (iii) any Requirement of Law or (iv) a request by a Lessee, the Owner Subsidiary or Intermediate Lessee shall be entitled, by giving notice to the Administrative Agent, to enter into one or more Intermediate Leases with one or more Intermediate Lessees with respect to such Pool Aircraft or to hold, directly or indirectly, subject to the Local Requirements Exception, 100% of the Equity Interests in another Intermediate Lessee; provided that:

(i)                                 such Intermediate Lessee that is a lessor shall have executed and delivered to the Administrative Agent and the Collateral Agent such certificates, opinions and documents (including registrations and recordings with the FAA (if applicable), the International Registry and/or any Applicable Foreign Aviation Law) as are required to evidence such Intermediate Lessee as the lessor of such Pool Aircraft;

(ii)                              in each case subject to the Local Requirements Exception and as and to the extent permitted in the country of registration of such Pool Aircraft (x) such Intermediate Lessee that is a lessor shall be (or shall be in the process of becoming in due course) registered as a lessor with respect to such Pool Aircraft and (y) an Owner Subsidiary shall be (or shall be in the process of becoming in due course) registered as the owner with respect to such Pool Aircraft, and the Required Cape Town Registrations, if applicable, shall have been made;

(iii)                           the relevant Transaction Parties shall have executed and delivered to the Administrative Agent and the Collateral Agent a Grantor Supplement and/or Collateral Supplement (as applicable) and such documents (including UCC Financing Statements and charge documents) as are required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in, and Lien on, the Equity Collateral related to the relevant Pool Aircraft and Intermediate Lessee (to the extent required under the Express Perfection Requirements); and

(iv)                          such Intermediate Lessee shall have executed and delivered to the Administrative Agent an Obligor Assumption Agreement.

(d)                         Termination of Intermediate Lessee’s Status.  The relevant Subsidiary Holdco may from time to time, upon not less than five (5) Business Days’ revocable prior written notice from such Subsidiary Holdco to the Administrative Agent, at any time and from time to time assign the Equity Interests in an Intermediate Lessee to any Person or otherwise terminate an Intermediate Lessee’s status as such, provided that such Intermediate Lessee is not party to an Intermediate Lease or a Lease or will not be at the time such transfer or other termination of such Intermediate Lessee’s status as such takes effect.  If an Intermediate Lessee’s status is terminated as such, the Collateral Agent’s security interests in and Liens on the Equity Interest in such Intermediate Lessee and the obligations of such Intermediate Lessee under the Loan Documents shall be automatically released.  The Collateral Agent shall promptly execute and deliver to the Borrower, at Borrower’s expense, all documents that Borrower shall reasonably request to evidence the release of the security interests in and Liens on the applicable Equity Interests, and the release of the obligations under the Loan Documents, released in accordance with the previous sentence.

(e)                          Inter-Obligor Transfers.  Any Transaction Party shall be entitled, by giving notice to the Administrative Agent (who shall promptly deliver such notice to the Lenders), to permit a Pool Aircraft to be Owned by an Owner Subsidiary or leased by an Intermediate Lessee (including by transferring such Ownership from one Owner Subsidiary to another or by transferring such Lease from one Intermediate Lessee to another or interposing additional Intermediate Lessees or by transferring the Equity Interest in an Owner Subsidiary or Intermediate Lessee to another Transaction Party); provided, that:

(i)                                 each relevant Transaction Party shall have executed and delivered to the Collateral Agent a Grantor Supplement and/or a Collateral Supplement (as applicable) and such documents (including UCC financing statements, registrations and recordings with the International Registry) as are required to grant to the Collateral Agent a perfected security interest in, and Lien on, the Equity Collateral related to such Owner Subsidiary or Intermediate Lessee (it being understood and agreed that only the Express Perfection Requirements shall be required to be satisfied);

(ii)                              each relevant Transaction Party shall be (or shall be in the process of becoming in due course), subject to the Local Requirements Exception and as and to the extent permitted in the country of registration of such Pool Aircraft, registered as an owner and/or lessor with respect to such Pool Aircraft and such relevant Transaction Parties have made the Required Cape Town Registrations, if applicable;  and

(iii)                           subject to the Local Requirements Exception and restrictions set forth in the definitions of Owner Subsidiary and Intermediate Lessee, a Subsidiary Holdco, an Owner Subsidiary or an Intermediate Lessee, shall Own all of the Equity Interests in such Owner Subsidiary or Intermediate Lessee and shall have executed and delivered to the Collateral Agent (1) a Collateral Supplement, (2) if applicable, the original beneficial interest certificate evidencing such Person’s beneficial interest in such Owner Subsidiary or such Intermediate Lessee and (3) such documents (including UCC Financing Statements and charge documents) as are required by the Express Perfection Requirements to grant to the Collateral Agent a perfected security interest in, and Lien on, the Equity Interests held by such Person in such Owner Subsidiary or Intermediate Lessee; and

(iv)                          each such Subsidiary Obligor that Owns such Equity Interests shall have executed and delivered to the Administrative Agent an Obligor Assumption Agreement.

(f)                           Release of Cash Collateral.  Any Account Collateral consisting of Interim Cash held by the Collateral Agent shall be released in accordance with Section 5.16(c).  Any Account Collateral consisting of insurance proceeds held by the Collateral Agent shall be released as described in Schedule V of the Security Agreement.

(g)                          Termination of Owner Subsidiary’s Status.  A Transaction Party may at any time and from time to time, upon not less than five (5) Business Days’ revocable prior written notice from Parent Holdco to the Collateral Agent, assign or otherwise transfer its Equity Interests in an Owner Subsidiary to any Person that is not a Subsidiary of Parent Holdco or otherwise terminate an Owner Subsidiary’s status as such, provided that such Owner Subsidiary (i) does not, or will not at the time such transfer or other termination of such Owner Subsidiary’s status as such takes effect, Own (nor hold the Equity Interests in an Owner Subsidiary that Owns) any Pool Aircraft and (ii) is not, or will not be at the time such transfer or other termination of such Owner Subsidiary’s status as such takes effect, a party to (nor hold the Equity Interests in any Intermediate Lessee that is a party to) any Lease or Intermediate Lease.  If an Owner Subsidiary’s status is terminated as such, the Collateral Agent’s security interests in, and Liens on, the assets of and the Equity Interest in such Owner Subsidiary, and such Owner Subsidiary’s other obligations under the Loan Documents, shall be automatically released.  The Collateral Agent shall promptly execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence its release of the security interests in and Liens on the applicable Equity Interests, and the release of the obligations under the Loan Documents, released in accordance with the previous sentence.

(h)                         Specified Representation Deficiency.  Notwithstanding anything to the contrary herein, the status of any direct Subsidiary of a Subsidiary Holdco as an Owner Subsidiary or an Intermediate Lessee shall terminate, for purposes of the calculation of the Loan-to-Value Ratio only (until the Specified Representation Deficiency with respect to such Subsidiary no longer exists or the status of such Subsidiary as an Owner Subsidiary or an Intermediate Lessee is terminated as such for all purposes in accordance with this Agreement), on the date the notice referenced below has been given or was required to have been given, such Subsidiary Holdco and such Subsidiary are not able to make any of the representations set forth below with respect to such Subsidiary at such time and any Pool Aircraft leased by it shall immediately be deemed to have an Appraised Value of $0.00 (the occurrence of such situation with respect to such Subsidiary, a “Specified Representation Deficiency”) (provided that, for purposes of clarification, no Specified Representation Deficiency shall result in a Default or Event of Default except pursuant to Section 5.16(d) and further it is agreed that none of the following clauses below shall be applicable in respect of items relating to the Security Documents or the Collateral to the extent not required under the Express Perfection Requirements):

(i)                       Such Subsidiary is subject to civil and commercial laws with respect to its Obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Subsidiary, the “Applicable Subsidiary Documents”), and the execution, delivery and performance by such Subsidiary of the Applicable Subsidiary Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Subsidiary nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Subsidiary is organized and existing in respect of its obligations under the Applicable Subsidiary Documents.

(ii)                    The Applicable Subsidiary Documents are in proper legal form under the laws of the jurisdiction in which such Subsidiary is organized and existing for the enforcement thereof against such Subsidiary under the laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Subsidiary Documents.

(iii)                 It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Subsidiary Documents that the Applicable Subsidiary Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Subsidiary is organized and existing or that any registration charge or stamp or similar tax be paid at such time on or in respect of the Applicable Subsidiary Documents or any other document, except for (1) any such filing, registration, recording, execution or notarization as has been made and (2) any charge or tax as has been timely paid.

(iv)                There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the Subsidiary’s jurisdiction of organization or Tax residence or in which the Subsidiary has an office either (A) on or by virtue of the execution or delivery of the Applicable Subsidiary Documents or (B) on any payment to be made at such time by such Subsidiary pursuant to the Applicable Subsidiary Documents, except (i) for Excluded Taxes described in clause (c), (d) or (e) of the definition of such term or (ii) as has been disclosed to the Administrative Agent and is not material (as determined by the Administrative Agent acting reasonably) or (iii) in the case of clause (A), as have been paid.

(v)                   The execution, delivery and performance of the Applicable Subsidiary Documents executed by such Subsidiary are, under applicable foreign exchange control regulations of the jurisdiction in which such Subsidiary is organized and existing, not subject to any notification or authorization at such time except (A) such as have been made or obtained or (B) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (B) shall be made or obtained as soon as is reasonably practicable).

The Borrower, Parent Holdco or the relevant Subsidiary Holdco agrees to give prompt notice (not to exceed five (5) Business Days) to the Administrative Agent after it obtains knowledge of any Specified Representation Deficiency and, upon such notice, will provide a LTV Certificate as of the date of such notice giving pro forma effect to removal of such Subsidiary as a Transaction Party.

(i)                           Release of Subsidiary Holdco.  A Subsidiary Holdco will be released from its obligations under the Loan Documents if (i) Parent Holdco shall have provided at least twenty (20) days’ revocable prior written notice to the Administrative Agent (who shall promptly deliver such notice to the Lenders) prior to any such proposed release, identifying the relevant Subsidiary Holdco to be released, (ii) such Subsidiary Holdco shall not hold directly or indirectly any of the Equity Interests in any Owner Subsidiary nor any Intermediate Lessee and (iii) after giving pro forma effect to such release of such Subsidiary Holdco, the Borrower shall be in compliance with Section 5.16(a).  Upon satisfaction of the conditions set forth in the preceding sentence with respect to any Subsidiary Holdco, (x) the Collateral Agent’s security interest in, and Lien on, any equity interest in any Person held by such Subsidiary Holdco shall be released and (y) such Subsidiary Holdco shall be released from its obligations under the Loan Documents.  The Collateral Agent shall promptly execute and deliver to the relevant Subsidiary Holdco, at the Borrower’s expense, all documents that such Subsidiary Holdco shall reasonably request to evidence its release of the security interests in, and Liens on, any equity interests held by such Subsidiary Holdco and the release of such Subsidiary Holdco from its obligations under the Loan Documents.

Section 2.11.            Defaulting Lenders.  (a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                       Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02; and the Defaulting Lender (other than any Defaulting Lender described in clause (z) of the definition thereof) shall have no right to payment of any Fees or expenses or payments under Sections 2.08, 2.09 or 9.03 or to transfer its Loans or grant a participation therein without the Borrower’s consent.

(ii)                    Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (other than any Defaulting Lender described in clause (z) of the definition thereof) (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default shall have occurred and be continuing), to the funding of the Loans in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreements, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund its Loans; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Article 4 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)                                 Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing (such agreement not to be unreasonably withheld) that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, take such actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively or with duplication with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

The Borrower and each other Obligor represents to the Lender Parties on the Effective Date (and in the case of a Release Date, with respect to any of the below representations or warranties relating to any Transaction Party, Borrower Party or Obligor that on such Release Date is also a Relevant Release Party, on such Release Date) that:

Section 3.01.            Organization, etc.  Each Transaction Party is a Person duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of such Transaction Party’s organization; and such Transaction Party has the power and authority to own its property and to carry on its business as now being conducted and is duly qualified and, if applicable, in good standing as a foreign corporation or other entity authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 3.02.            Authorization; Consents; No Conflict.  The execution and delivery by such Obligor of any Loan Document to which it is a party and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby (a) are within its organizational powers, (b) have been duly authorized by all necessary corporate action, (c) have received all necessary approvals, authorizations, consents, registrations, notices, exemptions and licenses (if any shall be required) from Governmental Authorities and other Persons, except such approvals, authorizations, consents, registrations, notices, exemptions or licenses non-receipt of which could not reasonably be expected to have a Material Adverse Effect, (d) do not and will not contravene, constitute a default under or conflict with any provision of (i) Law, (ii) any judgment, decree or order to which any Transaction Party is a party or by which it is bound, (iii) any Transaction Party’s Operating Documents or Organizational Documents or (iv) any provision of any agreement or instrument binding on any Transaction Party, or any agreement or instrument of which such Transaction Party is aware affecting the properties of such Transaction Party, except with respect to (d)(i), (ii) and (iv) above, for any such contravention or conflict which could not reasonably be expected to have a Material Adverse Effect and (e) do not and will not result in or require the creation or imposition of any Adverse Claim on any of such

Transaction Party’s properties, other than the Security Documents.  Each of the Loan Documents to which such Obligor is a party has been duly authorized, executed and delivered by such Obligor.

Section 3.03.            Validity and Binding Nature.  This Agreement and the other Loan Documents to which such Obligor is a party constitute (or will constitute when duly executed and delivered) legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, subject to bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.04.            Financial Statements.  ILFC’s audited consolidated financial statements as at December 31, 2013, copies of which have been furnished to each Lender, have been prepared in accordance with GAAP and fairly present the financial condition of ILFC and its subsidiaries as at such date and the results of their operations for the period then ended.

Section 3.05.            Litigation and Contingent Liabilities.  All Litigation Actions, taken as a whole, could not reasonably be expected to have a Material Adverse Effect.  Other than any liability incident to such Litigation Actions or provided for or disclosed in the financial statements referred to in Section 3.04, and other than as set forth in ILFC’s filings with the Securities and Exchange Commission, no Transaction Party has any contingent liabilities which are material to its business, credit, operations or financial condition of the Transaction Parties taken as a whole.

Section 3.06.            Security Interest

(a)                         The Security Agreement creates a valid and (upon the taking of the actions required hereby or thereby) perfected security interest in favor of the Collateral Agent in the Collateral as security for the Secured Obligations, subject in priority to no other Liens (other than Permitted Liens (other than, in the case of priority, the Permitted Lien described in clause (p) of the definition of Permitted Lien), and all filings and other actions necessary to perfect and protect such security interest under the laws of the United States, Ireland, Luxembourg, England and Wales and each Other Relevant Jurisdiction have been (or in the case of future Collateral will be) duly taken, enforceable against the applicable Borrower Parties and creditors of and purchasers from such Borrower Parties, except in each case to the extent not required under the Express Perfection Requirements.  Subject to the Local Requirements Exception, the relevant Owner Subsidiary has good and marketable legal title to its respective Pool Aircraft, free and clear of Liens other than Permitted Liens.

(b)                         None of the Collateral nor any Pool Aircraft Collateral has been sold or is currently pledged, assigned or otherwise encumbered other than pursuant to the terms hereof or of the Security Documents and except for Permitted Liens, no Collateral nor any Pool Aircraft Collateral is described in (i) any UCC financing statements filed against any Transaction Party other than UCC financing statements which have been terminated (or agreed to be terminated by the secured parties referenced therein) and the UCC financing statements filed in connection with Permitted Liens or (ii) any other mortgage registries, including the International Registry, or filing records that may be applicable to the Collateral or any Pool Aircraft Collateral in any

other relevant jurisdiction, other than such filings or registrations that have been terminated (or agreed to be terminated by the secured parties referenced therein) or that have been made in connection with Permitted Liens, the Security Agreement or any other Security Document in favor of the Collateral Agent, for the benefit of the Secured Parties, or, with respect to the Leases, in favor of the Borrower Parties or the Lessee thereunder.

(c)                          The rights and obligations of each Owner Subsidiary and each Intermediate Lessee (as lessor, as applicable) under the Leases to which it is a party with respect to the Pool Aircraft are held free and clear of any Adverse Claim other than Permitted Liens.

Section 3.07.            Employee Benefit Plans.  Each employee benefit plan (as defined in Section 3(3) of ERISA) maintained or sponsored by ILFC or any Subsidiary complies in all material respects with all applicable requirements of law and regulations.  During the 12-consecutive-month period prior to the execution and delivery of this Agreement, no ERISA Event has occurred, except in any such case for events which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  Neither ILFC nor any ERISA Affiliate is a member of, or contributes to, any Multiemployer Plan as to which the potential Withdrawal Liability based upon the most recent actuarial report could reasonably be expected to have a Material Adverse Effect.  Neither ILFC nor any Subsidiary has any material contingent liability with respect to any post retirement benefit under an employee welfare benefit plan (as defined in section 3(i) of ERISA), other than liability for continuation coverage described in Part 6 of Title I of ERISA.

Section 3.08.            Investment Company Act.  No Transaction Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Transaction Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

Section 3.09.            Regulation U.  No Transaction Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board).  No proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 3.10.            Information.  (a)  All written information (other than Appraisals and third-party generated information) furnished by or on behalf of any Transaction Party to any Lender Party in connection with this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, on the date furnished (and when taken in connection with previous information so furnished, and the information contained in ILFC’s filings with the Securities and Exchange Commission) shall have been, to the best of ILFC’s knowledge after due inquiry, true and accurate in every material respect as of the date of such information, and none of such information contains any material misstatement of fact or omits to state any material fact necessary to make such information, in light of the circumstances under which it was made or provided, not misleading, provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes an opinion or forecast, ILFC represents only that it acted in good faith and utilized assumptions reasonable at the time made (based upon accounting principles consistent with the historical audited financial statements of ILFC) and exercised due care in the preparation of such information, report, financial statement, exhibit or schedule, it being understood that projections may vary from actual results and that such variances may be material.

(b)                         All information (other than Appraisals and third-party generated information) furnished by ILFC to any Lender Party on and after the date hereof shall be, to the best of ILFC’s knowledge after due inquiry, true and accurate in every material respect as of the date of such information, and none of such information shall (and when taken in connection with previous information so furnished, and the information contained in ILFC’s filings with the Securities and Exchange Commission) contain any material misstatement of fact or shall omit to state any material fact necessary to make such information, in light of the circumstances under which it was made or provided, not misleading, provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes an opinion or forecast, ILFC represents only that it acted in good faith and utilized assumptions reasonable at the time made (based upon accounting principles consistent with the historical audited financial statements of ILFC) and exercised due care in the preparation of such information, report, financial statement, exhibit or schedule, it being understood that projections may vary from actual results and that such variances may be material.

Section 3.11.            Compliance with Applicable Laws, etc.  Each Transaction Party is in compliance with the requirements of all applicable laws, rules, regulations and orders of all Governmental Authorities (including ERISA) applicable to it, except for noncompliance that could not reasonably be expected to have a Material Adverse Effect.  No Transaction Party is in default under any agreement or instrument to which such Transaction Party is a party or by which it or any of its properties or assets is bound, which default could reasonably be expected to have a Material Adverse Effect.  No Event of Default or Default has occurred and is continuing.

Section 3.12.            Insurance.  Each Transaction Party maintains, or has caused to be maintained, insurance as required by the Security Agreement.

Section 3.13.            Taxes.  Each Transaction Party has filed all Tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its Taxes which are due and payable, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been established, and except where failure to files such returns or pay such Taxes, individually or in the aggregate, cannot reasonably be expected to have a Material Adverse Effect.

Section 3.14.            Transaction Party Information.  Schedule 3.14, as updated from time to time in writing to the Lender Parties, accurately sets forth with respect to each Transaction Party (i) the location of its chief executive office, (ii) its jurisdiction of incorporation, (iii) its entity type and (iv) its employer or taxpayer or organizational identification number (if any) issued by its jurisdiction of incorporation.  Each Transaction Party only has one jurisdiction of incorporation.

Section 3.15.            Solvency.  As of the Effective Date (and as also reflected on ILFC’s consolidated balance sheet dated as of December 31, 2013, and confirmed by the Appraisals dated as of December 31, 2013, as the case may be, delivered to the Administrative Agent as a condition to the occurrence of the Effective Date), the fair value of the assets of each of (x) ILFC and (y) Parent Holdco and its Subsidiaries taken as a whole, exceed their respective liabilities.  As of the Effective Date, neither the Transaction Parties taken as a whole nor ILFC nor the Borrower is or will be rendered insolvent as a result of the transactions contemplated by this Agreement and the other Loan Documents.

Section 3.16.            Sanctions.  None of the Transaction Parties, any of their subsidiaries or any director, officer, employee, agent, affiliate or representative of any Transaction Party or any of its subsidiaries is a Person that is, or is owned or controlled by a Person that is, (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), the Government of Ireland or other sanctions authority relevant in the United States, Ireland or any other jurisdiction of incorporation or formation of any Transaction Party (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (each, a “Prohibited Country”).  For purposes of this Agreement, the Prohibited Countries shall be those countries reasonably determined by the Administrative Agent as subject to Sanctions from time to time and notified to the Obligors.  The Prohibited Countries as of the date hereof are listed on Annex 1.

Section 3.17.            Description of Aircraft and Leases, Etc.

(a)                         Schedule 3.17(a) attached hereto, as amended from time to time pursuant to Section 2.10 and Section 5.09(a)(vii) hereof is a true and correct list of all PS Pool Aircraft and the country of registration of such PS Pool Aircraft.

(b)                         Schedule 3.17(b) attached hereto, as supplemented from time to time pursuant to Section 5.09(a)(vii), is a true and correct list of all Leases (including, without limitation, any head leases) in effect with respect to the PS Pool Aircraft and the name and jurisdiction of organization or incorporation of the applicable Lessees.

Section 3.18.            Ownership.  Subject to the Local Requirements Exception, an Owner Subsidiary Owns each Pool Aircraft.  Grandparent Holdco holds 100% of the Equity Interest in Parent Holdco.  Parent Holdco holds 100% of the Equity Interest in the Borrower.  Parent Holdco holds 100% of the Equity Interest in each of CA Subsidiary Holdco and Irish Subsidiary Holdco.  As of each Release Date, (i) a Subsidiary Holdco or an Owner Subsidiary holds 100% of the Equity Interest, and a Subsidiary Holdco directly or indirectly holds 100% of the Equity Interest, in each Owner Subsidiary that Owns a Related Pool Aircraft and (ii) if applicable, a Subsidiary Holdco or an Owner Subsidiary or Intermediate Lessee holds 100% of the Equity Interest, and a Subsidiary Holdco directly or indirectly holds 100% of the Equity Interest, in each Intermediate Lessee that leases a Related Pool Aircraft.

Section 3.19.            Use of Proceeds.  The proceeds of the Loans will be used by the Borrower for general corporate purposes of ILFC and its subsidiaries.

ARTICLE 4
CONDITIONS

Section 4.01.            Effective Date.  The obligations of each Lender to make its Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                         The Administrative Agent (or its counsel) shall have received from each party hereto executed counterparts of this Agreement, including sufficient original executed counterparts for each Lender.

(b)                         The Administrative Agent (or its counsel) shall have received from each party thereto executed counterparts of the Intercreditor Agreement.

(c)                          The Collateral Agent shall have received from each party thereto executed counterparts of the Security Agreement and each Charge Over Shares.

(d)                         The Collateral Account shall have been established and the Administrative Agent shall have received from the Borrower, the Securities Intermediary and the Collateral Agent executed counterparts to the Account Control Agreement.

(e)                          The Administrative Agent shall have received a favorable written opinion (addressed to each Lender Party and dated the Effective Date) of each of Clifford Chance US LLP with respect to New York law, Clifford Chance Luxembourg, with respect to Luxembourg law, in-house counsel to ILFC with respect to California law and other matters, and A&L Goodbody with respect to Irish law, each counsel for the Obligors, in the forms of Exhibits D-1A, D-1B, D-1C and D-1D (as applicable) hereto.  The Obligors hereby request such counsel to deliver such opinions.

(f)                           The Collateral Agent shall have received UCC Financing Statements (i) from Grandparent Holdco, naming Grandparent Holdco as debtor, naming the Collateral Agent (for the benefit of the Secured Parties) as secured party and describing the applicable Collateral (such UCC Financing Statements to be reasonably satisfactory to the Collateral Agent) and (ii) from Parent Holdco, naming Parent Holdco as debtor, naming the Collateral Agent (for the benefit of the Secured Parties) as secured party and describing the applicable Collateral (such UCC Financing Statements to be reasonably satisfactory to the Collateral Agent).

(g)                          The Administrative Agent shall have received such documents and certificates as it or its counsel may reasonably request relating to the organization, existence and, if applicable, good standing (in each case that is not more than two months old) of each Obligor, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Obligors, the Loan Documents, the Collateral or the transactions contemplated hereby or thereby, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(h)                         The Administrative Agent shall have received such documents and certificates as it or its counsel may reasonably request relating to the organization, existence and, if applicable, good standing of the Securities Intermediary, the authorization of the transactions contemplated by the Account Control Agreement and any other legal matters relating to the Securities Intermediary in connection with the Loan Documents or the transactions contemplated hereby or thereby, all in form and substance reasonably satisfactory to it and its counsel.

(i)                             The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of ILFC, confirming compliance with the conditions set forth in clauses (m) and (n) of this Section 4.01.

(j)                            The Borrower shall have paid all fees and other amounts due and payable to the Lender Parties or other Person in connection with the transactions contemplated under the Loan Documents on or before the Effective Date, including, without duplication, (i)  an upfront fee to each Lender on the Effective Date in an amount equal to 0.50% of the amount of such Lender’s Commitment; (ii) any amounts due under the Fee Letter to any Person; and (iii) all other fees and other amounts due and payable to any other Person pursuant to any other agreement related to the transactions contemplated in the Loan Documents to the extent invoiced in reasonable detail.

(k)                         The Administrative Agent and the Collateral Agent shall have received the results of a Lien, tax and judgment search in the jurisdiction of organization of each relevant Borrower Party to the extent available therein that is not more than two months old, revealing no Liens on any of the assets of any Borrower Party or the Collateral (other than Permitted Liens).

(l)                             All consents and approvals required to be obtained by the Borrower, ILFC, or any other Obligor from any Governmental Authority or other Person in connection with the transactions contemplated by the Loan Documents dated as of a date on or prior to the Effective Date shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome condition.

(m)                     The representations and warranties of the Obligors contained in Article 3 of this Agreement and contained in each other Loan Document dated as of a date on or prior to the Effective Date shall be true and correct on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(n)                         As of the Effective Date, no Default or Event of Default shall have occurred and be continuing.

(o)                         The Administrative Agent shall have received three Appraisals of each PS Pool Aircraft in form and substance reasonably satisfactory to it.  Each such Appraisal shall have been conducted by a Qualified Appraiser prior to the Effective Date.

(p)                         The Administrative Agent shall have received from each Obligor such charges, consents, UCC Financing Statements and amendments and other similar instruments, agreements, certificates, documents and opinions of counsel as the Administrative Agent may reasonably request, together with evidence to the Administrative Agent’s reasonable satisfaction that all necessary actions have been taken, in order to grant the Collateral Agent, for the benefit of the Secured Parties, a first-priority security interest in, and Lien on, the Equity Collateral (in respect of Parent Holdco, the Borrower and each Subsidiary Holdco) and the Account Collateral to the extent required under the Express Perfection Requirements.

(q)                         The Collateral Agent, for the benefit of the Secured Parties, shall have a first priority perfected security interest in the Equity Collateral (in respect of Parent Holdco, the Borrower and each Subsidiary Holdco) and the Account Collateral to the extent required under the Express Perfection Requirements.

(r)                            Each Lender who requests a Note (or the Administrative Agent, on behalf of each such Lender) shall have received a signed original of a Note with respect to its Loan, duly executed by the Borrower.

(s)                           Prior to the Effective Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

Promptly after the Effective Date occurs, the Administrative Agent shall notify each other Lender Party and each Borrower Party thereof, and such notice shall be conclusive and binding.

Without limiting the generality of the provisions of the last two paragraphs of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02.            Release Date.  The obligations of the Collateral Agent to release the Aggregate Requested Release Amount from the Collateral Account pursuant to a Release Request hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                         The Collateral Agent and the Administrative Agent shall have received a duly executed and completed Release Request.

(b)                         On the relevant Release Date, the Borrower shall be in compliance with the Loan-to-Value Ratio.

(c)                          The Collateral Agent shall have received the following documents or instruments:  (i) each Subsidiary Holdco or Owner Subsidiary pledging the Equity Collateral in an Owner Subsidiary that Owns a Related Pool Aircraft for such Release Date shall have executed and delivered a Grantor Supplement or a Collateral Supplement in respect of such Equity Collateral and, if relevant, a Charge Over Shares in respect of such Equity Collateral, (ii) if applicable, each Subsidiary Holdco, Owner Subsidiary or Intermediate Lessee pledging the Equity Collateral in any Intermediate Lessee that leases a Related Pool Aircraft for such Release Date shall have executed and delivered a Grantor Supplement or a Collateral Supplement in respect of such Equity Collateral and, if relevant, a Charge Over Shares in respect of such Equity Collateral, (iii) in the case of any Owner Subsidiary or Intermediate Lessee pledging the Equity

Collateral in an Owner Subsidiary or Intermediate Lessee, such Subsidiary Obligor shall have executed and delivered an Obligor Assumption Agreement to the Administrative Agent and (iv) confirmation with respect to the state of registration and the International Registry, respectively that (x) to the extent applicable in such jurisdiction (including after giving effect to the Local Requirements Exception), such Owner Subsidiary is (or is in the process of becoming in due course) registered in the jurisdiction of registration of the Related Pool Aircraft as the owner and lessor (or, if there is an Intermediate Lessee in respect of such Pool Aircraft, the Intermediate Lessee as lessor) of such Pool Aircraft, as and to the extent may be customary in such jurisdiction and (y) the Required Cape Town Registrations have been or will promptly thereafter be made.

(d)                         The Administrative Agent shall have received a favorable written opinion (addressed to each Lender Party and dated such Release Date), in each case with respect to the applicable Relevant Collateral and Pool Aircraft Collateral, of each of (i) Clifford Chance US LLP with respect to New York law, in-house counsel to the Relevant Release Parties with respect to California law and other matters and (if applicable) A&L Goodbody with respect to Irish law, each counsel for the Obligors, substantially in the forms of Exhibits D-2A, D-2B, D-2C (as applicable) hereto (unless the relevant Release Date is the Effective Date, in which case no additional opinions shall be required under this sub-clause (i)), (ii) Daugherty, Fowler, Peregrin, Haught & Jenson, a Professional Corporation, special counsel to the Relevant Release Parties in respect of Cape Town matters, substantially in the applicable form set forth in Exhibit E and (iii) counsel to the Relevant Release Parties in each jurisdiction of organization of such Relevant Release Party other than the United States or Ireland, if any, with respect to the laws of such jurisdiction, in form and substance reasonably satisfactory to the Administrative Agent.  The Obligors request such counsel to deliver such opinions.

(e)                          The Collateral Agent shall have received UCC Financing Statements from the relevant Subsidiary Holdco (or Owner Subsidiary or Intermediate Lessee), naming such Subsidiary Holdco (or Owner Subsidiary or Intermediate Lessee) as debtor, naming the Collateral Agent (for the benefit of the Secured Parties) as secured party and describing the applicable Equity Collateral in respect of the relevant Owner Subsidiaries, and if applicable, the relevant Intermediary Lessees (such UCC Financing Statements to be reasonably satisfactory to the Collateral Agent).

(f)                           The Administrative Agent shall have received such documents and certificates relating to the organization, existence and, if applicable, good standing (in each case that is not more than six months old) of the Relevant Release Parties, the authorization of the transactions contemplated by the applicable Loan Documents relating to each of the Relevant Release Parties, the applicable Loan Documents, the applicable Collateral or the transactions contemplated hereby or thereby, all in form and substance reasonably satisfactory to the Collateral Agent and their counsel, including, Organizational Documents, Operating Documents, resolutions and incumbency certificates.

(g)                          The Administrative Agent shall have received a certificate, dated as of the Release Date and signed by the President, a Vice President or a Financial Officer of ILFC, confirming (x) compliance with the conditions set forth in clauses (j) and (k) of this Section 4.02 and (y) that each of the Related Pool Aircraft is (or is in the process of becoming in due course) registered in the country of registration of such Pool Aircraft in the name of the relevant Owner Subsidiary as the owner and lessor (or, if there is an Intermediate Lessee in respect of such Pool Aircraft, the Intermediate Lessee as lessor) of such Related Pool Aircraft if and to the extent customary and applicable in such country (including after giving effect to the Local Requirements Exception) and, to his or her knowledge, there are no Liens of record in such country in respect of such Related Pool Aircraft (other than Permitted Liens).

(h)                         There shall have been paid all fees and other amounts due and payable to the Administrative Agent and the Collateral Agent in connection with the transactions contemplated under the Loan Documents on or before the relevant Release Date, including all fees, expenses and other amounts (including the reasonable fees and expenses of legal counsel) due and payable to any other Person pursuant to any other agreement related to the Release Date and the transactions contemplated thereby.

(i)                             The Administrative Agent and the Collateral Agent shall have received the results of a Lien, tax and judgment search, to the extent available therein, that is not more than two months old, in each jurisdiction in which each relevant Owner Subsidiary and Intermediate Lessee is organized, each jurisdiction in which each Related Pool Aircraft is registered, and (against any relevant Pool Aircraft) the International Registry with respect to each Relevant Release Party and the relevant Collateral, revealing no Liens on any of the assets of any Relevant Release Party, any relevant Pool Aircraft Collateral or the relevant Collateral, in each case other than Permitted Liens.

(j)                            The representations and warranties of the Obligors contained in Article 3 of this Agreement and contained in each other Loan Document applicable to such Release Date as provided in Article 3 of this Agreement shall be true and correct on and as of the Release Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(k)                         Immediately after giving effect to the release of such Aggregate Requested Release Amount from the Collateral Account, no Default or Event of Default shall have occurred and be continuing.

(l)                             The Administrative Agent shall have received evidence reasonably satisfactory to it that each of the Related Pool Aircraft is Owned by an Owner Subsidiary as of the applicable Release Date, including, without limitation, a warranty bill of sale (and, for any Related Pool Aircraft registered with the FAA, an FAA bill of sale) in respect of each Related Pool Aircraft.

(m)                     The Administrative Agent shall have received three initial Appraisals (to the extent such Appraisals were not delivered to the Administrative Agent on or prior to the Effective Date or under Section 2.10(b)) of each Related Pool Aircraft in form and substance substantially similar to those delivered with respect to the Effective Date or otherwise reasonably satisfactory to it.

(n)                         The Collateral Agent, for the benefit of the Secured Parties, shall have a first priority perfected security interest in the relevant Collateral (to the extent of the Express Perfection Requirements, subject to any change in law).

(o)                         The Administrative Agent shall have received insurance certificates and broker’s letters or other evidence reasonably satisfactory to the Administrative Agent confirming that each relevant Transaction Party maintains, or has caused to be maintained, insurance as required by the Security Agreement with respect to the Related Pool Aircraft.

(p)                         The Administrative Agent shall have received an Obligor Assumption Agreement duly executed and delivered by each Subsidiary Obligor.

Promptly after the Release Date occurs, the Administrative Agent shall notify each other Lender Party and each Borrower Party thereof, and such notice shall be conclusive and binding.

Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Release Date specifying its objection thereto.

Section 4.03.            Quiet Enjoyment Letters.  Without limiting Section 8.12 of the Security Agreement, if requested by the Borrower in respect of such Release Date or thereafter, the Collateral Agent shall promptly provide a letter (in the form provided to the Collateral Agent by the Borrower) confirming it will comply with the quiet enjoyment requirements and other related requirements specified in the letter (such requirements to be in accordance with, and as set forth in, the relevant Lease or the Security Agreement or otherwise reasonably acceptable to the Administrative Agent) relating to the Lease of the Aircraft that is a Pool Aircraft or that, in connection with a Release Date, will be a Pool Aircraft as of such Release Date.

ARTICLE 5
COVENANTS

Until all the principal of and interest on the Loans and all fees payable hereunder have been paid in full, each Obligor covenants and agrees with each Lender Party that:

Section 5.01.            Legal Existence and Good Standing.  Except as permitted under Section 2.10 or Section 5.17, such Obligor shall do or cause to be done all things necessary to preserve and keep in full force and effect the corporate or trust existence and the rights (charter and statutory) and franchises of each Transaction Party; provided, however, that no Obligor will be required to preserve any such right or franchise if it shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Transaction Party and that the loss thereof is not disadvantageous in any material respect to the Lenders or the Administrative Agent.

Section 5.02.            Protection of Security Interest of the Lenders.

(a)                         Except to the extent not required under the Express Perfection Requirements, the relevant Borrower Party shall deliver to the Collateral Agent such additional supplements to the

Security Agreement, charges, consents and other similar instruments, agreements, certificates, opinions and documents (including UCC Financing Statements and charge documents) as the Collateral Agent or the Administrative Agent may reasonably request to effectuate the terms hereof and under and in accordance with the Security Documents and thereby to:

(i)                                     (A) grant, maintain, protect and evidence security interests in favor of the Collateral Agent, for the benefit of the Secured Parties and (B) take all actions necessary to perfect security interests in favor of the Collateral Agent in accordance with the laws of the United States, Luxembourg, Ireland and any Other Relevant Jurisdiction (or any instrumentality thereof) (including but not limited to the filing of UCC Financing Statements in the appropriate locations, including the State of California and the District of Columbia, and appropriate offices and registrations and recordings with the Irish Companies Registration Office), in any or all present and future property of each Borrower Party which would constitute Collateral under and in accordance with the terms of the Security Documents prior to the Liens or other interests of any Person, except to the extent Permitted Liens may have priority; and

(ii)                                  otherwise establish, maintain, protect and evidence the rights provided to the Collateral Agent, for the benefit of the Secured Parties, under and in accordance with the terms hereof and of the Security Documents including anything that may be necessary under the laws of the United States, Ireland and any Other Relevant Jurisdiction (or any instrumentality thereof).

(b)                         No Borrower Party shall change its name, identity or corporate structure (within the meaning of Article 9 of the UCC) unless such Borrower Party shall have given the Collateral Agent at least thirty (30) days’ prior written notice thereof; provided that, upon the Collateral Agent’s request in any case in which, in the Collateral Agent’s reasonable opinion, such change of name, identity or corporate structure would or could make the Security Agreement, the other Security Documents, any filings or registrations or any financing statement or continuation statement filed pursuant to the terms hereof or any other Loan Documents misleading within the meaning of Section 9-402(7) of the UCC or any other applicable law, such Borrower Party shall, within 10 days of any request therefor, file such requested amendments to all previously made filings or registrations and all previously filed financing statements and continuation statements.

(c)                          Each Borrower Party shall give the Collateral Agent at least thirty (30) days’ prior written notice of any change of such Borrower Party’s jurisdiction of incorporation.

(d)                         Each Borrower Party shall furnish to the Collateral Agent from time to time such statements and schedules further identifying and describing the Collateral as the Collateral Agent may reasonably request for the purposes described in Section 5.02(a), all in reasonable detail.

Section 5.03.            Ownership, Operation and Leasing of Pool Aircraft; Ownership of Borrower and Each Subsidiary Holdco.

(a)                         No Transaction Party shall:

(i)                                other than in connection with a sale, transfer or other disposition permitted under Section 5.04, permit any Person other than (x) a Subsidiary Holdco or an Owner

Subsidiary (except to the extent of the Local Requirements Exception or as provided in the definition of “Own”) to own beneficially any Pool Aircraft or (y) an Owner Subsidiary (except to the extent of the Local Requirements Exception or as provided in the definition of “Own”) to hold title to any Pool Aircraft (it being understood that in each case described above an Owner Subsidiary may be an Intermediate Lessee);

(ii)                             other than in connection with a sale, transfer or other disposition permitted under Section 5.04, permit any Person other than a Subsidiary Holdco or another Owner Subsidiary (or in the case of an Intermediate Lessee, another Intermediate Lessee) (in each case, except to the extent of the Local Requirements Exception) to hold any portion of the Equity Interest in any Owner Subsidiary or any Intermediate Lessee; or

(iii)                          enforce or amend, replace or waive any term of, or otherwise modify, any Lease with respect to any Pool Aircraft in a manner other than in a manner consistent with Leasing Company Practice;

(b)                                 At all times, (i) Grandparent Holdco shall directly hold 100% of the Equity Interests in Parent Holdco, (ii) Parent Holdco shall directly hold 100% of the Equity Interests in the Borrower and (iii) Parent Holdco shall directly hold 100% of the Equity Interests in each Subsidiary Holdco.

Section 5.04.            Limitation on Disposition of Aircraft; Limitation on Disposition of Certain Equity Collateral.  Except as expressly provided in Section 2.10 or Section 5.17 or in the Security Agreement, no Transaction Party shall sell, transfer or otherwise dispose of any Pool Aircraft or an Owner Subsidiary unless the requirements in Section 5.16(a) shall be satisfied after giving pro forma effect to such sale, transfer or other disposition.  Except as provided in Section 5.17, Grandparent Holdco shall not sell, transfer or otherwise dispose of any of its Equity Interest in Parent Holdco.  Except as provided in Section 5.17, Parent Holdco shall not sell, transfer or otherwise dispose of any of its Equity Interest in Borrower.  Except after a release of CA Subsidiary Holdco or Irish Subsidiary Holdco, as the case may be, as expressly provided in Section 2.10(i) or as provided in Section 5.17, Parent Holdco shall not sell, transfer or otherwise dispose of any of its Equity Interest in CA Subsidiary Holdco or Irish Subsidiary Holdco, respectively.

Section 5.05.            Payment of Taxes or Other Claims.  Each Transaction Party will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon such Transaction Party or any of its Subsidiaries, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of such Transaction Party or any of its Subsidiaries that is not a Permitted Lien; provided, however, that such Transaction Party shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 5.06.            Representations Regarding Operation.  No Transaction Party shall represent or hold out, or consent to any Lessee to represent or hold out, any Lender Party in its capacity as such as (i) the owner or lessor of any PS Pool Aircraft, (ii) carrying goods or passengers on any PS Pool Aircraft or (iii) being in any way responsible for any operation of carriage (whether for hire or reward or gratuitously) with respect to any PS Pool Aircraft.

Section 5.07.            Compliance with Laws, Etc.  Each Transaction Party shall comply in all material respects with all Requirements of Law (including ERISA or any laws applicable to any Foreign Pension Plan), rules, regulations and orders and (except as otherwise provided herein) preserve and maintain its corporate rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges is caused by a Third Party Event (and only for so long as the applicable Transaction Party is complying with the requirements of the proviso to the last paragraph of Section 5.20(a)) or would not materially adversely affect the Collateral, the collectability of monies owed under the Leases or the ability of such Obligor to perform its obligations under the Loan Documents.

Without limiting the foregoing, each Transaction Party shall obtain all governmental (including regulatory) registrations, certificates, licenses, permits and authorizations required to be obtained by it in connection with the Loan Documents and for the Pool Aircraft Owned or leased by it, including a current certificate of airworthiness for each Pool Aircraft (issued by the applicable aviation authority and in the appropriate category for the nature of operations of such Pool Aircraft) unless such Pool Aircraft is not subject to a Lease or is undergoing re-registration, maintenance or modification or unless the failure to obtain any such governmental registration, certificate, license, permit or authorization would not materially adversely affect the Collateral, the collectability of monies owed under the Leases or the ability of such Obligor to perform its obligations under the Loan Documents, in which case the appropriate governmental (including regulatory) registrations, certificates, licenses, permits and authorizations shall be maintained.

Section 5.08.            Notice of Adverse Claim or Loss.  ILFC shall notify the Lender Parties promptly after a responsible officer of ILFC obtains knowledge thereof, in writing and in reasonable detail, (i) of any Adverse Claim known to it made or asserted against any of the Pool Aircraft Assets or any of the Collateral, (ii) of the occurrence of any event which would have a material adverse effect on the assignments and security interests granted by the Borrower Parties under any Loan Document, (iii) of any loss, theft, damage, or destruction to any Pool Aircraft if the potential cost of repair or replacement of such asset (without regard to any insurance claim related thereto) may exceed the greater of the damage notification threshold under the relevant Lease and $5,000,000; and (iv) as soon as such Obligor becomes aware of any settlement offer received by such Obligor with respect to any claim of damage or loss in excess of $10,000,000 with respect to a Pool Aircraft.

Section 5.09.            Reporting Requirements.

(a)                         ILFC shall furnish, or cause to be furnished, to the Administrative Agent:

(i)                                as soon as available and in any event within 95 days after the end of each Fiscal Year, a copy of the audited consolidated financial statements, prepared in accordance with GAAP, for such year of ILFC (or, after the AerCap Acquisition Amendment Effective Date, AerCap) and its consolidated subsidiaries, certified by any firm of nationally recognized independent certified public accountants;

(ii)                             as soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year, with respect to ILFC (or, after the AerCap Acquisition Amendment Effective Date, AerCap) and its consolidated subsidiaries, unaudited consolidated balance sheets as of the end of such quarter and as at the end of the previous Fiscal Year, and consolidated statements of income for such quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter prepared in accordance with GAAP, certified by the officer in charge of financial matters of ILFC (or AerCap, as applicable) identifying such balance sheets or statements as being the balance sheets or statements of ILFC (or AerCap, as applicable) described in this paragraph (ii) and stating that the information set forth therein fairly presents the financial condition of ILFC (or AerCap, as applicable) and its consolidated subsidiaries as of the last day of such quarter of such Fiscal Year in conformity with GAAP, subject to year-end adjustments and omissions of footnotes and subject to the auditors’ year-end report;

(iii)                          concurrently with each delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer of ILFC (A) certifying as to whether to his or her knowledge an Event of Default has occurred and is continuing and, if an Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (B) stating whether any change in GAAP or in the application thereof has occurred since the date of ILFC’s most recent audited financial statements referred to in Section 3.04 or delivered pursuant to this Section and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(iv)                         as soon as possible and in any event within three Business Days after he or she obtains knowledge of the occurrence and continuance of a Default or an Event of Default (including, for the avoidance of doubt, by receipt of a notice of any default under any Indebtedness which with the passing of time or giving of notice or otherwise could reasonably be expected to lead to an Event of Default under Article 6(f)), a written statement of a Financial Officer of ILFC setting forth complete details of such Default or Event of Default, and the action, if any, which the Obligors have taken or propose to take with respect thereto;

(v)                            promptly, from time to time, subject to applicable confidentiality restrictions (including Section 9.14) and the terms of the Leases, such information, documents, Records or reports respecting the Pool Aircraft, the Leases, the Pool Aircraft Assets or the condition or operations, financial or otherwise, of the Obligors or any of their subsidiaries which the Administrative Agent may, from time to time, reasonably request and which are reasonably available to any Transaction Party (including by making a reasonable request for information, reports or action under any Lease or otherwise from a third party which any Transaction Party is reasonably entitled to make, it being understood that no Transaction Party shall be liable for such third party’s failure to provide such information, reports or action);

(vi)                         prompt written notice of the issuance by any court or governmental agency or authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the performance of any Obligor’s obligations hereunder or under any other Loan Document, or invalidating, or having the effect of invalidating, any provision of this Agreement, or any other Loan Document, or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint, in each case, of which a responsible officer has knowledge;

(vii)                      a certificate of a Financial Officer in substantially the form of Exhibit I (an “LTV Certificate”) (A) on or prior to each LTV Determination Date; provided that with respect to an LTV Determination Date, (1) to the extent such LTV Certificate provides that an additional Aircraft will be added to the Designated Pool to effect an LTV Cure, and to the extent the Appraisals required to be provided for such Aircraft are not yet available, such LTV Certificate shall describe (and apply for the purposes of the required calculations) the Appraised Values that ILFC estimates in good faith with respect to such Aircraft, noting therein that such Appraisals are not yet available and (2) ILFC shall, promptly after receiving the Appraisals required to be provided for such Aircraft (and in no event later than the addition of such Aircraft to the Designated Pool), provide to the Administrative Agent an updated and completed LTV Certificate with respect to and dated as of the relevant LTV Determination Date; and (B) with respect to an Event of Loss or a Specified Representation Deficiency, within ten Business Days after the Chief Financial Officer’s knowledge thereof a certificate setting forth the effect on the Loan-to-Value-Ratio of such Event of Loss or Specified Representation Deficiency and on the LTV Cure thereof an LTV Certificate with respect thereto; and

(viii)                   with each LTV Certificate in respect of the Payment Dates occurring in June (other than the first Payment Date and the Final Maturity Date) and December, three Appraisals of each Pool Aircraft from Qualified Appraisers and, at any time during the continuance of an Event of Default, at the request of the Administrative Agent, Appraisals of the Pool Aircraft specified in such request from Qualified Appraisers.  Each Appraisal shall be conducted (i) by a Qualified Appraiser, (ii) at the sole cost and expense of the Borrower and (iii) with an “as of” valuation date no more than thirty (30) days prior to the date such Appraisal is furnished.

(b)                         The Lender Parties are hereby authorized to deliver a copy of any such financial or other information delivered hereunder to any other Lender Party, to any Government Authority having jurisdiction over any such Person or any Transaction Party pursuant to any written request therefor or in the ordinary course of examination of loan files, to any rating agency in connection with their respective ratings of commercial paper issued by the Lenders or to any other Person who shall acquire or consider the assignment of, or acquisition of any interest in, any Obligation permitted by this Agreement; provided that such Person (not including any Government Authority or any rating agency) agrees in writing to the confidentiality provisions set forth in Section 9.14.

(c)                                  Documents required to be delivered pursuant to this Section 5.09(a)(i), (ii), (iii), (v), (vii) and (viii) (and other similar documents that are (x) required to be delivered pursuant to the Loan Documents that are certificates or statements provided on scheduled dates, (y) copies of Leases or other Pool Aircraft Collateral documents, (including under Section 5.20(c)) or (z) copies of documents provided after request by a Lender Party) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which ILFC posts such documents on ILFC’s website on the Internet or at a website address provided to the Administrative Agent; or (ii) on which such documents are posted on ILFC’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that ILFC shall deliver (by electronic mail) to the Administrative Agent “pdf” or other electronic format copies of each document (or a link thereto) listed in clauses (i), (ii), (iii), (iv), (vi), (vii) and (viii) of Section 5.09(a) and such other documents as the Administrative Agent requests ILFC to deliver by electronic mail.  Notwithstanding anything contained herein, in every instance ILFC shall be required to provide electronic mail “pdf” copies of the certificates required by Section 5.09(a)(iv) and (vi) to the Administrative Agent.  Except for the items in subsections (iii) and (vii) of Section 5.09(a), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by ILFC with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

ILFC hereby acknowledges that (a) the Administrative Agent and/or an Arranger Entity will make available to the Lenders information provided by or on behalf of ILFC hereunder (collectively, “ILFC Materials”) by posting the ILFC Materials on Syntrac or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to ILFC or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  ILFC hereby agrees that it will use commercially reasonable efforts to identify that portion of the ILFC Materials that may be distributed to the Public Lenders and that (w) all such ILFC Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking ILFC Materials “PUBLIC”, ILFC shall be deemed to have authorized the Administrative Agent, any Arranger Entity and the Lenders to treat such ILFC Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to ILFC or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such ILFC Materials constitute Information, they shall be treated as set forth in Section 9.14); (y) all ILFC Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and an Arranger Entity shall be entitled to treat any ILFC Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Section 5.10.            Limitation on Transactions with Affiliates.  No Transaction Party shall enter into, renew or extend any transaction after the date hereof (including the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of such Transaction Party (other than any Transaction Party or any of its Subsidiaries or any Acceding Guarantor), except upon terms no less favorable to such Transaction Party than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such an Affiliate and pursuant to enforceable agreements.  Notwithstanding the foregoing, nothing in this

Section shall have the effect of prohibiting any transaction authorized by Section 2.10 or any insurance transaction that is entered into in the ordinary course of business and not for speculative purposes between a Transaction Party and Parent or any Affiliate of Parent.

Section 5.11.            Inspections.  Not more frequently than one time per calendar year (unless an Event of Default shall have occurred and be continuing), the Administrative Agent, or its agents or representatives, may, upon reasonable notice and during regular business hours, at the Obligor’s expense, which notice shall in no event be less than five Business Days (except if an Event of Default shall have occurred and be continuing), as requested by the Administrative Agent, (i) examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of any Transaction Party and (ii) visit the offices and properties of any Transaction Party, for the purpose of examining such materials described in clause (i) above, and discussing matters relating to the Pool Aircraft Collateral or any Obligor’s performance under the Loan Documents or under the Leases with any appropriate officers or employees of any Transaction Party, having knowledge of such matters.

Section 5.12.            Use of Proceeds; Margin Regulations.  The proceeds of the Loans will be used solely for the general corporate purposes of ILFC and its subsidiaries.  No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.

Section 5.13.            Insurance.  Each Transaction Party shall maintain or cause to be maintained insurance covering such risks, and in such amounts as specified in Section 2.16 and Schedule V of the Security Agreement.

Section 5.14.            UNSC, EU and United States Sanctions and Export Restrictions.  No Transaction Party shall, nor shall it permit or cause any of its subsidiaries to, directly or through a subsidiary as applicable, violate, by leasing an Aircraft or otherwise (A) any UNSC sanctions or export restrictions, (B) any EU sanctions or export restrictions, (C) any sanctions administered or enforced by OFAC, (D) the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Commerce Department, (E) the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. Department of State, (F) any Law relating to money laundering, including the Bank Secrecy Act, as amended by the Patriot Act or any implementing regulations thereunder, or (G) any subsequent Sanctions, in each case binding on such Transaction Party, the effect of which is to have a Material Adverse Effect or result in a risk of criminal liability to any Lender Party; provided that no breach of this Section 5.14 shall be deemed to have occurred by virtue of a Third Party Event if all affected Pool Aircraft and relevant Owner Subsidiaries are removed as Pool Aircraft and Transaction Parties, respectively, promptly in accordance with the provisions of this Agreement.  Each Transaction Party shall, and shall cause any of its subsidiaries to, deliver to the Lenders any certification or other evidence reasonably requested from time to time by the Lenders, confirming its compliance with this Section.

Section 5.15.            Sanctions.  No Transaction Party shall, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available any funds to any subsidiary, joint venture partner or other Person (x) to fund any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of any Sanctions; or (y) in any other manner that will result in a violation of Sanctions by any Lender Party participating in the Loans, whether as lender, borrower, advisor or otherwise.

Section 5.16.            Loan-to-Value Ratio; Average Age.

(a)                                 The Borrower will not permit (i) the Loan-to-Value Ratio on any LTV Determination Date to exceed 70% or (ii) the Average Age on any LTV Determination Date to exceed 9.5 years plus the amount of time elapsed since the date of this Agreement, plus 6 months; provided that the Average Age may exceed such age for up to 180 consecutive days if such excess results solely from an Event of Loss or a Specified Representation Deficiency; and provided further that no breach of clause (i) shall constitute a Default or Event of Default, except to the extent that the Obligors fail to effect an LTV Cure in respect thereof in accordance with Section 5.16(d) and no breach of clause (ii) shall constitute a Default or Event of Default except to the extent that such breach, when reflected in the Pool Specifications and the Appraised Values, results in a breach of clause (i) and Section 5.16(d) as aforesaid.

(b)                                 The Loan-to-Value Ratio shall be tested on the Effective Date, each Release Date, each Payment Date, upon each Removal, upon each Deemed Removal, upon a prepayment under Section 2.06 or Section 9.06, upon an Event of Loss and upon a Specified Representation Deficiency in accordance with Section 2.10(d) (each such date, an “LTV Determination Date”).

(c)                                  In the event that the Loan-to-Value Ratio as of any LTV Determination Date is or will be (as applicable in accordance with Sections 5.16(d), after giving effect to any Removal or Deemed Removal of any Pool Aircraft or Owner Subsidiary or other event that triggered the LTV Determination Date) greater than that permitted pursuant to Section 5.16(a), the Obligors shall be required, in any combination, to (i) prepay all or a portion of the principal amount of the Loans by deposit into the Paying Agent’s Account, (ii) deposit an amount into the Collateral Account and/or (iii) add Non-Pool Aircraft, in each case such that the Pool Aircraft in the Designated Pool shall be in compliance with Section 5.16(a) after giving pro forma effect to such payment and/or addition (each of (i), (ii) and (iii), an “LTV Cure”), in an aggregate amount sufficient to cause the Loan-to-Value Ratio, after giving pro forma effect to any LTV Cure, to satisfy the requirements of Section 5.16(a) as of such LTV Determination Date.  If the Obligors elect to deposit an amount (the “Interim Cash”) into the Collateral Account in effecting an LTV Cure, then the Obligors will have 180 days to effect an LTV Cure of the type described in clause (i) or (iii) above in an aggregate amount sufficient to cause the Loan-to-Value Ratio, after giving pro forma effect to any LTV Cure not including any Interim Cash, to satisfy the requirements of Section 5.16(a) (an “Interim Cure”).  Upon such an Interim Cure being effected and certified by ILFC to the Administrative Agent and the Collateral Agent, at the Borrower’s request, the Collateral Agent shall direct the Securities Intermediary to return the relevant Interim Cash or any specified portion thereof to the Borrower to an account specified by the Borrower.  If the Borrower so requests in connection with an Interim Cure, the Collateral Agent shall direct the Securities Intermediary to deposit such portion of the Interim Cash specified by the Borrower in the Paying Agent’s Account to be applied to prepay a portion of the principal amount of the Loans (provided that the Borrower shall pay any applicable Premium Amount as and to the extent otherwise provided in the definition of the term Premium Amount).  If ILFC does not certify to the Administrative Agent and the Collateral Agent that an Interim Cure has otherwise been effected before close of business on the 180th day after the Interim Cash is initially deposited in the Collateral Account, the Borrower shall request the Collateral Agent to direct the Securities Intermediary to deposit such Interim Cash into the Paying Agent’s Account to be applied to prepay a portion of the principal amount of the Loans (and the Borrower shall pay any Premium Amount, as and to the extent otherwise provided in the definition of the term Premium Amount ).

(d)                                 The Obligors shall complete the applicable LTV Cure(s) (i) in connection with any LTV Determination Date relating to any Removal (other than as a result of an event described in the second proviso of Appraised Value that is not a Deemed Removal or a Specified Representation Deficiency) or Deemed Removal or that is the Effective Date, on or prior to such LTV Determination Date, (ii) after any other LTV Determination Date (other than in connection with an Event of Loss or a Specified Representation Deficiency), (A) with respect to any LTV Cure consisting of prepayment of the Loans or payment of Interim Cash into the Collateral Account, within 10 Business Days following such LTV Determination Date and (B) with respect to any other LTV Cure, within 45 days following such LTV Determination Date and (iii) in the case of an LTV Determination Date in connection with an Event of Loss or a Specified Representation Deficiency, within 180 days following such LTV Determination Date.

Section 5.17.            Mergers, Consolidations and Sales of Assets.  (a)  ILFC shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and ILFC shall not permit any Person to consolidate with or merge into it or convey, transfer or lease its properties and assets substantially as an entirety to it, unless:

(i)                                               (A) in connection with the sale of ILFC and its subsidiaries to a subsidiary of AerCap so long as ILFC’s successor Delaware statutory trust, the Acceding Guarantors, Grandparent Holdco, Parent Holdco, Borrower, each Subsidiary Holdco and the Administrative Agent have entered into the AerCap Acquisition Amendment (which the Administrative Agent shall enter into upon written request of ILFC) and the AerCap Acquisition Amendment Effective Date has occurred or is occurring pursuant to which, among other things, the Acceding Guarantors become Obligors for the purposes of Article 7 hereof; or (B) in all other cases, ILFC shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which ILFC is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of ILFC substantially as an entirety shall be a corporation, limited liability company, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an amendment hereto, executed and delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, ILFC’s guaranty herein of the due and punctual payment of the principal of (and premium, if any) and interest on all the Loans and the performance of every covenant of this Agreement and the other Loan Documents on the part of ILFC to be performed or observed;

(ii)                                  immediately after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(iii)                               ILFC has delivered to the Administrative Agent an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if any amendment is required in connection with such transaction, such amendment comply with this Section 5.17 and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)                         Upon any consolidation by ILFC with or merger by ILFC into any other Person or any conveyance, transfer or lease of the properties and assets of ILFC substantially as an entirety in accordance with clause (a), the successor Person formed by such consolidation or into which ILFC is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, ILFC under the Loan Documents with the same effect as if such successor Person had been named as ILFC herein, and thereafter, except in the case of a lease or as otherwise provided in the AerCap Acquisition Amendment, ILFC or the predecessor Person shall be relieved of all obligations and covenants under the Loan Documents.

(c)                                  None of Grandparent Holdco, Parent Holdco, the Borrower, CA Subsidiary Holdco, Irish Subsidiary Holdco, any Owner Subsidiary nor any Intermediate Lessee shall merge or consolidate into another Person unless (i) the capital structure immediately prior to such merger or consolidation would remain unchanged after giving effect to such merger or consolidation such that ILFC would directly or indirectly own 100% of the Equity Interest in Grandparent Holdco, Grandparent Holdco would directly own 100% of the Equity Interest in Parent Holdco, Parent Holdco would directly own 100% of the Equity Interest in the Borrower and in each applicable Subsidiary Holdco and, subject to the Local Requirements Exception, each Subsidiary Holdco would directly (or indirectly via Owner Subsidiaries in which it directly or indirectly owns 100% of the Equity Interests) own 100% of the Equity Interest in each of its applicable Owner Subsidiaries, (ii) the successor Person formed by such consolidation or into which the relevant Transaction Party is merged would be the successor Transaction Party such that, for example, if the Borrower merges into a Delaware partnership, the surviving Delaware partnership would become the Borrower, (iii) such successor Person would be bound to perform all of the obligations and duties of its predecessor entity, (iv) no Default or Event of Default shall have occurred and be continuing after giving effect to such merger or consolidation, (v) the Collateral Agent will continue to have a first priority perfected security interest in all of the Collateral (including 100% of the Equity Interest in each such successor Person other than Parent Holdco) subject to Permitted Liens and to the extent required under the Express Perfection Requirements, and will receive a legal opinion from reputable international counsel to such effect and (vi) the Administrative Agent shall have received a certificate, dated as of the date of such merger or consolidation and signed by the President, a Vice President or a Financial Officer of ILFC confirming that each of preceding conditions (i) through (v) have been satisfied.

Section 5.18.            Limitation on Indebtedness.  No Transaction Party (other than ILFC) may incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, whether present or future, any Indebtedness other than (i) in the case of the Obligors, Indebtedness under the Loan Documents; (ii) in the case of Grandparent Holdco, Junior Lien Debt; (iii) Indebtedness in respect of guarantees by any Borrower Party of any obligation of any Transaction Party (other than of ILFC, Grandparent Holdco or Parent Holdco); (iv) Leases and obligations to Lessees, trustees and others under the Leases, trust agreements and other documents related thereto, including any Indebtedness owed to any Lessee under any such agreement or the Lease with respect to maintenance contributions, redelivery condition adjustment payments or any other obligation of any Subsidiary Holdco, Intermediate Lessee or Owner Subsidiary to a Lessee; (v) Indebtedness of any Transaction Party owed to ILFC or an Acceding Guarantor and Pledged Debt; provided that, no such Indebtedness shall be permitted unless (x) such Indebtedness has been subordinated to the Obligations and the Junior Lien Obligations pursuant to the terms of the Intercreditor Agreement, (y) in the case of any Pledged Debt Collateral, such Pledged Debt Collateral has been pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Agreement and the Collateral Agent has a first priority perfected security interest in such Pledged Debt Collateral and (z) in the case of any Pledged Debt Collateral, such Pledged Debt Collateral is evidenced by an Instrument which has been delivered and indorsed to the Collateral Agent; (vi)  Indebtedness required in connection with repossession of an Aircraft or any engine; and (vii) Indebtedness in favor of the issuer of a surety, letter of credit or similar instrument to be obtained by any Subsidiary Holdco, Intermediate Lessee or Owner Subsidiary in connection with the repossession or detention of an Aircraft or other enforcement action under a Lease.

Section 5.19.            Limitation on Business Activity.  Each Transaction Party (other than ILFC) shall maintain its existence (subject to Section 5.17(c)) as a separate corporation, limited liability company, trust or other Person for the sole purpose of (i) in the case of each Owner Subsidiary and each Intermediate Lessee, owning, leasing and disposing of the Pool Aircraft and activities incidental thereto and (ii) in the case of each Borrower Party, holding and disposing of the assets contemplated to be held hereunder and entering into the Loan Documents and the transactions contemplated thereby (including the loan facility and intercompany indebtedness which is to be repaid from the proceeds of the Loan) and activities incidental thereto.  Each Transaction Party (other than ILFC) shall maintain certain policies and procedures relating to its separateness, including, (x) maintaining its own books and records (other than any Transaction Party which is a trust) and maintaining its assets and liabilities in such a manner that it is not difficult to segregate, identify or ascertain such assets and liabilities from those of ILFC, other Transaction Parties and any other Person, and (y) holding itself out to creditors and the public as a legal entity (other than any trust) separate and distinct from ILFC, other Transaction Parties and any other Person (except for consolidated tax returns (including VAT returns and elections to be disregarded), financial statements and similar reports).

Section 5.20.            Operational Covenants.

(a)                                 Operation and Use.  Each Borrower Party agrees that no Pool Aircraft will be maintained, used or operated in violation of any law, rule or regulation (including airworthiness directives) of any government or Governmental Authority having jurisdiction over it with respect to such Pool Aircraft or in violation of any airworthiness certificate, license or registration relating to such Pool Aircraft issued by any such government, except for minor violations, and except to the extent any Transaction Party (or, if a Lease is then in effect with respect to such Pool Aircraft, any Lessee of such Pool Aircraft) is contesting in good faith the validity or application of any such law, rule or regulation in any manner that does not involve any material risk of sale, forfeiture or loss of such Pool Aircraft or any material risk of subjecting any Secured Party to criminal liability or materially impair the Liens created by any Security Document; provided that the Transaction Parties shall only be entitled to contest mandatory grounding orders if they (or the applicable Lessee) do not operate such Pool Aircraft during such contest.  The Transaction Parties will not operate any Pool Aircraft, or permit any Pool Aircraft to be operated or located, (i) in any area excluded from coverage by any insurance required by the terms of Section 2.16 and Schedule V of the Security Agreement or (ii) in any war zone or recognized or threatened areas of hostilities unless covered by war risk insurance in accordance with Section 2.16 and Schedule V of the Security Agreement, in either case unless indemnified by a Government Authority as provided therein or unless located there due to an emergency or an event outside the Lessee’s control, but only for so long as such emergency or event continues.

Notwithstanding the other provisions of Section 5.07 or this Section 5.20, no breach of Section 5.07 or Section 5.20 shall be deemed to have occurred by virtue of any act or omission of a Lessee or sub-lessee, or of any Person claiming by or through a Lessee or a sub-lessee, or of any Person which has possession of the Pool Aircraft or any engine for the purpose of repairs, maintenance, modification or storage, or by virtue of any requisition, seizure, or confiscation of the Pool Aircraft, or otherwise) (each, a “Third Party Event”); provided that actions taken by ILFC or the Owner Subsidiary or Intermediate Lessee which is the lessor or owner of such Pool Aircraft with respect thereto are in accordance with Leasing Company Practice (taking into account, inter alia, the laws of the jurisdictions in which the Pool Aircraft are located).

(b)                                 Registration.  Each Borrower Party shall cause each Pool Aircraft to become (or be in the process of becoming in due course) and remain duly registered, under the laws of a country or jurisdiction that is not a Prohibited Country or that is the country in which such Pool Aircraft is registered as of the date hereof, in the name of the relevant Owner Subsidiary and reflecting the applicable Owner Subsidiary (or, if applicable, the applicable Intermediate Lessee) as lessor, in each case, if and to the extent so permitted under the applicable registry and subject to the Local Requirements Exception; provided that a Pool Aircraft may be unregistered for a temporary period in connection with modification or maintenance of such Pool Aircraft.  The Administrative Agent and the Collateral Agent each agree that it will cooperate with the relevant Transaction Party in changing the state of registration of any Pool Aircraft at the cost of the relevant Transaction Party and as the relevant Transaction Party may request, provided that such request does not conflict with any Obligor’s obligations under the Loan Documents.

(c)                                  Extension, Amendment or Replacement of Leases.  Promptly following the effectiveness of any material amendment, supplement or waiver, or renewal, extension or replacement Lease, of any existing Lease in respect of a Pool Aircraft, and subject to the provisions of Section 9.14, the Borrower Parties shall comply with the provisions of Sections 2.06, 2.07 and 2.09 of the Security Agreement, as applicable, and shall deliver the following to the Collateral Agent:

(i)                                     certificates of insurance from qualified brokers of aircraft insurance (or other evidence reasonably satisfactory to the Administrative Agent), evidencing all insurance required to be maintained by the applicable Lessee, together with the endorsements required pursuant to Section 5.13 of this Agreement and Schedule V of the Security Agreement;

(ii)                                  promptly and in any case within 30 days of the effectiveness of the leasing of such Pool Aircraft, a copy of such Lease, and an amended and restated Schedule 3.17(b) incorporating all information required under such schedule with respect to such replacement;

(iii)                               with respect to any replacement Lease, copies of such legal opinions with regard to compliance with the registration requirements of the relevant jurisdiction, enforceability of such Lease and such other matters customary for such transactions, in each case to the extent that receiving such legal opinions is consistent with Leasing Company Practice; and

(iv)                              a copy of each material amendment, supplement or waiver to a Lease relating to a Pool Aircraft.

ARTICLE 6
EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)                         the Borrower shall fail to pay any principal of the Loans when the same shall become due;

(b)                         the Borrower shall fail to pay when due any interest on the Loans and such failure shall continue unremedied for a period of three Business Days, or the Borrower shall fail to pay when due any fee or other amount (except an amount referred to in clause (a) above) payable under any Loan Document, and such failure shall continue unremedied for a period of seven Business Days after demand upon or other notice to such Borrower;

(c)                          any representation, warranty or certification made or deemed made by or on behalf of any Transaction Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made and the adverse effect thereof, if capable of being remedied, shall continue unremedied for a period of 30 days after the date on which the Borrower shall have received written notice thereof from the Administrative Agent (which notice may be given by the Administrative Agent, and will be given by the Administrative Agent at the request of the Required Lenders, during the continuance of such Default);

(d)                         any Obligor shall fail to observe or perform any covenant or agreement contained in Sections 5.01, 5.04, 5.13, 5.16(d) or 5.17;

(e)          any Obligor shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) above), and such failure shall continue unremedied for a period of 60 days (or, if ILFC failed to give notice of such noncompliance or nonperformance pursuant to Section 5.09(a)(iv) within three Business Days after obtaining knowledge thereof, 60 days minus the number of days elapsed between the date the Borrower obtained such knowledge and the date ILFC gives the notice pursuant to Section 5.09(a)(iv), but in no event less than three Business Days) after the Borrower shall have received written notice thereof from the Administrative Agent (which notice may be given by the Administrative Agent, and will be given by the Administrative Agent at the request of the Required Lenders, during the continuance of such Default);

(f)           default under any mortgage, indenture or instrument under which there is issued, or which secures or evidences, any indebtedness for borrowed money of the Borrower or any other Obligor now existing or hereinafter created, which default shall constitute a failure to pay any amount of principal of such indebtedness in an amount exceeding $50,000,000 when due and payable (other than as a result of acceleration), after expiration of any applicable grace period with respect thereto, or shall have resulted in an aggregate principal amount of such indebtedness exceeding $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after there has been given a written notice to the Borrower by the Administrative Agent or to the Borrower and the Administrative Agent by Lenders holding at least 25% in principal amount of the Loans at the time outstanding, specifying such default with respect to the other indebtedness and requiring such Obligor to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder;

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Transaction Party or, from and after the AerCap Acquisition Amendment Effective Date, any Acceding Guarantor or its debts, or of a substantial part of its assets, under any applicable Federal, state or other bankruptcy (faillite), insolvency, judicial liquidation (liquidation judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), receivership, examinership or similar law (including under the laws of Ireland or Luxembourg) now or hereafter in effect or (ii) the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator commissaire, commissaire surveillant, juge-commissaire, liquidateur, curateur or similar official (including under the laws of Ireland or Luxembourg)  for any Transaction Party or, from and after the AerCap Acquisition Amendment Effective Date, any Acceding Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)         any Transaction Party or, from and after the AerCap Acquisition Amendment Effective Date, any Acceding Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, examination or other relief under any Federal, state or foreign bankruptcy (faillite), insolvency, judicial liquidation (liquidation judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), receivership, examinership or similar law (including under the laws of Luxembourg) now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator, commissaire, commissaire surveillant, juge-commissaire, liquidateur, curateur or similar official (including under the laws of Luxembourg) for any Transaction Party or, from and after the AerCap Acquisition Amendment Effective Date, any Acceding Guarantor or for a substantial part of its respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) have its board of directors or managers vote to approve any action for the purpose of effecting any of the foregoing;

(i)             any Transaction Party shall become unable, admit in writing its inability or fail generally, to pay its debts as they become due;

(j)            one or more judgments for the payment of money in an aggregate amount exceeding $50,000,000 not covered by insurance shall be rendered against any Transaction Party and shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any Collateral or Pool Aircraft Collateral to enforce any such judgment to the extent not a Permitted Lien;

(k)         any Lien purported to be created under any Security Document shall be asserted by any Transaction Party not to be, a valid and perfected Lien (to the extent required under the Express Perfection Requirements) on any Collateral with the same priority as and to the extent provided for under the applicable Security Documents except as a result of a sale, release or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents; or

(l)             an ERISA Event shall have occurred that when taken either alone or together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (except an event with respect to any Transaction Party described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to ILFC, (i) if such notice shall have been delivered prior to the making of the Loans, declare the Commitments to be terminated or (ii) if such notice shall have been delivered after the making of the Loans, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to any Borrower Party described in clause (g) or (h) above, (1) if such event shall have occurred prior to the making of the Loans, the Commitments shall automatically be terminated and (2) if such event shall have occurred after the making of the Loans, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are waived by the Obligors.

ARTICLE 7
GUARANTY

Section 7.01.            Guaranty.  Each Obligor (which term when used with reference to a Person providing a guaranty under this Article 7 excludes the Borrower) hereby guarantees the punctual payment upon the expiration of any applicable remedial period, whether at scheduled maturity or by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any other applicable law (including under the laws of Ireland or Luxembourg)), of all of its Guaranteed Obligations.  Without limiting the generality of the foregoing, the liability of each Obligor shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Obligor to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, examination or similar proceeding involving such Obligor.

Section 7.02.            Contribution.  Subject to Section 7.03, each Obligor hereby unconditionally agrees that in the event any payment shall be required to be made to any Secured Party under this Article 7, such Obligor in its capacity as such will contribute, to the maximum extent permitted by law, such amounts to each other Obligor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

Section 7.03.            Guaranty Absolute.  Each Obligor guarantees that its Guaranteed Obligations will be paid in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Obligor under or in respect of this Article 7 are independent of the Guaranteed Obligations or any other Obligations of any other Obligor under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Obligor to enforce this Article 7, irrespective of whether any action is brought against any other Obligor or whether any other Obligor is joined in any such action or actions. The liability of each Obligor under this Article 7 shall be irrevocable, absolute and unconditional, and each Obligor hereby irrevocably waives any defenses (other than payment in full of the Guaranteed Obligations and except in respect of a Defaulting Lender) it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)                         any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)                         any change in the time, manner or place of payment of, or in any other term of, all or any of its Guaranteed Obligations or any other Obligations of any Obligor under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in its Guaranteed Obligations resulting from the extension of additional credit to any Obligor or any of its subsidiaries or otherwise;

(c)                          any taking, exchange, release or non-perfection of security interest in or Lien on any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of its Guaranteed Obligations;

(d)                         any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of its Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of its Guaranteed Obligations or any other Secured Obligations of any Obligor under the Loan Documents or any other assets of any Obligor or any of its subsidiaries;

(e)                          any change, restructuring or termination of the corporate structure or existence of any Obligor or any of its subsidiaries;

(f)                           any failure of any Secured Party to disclose to any Obligor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Obligor now or hereafter known to such Secured Party (each Obligor waiving any duty on the part of the Secured Parties to disclose such information);

(g)                          the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to its Guaranteed Obligations; or

(h)                         any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Obligor or any guarantor or surety other than satisfaction in full of the Obligations.

This Article 7 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of such Obligor’s Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, all as though such payment had not been made.

In furtherance of the foregoing and without limiting the generality thereof, each Obligor agrees as follows:

(i)   the obligation pursuant to this Article 7 is a guaranty of payment when due and not of collectability, and is a primary obligation of each Obligor and not merely a contract of surety;

(ii)   the obligations of each Obligor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Obligor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Obligor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(iii)   payment by any Obligor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Obligor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Obligor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Obligor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Obligor, limit, affect, modify or abridge any other Obligor’s liability hereunder in respect of the Guaranteed Obligations;

(iv)   any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Obligor’s liability hereunder, from time to time, with the consent of the relevant Borrower Parties where applicable or required, may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Obligor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith and any Security Document including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Obligor against any other creditor or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(v)   this Article 7 and the obligations of Obligors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Obligor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower and any of its subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Obligor as an obligor in respect of the Guaranteed Obligations.

Section 7.04.            Waiver and Acknowledgments.  (a) Each Obligor hereby waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of its Guaranteed Obligations and this Article 7 and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other Person or any Collateral.

(b)                         Each Obligor hereby unconditionally and irrevocably waives any right to revoke this Article 7 and acknowledges that this Article 7 is continuing in nature and applies to all of its Guaranteed Obligations, whether existing now or in the future.

(c)                          Each Obligor hereby unconditionally and irrevocably waives any defense (i) arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Obligor or other rights of such Obligor to proceed against any of the other Obligors, any other guarantor or any other Person or any Collateral; (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Obligor under this Article 7 (except for payment and except as against a Defaulting Lender); (iii) arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any Obligor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any Obligor from any cause other than payment in full of the Guaranteed Obligations; (iv) based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (v) based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (vi) based on any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder; (vii)  promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; and (viii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(d)                         Each Obligor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Obligor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower Party or any of its subsidiaries now or hereafter known by such Secured Party.

(e)                          Each Obligor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Article 7 are knowingly made in contemplation of such benefits.

Section 7.05.            Subrogation.  Each Obligor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Obligor or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Obligor’s Guaranteed Obligations under or in respect of any Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against any other Obligor or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Obligor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of such Obligor’s Guaranteed Obligations and all other amounts payable under this Article 7 shall have been paid in full in cash, it being understood that payments in respect of inter-company indebtedness, dividends, capital contributions, servicing arrangements, tax-sharing agreements or other similar matters not prohibited by Section 5.10 exclusively among the Obligors (and the other Transaction Parties) are not prohibited under this Section 7.05 unless an Event of Default has occurred and is continuing.  If any amount shall be paid to any Obligor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article 7, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Obligor and shall forthwith be paid or delivered to the Administrative Agent (for the account of the relevant Secured Parties) in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to such Obligor’s Guaranteed Obligations and all other amounts payable by it under this Article 7, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any of such Obligor’s Guaranteed Obligations or other amounts payable by it under this Article 7 thereafter arising.  If all of the Guaranteed Obligations and all other amounts payable under this Article 7 shall have been paid in full in cash, the Secured Parties will, at any Obligor’s request and expense, execute and deliver to such Obligor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Obligor of an interest in the Guaranteed Obligations resulting from such payment made by such Obligor pursuant to this Article 7.

Section 7.06.            Payment Free and Clear of Taxes.  Any and all payments by any Obligor under this Article 7 shall be made in accordance with the provisions of this Agreement, including the provisions of Section 2.08 (and such Obligor shall make such payments of Taxes or Other Taxes to the extent described in Section 2.08), as though such payments were made by the Borrower.

Section 7.07.            No Waiver; Remedies.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.08.            Continuing Guaranty.  This Article 7 is a continuing guaranty and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article 7, and (b) inure to the benefit of and be enforceable by the Secured Parties and their permitted successors, transferees and assigns.  No Obligor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent.

Section 7.09.            Subordination of Certain Intercompany Indebtedness.  Each Obligor hereby agrees that any obligations owed to it by another Transaction Party shall be subordinated to the Obligations of such Obligor and that any indebtedness owed to it by another Transaction Party shall be subordinated to the Obligations of such other Obligor, it being understood that such Obligor or such other Transaction Party, as the case may be, may make payments on inter-company indebtedness, dividends, capital contributions, servicing arrangements, tax-sharing agreements or other similar matters not prohibited by Section 5.10 unless an Event of Default has occurred and is continuing.

Section 7.10.            Limit of Liability.  (a) Each Obligor shall be liable only for Guaranteed Obligations aggregating up to the largest amount that would not render its Guaranteed Obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law (including under the laws of Ireland).

(b)                         In the event that the direct or indirect assets of any Obligor organized under the laws of Ireland are insufficient to pay in full all claims made by the Secured Parties in respect of Guaranteed Obligations of such Obligor, then the Secured Parties shall have no further claim against such Obligor with respect to its Guaranteed Obligations for amounts that exceed its direct or indirect assets at such time.

Section 7.11.            Release.  Upon the release of an Obligor as provided in Section 2.10(d), (g) or (i) hereof or Section 5.17 hereof, the obligations of such Obligor under this Article 7 and under the other Loan Documents shall concurrently therewith automatically be deemed released, discharged and terminated.

Section 7.12.            No Collateral.  For purposes of clarification, the parties hereto acknowledge and agree that neither of ILFC nor any Acceding Guarantor is a “Grantor” under the Security Documents and neither of ILFC nor any Acceding Guarantor has granted or is obligated under the Loan Documents to grant a Lien on any property or other assets of ILFC or such Acceding Guarantor.

ARTICLE 8
AGENTS

Section 8.01.            Appointment and Authority. (a)  Each of the Lenders hereby irrevocably appoints Deutsche Bank AG New York Branch to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as provided herein, the provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Transaction Party shall have rights as a third party beneficiary of any of such provisions.

(b)                                 In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Transaction Party.

Section 8.02.            Rights as a Lender.  Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with ILFC or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03.            Exculpatory Provisions.  Each Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, each Agent:

(a)                         shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, and shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender;

(b)                         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to ILFC or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 and Article 5) or (ii) in the absence of its own gross negligence or willful misconduct.  Each Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by ILFC, the Borrower or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth anywhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 8.04.            Reliance by each Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05.            Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Representatives.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Representatives of any Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Section 8.06.            Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent with respect to any such successor proposed within the first 30 days after receipt of such notice of resignation and thereafter in consultation with the Borrower if no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank that is a national banking association or a bank organized under the laws of a state of the United States, or a branch in the United States of a bank that is not a national banking association or a bank organized under the laws of a state of the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Representatives in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.07.            Non-Reliance on Agents and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any Lender or any of their Representatives and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any Lender or any of their Representatives and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08.            No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Arranger Entities listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder,

Section 8.09.            Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 9.03) allowed in such judicial proceeding; and

(b)                         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10.            Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent to, and the Administrative Agent shall, release any Obligor from its obligations under Article 7 if such Person ceases to be an Obligor as a result of a transaction permitted hereunder.

Section 8.11.            French Collateral.  In accordance with Article 2328-1 of the French Civil Code, each of the Administrative Agent, the Collateral Agent, the Lenders and each other Secured Party agrees that the Collateral Agent, for the benefit of the Secured Parties, shall have the right to constitute, register, manage and enforce each Lien in any Collateral granted pursuant to any Security Document by any Borrower Party.

ARTICLE 9
MISCELLANEOUS

Section 9.01.            Notices Generally.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to any Obligor, the Administrative Agent, the Collateral Agent or the Paying Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  Each of the parties acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Obligor hereby approves distribution of notices and other communications to the Lenders hereunder through the Platform and understands and assumes the risks of such distribution.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Notwithstanding anything to the contrary herein or in any other Loan Document, each and every notice and request that is to be delivered by the Borrower hereunder or under any other Loan Document may be issued and delivered by Parent Holdco on behalf of the Borrower.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ILFC MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent or any of its Affiliates and their respective partners, directors, officers, employees, agents, trustees and advisors (collectively, the “Agent Parties”) have any liability to ILFC, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or any Agent’s transmission of ILFC Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to ILFC, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Obligors and each Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities laws, to make reference to ILFC Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Agents and Lenders.  The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent, each Lender and the Representatives of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with each Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

Section 9.02.            Waivers; Amendments.  (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of the Loans shall not be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.

(b)                         No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into or consented to by the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the written consent of the Administrative Agent (acting at the direction of the Required Lenders); provided that this Agreement may be amended by ILFC without the consent of any other party pursuant to and in accordance with Section 5.17(a); provided further that without the consent of each affected Lender, no such agreement shall have the effect of (i) increasing the Commitments of such affected Lender; (ii) reducing the amount of principal, interest or fees owing to such affected Lender; and (iii) changing the scheduled times or dates for payment of principal or interest to such affected Lender (it being agreed that prepayments or repayments required under Section 2.06 are excluded from this requirement); provided further that without the consent of all of the Lenders, no such agreement shall have the effect of (i) changing the Loan-To-Value Ratio that is required to be maintained, (ii) releasing all or substantially all of the Collateral prior the repayment of the Loans in full, (iii) releasing an Obligor from its obligations under the Loan Documents except as permitted by (and in accordance with) Section 2.10 or Article 7 or the Security Agreement or amending the terms of such provisions that permit such release, (iv) amending the definition of Required Lenders and (v) amending clause (q) of the definition of Permitted Liens; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Collateral Agent without such Person’s prior written consent.  Any purported waiver, amendment or other modification of any Loan Document or any provision thereof that does not comply with this Section 9.02(b) shall be null and void and of no legal effect.  Notwithstanding the foregoing, the Administrative Agent or the Collateral Agent may enter into with the Borrower (in the case of this Agreement) and the relevant Transaction Parties party thereto (in the case of any other Loan Document) any amendment, supplement or modification of a Loan Document without the consent of any Lender to (a) evidence the succession of a Person to any Transaction Party and the assumption by such successor of the covenants of such Transaction Party in any Loan Document, (b) add to the covenants of any Transaction Party in any Loan Document for the benefit of the Lenders or surrender any right or power conferred upon a Transaction Party in any Loan Document, (c) add any additional Events of Default, (d) provide additional collateral as security for the Guaranteed Obligations, (e) evidence the release of Liens on the Collateral as permitted by (and in accordance with) Section 2.10 hereof or Section 7 of the Security Agreement, (f) add a Transaction Party or release a Transaction Party from its obligations under the Loan Documents as permitted by (and in accordance with) Section 2.10 or Article 7, (g) evidence and provide for the acceptance of appointment hereunder by a successor Administrative Agent in accordance with Article 8 and/or a successor Paying Agent, (h) correct drafting errors in the Loan Documents or (i) amend and supplement this Agreement by means of the AerCap Acquisition Amendment.

(c)                                  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) neither of the Commitment and the principal amount of the Loans of any Defaulting Lender may be increased or extended, and the maturity of any Loans of any Defaulting Lender may not be extended, in each case without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 9.03.            Expenses; Indemnity; Damage Waiver.  (a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with the conditions precedent to each Release Date, the administration of this Agreement and the other Loan Documents, and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) including in each case the reasonable fees, charges and disbursements of counsel engaged by the Administrative Agent or the Collateral Agent (including the allocated fees of in-house counsel) (except as expressly set forth in the Fee Letter), and (ii) any out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (including the allocated fees of in-house counsel) while a Default is in existence, and any out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including the allocated fees of in-house counsel) while an Event of Default is in existence, in connection with the enforcement, protection or restructuring of its rights in respect of any Loans or any Loan Documents and out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of any Loans or any Loan Documents, including in each case the fees, charges and disbursements of counsel, accountants, financial advisers and other experts engaged by such Person (including the allocated fees of in-house counsel) (except as expressly set forth in the Fee Letter).

(b)                         The Borrower agrees to indemnify each Lender Party and each of their respective Representatives (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (exclusive however of Taxes, it being understood that the sole indemnification provided by the Borrower to the Indemnitees in respect of Taxes is set forth in Section 2.08), incurred by or asserted against any Indemnitee arising out of, in any way connected with or as a result of any claim, litigation, investigation or proceeding, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Obligor or any of their respective Affiliates) relating to:

(i)                     the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, or any amendment, supplement or waiver thereto, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds of the Loans or

(ii)                  any actual or alleged presence or release of Hazardous Materials on any property currently or formerly owned, leased, operated or used by any Obligor or any of its Subsidiaries, or any Environmental Liability related in any way to any Obligor or any of its Subsidiaries;

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

If any Indemnitee is entitled to indemnification under this Section 9.03 with respect to any action or proceeding, the relevant Obligor will be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Indemnitee. Upon assumption by such Obligor of the defense of any such action or proceeding, the Indemnitee will have the right to participate in such action or proceeding and to retain its own counsel but such Obligor will not be liable for any legal expenses of other counsel subsequently incurred by such Indemnitee in connection with the defense thereof unless (i) such Obligor has agreed to pay such fees and expenses, (ii) such Obligor will have failed to employ counsel reasonably satisfactory to the Indemnitee in a timely manner or (iii) the Indemnitee will have been advised by counsel that there are actual or potential conflicts of interest between any Obligor and the Indemnitee, including situations in which there are one or more legal defenses available to the Indemnitee that are different from or additional to those available to any Obligor, except that to the extent (x) there is more than one claim and (y) each actual or potential conflict of interest applies to fewer than all of such claims and can be isolated by separating into separate lawsuits or proceedings such claims in which an actual or potential conflict of interest arises (with respect to which lawsuits or proceedings such Obligor will be responsible for legal expenses of the Indemnitee’s counsel) from those in which no actual or potential conflict of interest arises (with respect to which lawsuits or proceedings such Obligor will not be responsible for legal expenses of the Indemnitee’s counsel).  No Obligor will consent to the terms of any compromise or settlement of any action defended by any Obligor in accordance with the foregoing without the prior consent of the applicable Indemnitees, provided that such consent of the applicable Indemnitees shall not be unreasonably withheld if such compromise or settlement (i) includes an unconditional release of such Indemnitees from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnitee.  Similarly, if the applicable Obligor has notified the relevant Indemnitees that such Obligor intends to assume the defense of the relevant claim, no Indemnitee will compromise or settle any claim (other than a claim not being defended by the relevant Obligors pursuant to clause (iii) above) without the prior consent of the relevant Obligor, such consent not to be unreasonably withheld.

An Indemnitee must provide reasonably prompt notice (and in any event within 60 days of such Indemnitee receiving notice thereof) to the applicable Obligor of any claim for which indemnification is sought, provided that the failure to provide notice shall only limit the indemnification provided hereby to the extent of any incremental expense or actual prejudice as a result of such failure.

(c)                          No Obligor shall assert, and it waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated by the Loan Documents, the Loans or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)                         The provisions of Section 2.08 and this Section 9.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby and thereby, the repayment of the Loan, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of any Lender Party.  All amounts due under this Section 9.03 shall be payable not later than ten Business Days after written demand therefor.

(e)                          To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof) or any Representative thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Representative, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent (or any such sub-agent) in its capacity as such, or against any Representative of any of the foregoing acting for the Administrative Agent

(or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(f).

(f)                           To the extent that any payment by or on behalf of the Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

(g)                          The agreements in this Section shall survive the resignation of any Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.04.            Successors and Assigns.  The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than as provided in Section 2.10 or Section 5.17 hereof, the Borrower may not assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with Section 9.05.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly provided herein, the Representatives of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.05.            Assignments by Lenders.  (a)  Any Lender may at any time assign to one or more assignees that meets the requirements to be an assignee under this Section 9.05 all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount restrictions shall apply; and

(B)                               in any case not described in clause (i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (a)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for any assignment to any Person unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to an Arranger Entity, a Lender, an Affiliate of a Lender or an Approved Fund; provided that such Person shall not be engaged primarily in the aircraft leasing business or aviation advisory business or be an air carrier; and

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is not by an Arranger Entity or is to a Person that is not an Arranger Entity, a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent and the Borrower an Assignment and Assumption for countersignature by both the Administrative Agent and the Borrower, together with a processing and recordation fee to the Administrative Agent in the amount of $3,500; provided, however, that (x) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (y) for the avoidance of doubt, neither the Borrower nor any Obligor will be obligated to pay all or any portion of such processing and recordation fee.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to a Person unless such Person is not (A) the Borrower or any of the Borrower’s Affiliates or

Subsidiaries, (B) a Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) a natural person or a Person that is a “residual entity” (within the scope of article 4.2 of the EU Savings Directive), or (D) a Person who is engaged primarily in the aircraft leasing business or aviation advisory business or is an air carrier.  No assignment may conflict with any applicable laws.  The Administrative Agent shall be entitled to rely on the applicable assignee’s representations and warranties in the Assignment and Assumption to the effect of the foregoing in the absence of notice given to the Administrative Agent by an Obligor or other Lender Party to the contrary prior to the effectiveness of such assignment. Each Person to whom an assignment is made shall provide the Administrative Agent, the Paying Agent and the Borrower the applicable documentation required to be provided pursuant to Section 2.08(e).

(vi)                              Certain Additional Payments.  In connection with the assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (b) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.08, 2.09 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment and shall not be released from its obligations under Section 9.14.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.

Without limiting the foregoing, if any Lender assigns any of its rights or obligations under this Agreement to an assignee and, as a result of circumstances existing at the date on which such assignment occurs, the Borrower would be obliged to make a payment to such assignee under Sections 2.08 or 2.09, then the rights of such assignee to receive payment under such Sections by reference to the circumstances existing as at the date of such assignment (or a continuation of such circumstances) shall be limited to the extent of the entitlement of such assigning Lender had such assignment not occurred.

(b)                                 Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded as a lender in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)                                  Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (a) a natural person or a Person that is a “residual entity” (within the scope of article 4.2 of the EU Savings Directive) or (b) the Borrower or any of the Borrower’s Affiliates or subsidiaries (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such participation shall not be to a Person engaged primarily in the aircraft leasing business or aviation advisory business or who is an air carrier.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 9.02(b) that affects such Participant.  Subject to subsection (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.08 and 2.09 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to the foregoing provisions of this Section 9.05.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f-103-1(c) of the United States Treasury Regulations. The entries in the Participant register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                                 Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment from the Borrower under Section 2.08 or 2.09 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, and the Borrower shall have no obligations to make greater aggregate payments under Sections 2.08 and 2.09 to or for the account of the applicable Lender and the Participant following the grant of such Participation.  A Participant shall not be entitled to the benefits of Section 2.08 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.08 and 9.06 as though it were a Lender.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, to a Federal Reserve Bank or other similar central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.06.            Replacement of Lenders.  If (i) any Lender requests compensation under Section 2.08 or 2.09, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.08 or 2.09, or (iii) any Lender is a Defaulting Lender or (iv) any Lender does not consent to a waiver, amendment or other modification or request made by the Borrower in respect of any Loan Document (and a Lender that does not respond to a request for such a waiver, amendment or other modification or request within the time period specified shall be deemed to have not consented thereto), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, prepay such Lender in full (without any Premium Amount (or with Premium Amount, solely in respect of prepayments pursuant to clause (iv) above if in connection with a Repricing Transaction)) on a non-prorata basis or require such Lender to assign and delegate (for which no Assignment and Assumption shall be required to be executed by such Lenders), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Sections 9.04 and 9.05), all of its interests, rights and obligations in its capacity as a Lender under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                         the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.05;

(b)                         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, Premium Amount (in the case of an assignment due to an occurrence described in clause (iv) of the first paragraph of Section 9.06 if in connection with a Repricing Transaction) and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.09) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                          in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 2.08, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                         such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 9.07.            Survival.  All covenants, agreements, representations and warranties made by the Obligors in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on the Loans or any fee or other amount payable hereunder is outstanding and unpaid.

Section 9.08.            Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement (i) will become effective when the Lenders shall have signed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy will be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.09.            Severability.  If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 9.09, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.10.            Applicable Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.11.            Jurisdiction; Consent to Service of Process.  (a)  To the extent permitted by applicable law, each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Obligor or its properties in the courts of any jurisdiction.

(b)                         Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.12.            WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN

DOCUMENTS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.13.            Headings.  Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.14.            Confidentiality.  Each of the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as, or more restrictive than, those of this Section, to (i) any permitted assignee of or Participant in, or any prospective permitted assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Obligors received by it from any Agent or any Lender or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  With respect to any disclosure under Section 9.14(c), each applicable Lender Party shall use commercially reasonable efforts to promptly notify the Borrower, to the extent legally permissible and practicable under the circumstances, so as to permit the Borrower to obtain a protective order as to such disclosure, and each applicable Lender Party will reasonably cooperate (to the extent practicable and permitted by their respective then existing policies), at the Borrower’s expense, with the Borrower for such purpose.

For purposes of this Section, “Information” means all non-public information received from ILFC or any Affiliate relating to ILFC or any Affiliate or any of their respective businesses (including the Leases and Lessees), other than any such information that is available to the applicable Person on a nonconfidential basis prior to disclosure by ILFC or any Subsidiary, provided that, in the case of information received from ILFC or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning ILFC or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.  Notwithstanding anything herein to the contrary, in no event shall any Lender Party provide information concerning ILFC or its Subsidiaries or any Affiliate, Lease or Lessee that is not publicly available to any Affiliate, agent or other representative of such Lender Party that is engaged primarily in the aircraft leasing business or aviation advisory business or is an air carrier.

Section 9.15.            Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender (except a Defaulting Lender (other than any Defaulting Lender described in clause (z) of the definition thereof)) and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of such Obligor now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Obligor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.16.            No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated by the Loan Documents (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Obligor acknowledges and agrees that: (i) each of the Arranger Entities may have economic interests that conflict with those of the Borrower, its equity holders and/or its Affiliates; (ii) the arranging or other services regarding this Agreement provided by each Arranger Entity or each Agent are arm’s-length commercial transactions between the Borrower, each other Obligor and their respective Affiliates, on the one hand, and such Agent or Arranger Entity, on the other hand, and each Obligor is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by the Loan Documents; (iii) in connection with the transactions contemplated by the Loan Documents and the process leading thereto, each Arranger Entity and each Agent is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Obligor or any Obligor’s management, Affiliates, stockholders or other equity holders, creditors or employees or any other Person; (iv) no Arranger Entity nor any Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Obligor, or any of their respective equity holders or Affiliates with respect to any of the transactions contemplated by the Loan Documents (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Arranger Entity or any Agent has advised or is currently advising any Obligor, or any of their respective equity holders or Affiliates on other matters) and no Arranger Entity nor any Agent has any obligation to any Obligor or any of their respective Affiliates with respect to the transactions contemplated by the Loan Documents except those obligations expressly set forth therein; (v) any Arranger Entity and any Agent may be engaged in a broad range of transactions that involve interests that differ from the Obligors and the Obligors’ respective affiliates and no Arranger Entity nor any Agent will have any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; (vi) the Arranger Entities and the Agents provide services to, invest in investment vehicles that invest in, and engage in other activities and relationships with entities and persons, including entities and persons who may be involved in transactions arising from or relating to the transactions contemplated by the Loan Documents, or be customers or competitors of, or have other relationships with, the Borrower, and in the course of such other activities and relationships the Arranger Entities and the Agents may acquire information of the transactions contemplated by the Loan Documents or other entities and persons which may be the subject of the transactions contemplated by the Loan Documents, none of the Arranger Entities and the Agents shall have any obligation to disclose to any Obligor any such information or the fact that any Arranger Entity or any Agent has possession of such information, or use such information on the Borrower’s behalf; and (vii) no Arranger Entity nor any Agent has provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent the Obligor have deemed appropriate.  Each Arranger Entity and each Agent is serving as an independent contractor under the Fee Letter or the Loan Documents, as applicable, and in connection with the performance of its services hereunder and nothing in the Fee Letter or the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Arranger Entity or any Agent, on the one hand, and any Obligor, or its respective equity holders or Affiliates, on the other hand.  Each Obligor hereby waives and releases, to the fullest extent permitted by law, any claims that it may have that any Arranger Entity or any Agent has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Obligor in connection with the transactions contemplated by the Loan Documents or the process leading thereto, or against any Arranger Entity or any Agent with respect to any breach or alleged breach of agency or fiduciary duty.

Each Obligor and its Affiliates’ rights and obligations under any other agreement with any Arranger Entity or any Agent that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties under the Loan Documents, and none of such rights and obligations under such other agreements shall be affected by any Arranger Entity’s or Agent’s performance or lack of performance of services under the Loan Documents or the Fee Letter.  The Obligors acknowledge that one or more Arranger Entities or Agents may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to an Obligor or other companies that may be involved in a competing transaction.  The Arranger Entities and the Agents are full service financial services firms engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, the Arranger Entities and Agents may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments

(including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments.  Such investment and other activities may involve securities and instruments of any Obligor, as well as of other Persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by the Fee Letter or the Loan Documents, (ii) be customers or competitors of an Obligor or (iii) have other relationships with an Obligor.  In addition, any Arranger Entity and any Agent may provide investment banking, underwriting and financial advisory services to such other Persons.  Any Arranger Entity and any Agent may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles may trade or make investments in securities of Obligors or such other Persons.  The transactions contemplated by the Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.  Each Obligor hereby agrees that any Arranger Entity and any Agent may render its services under the Fee Letter and the Loan Documents notwithstanding any actual or potential conflict of interest presented by the foregoing, and each Obligor hereby waives any conflict of interest claims relating to the relationship between any Arranger Entity or Agent, and any Obligor or their respective Affiliates, in connection with the engagement contemplated by the Fee Letter or the Loan Documents, on the one hand, and the exercise by any Arranger Entity or Agent of any of its rights and duties under any other credit or other agreement, on the other hand.  The terms of this paragraph shall survive the expiration or termination of the Fee Letter and the Loan Documents.

Section 9.17.            Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loans, together with all fees, charges and other amounts that are treated as interest on the Loans under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged or otherwise received by the Lenders in accordance with applicable law, the rate of interest payable in respect of the Loans hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Loans but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lenders in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until the Lenders shall have received such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of payment.

Section 9.18.            USA Patriot Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies ILFC and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies ILFC and the Borrower, which information includes the name and address of ILFC and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify ILFC and the Borrower in accordance with the Act.  Each of ILFC and the Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 9.19.            Non-Collateral Assets.  The Administrative Agent and the other Lender Parties acknowledge and agree that: (a) Parent Holdco owns directly or indirectly the Subsidiaries listed or described in Schedule 9.19 (the “Non-Collateral Subsidiaries”), certain of which own the Aircraft listed in such Schedule opposite the applicable Non-Collateral Subsidiary’s name or otherwise described in such Schedule (the “Non-Collateral Aircraft”) and certain Non-Collateral Subsidiaries are party to aircraft lease agreements in respect of the Non-Collateral Aircraft owned by such Non-Collateral Subsidiaries (the “Non-Collateral Leases”, and together with the Non-Collateral Subsidiaries, the Non-Collateral Aircraft and all related assets, rights and interests (including intercompany Indebtedness and insurance and other proceeds) with respect to such Non-Collateral Leases, such Non-Collateral Subsidiaries (including the Equity Interests in such Non-Collateral Subsidiaries) and Non-Collateral Aircraft, the “Non-Collateral Assets”); (b) that the Non-Collateral Assets do not constitute Collateral or Pool Aircraft Collateral hereunder or under any other Loan Document; and (c) that no Non-Collateral Subsidiary is a Transaction Party (in any capacity) under this Agreement or any other Loan Document except to the extent that the Obligors cause it to become a Transaction Party in accordance with the terms of this Agreement.  Unless the relevant Non-Collateral Subsidiary may become a Transaction Party hereunder, Parent Holdco agrees to cause the Non-Collateral Assets to be transferred to Persons other than the Transaction Parties, and until such transfers have been effected, the Transaction Parties’ ownership and/or leasing of such Non-Collateral Assets and the Transaction Parties’ exercise of their rights and/or performance of their obligations in relation to such Non-Collateral Assets shall not be deemed a breach of or Default under any provision of the Loan Documents, including Section 5.19. The Collateral Agent and the Administrative Agent hereby agrees and is authorized to provide confirmatory releases, terminations and discharges with respect to the Non-Collateral Assets or any Lien in respect thereof.

Section 9.20.            Recourse.  No recourse for or under any obligation, covenant or agreement of any Obligor contained in this Agreement or the other Loan Documents shall be had against any natural person on the basis that he or she is an officer, director or agent of such Obligor, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is a corporate obligation of each Obligor, and that no personal liability shall attach to or be incurred by the officers, directors or agents of any Obligor, as such, or any of them under or by reason of any of the obligations, covenants or agreements of such Obligor contained in this Agreement or the other Loan Documents or implied therefrom.  Nothing in this Section 9.20 shall relieve any such person of any liability that such person would otherwise have arising from such person’s own gross negligence or willful misconduct.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DELOS FINANCE S.À R.L. Duly represented by:

/s/ Pamela Hendry
	Name:	Pamela Hendry
	Title:	Manager (Class A Manager)

INTERNATIONAL LEASE FINANCE CORPORATION

By:	/s/ Pamela Hendry
	Name:	Pamela Hendry
	Title:	SVP, Treasurer &
Assistant Secretary

SIGNED and DELIVERED as a DEED
for and on behalf of
HYPERION AIRCRAFT LIMITED
by its duly authorized attorney

/s/ Niall Sommerville

in the presence of

/s/ Susan Gordon

Name: Susan Gordon
Address: Dublin
Occupation: Solicitor

Signature Pages - Term Loan Credit Agreement

SIGNED and DELIVERED as a DEED
for and on behalf of
DELOS AIRCRAFT LIMITED
by its duly authorized attorney

/s/ Niall Sommerville

in the presence of

/s/ Susan Gordon

Name: Susan Gordon
Address: Dublin
Occupation: Solicitor

APOLLO AIRCRAFT INC.

BY:	/s/ Pamela Hendry
	Name:	Pamela Hendry
	Title:	SVP, Treasurer & Assistant
Secretary

SIGNED and DELIVERED as a DEED
for and on behalf of
ARTEMIS (DELOS) LIMITED
by its duly authorized attorney

/s/ Niall Sommerville

in the presence of

/s/ Susan Gordon

Name: Susan Gordon
Address: Dublin
Occupation: Solicitor

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Peter Cucchiara
	Name:	Peter Cucchiara
	Title:	Vice President

By:	/s/ Michael Shannon
	Name:	Michael Shannon

Signature Pages - Term Loan Credit Agreement

	Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:	/s/ Peter Cucchiara
	Name:	Peter Cucchiara
	Title:	Vice President

By:	/s/ Michael Shannon
	Name:	Michael Shannon
	Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:	/s/ Peter Cucchiara
	Name:	Peter Cucchiara
	Title:	Vice President

By:	/s/ Michael Shannon
	Name:	Michael Shannon
	Title:	Vice President

Signature Pages - Term Loan Credit Agreement

ACCEPTED AND AGREED

The undersigned hereby acknowledges and accepts its appointment as paying agent and hereby agrees, so long as such appointment is in effect, to act as, and perform the obligations of, the paying agent as provided herein with all of the rights and benefits of the paying agent as provided herein.

DEUTSCHE BANK AG NEW YORK BRANCH, as Paying Agent

By:	/s/ Michael Getz
	Name:	Michael Getz
	Title:	Vice President

By:	/s/ Lisa Wong
	Name:	Lisa Wong
	Title:	Vice President

Signature Pages - Term Loan Credit Agreement

SCHEDULE 3.14

TRANSACTION PARTY INFORMATION

Name of Transaction Party	Chief Executive Office	Jurisdiction of Incorporation	Entity Type	Employer or Taxpayer Identification Number
INTERNATIONAL LEASE FINANCE CORPORATION	10250 Constellation Blvd., Suite 3400 Los Angeles, CA 90067	California	Corporation	22-3059110
DELOS FINANCE S.À R.L.	46A, Avenue J.F. Kennedy, L-1855 Luxembourg	Luxembourg	Private limited liability company (société à responsabilité limitée)	In the process of being registered with the Luxembourg Register of Commerce and Companies and having a share capital of EUR 12,500
HYPERION AIRCRAFT LIMITED	30 North Wall Quay, Dublin 1, Ireland	Ireland	Private Limited Liability Company	538945
DELOS AIRCRAFT LIMITED	30 North Wall Quay, Dublin 1, Ireland	Ireland	Private Limited Liability Company	538946
APOLLO AIRCRAFT INC.	10250 Constellation Blvd., Suite 3400 Los Angeles, CA 90067	California	Corporation	27-2098782
ARTEMIS (DELOS) LIMITED	30 North Wall Quay, Dublin 1, Ireland	Ireland	Private Limited Liability Company	482230

Schedule 3.14-1

SCHEDULE 3.17(a)

PS POOL AIRCRAFT

	Airframe Manufacturer and Model	Airframe MSN	Engine Manufacturer and Engine Model	Country of Registration
1.	Airbus A330-200	253	Pratt & Whitney PW4168A	France
2.	Airbus A330-200	448	General Electric CF6-80E1-A3	France
3.	Airbus A330-200	469	Pratt & Whitney PW4168A	Germany
4.	Airbus A330-200	480	Rolls Royce PLC TRENT 772B-60	Canada
5.	Airbus A330-200	505	Rolls Royce PLC TRENT 772B-60	Spain
6.	Airbus A330-200	526	Rolls Royce PLC TRENT 772B-60	Spain
7.	Airbus A330-200	529	Rolls Royce PLC TRENT 772B-60	Turkey
8.	Airbus A320-200	542	International Aero Engines V2527-A5	Pakistan
9.	Airbus A321-100	550	International Aero Engines V2530-A5	China
10.	Airbus A321-200	787	International Aero Engines V2533-A5	Ireland
11.	Airbus A330-200	822	Pratt & Whitney PW4168A	Germany
12.	Airbus A320-200	877	International Aero Engines V2527-A5	Pakistan
13.	Airbus A321-200	993	International Aero Engines V2533-A5	Hong Kong
14.	Airbus A320-200	1497	International Aero Engines V2527-A5	Pakistan
15.	Airbus A319-100	1758	International Aero Engines V2524-A5	Macau
16.	Airbus A319-100	1790	International Aero Engines V2524-A5	Macau
17.	Airbus A319-100	1866	CFM International CFM56-5B6/P	Ecuador
18.	Airbus A319-100	1872	CFM International CFM56-5B6/P	Ecuador
19.	Airbus A319-100	1882	CFM International CFM56-5B6/P	Ecuador
20.	Airbus A321-200	1905	CFM International CFM56-5B3/P	Bermuda
21.	Airbus A319-100	1912	International Aero Engines V2524-A5	Macau
22.	Airbus A319-100	1925	CFM International CFM56-5B6/P	Ecuador
23.	Airbus A321-200	1946	International Aero Engines V2533-A5	Sri Lanka
24.	Airbus A320-200	2027	International Aero Engines V2527-A5	Pakistan
25.	Airbus A320-200	2048	CFM International CFM56-5B4/P	Mexico
26.	Airbus A320-200	2180	CFM International CFM56-5B4/P	Czech Republic
27.	Airbus A319-100	2698	International Aero Engines V2524-A5	United States
28.	Airbus A321-200	2707	CFM International CFM56-5B3/P	Bermuda
29.	Airbus A319-100	2723	International Aero Engines V2524-A5	United States
30.	Airbus A319-100	2784	International Aero Engines V2524-A5	Brazil
31.	Airbus A321-200	2793	International Aero Engines V2533-A5	United Kingdom
32.	Airbus A320-200	3105	International Aero Engines V2527-A5	Pakistan
33.	Airbus A320-200	3270	International Aero Engines V2527-A5	Pakistan

Schedule 3.17(a) - 1

	Airframe Manufacturer and Model	Airframe MSN	Engine Manufacturer and Engine Model	Country of Registration
34.	Airbus A319-100	3424	International Aero Engines V2524-A5	Thailand
35.	Airbus A319-100	3454	International Aero Engines V2524-A5	Thailand
36.	Boeing B757-200	26254	Rolls Royce PLC RB211-535E4	Ireland
37.	Boeing B767-300ER	26327	Pratt & Whitney PW4062	Trinidad and Tobago
38.	Boeing B767-300ER	27597	Pratt & Whitney PW4062	Trinidad and Tobago
39.	Boeing B767-300ER	27610	General Electric CF6-80C2-B6F	Italy
40.	Boeing B767-300ER	27958	General Electric CF6-80C2-B6F	Italy
41.	Boeing B767-300ER	28111	Pratt & Whitney PW4062	Bermuda
42.	Boeing B767-300ER	28132	Pratt & Whitney PW4060	Israel
43.	Boeing B767-300ER	28207	Pratt & Whitney PW4060	China
44.	Boeing B737-800	28249	CFM International CFM56-7B27/B1	United States
45.	Boeing B737-800	29344	CFM International CFM56-7B26	South Korea
46.	Boeing B737-700	29350	CFM International CFM56-7B22	Ireland
47.	Boeing B737-700	29355	CFM International CFM56-7B22	Ireland
48.	Boeing B737-700	29360	CFM International CFM56-7B22	Bangladesh
49.	Boeing B737-800	29368	CFM International CFM56-7B26	India
50.	Boeing B737-800	29369	CFM International CFM56-7B26	India
51.	Boeing B757-200	29381	Rolls Royce PLC RB211-535E4	Ireland
52.	Boeing B767-300ER	29387	General Electric CF6-80C2-B7F	Ireland
53.	Boeing B767-300ER	29435	Pratt & Whitney PW4062	Bermuda
54.	Boeing B737-700	30036	CFM International CFM56-7B22	China
55.	Boeing B757-200	30045	Pratt & Whitney PW2040	Cape Verde
56.	Boeing B737-800	30627	CFM International CFM56-7B27	Poland
57.	Boeing B737-800	30646	CFM International CFM56-7B27	Portugal
58.	Boeing B737-800	30658	CFM International CFM56-7B26	South Korea
59.	Boeing B737-800	30661	CFM International CFM56-7B27	Trinidad and Tobago
60.	Boeing B737-800	30664	CFM International CFM56-7B27	Denmark
61.	Boeing B737-800	30665	CFM International CFM56-7B26	South Korea
62.	Boeing B737-800	30670	CFM International CFM56-7B26	United States
63.	Boeing B737-800	30671	CFM International CFM56-7B27	United States
64.	Boeing B737-800	30683	CFM International CFM56-7B27	United States
65.	Boeing B737-800	30696	CFM International CFM56-7B26	India
66.	Boeing B737-800	30701	CFM International CFM56-7B26	India
67.	Boeing B737-800	30706	CFM International CFM56-7B27/B1	United States

Schedule 3.17(a) - 2

	Airframe Manufacturer and Model	Airframe MSN	Engine Manufacturer and Engine Model	Country of Registration
68.	Boeing B737-700	30714	CFM International CFM56-7B20	Bangladesh
69.	Boeing B737-700	30717	CFM International CFM56-7B22	Rwanda
70.	Boeing B737-700	30726	CFM International CFM56-7B22/3	Rwanda
71.	Boeing B737-800	30730	CFM International CFM56-7B27/3	Trinidad and Tobago
72.	Boeing B777-200ER	32717	General Electric GE90-94B	Vietnam
73.	Boeing B777-200ER	32718	General Electric GE90-94B	United States
74.	Boeing B737-800	32796	CFM International CFM56-7B27	United States
75.	Boeing B737-800	32798	CFM International CFM56-7B26	South Korea
76.	Boeing B737-800	32841	CFM International CFM56-7B27	Ukraine
77.	Boeing B737-800	33699	CFM International CFM56-7B27	India
78.	Boeing B777-300ER	35302	General Electric GE90-115BG02	Australia
79.	Boeing B737-800	38827	CFM International CFM56-7B24E	South Korea
80.	Boeing B737-800	38828	CFM International CFM56-7B26E	China
81.	Boeing B737-800	41784	CFM International CFM56-7B26E	China
82.	Boeing B737-800	41785	CFM International CFM56-7B26E	China
83.	Boeing B737-800	41786	CFM International CFM56-7B26E	Taiwan
84.	Boeing B737-800	41787	CFM International CFM56-7B26E	Taiwan
85.	Boeing B737-800	41788	CFM International CFM56-7B26E	Taiwan

Schedule 3.17(a) - 3

SCHEDULE 3.17(b)

LEASES

***

A320-200 aircraft bearing MSN 2048

Aircraft Lease Agreement dated as of February 9, 2011, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and ***, as Lessee.

***

A319-100 aircraft bearing MSN 1866

Aircraft Operating Lease Agreement dated as of January 7, 2011, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and *** as Lessee.

A319-100 aircraft bearing MSN 1872

Aircraft Operating Lease Agreement dated as of January 12, 2011, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and *** as Lessee.

A319-100 aircraft bearing MSN 1882

Aircraft Operating Lease Agreement dated as of January 19, 2011, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and *** as Lessee.

A319-100 aircraft bearing MSN 1925

Aircraft Operating Lease Agreement dated as of January 19, 2011, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and *** as Lessee.

***

B737-800 aircraft bearing MSN 30671

Aircraft Lease Agreement dated as of March 4, 2011, between Aircraft 73B-30671 Inc., as Lessor and ***, as Lessee.

Lease Assignment dated as of March 4, 2013, among Aircraft 73B-30671 Inc., as Assignor, Wilmington Trust Company, not in its individual capacity but solely as owner trustee, as Assignee, and ***, as Lessee.

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 1

B737-800 aircraft bearing MSN 30706

Aircraft Lease Agreement dated as of March 22, 2011, between Aircraft 73B-30706 Inc., as Lessor and ***, as Lessee.

Lease Assignment dated as of February 12, 2013, among Aircraft 73B-30706 Inc., as Assignor, Wilmington Trust Company, not in its individual capacity but solely as owner trustee, as Assignee, and ***, as Lessee.

B777-200ER aircraft bearing MSN 32718

Aircraft Lease Agreement dated as of December 23, 2004, between International Lease Finance Corporation, as Lessor and ***, as Lessee.

Lease Assignment dated as of February 22, 2013, among International Lease Finance Corporation, as Assignor, Wilmington Trust Company, not in its individual capacity but solely as owner trustee, as Assignee, and ***, as Lessee.

B737-800 aircraft bearing MSN 32796

Aircraft Lease Agreement dated as of February 28, 2011, between Aircraft 73B-32796 Inc., as Lessor and ***, as Lessee.

Lease Assignment dated as of March 4, 2013, among Aircraft 73B-32796 Inc., as Assignor, Wilmington Trust Company, not in its individual capacity but solely as owner trustee, as Assignee, and ***, as Lessee.

B737-800 aircraft bearing MSN 28249

Aircraft Lease Agreement dated as of March 22, 2011, between Aircraft 73B-28249 Inc., as Lessor and ***, as Lessee.

Lease Assignment dated as of March 4, 2013, among Aircraft 73B-28249 Inc., as Assignor, Wilmington Trust Company, not in its individual capacity but solely as owner trustee, as Assignee, and ***., as Lessee.

***

A330-200 aircraft bearing MSN 469

Aircraft Lease Agreement dated as of March 30, 2000, between ILFC Ireland Limited, as Lessor and ***, as Lessee.

Lease Assignment dated as of October 12, 2010, among ILFC Ireland Limited, as Assignor, ILFC Aircraft 33A-469 Limited, as Assignee, and ***, as Lessee.

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 2

Agreement Re: Complete Integration of *** into the *** effective as of April 1, 2011, among ***, *** and ILFC Aircraft 33A-469 Limited, as Lessor.

A330-200 aircraft bearing MSN 822

Aircraft Lease Agreement dated as of August 14, 2012, between ILFC Aircraft 33A-822 Limited, as Lessor and ***, as Lessee.

***

A330-200 aircraft bearing MSN 253

Aircraft Lease Agreement dated as of January 12, 2004, between ***, as Lessor and ***, as Lessee.

Lease Assignment dated December 19, 2006, among ***, as Assignor, ***, as Assignee, and ***, as Lessee.

Lease Assignment dated January 25, 2013, among ***, as Assignor, ***, as Former Lessor, ILFC Aircraft 33A-253 Limited, as Assignee, and ***, as Lessee.

***

A330-200 aircraft bearing MSN 505

Aircraft Lease Agreement dated as of November 30, 2011, between Wilmington Trust Company, not in its individual capacity but solely as owner trustee, as Lessor and ***, as Lessee.

A330-200 aircraft bearing MSN 526

Aircraft Lease Agreement dated as of November 30, 2011, between Wilmington Trust Company, not in its individual capacity but solely as owner trustee, as Lessor and ***, as Lessee.

***

B737-800 aircraft bearing MSN 29368

Aircraft Lease Agreement dated as of August 29, 2005, between International Lease Finance Corporation, as Lessor and ***, as Lessee.

Lease Assignment, Assumption and Amendment Agreement dated March 5, 2011, among International Lease Finance Corporation, as Assignor, ILFC Aircraft 73B-29368 Limited, as Assignee, and ***, as Lessee.

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 3

B737-800 aircraft bearing MSN 30696

Aircraft Lease Agreement dated as of August 29, 2005, between International Lease Finance Corporation, as Lessor and ***, as Lessee.

Lease Assignment, Assumption and Amendment Agreement dated March 5, 2011, among International Lease Finance Corporation, as Assignor, ILFC Aircraft 73B-30696 Limited, as Assignee, and ***, as Lessee.

B737-800 aircraft bearing MSN 29369

Aircraft Lease Agreement dated as of August 29, 2005, between International Lease Finance Corporation, as Lessor and ***, as Lessee.

Lease Assignment, Assumption and Amendment Agreement dated March 5, 2011, among International Lease Finance Corporation, as Assignor, ILFC Aircraft 73B-29369 Limited, as Assignee, and ***, as Lessee.

B737-800 aircraft bearing MSN 30701

Aircraft Lease Agreement dated as of August 29, 2005, between International Lease Finance Corporation, as Lessor and ***, as Lessee.

Lease Assignment, Assumption and Amendment Agreement dated March 5, 2011, among International Lease Finance Corporation, as Assignor, ILFC Aircraft 73B-30701 Limited, as Assignee, and ***, as Lessee.

***

A319-100 aircraft bearing MSN 1758

Aircraft Lease Agreement dated as of October 26, 2001, between International Lease Finance Corporation, as Lessor and ***, as Lessee.

Lease Assignment, Assumption and Amendment Agreement dated as of November 4, 2011, among International Lease Finance Corporation, as Assignor, Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Assignee, and ***, as Lessee.

A319-100 aircraft bearing MSN 1790

Aircraft Lease Agreement dated as of October 26, 2001, between International Lease Finance Corporation, as Lessor and ***, as Lessee.

Lease Assignment, Assumption and Amendment Agreement dated as of November 4, 2011, among International Lease Finance Corporation, as Assignor,

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 4

Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Assignee, and ***, as Lessee.

A319-100 aircraft bearing MSN 1912

Aircraft Lease Agreement dated as of October 26, 2001, between International Lease Finance Corporation, as Lessor and ***, as Lessee.

Lease Assignment, Assumption and Amendment Agreement dated as of November 4, 2011, among International Lease Finance Corporation, as Assignor, Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Assignee, and ***, as Lessee.

***

A330-200 aircraft bearing MSN 480

Aircraft Lease Agreement dated as of July 12, 2001, between International Lease Finance Corporation, as Lessor and ***, as Lessee.

Lease Assignment dated as of May 14, 2010, among International Lease Finance Corporation, as Assignor, Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Assignee, and ***, as Lessee.

B737-800 aircraft bearing MSN 29368 (Pending Delivery: April 5, 2014)

Aircraft Lease Agreement dated as of November 27, 2013, between ILFC Aircraft 73B-29368 Limited, as Lessor and ***, as Lessee.

B737-800 aircraft bearing MSN 30696 (Pending Delivery: March 22, 2014)

Aircraft Lease Agreement dated as of November 27, 2013, between ILFC Aircraft 73B-30696 Limited, as Lessor and ***, as Lessee.

B737-800 aircraft bearing MSN 29369 (Pending Delivery: May 9, 2014)

Aircraft Lease Agreement dated as of November 27, 2013, between ILFC Aircraft 73B-29369 Limited, as Lessor and ***, as Lessee.

B737-800 aircraft bearing MSN 30701 (Pending Delivery: May 23, 2014)

Aircraft Lease Agreement dated as of November 27, 2013, between ILFC Aircraft 73B-30701 Limited, as Lessor and ***, as Lessee.

***

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 5

A319-100 aircraft bearing MSN 3454

Aircraft Lease Agreement dated as of July 27, 2007, between ILFC UK Limited, as Lessor and ***, as Lessee.

Lease Assignment dated July 22, 2010, among ILFC UK Limited, as Assignor, Aircraft 32A-3454 Limited, as Assignee, and ***, as Lessee.

A319-100 aircraft bearing MSN 3424

Aircraft Lease Agreement dated as of July 27, 2007, between ILFC UK Limited, as Lessor and ***, as Lessee.

Lease Assignment dated July 22, 2010, among ILFC UK Limited, as Assignor, Aircraft 32A-3424 Limited, as Assignee, and ***, as Lessee.

***

B737-800 aircraft bearing MSN 30730

Aircraft Lease Agreement dated as of July 14, 2011, between Aircraft 73B-30730 Inc., as Lessor and ***, as Lessee.

B737-800 aircraft bearing MSN 30661

Aircraft Lease Agreement dated as of December 3, 2010, between Aircraft 73B-30661 Inc., as Lessor and ***, as Lessee.

B767-300ER aircraft bearing MSN 26327

Aircraft Lease Agreement dated as of December 19, 2011, between Aircraft 73B-26327 Inc., as Lessor and ***, as Lessee.

B767-300ER aircraft bearing MSN 27597

Aircraft Lease Agreement dated as of December 19, 2011, between Aircraft 73B-27597 Inc., as Lessor and ***, as Lessee.

***

B737-800 aircraft bearing MSN 41786

Aircraft Lease Agreement dated as of March 8, 2012, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and ***, as Lessee.

B737-800 aircraft bearing MSN 41787

Aircraft Lease Agreement dated as of March 8, 2012, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 6

trustee, as Lessor and ***, as Lessee.

B737-800 aircraft bearing MSN 41788

Aircraft Lease Agreement dated as of March 8, 2012, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and ***, as Lessee.

***

B737-700 aircraft bearing MSN 30036

Aircraft Lease Agreement dated as of December 19, 2001, between International Lease Finance Corporation, as Lessor and ***, as Lessee.

Amendment and Novation Agreement dated November 17, 2010, among International Lease Finance Corporation, as Existing Lessor, Aircraft 73B-30036 Inc., as New Lessor, ***, as Lessee, and ***, as Consenting Party.

B737-800 aircraft bearing MSN 38828

Aircraft Lease Agreement dated as of August 30, 2011, between ILFC Aircraft 73B-38828 Limited, as Lessor, ***, as Lessee, and ***, as Consenting Party.

Deed of Accession and Novation dated April 19, 2012, among ILFC Aircraft 73B-38828 Limited, as Lessor, ***, as *** Lessee, ***, as *** Lessee, ***, as Consenting Party and ***, as New Consenting Party.

B737-800 aircraft bearing MSN 41784

Aircraft Lease Agreement dated as of August 30, 2011, between ILFC Aircraft 73B-41784 Limited, as Lessor, ***, as Lessee, and ***, as Consenting Party.

Deed of Accession and Novation dated April 19, 2012, among ILFC Aircraft 73B-41784 Limited, as Lessor, ***, as *** Lessee, ***, as *** Lessee, ***, as Consenting Party and ***, as New Consenting Party.

B737-800 aircraft bearing MSN 41785

Aircraft Lease Agreement dated as of August 30, 2011, between ILFC Aircraft 73B-41785 Limited, as Lessor, ***, as Lessee, and ***, as Consenting Party.

Deed of Accession and Novation dated April 19, 2012, among ILFC Aircraft 73B-41785 Limited, as Lessor, ***, as *** Lessee, ***, as *** Lessee, ***, as Consenting Party and ***, as New Consenting Party.

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 7

***

B767-300ER aircraft bearing MSN 28132

Aircraft Lease Agreement dated as of July 20, 2011, between Aircraft 76B-28132 Inc., as Lessor and ***, as Lessee.

***

B737-800 aircraft bearing MSN 30627

Aircraft Lease Agreement dated as of January 20, 2012, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and ***, as Lessee.

***

B737-800 aircraft bearing MSN 30646

Aircraft Lease Agreement dated as of August 31, 2011, between Aircraft 73B-30646 Inc., as Lessor and ***, as Lessee.

***

B737-700 aircraft bearing MSN 29360

Aircraft Lease Agreement dated as of December 14, 2012, between Wilmington Trust Company, not in its individual capacity but solely as owner trustee, as Lessor and ***, as Lessee.

B737-700 aircraft bearing MSN 30714

Aircraft Lease Agreement dated as of December 14, 2012, between Wilmington Trust Company, not in its individual capacity but solely as owner trustee, as Lessor and ***, as Lessee.

***

A321-200 aircraft bearing MSN 993

Aircraft Lease Agreement dated as of January 21, 1998, between International Lease Finance Corporation, as Lessor and ***, as Lessee.

Lease Assignment dated April 1, 1999, among International Lease Finance Corporation, as Assignor, ***, as Assignee, and ***, as Lessee.

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 8

Lease Assignment and Amendment Agreement dated as of June 24, 2009, among, ***, as Assignor, International Lease Finance Corporation, as Assignee, and ***, as Lessee.

Lease Assignment dated October 6, 2010, among International Lease Finance Corporation, as Assignor, Aircraft 32A-993, Inc., as Assignee, and ***, as Lessee.

***

B757-200 aircraft bearing MSN 29381

Aircraft Lease Agreement dated as of January 27, 2012, between ILFC Aircraft 75B-29381 Limited, as Lessor ***, as Lessee.

B757-200 aircraft bearing MSN 26254

Aircraft Lease Agreement dated as of March 4, 2011, between ILFC Aircraft 75B-26254 Limited, as Lessor and ***, as Lessee.

***

B737-800 aircraft bearing MSN 29344

Aircraft Lease Agreement dated as of April 26, 2011, between ILFC Aircraft 73B-29344 Limited, as Lessor and ***, as Lessee.

B737-800 aircraft bearing MSN 30658

Aircraft Lease Agreement dated as of February 29, 2012, between ILFC Aircraft 73B-30658 Limited, as Lessor and ***, as Lessee.

B737-800 aircraft bearing MSN 30665

Aircraft Lease Agreement dated as of July 3, 2012, between ILFC Aircraft 73B-30665 Limited, as Lessor and ***, as Lessee.

***

A321-200 aircraft bearing MSN 2707

Aircraft Lease Agreement dated as of April 22, 2013, between ILFC Aircraft 32A-2707 Limited, as Lessor, and ***, as Lessee.

Aircraft Intermediate Lease Agreement dated as of April 22, 2013, between ***, as Intermediate Lessor and ILFC Aircraft 32A-2707 Limited, as Intermediate Lessee.

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 9

Aircraft Headlease Agreement dated as of April 22, 2013, between ILFC Aircraft 32A-2707 Limited, as Headlessor and ***, as Headlessee.

***

B737-800 aircraft bearing MSN 38827

Aircraft Lease Agreement dated as of March 26, 2010, between ILFC Ireland Limited, as Lessor and ***, as Lessee.

Lease Assignment dated as of March 19, 2012, among ILFC Ireland Limited, as Assignor, Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Assignee, and ***, as Lessee.

***

A321-200 aircraft bearing MSN 787

Aircraft Lease Agreement dated as of October 31, 2011, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and ***, as Lessee.

***

B767-300ER aircraft bearing MSN 28111

Aircraft Lease Agreement dated as of April 26, 2013, between ILFC Aircraft 76B-28111 Limited, as Lessor and ***, as Lessee.

Aircraft Intermediate Lease Agreement dated as of February 19, 2013, between ***, as Intermediate Lessor and ILFC Aircraft 76B-28111 Limited, as Intermediate Lessee.

Aircraft Headlease Agreement dated as of February 19, 2013, between ILFC Aircraft 76B-28111 Limited, as Headlessor and ***, as Headlessee.

B767-300ER aircraft bearing MSN 29435

Aircraft Lease Agreement dated as of April 26, 2013, between ILFC Aircraft 76B-29435 Limited, as Lessor and ***, as Lessee.

Aircraft Intermediate Lease Agreement dated as of February 21, 2013, between ***, as Intermediate Lessor and ILFC Aircraft 76B-29435 Limited, as Intermediate Lessee.

Aircraft Headlease Agreement dated as of February 21, 2013, between ILFC Aircraft 76B-29435 Limited, as Headlessor and ***, as Headlessee.

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 10

B767-300ER aircraft bearing MSN 28207 (Pending Delivery: June 1, 2014)

Aircraft Lease Agreement dated as of January 13, 2014, between ILFC Aircraft 76B-28207 Limited, as Lessor and ***, as Lessee.

***

B737-800 aircraft bearing MSN 30670

Aircraft Lease Agreement dated as of July 30, 2003, between International Lease Finance Corporation, as Lessor and ***, as Lessee.

Lease Assignment dated as of February 8, 2013, among International Lease Finance Corporation, as Assignor, Wilmington Trust Company, not in its individual capacity but solely as owner trustee, as Assignee, and ***, as Lessee.

***

A321-200 aircraft bearing MSN 1946

Aircraft Lease Agreement dated as of July 18, 2012, between Aircraft 32A-1946 Inc., as Lessor and ***, as Lessee.

***

A321-200 aircraft bearing MSN 2793

Aircraft Lease Agreement dated as of April 10, 2013, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and ***, as Lessee.

***

B767-300ER aircraft bearing MSN 27610

Aircraft Lease Agreement dated as of January 24, 2005, between ILFC Ireland Limited, as Lessor and ***, as Lessee.

Lease Assignment dated as of November 19, 2010, among ILFC Ireland Limited, as Assignor, ILFC Aircraft 76B-27610 Limited, as Assignee, and ***, as Lessee.

B767-300ER aircraft bearing MSN 27958

Aircraft Lease Agreement dated as of January 24, 2005, between ILFC Ireland Limited, as Lessor and ***, as Lessee.

Lease Assignment dated as of November 19, 2010, among ILFC Ireland Limited, as Assignor, ILFC Aircraft 76B-27958 Limited, as Assignee, and ***, as Lessee.

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 11

***

B737-800 aircraft bearing MSN 30664

Aircraft Lease Agreement dated as of June 6, 2008, between International Lease Finance Corporation, as Lessor and ***, as Lessee.

Lease Assignment dated as of April 23, 2010, among International Lease Finance Corporation, as Assignor, Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Assignee, and ***, as Lessee.

***

B737-800 aircraft bearing MSN 32841

Aircraft Lease Agreement dated as of April 11, 2013, between Aircraft 73B-32841 Inc., as Lessor and ***, as Lessee.

***

A321-200 aircraft bearing MSN 1905

Aircraft Lease Agreement dated as of October 31, 2011, between Aircraft 32A-1905 Inc., as Lessor and ***, as Lessee.

Aircraft Intermediate Lease Agreement dated as of October 14, 2011, between ***, as Lessor and Aircraft 32A-1905 Inc., as Lessee.

Aircraft Headlease Agreement dated as of October 14, 2011, between ILFC Aircraft 32A-1905 Limited, as Lessor and ***, as Lessee.

***

B737-700 aircraft bearing MSN 30726

Aircraft Lease Agreement dated as of November 30, 2012, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and ***, as Lessee.

B737-700 aircraft bearing MSN 30717

Aircraft Lease Agreement dated as of November 30, 2012, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and ***, as Lessee.

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 12

***

A320-200 aircraft bearing MSN 542

Aircraft Lease Agreement dated as of February 25, 2013, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and ***, as Lessee.

A320-200 aircraft bearing MSN 877

Aircraft Lease Agreement dated as of February 25, 2013, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and ***, as Lessee.

A320-200 aircraft bearing MSN 2027

Aircraft Lease Agreement dated as of December 31, 2012, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and ***, as Lessee.

A320-200 aircraft bearing MSN 1497

Aircraft Lease Agreement dated as of December 31, 2012, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and ***, as Lessee.

A320-200 aircraft bearing MSN 3105

Aircraft Lease Agreement dated as of July 29, 2013, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and ***, as Lessee.

A320-200 aircraft bearing MSN 3270

Aircraft Lease Agreement dated as of February 25, 2013, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and ***, as Lessee.

***

B767-300ER aircraft bearing MSN 28207

Aircraft Lease Agreement dated as of November 15, 2002, among ILFC Ireland Limited, as Lessor, ***, as Lessee, and ***, as Consenting Party.

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 13

Assignment, Assumption and Amendment Agreement dated August 30, 2010, among ***, as Assignor, ***, as Assignee, ILFC Ireland Limited, as Lessor, and ***, as Consenting Party.

Lease Assignment dated as of November 1, 2010, among ILFC Ireland Limited, as Assignor, ILFC Aircraft 76B-28207 Limited, as Assignee, ***, as Lessee, and ***, as Consenting Party.

***

A321-100 aircraft bearing MSN 550

Aircraft Lease Agreement dated as of August 21, 2003, between ILFC Ireland Limited, as Lessor and ***, as Lessee.

Lease Assignment and Assumption dated as of July 27, 2010, among ILFC Ireland Limited, as Existing Lessor, ILFC Aircraft 32A-550 Limited, as New Lessor, and ***, as Lessee.

***

A330-200 aircraft bearing MSN 448

Aircraft Lease Agreement dated as of December 20, 2001, between International Lease Finance Corporation, as Lessor and ***, as Lessee.

Lease Assignment dated as of March 15, 2007, among International Lease Finance Corporation, as Assignor, ***, as Assignee, ***, as Lessee, and Sierra Leasing Limited, as Owner.

Assignment, Assumption and Amendment Agreement dated as of February 23, 2009, among ***, as Assignor, International Lease Finance Corporation, as Assignee, and ***, as Lessee.

Lease Assignment dated September 22, 2010, among International Lease Finance Corporation, as Assignor, Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Assignee, and ***, as Lessee.

***

B737-800 aircraft bearing MSN 33699

Aircraft Lease Agreement dated as of March 7, 2011, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor and ***, as Lessee.

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 14

***

A319-100 aircraft bearing MSN 2723

Aircraft Lease Agreement dated as of November 8, 2012, between Wilmington Trust Company, not in its individual capacity but solely as owner trustee, as Lessor and ***, as Lessee.

A319-100 aircraft bearing MSN 2698

Aircraft Lease Agreement dated as of November 8, 2012, between Wilmington Trust Company, not in its individual capacity but solely as owner trustee, as Lessor and ***, as Lessee.

***

B737-800 aircraft bearing MSN 30683

Aircraft Lease Agreement dated as of April 27, 2004, between International Lease Finance Corporation, as Lessor, and ***, as Lessee.

Lease Assignment dated February 12, 2013, among International Lease Finance Corporation, as Assignor, Wilmington Trust Company, not in its individual capacity but solely as owner trustee, as Assignee, and ***, as Lessee.

***

A319-100 aircraft bearing MSN 2784

Aircraft Lease Agreement dated as of July 15, 2011, between Wilmington Trust Company, not in its individual capacity but solely as owner trustee, as Lessor, and ***, as Lessee.

***

B737-700 aircraft bearing MSN 29350

Aircraft Lease Agreement dated as of March 30, 2012, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor, and ***, as Lessee.

B737-700 aircraft bearing MSN 29355

Aircraft Lease Agreement dated as of March 30, 2012, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor, and ***, as Lessee.

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 15

B767-300ER aircraft bearing MSN 29387

Aircraft Lease Agreement dated as of October 31, 2011, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor, and ***, as Lessee.

***

B757-200 aircraft bearing MSN 30045

Aircraft Lease Agreement dated as of April 5, 2004, between International Lease Finance Corporation, as Lessor, and ***, as Lessee.

Lease Assignment dated as of October 22, 2010, among International Lease Finance Corporation, as Assignor, Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Assignee, and ***, as Lessee.

***

A320-200 aircraft bearing MSN 2180

Aircraft Lease Agreement dated as of February 11, 2011, between ILFC Aircraft 32A-2180 Limited, as Lessor, and ***, as Lessee.

Deed of Novation and Amendment dated October 24, 2013, among ILFC Aircraft 32A-2180 Limited, as Lessor, ***, as Existing Lessee, and ***, as New Lessee.

***

A330-200 aircraft bearing MSN 529

Aircraft Lease Agreement dated as of May 29, 2013, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor, and ***, as Lessee.

***

B737-800 aircraft bearing MSN 32798

Aircraft Lease Agreement dated as of July 29, 2013, between Wilmington Trust SP Services (Dublin) Limited, acting not in its individual capacity but solely as trustee, as Lessor, and ***, as Lessee.

***

B777-300ER aircraft bearing MSN 35302

Aircraft Lease Agreement dated as of January 21, 2009, between Pelican 35302, Inc., as Lessor, and ***, as Lessee.

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 16

Lease Assignment dated as of April 5, 2012, among Pelican 35302, Inc., as Lessor, ***, as Assignor, and ***, as Assignee.

***

B777-200ER aircraft bearing MSN 32717

Aircraft Lease Agreement dated as of September 15, 2004, between International Lease Finance Corporation, as Lessor, and ***, as Lessee.

Lease Assignment dated as of August 31, 2010, among International Lease Finance Corporation, as Assignor, Aircraft 77B-32717 Inc., as Assignee, and ***, as Lessee

***  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3.17(b) - 17

SCHEDULE 9.01

Notices

If to any Obligor (other than an Obligor incorporated under the laws of Ireland), to:

International Lease Finance Corporation
10250 Constellation Blvd., Suite 3400
Los Angeles, CA 90067
Attention: Treasurer with a copy to the General Counsel
Telecopy No. (310) 788-1990
Electronic mail: legalnotices@ilfc.com

If to an Obligor incorporated under the laws of Ireland, to:

c/o ILFC Ireland Limited
30 North Wall Quay
Dublin 1, Ireland
Facsimile:  353-1-672-0270
Electronic mail: legalnotices@ilfc.com
Telephone:  353-1-819-2000

with a copy to

International Lease Finance Corporation
10250 Constellation Blvd., Suite 3400
Los Angeles, CA 90067
Attention: Treasurer with a copy to the General Counsel
Telecopy No. (310) 788-1990
Electronic mail: legalnotices@ilfc.com

If to the Administrative Agent or the Paying Agent, to:

Deutsche Bank AG New York Branch
60 Wall Street
New York, NY 10005
Facsimile No.: (732) 380-3355
Electronic mail:  Agency.Transactions@db.com

If to the Collateral Agent, to:

Deutsche Bank AG New York Branch
60 Wall Street
New York, NY 10005
Facsimile No.: (732) 380-3355
Electronic mail:  Agency.Transactions@db.com

Schedule 9.01 - 1

SCHEDULE 9.19

NON-COLLATERAL ASSETS

In addition to the Subsidiaries listed below, the term “Non-Collateral Subsidiary” shall include any other entity which is a Subsidiary as at March 6, 2014, or which becomes a “Subsidiary” after March 6, 2014 in contemplation of the Borrower causing it to become a Transaction Party in accordance with the terms of the Credit Agreement (but which has not yet become a Transaction Party) and which does not directly or indirectly Own or lease (nor Own any Subsidiary that directly or indirectly Owns or leases) any of the Pool Aircraft set forth in Schedule 3.17(a) as of such date or as of the date it becomes a Subsidiary; the term “Non-Collateral Aircraft” shall include any Aircraft owned by any such Non-Collateral Subsidiary and listed in Schedule 3.17(a) which is not a Pool Aircraft as of such date or as of the date such Subsidiary becomes a “Subsidiary”; the term “Non-Collateral Lease” shall include any lease agreement in respect of any such Non-Collateral Aircraft; in each case until any of the same shall become, as applicable, a Transaction Party (including by way of Owning or leasing, or Owning or leasing a Subsidiary that Owns or leases, a Pool Aircraft), a Pool Aircraft or a Lease in accordance with the terms of the Credit Agreement; and the term “Non-Collateral Assets” shall in all cases be construed in accordance with the foregoing.

AIRCRAFT OWNING NON-COLLATERAL SUBSIDIARIES

No.	Non-Collateral Subsidiary	Jurisdiction of formation/ incorporation	Aircraft owned (airframe, MSN)
1.	Aircraft 73B-25111 (Delaware) Trust	Delaware	Boeing B737-400, MSN 25111
2.	Aircraft 73B-28053 (Delaware) Trust	Delaware	Boeing B737-400, MSN 28053
3.	Aircraft 32A-2453 (Ireland) Trust	Ireland	Airbus A320-200, MSN 2453
4.	Aircraft 33A-532 (Ireland) Trust	Ireland	Airbus A330-200, MSN 532
5.	Aircraft 73B-28052 (Ireland) Trust	Ireland	Boeing B737-500, MSN 28052
6.	Aircraft 75B-26251 (Delaware) Trust	Ireland	Boeing B757-200, MSN 26251
7.	Aircraft 73B-26315 Inc.	California	Boeing B737-300, MSN 26315
8.	Aircraft 73B-26317 Inc.	California	Boeing B737-300, MSN 26317
9.	Aircraft 73B-27632 (Ireland) Trust	Ireland	Boeing B737-400, MSN 27632
10.	ILFC Aircraft 32A-427 Limited	Ireland	Airbus A320-200, MSN 427
11.	ILFC Aircraft 32A-591 Limited	Ireland	Airbus A321-100, MSN 591
12.	ILFC Aircraft 76B-27616 Limited	Ireland	Boeing B767-300ER, MSN 27616

NON-AIRCRAFT OWNING NON-COLLATERAL SUBSIDIARIES

No.	Non-Collateral Subsidiary	Jurisdiction of formation/ incorporation
13.	Aircraft 32A-2707 (Ireland) Trust	Ireland
14.	ILFC Aircraft 73B-28052 Limited	Ireland

Schedule 9.19 - 1

EXHIBIT A

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Deutsche Bank AG New York Branch	$1,500,000,000	100.000000000%
Total	$1,500,000,000	100.000000000%

Exhibit A-1

EXHIBIT B

FORM OF SECURITY AGREEMENT

Exhibit B-1

EXECUTION TEXT

TERM LOAN SECURITY AGREEMENT

dated as of

March 6, 2014

among

HYPERION AIRCRAFT LIMITED,

DELOS AIRCRAFT LIMITED,

DELOS FINANCE S.À R.L.,

ARTEMIS (DELOS) LIMITED,

APOLLO AIRCRAFT INC.,

and

THE ADDITIONAL GRANTORS REFERRED TO HEREIN
as the Grantors

and

DEUTSCHE BANK AG NEW YORK BRANCH,
as the Collateral Agent

Term Loan Security Agreement 2014-1

i

Section 5.05	No Individual Liability	22

ARTICLE VI SUCCESSOR COLLATERAL AGENT		23

Section 6.01	Resignation and Removal of the Collateral Agent	23
Section 6.02	Appointment of Successor	23

ARTICLE VII INDEMNITY AND EXPENSES		24

Section 7.01	Indemnity	24
Section 7.02	Secured Parties’ Indemnity	25
Section 7.03	No Compensation from Secured Parties	25
Section 7.04	Collateral Agent Fees	25

ARTICLE VIII MISCELLANEOUS		25

Section 8.01	Amendments; Waivers; Etc.	25
Section 8.02	Addresses for Notices; Delivery of Documents	26
Section 8.03	Remedies	27
Section 8.04	Severability	27
Section 8.05	Continuing Security Interest	27
Section 8.06	Release and Termination	27
Section 8.07	Currency Conversion	28
Section 8.08	Governing Law	28
Section 8.09	Jurisdiction; Consent to Service of Process	28
Section 8.10	Counterparts; Integration; Effectiveness	29
Section 8.11	Table of Contents, Headings, Etc.	29
Section 8.12	Non-Invasive Provisions	29
Section 8.13	Limited Recourse	30

SCHEDULES

Schedule I	Aircraft Objects
Schedule II	Pledged Equity Interests; Pledged Debt
Schedule III	Trade Names
Schedule IV	Chief Place of Business and Chief Executive or Registered Office
Schedule V	Insurance

EXHIBITS

Exhibit A-1	Form of Collateral Supplement
Exhibit A-2	Form of Grantor Supplement
Exhibit B	Form of Charge Over Shares of Parent Holdco
Exhibit C	Form of Pledge Over Shares of Borrower
Exhibit D	Form of Account Control Agreement

ii

This TERM LOAN SECURITY AGREEMENT (this “Agreement”), dated as of March 6, 2014, is made among DELOS FINANCE S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg (the “Borrower”), HYPERION AIRCRAFT LIMITED, a private limited liability company incorporated under the laws of Ireland (“Grandparent Holdco”), DELOS AIRCRAFT LIMITED, a private limited liability company incorporated under the laws of Ireland (“Parent Holdco”), APOLLO AIRCRAFT INC., a California corporation (“CA Subsidiary Holdco”), ARTEMIS (DELOS) LIMITED, a private limited liability company incorporated under the laws of Ireland (“Irish Subsidiary Holdco”) and the ADDITIONAL GRANTORS who from time to time become grantors under this Agreement (together with Grandparent Holdco, Parent Holdco, the Borrower, the Irish Subsidiary Holdco and the CA Subsidiary Holdco, the “Grantors”), and DEUTSCHE BANK AG NEW YORK BRANCH (“Deutsche Bank”), as the collateral agent (in such capacity, and together with any permitted successor or assign thereto or any permitted replacement thereof, the “Collateral Agent”).

PRELIMINARY STATEMENTS:

(1)                                 International Lease Finance Corporation (“ILFC”), the Borrower, Grandparent Holdco, Parent Holdco, the Irish Subsidiary Holdco, the CA Subsidiary Holdco, the lenders identified therein, Deutsche Bank AG New York Branch as the administrative agent (in such capacity, the “Administrative Agent”) and the Collateral Agent have entered into the Term Loan Credit Agreement, dated as of the date hereof (the “Credit Agreement”), pursuant to which the Lenders have made the Loans to the Borrower.

(2)                                 ILFC is the direct or indirect owner of certain Aircraft and ILFC and certain of its Affiliates are parties to lease and sub-lease contracts with respect to such Aircraft.

(3)                                 (a) Grandparent Holdco owns 100% of the Equity Interests of Parent Holdco, (b) Parent Holdco owns 100% of the Equity Interests of the Borrower, 100% of the Equity Interests of the CA Subsidiary Holdco and 100% of the Equity Interests of the Irish Subsidiary Holdco, (c) the Irish Subsidiary Holdco and the CA Subsidiary Holdco directly or indirectly (and subject to the Local Requirements Exception) hold or will acquire from time to time, 100% of the Equity Interests in Owner Subsidiaries that may in turn hold or acquire from time to time 100% of the Equity Interests in other Owner Subsidiaries, and each Owner Subsidiary has acquired Pool Aircraft or will from time to time on or after the Effective Date acquire Pool Aircraft from ILFC or its Affiliates and (d) CA Subsidiary Holdco, Irish Subsidiary Holdco or an Owner Subsidiary will acquire directly or indirectly (and subject to the Local Requirements Exception) 100% of the Equity Interests of any Intermediate Lessee that will, from time to time on or after the Effective Date, act as leasing intermediary with respect to certain Pool Aircraft.

(4)                                 The Grantors in each case party thereto have agreed pursuant to the Credit Agreement, and it is a condition precedent to the making and release of the Loans by the Lenders under the Credit Agreement, that the Grantors grant the security interests required by this Agreement.

(5)                                 Each Grantor will derive substantial direct and indirect benefit from the

1

transactions described above.

(6)                                 Deutsche Bank is willing to act as the Collateral Agent under this Agreement.

NOW, THEREFORE, in consideration of the premises, each Grantor hereby agrees with the Collateral Agent for its respective benefit and the benefit of the other Secured Parties as follows:

ARTICLE I
DEFINITIONS

Section 1.01                             Definitions. (a) Certain Defined Terms. For the purposes of this Agreement, the following terms have the meanings indicated below:

“1881 Act” has the meaning set forth in Section 2.20.

“Account Collateral” has the meaning specified in Section 2.01(e).

“Account Control Agreement” means the collateral account control agreement in the form attached hereto as Exhibit D in respect of the Collateral Account dated on or about the Effective Date among the Securities Intermediary, the Borrower and the Collateral Agent.

“Additional Grantor” has the meaning specified in Section 8.01(b).

“Agreed Currency” has the meaning specified in Section 8.07.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Aircraft Objects” means, collectively, the “aircraft objects” (as defined in the Protocol) described on Schedule I hereto, as supplemented by each Collateral Supplement and Grantor Supplement.

“Airframe” means, individually, each of the airframes described on Schedule I hereto, as supplemented by any Collateral Supplement or Grantor Supplement.

“Beneficial Interest Collateral” has the meaning specified in Section 2.01(c).

“Borrower” has the meaning specified in the preliminary statements of this Agreement.

“Cape Town Lease” means any Lease (including any Lease between Grantors) that has been entered into, extended, assigned or novated after March 1, 2006 (or such later date as the Cape Town Convention may be given effect under the law of any applicable jurisdiction) (A) with a Cape Town Lessee or (B) where the related Aircraft Object is registered in a “Contracting State”.

“Cape Town Lessee” means a lessee under a Lease that is “situated in” a

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“Contracting State”.

“Certificated Security” means a certificated security (as defined in Section 8- 102(a)(4) of the UCC) other than a Government Security.

“Collateral” has the meaning specified in Section 2.01.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Supplement” means a supplement to this Agreement in substantially the form attached as Exhibit A-1 executed and delivered by a Grantor.

“Credit Agreement” has the meaning specified in the preliminary statements to this Agreement.

“Deutsche Bank” has the meaning specified in the recital of parties to this Agreement.

“Eligible Institution” means (a) Deutsche Bank in its capacity as the Collateral Agent under this Agreement; (b) any bank not organized under the laws of the United States of America so long as it has either (i) a long-term unsecured debt rating of A or better by Standard & Poor’s and A2 or better by Moody’s or (ii) a short-term unsecured debt rating of A-1+ by Standard & Poor’s and P-1 or better by Moody’s; or (c) any bank organized under the laws of the United States of America or any state thereof, or the District of Columbia (or any branch of a foreign bank licensed under any such laws), so long as it (i) has either (A) a long-term unsecured debt rating of A (or the equivalent) or better by each of Standard & Poor’s and Moody’s or (B) a short-term unsecured debt rating of A-l+ by Standard & Poor’s and P-1 by Moody’s and (ii) can act as a securities intermediary under the New York Uniform Commercial Code.

“Enforcement Event” means, with respect to each section or provision of the Loan Documents where the term “Enforcement Event” is used, the occurrence and continuance of an Event of Default together with, except in the case of an Event of Default described in clauses (g), (h) or (i) of Article 6 of the Credit Agreement or if such notice is otherwise not permitted by applicable law, notice from the Collateral Agent to the Borrower and ILFC that such Event of Default shall constitute an Enforcement Event with respect to such section or provision (it being agreed that (a) the failure to include any such section or provision in any such notice shall not prejudice the Collateral Agent’s right to send a subsequent notice specifying such section or provision and (b) it shall be sufficient for any such notice to state that it applies to all such sections and provisions (without specifying the sections or provisions) or that it applies to all such sections and provisions except certain specified sections or provisions), unless revoked or rescinded pursuant to a notice to such effect from the Collateral Agent, for so long as such Event of Default is continuing.

“Equity Collateral” has the meaning specified in Section 2.07(a).

“Event of Default” means any Event of Default (as defined in the Credit

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Agreement).

“FAA” means the Federal Aviation Administration of the United States of America.

“Government Security” means any security issued or guaranteed by the United States of America or an agency or instrumentality thereof that is maintained in book-entry on the records of the FRBNY and is subject to Revised Book-Entry Rules.

“Grandparent Holdco” has the meaning specified in the recital of parties in this Agreement.

“Grantor Supplement” means a supplement to this Agreement in substantially the form attached as Exhibit A-2 executed and delivered by a Grantor.

“Grantors” has the meaning specified in the recital of parties to this Agreement.

“ILFC” has the meaning specified in the recital of parties in this Agreement.

“Instrument” means any “instrument” as defined in Section 9-102(a)(47) of the UCC.

“Insurances” means, in relation to each Pool Aircraft, any and all contracts or policies of insurance and reinsurance complying with the provisions of Schedule V hereto or an indemnity from a Governmental Authority as indemnitor, as appropriate, and required to be effected and maintained in accordance with this Agreement.

“International Registry” means the International Registry under the Cape Town Convention.

“Investment Collateral” has the meaning set forth in Section 2.01(d). “Membership Interest Collateral” has the meaning specified in Section 2.01(b).

“Parent Holdco” has the meaning specified in the recital of parties in this Agreement.

“Parts” means all appliances, parts, components, instruments, appurtenances, accessories, furnishings, seats and other equipment of whatever nature (other than (a) engines, and (b) any appliance, part, component, instrument, appurtenance, accessory, furnishing, seat or other equipment that would qualify as a removable part and is leased by a Lessee from a third party or is subject to a security interest granted to a third party), that may from time to time be installed or incorporated in or attached or appurtenant to any Airframe or any engine or removed therefrom and, if the applicable Pool Aircraft or engine is subject to a Lease, is owned by a Grantor hereunder during the term of such Lease under the provisions of such Lease.

“Pledged Beneficial Interests” means all of the beneficial interest in the Pledged Equity Parties described in the attached Schedule II, as supplemented by any Collateral Supplement or Grantor Supplement.

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“Pledged Borrower Debt” means any and all Indebtedness from time to time owing by the Borrower to any Borrower Party.

“Pledged CA Subsidiary Holdco Debt” means any and all Indebtedness from time to time owing by the CA Subsidiary Holdco to any Borrower Party.

“Pledged Debt” means the Pledged Grandparent Holdco Debt, the Pledged Parent Holdco Debt, the Pledged Borrower Debt, the Pledged Irish Subsidiary Holdco Debt, the Pledged CA Subsidiary Holdco Debt, the Pledged Owner Subsidiary Debt and the Pledged Intermediate Lessee Debt.

“Pledged Debt Collateral” has the meaning assigned to such term in Section 2.01(a)(iii).

“Pledged Equity Interests” means the Pledged Beneficial Interests, the Pledged Membership Interests and the Pledged Stock.

“Pledged Equity Party” means the Parent Holdco, the Borrower, the Irish Subsidiary Holdco, the CA Subsidiary Holdco, each Owner Subsidiary and each Intermediate Lessee.

“Pledged Grandparent Holdco Debt” means any and all Indebtedness from time to time owing by Grandparent Holdco to any Borrower Party.

“Pledged Intermediate Lessee Debt” means any and all Indebtedness from time to time owing by any Intermediate Lessee to any Borrower Party.

“Pledged Irish Subsidiary Holdco Debt” means any and all Indebtedness from time to time owing by the Irish Subsidiary Holdco to any Borrower Party.

“Pledged Owner Subsidiary Debt” means any and all Indebtedness from time to time owing by any Owner Subsidiary to any Borrower Party.

“Pledged Membership Interests” means all of the membership interests in the Pledged Equity Parties described in the attached Schedule II, as supplemented by any Collateral Supplement or Grantor Supplement.

“Pledged Parent Holdco Debt” means any and all Indebtedness from time to time owing by Parent Holdco to any Borrower Party.

“Pledged Stock” means the outstanding shares of capital stock and/or issued share capital of the Pledged Equity Parties described in the attached Schedule II, as supplemented by any Collateral Supplement or Grantor Supplement.

“Received Currency” has the meaning specified in Section 8.07.

“Relevant Collateral” has the meaning specified in Section 2.07(a).

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“Required Cape Town Registrations” has the meaning set forth in Section 2.08(c).

“Revised Book-Entry Rules” means 31 C.F.R. § 357 (Treasury bills, notes and bonds); 12 C.F.R. § 615 (book-entry securities of the Farm Credit Administration); 12 C.F.R. §§ 910 and 912 (book-entry securities of the Federal Home Loan Banks); 24 C.F.R. § 81 (book- entry securities of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation); 12 C.F.R. § 1511 (book-entry securities of the Resolution Funding Corporation); 31 C.F.R. § 354 (book-entry securities of the Student Loan Marketing Association); and any substantially comparable book-entry rules of any other Federal agency or instrumentality.

“Secured Obligations” has the meaning assigned to the term “Obligations” in the Credit Agreement.

“Secured Party” means any of or, in the plural form, all of the Collateral Agent, the Lenders, and the Administrative Agent.

“Securities Account” means a securities account as defined in Section 8-501(a) of the UCC maintained in the name of the Collateral Agent as “entitlement holder” (as defined in Section 8-102(a)(7) of the UCC) on the books and records of a Securities Intermediary whose “securities intermediary’s jurisdiction” (within the meaning of Section 8-110(e) of the UCC) is the State of New York.

“Securities Intermediary” means any “securities intermediary” with respect to the Collateral Agent as defined in 31 C.F.R. Section 357.2 or Section 8-102(a)(14) of the UCC.

“Security Collateral” has the meaning specified in Section 2.01(a).

“Uncertificated Security” means an uncertificated security (as defined in Section 8-102(a)(18) of the UCC) other than a Government Security.

(b)                                 Terms Defined in the Cape Town Convention.  The following terms shall have the respective meanings ascribed thereto in, or as otherwise used in, the Cape Town Convention: “Contracting State”, “contract of sale”, “international interest” and “situated in”.

(c)                                  Terms Defined in the Credit Agreement. For all purposes of this Agreement, all capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to such terms in the Credit Agreement.

(d)                                 Certain Terms Used in the Account Control Agreement.  As between the parties hereto, it is agreed that references in the Account Control Agreement to “enforcement event” and “loan documents” shall be construed respectively as references to “Enforcement Event” and “Loan Documents” as such terms are defined herein and in the Credit Agreement.

Section 1.02                             Construction and Usage.  Unless the context otherwise requires:

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(a)                                 A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b)                                 The terms “herein”, “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

(c)                                  Unless otherwise indicated in context, all references to Articles, Sections, Schedules or Exhibits refer to an Article or Section of, or a Schedule or Exhibit to, this Agreement.

(d)                                 Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa.

(e)                                  The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(f)                                   References in this Agreement to an agreement or other document (including this Agreement) include references to such agreement or document, as supplemented, amended, replaced or otherwise modified (without, however, limiting the effect of the provisions of this Agreement with regard to any such supplement, amendment, replacement or modification), and the provisions of this Agreement apply to successive events and transactions. References to any Person shall include such Person’s successors in interest and permitted assigns.

(g)                                  References in this Agreement to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor, and references to any governmental Person shall include reference to any governmental Person succeeding to the relevant functions of such Person.

(h)                                 References in this Agreement to any action, remedy or method of judicial proceeding for the enforcement of the rights of creditors or of security shall be deemed to include, in respect of any jurisdiction other than the State of New York, references to such action, remedy or method of judicial proceeding for the enforcement of the rights of creditors or of security available or appropriate in such jurisdiction as shall most nearly approximate such action, remedy or method of judicial proceeding described or referred to in this Agreement.

(i)                                     Where any payment is to be made, funds applied or any calculation is to be made hereunder on a day which is not a Business Day, unless any Loan Document otherwise provides, such payment shall be made, funds applied and calculation made on the next succeeding Business Day, and payments shall be adjusted accordingly; provided, however, that no additional interest shall be due in respect of such delay.

ARTICLE II
SECURITY

Section 2.01                             Grant of Security.

To secure the Secured Obligations, each Grantor hereby assigns and pledges to

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the Collateral Agent, for its benefit and the benefit of the other Secured Parties, and hereby grants to the Collateral Agent for its benefit and the benefit of the other Secured Parties a security interest in, all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired (collectively, the “Collateral”):

(a)                                 with respect to each Grantor, all of the following (the “Security Collateral”):

(i)                                     the Pledged Stock and the certificates representing such Pledged Stock, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Stock;

(ii)                                  all additional shares of the capital stock of any other Pledged Equity Party from time to time acquired by such Grantor in any manner, including the capital stock of any other Pledged Equity Party that may be formed from time to time, and all certificates, if any, representing such additional shares of the capital stock and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all such additional shares; and

(iii)                               the Pledged Debt and all instruments evidencing the Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt (the “Pledged Debt Collateral”);

(b)                                 with respect to each Grantor, all of the following (the “Membership Interest Collateral”):

(i)                                     the Pledged Membership Interests, all certificates, if any, from time to time representing all of such Grantor’s right, title and interest in the Pledged Membership Interests, any contracts and instruments pursuant to which any such Pledged Membership Interests are created or issued and all distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Membership Interests; and

(ii)                                  all of such Grantor’s right, title and interest in all additional membership interests in any other Pledged Equity Party from time to time acquired by such Grantor in any manner, including the membership interests in any other Pledged Equity Party that may be formed from time to time, and all certificates, if any, from time to time representing such additional membership interests and all distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all such additional membership interests;

(c)                                  with respect to each Grantor, all of the following (the “Beneficial Interest Collateral”):

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(i)                                     the Pledged Beneficial Interest, all certificates, if any, from time to time representing all of such Grantor’s right, title and interest in the Pledged Beneficial Interest, any contracts and instruments pursuant to which any such Pledged Beneficial Interest are created or issued and all distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Beneficial Interest; and

(ii)                                  all of such Grantor’s right, title and interest in all additional beneficial interests in any other Pledged Equity Party from time to time acquired by such Grantor in any manner, including the beneficial interests in any other Pledged Equity Party that may be formed from time to time, the trust agreements and any other contracts and instruments pursuant to which any such Pledged Equity Party is created or issued, and all certificates, if any, from time to time representing such additional beneficial interests and all distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all such additional beneficial interests;

(d)                                 all other “investment property” (as defined in Section 9-102(a)(49) of the UCC) of such Grantor (the “Investment Collateral”) including written notification of all interest, dividends, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Investment Collateral, but excluding any loans or advances made, or dividends, contributions or distributions or other amounts paid, by any Pledged Equity Party to any Transaction Party;

(e)                                  with respect to each Grantor, all right of such Grantor in and to the Collateral Account and all funds, cash, investment property, investments, securities, instruments or other property (including all “financial assets” within the meaning of Section 8-102(a)(9) of the UCC) at any time or from time to time credited to any such account (collectively, the “Account Collateral”); and

(f)                                   all proceeds of any and all of the foregoing Collateral (including proceeds that constitute property of the types described in subsections (a), (b), (c), (d) and (e) of this Section 2.01);

provided, however, that notwithstanding any of the foregoing provisions, so long as no Enforcement Event shall have occurred and be continuing, each Grantor shall have the right, to the exclusion of the Collateral Agent, to (i) all distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Security Collateral (other than the Pledged Debt), (ii) all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt, and (iii) the Investment Collateral (subject to the exclusion in Section 2.01(d), and once paid by a Grantor to a non-Grantor shall be free and clear of the Lien hereof and shall not constitute Collateral), and if an Enforcement Event shall have occurred and be continuing, no Grantor shall make any such payment to a non-Grantor without the Collateral Agent’s consent The foregoing proviso shall in no event give rise to any right on behalf of any Transaction Party to cause the release of amounts from the Collateral Account other than in accordance with the Loan Documents; provided further that the Collateral

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shall not include any Non-Collateral Assets.

Section 2.02                             Security for Obligations.  This Agreement secures the payment and performance of all Secured Obligations of the Grantors to each Secured Party (subject to the subordination provisions of this Agreement) and shall be held by the Collateral Agent in trust for the Secured Parties. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by any Grantor to any Secured Party but for the fact that Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Grantor.

Section 2.03                             Representations and Warranties of the Grantors. Each Grantor represents and warrants as of the date of this Agreement, the Effective Date, each Release Date in respect of which such Grantor is a Relevant Release Party and as of each date on which such Grantor executes and delivers a Grantor Supplement or a Collateral Supplement, as follows:

(a)                         Each Pool Aircraft is legally and beneficially Owned by the Owner Subsidiary identified as the Owner of such Pool Aircraft in the applicable Release Request or legally Owned by the Owner Subsidiary and beneficially Owned by a Subsidiary Holdco or another Owner Subsidiary, except to the extent of the Local Requirements Exception and as provided in the definition of “Own”.  None of the Pool Aircraft Assets has been sold in violation of the provisions of the Loan Documents, or is currently pledged, assigned or otherwise encumbered except for Permitted Liens, and no Pool Aircraft Assets are described in (i) any UCC financing statements filed against any Transaction Party other than UCC financing statements which have been (or have been agreed by the secured parties referenced therein to be) terminated and UCC Financing Statements filed in connection with Permitted Liens or (ii) any other mortgage registries, including the International Registry (which for the avoidance of doubt, shall not include any contract of sale) or filing records that may be applicable to the Pool Aircraft or Collateral in any other relevant jurisdiction, other than such filings or registrations that have been (or have been agreed by the secured parties referenced therein to be) terminated or that have been made in connection with Permitted Liens. Except to the extent of the Local Requirements Exception and as provided in the definition of “Own”, the Grantors are the legal and beneficial owners of the Collateral. None of the Collateral has been sold in violation of the provisions of the Loan Documents, or is currently pledged, assigned or otherwise encumbered other than pursuant to the terms of the Loan Documents and except for Permitted Liens. No Collateral is described in (i) any UCC financing statements filed against any Pledged Equity Party other than UCC financing statements which have been (or have been agreed by the secured parties referenced therein to be) terminated and the UCC financing statements filed in connection with Permitted Liens or (ii) any other mortgage registries, including the International Registry (which for the avoidance of doubt, shall not include any contract of sale), or filing records that may be applicable to the Collateral in any other relevant jurisdiction, other than such filings or registrations that have been (or have been agreed by the secured parties referenced therein to be) terminated or that have been made in connection with Permitted Liens, this Agreement or any other security document in favor of the Collateral Agent for the benefit of the Secured Parties, or, with respect to any Lease, in favor of the applicable Lessor Subsidiary or the Lessee thereunder.

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(b)                                 In each case as and to the extent required under the Express Perfection Requirements, this Agreement creates a valid and (upon the taking of the actions required hereby) perfected security interest in favor of the Collateral Agent in the Collateral as security for the Secured Obligations, subject in priority to no other Liens (other than Permitted Liens), and all filings and other actions necessary to perfect and protect such security interest as a first priority security interest of the Collateral Agent have been (or to the extent permitted hereby or in the case of future Collateral, will be) duly taken, enforceable against the applicable Grantors and creditors of and purchasers from such Grantors.

(c)                                  No Grantor has any trade names except as set forth on Schedule III hereto.

(d)                                 No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party (including, for the avoidance of doubt, the International Registry) is required under any applicable law that is necessary to comply with the Express Perfection Requirements (i) for the grant by such Grantor of the assignment and security interest granted hereby, (ii) for the execution, delivery or performance of this Agreement by such Grantor or (iii) for the perfection or maintenance of the pledge, assignment and security interest created hereby, except for (A) the filing of financing and continuation statements under the UCC, (B) the Required Cape Town Registrations, (C) the applicable Irish filings pursuant to Section 2.08(e) and (D) such other filings as are required under relevant local law in the case of Grantors that are not domiciled in the United States or a state thereof.

(e)                                  The chief place of business, organizational identification number (if applicable) and chief executive or registered office of such Grantor and the office where such Grantor keeps records of the Collateral are located at the address specified opposite the name of such Grantor on the attached Schedule IV or, in the case of records, at ILFC.

(f)                                   The Pledged Stock constitutes the percentage of the issued and outstanding shares of capital stock of the issuers thereof indicated on the attached Schedule II. The Pledged Membership Interests constitute the percentage of the membership interest of the issuer thereof, as indicated on Schedule II hereto. The Pledged Beneficial Interests constitute the percentage of the beneficial interest of the issuer thereof indicated on Schedule II hereto.

(g)                                  The Pledged Stock, the Pledged Membership Interests and the Pledged Beneficial Interests have been duly authorized and validly issued and are fully paid up and nonassessable. The Pledged Debt has been duly authorized or issued and delivered and is the legal, valid and binding obligation of each applicable Borrower Party thereunder.

(h)                         The Pledged Stock and the Pledged Membership Interests constitute “certificated securities” within the meaning of Section 8-102(4) of the UCC. If the issuer thereof is organized under the laws of the United States or a state thereof, the terms of any Pledged Equity Interest expressly provide that such Pledged Equity Interest shall be governed by Article 8 of the Uniform Commercial Code as in effect in the jurisdiction of the issuer of such Pledged Membership Interest or such Article 8 shall be applicable thereto under applicable Laws. Any Certificated Security or Instrument evidencing the Pledged Stock, the Pledged Debt, the Pledged Beneficial Interests, the Pledged Membership Interests and any Investment

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Collateral have been delivered to the Collateral Agent in accordance with Section 2.05 and 2.07. The Pledged Stock and the Pledged Membership Interest either (i) are in bearer form, (ii) have been indorsed, by an effective indorsement, to the Collateral Agent or in blank or (iii) have been registered in the name of the Collateral Agent.  None of the Pledged Stock, the Pledged Beneficial Interests and the Pledged Membership Interest that constitute or evidence the Collateral have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any person other than the Collateral Agent (other than those agreed by the secured parties referenced therein to be terminated or released). Any Pledged Beneficial Interests either (i) constitute “certificated securities” within the meaning of Section 8-102(a)(4) of the UCC, have been delivered to the Collateral Agent and (1) are in bearer form, (2) have been indorsed, by an effective indorsement, to the Collateral Agent or in blank or (3) have been registered in the name of the Collateral Agent or (ii) a fully executed “control agreement” has been delivered to the Collateral Agent with respect to such Pledged Beneficial Interests.

Section 2.04                             Grantors Remain Liable. Anything contained herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) in each case, unless the Collateral Agent or any other Secured Party, expressly in writing or by operation of law, assumes or succeeds to the interests of any Grantor hereunder, no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor under the contracts and agreements included in the Collateral or to take any action to collect or enforce any claim for payment assigned under this Agreement.

Section 2.05                             Delivery of Collateral. All certificates or instruments representing or evidencing any Collateral, if deliverable, shall be delivered to and held by or on behalf of the Collateral Agent and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to evidence the security interests granted thereby. The Collateral Agent shall have the right, upon the occurrence and during the continuance of an Enforcement Event, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Equity Interests, subject only to the revocable rights specified in Section 2.10(a). In addition, the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Enforcement Event, to exchange certificates or instruments representing or evidencing any Collateral for certificates or instruments of smaller or larger denominations.

Section 2.06                             As to the Pool Aircraft Collateral. (a) The Grantors shall provide a true and complete copy of all documents or instruments constituting Pool Aircraft Collateral to the Collateral Agent on or prior to the Release Date in respect of such Pool Aircraft. Subsequent to a Release Date in respect of a Pool Aircraft, upon (i) the inclusion of any additional such document or instrument in the Pool Aircraft Collateral in respect of such Pool Aircraft or (ii) the amendment or replacement thereof, the Grantors will deliver, or cause to be delivered, a copy thereof to the Collateral Agent (or within the time period set forth in Section 5.20(c)(ii) of the

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Credit Agreement, if applicable).  Each such document or instrument will have been duly authorized, executed and delivered by the relevant Transaction Party, will be in full force and effect and will be binding upon and enforceable against all parties thereto in accordance with its terms subject to customary exceptions.

(b)                                 The Grantors shall, at their expense, use reasonable commercial efforts, in accordance with Leasing Company Practice to (A) perform and observe, or cause to be performed and observed, all the terms and provisions of the documents and instruments constituting Pool Aircraft Collateral to be performed or observed by a Transaction Party and (B) after an Enforcement Event has occurred and is continuing take all such action to such end as may be from time to time reasonably requested by the Collateral Agent.

Section 2.07                             As to the Equity Collateral and Investment Collateral. (a) All Security Collateral, Membership Interest Collateral and Beneficial Interest Collateral (collectively, the “Equity Collateral”) and all Investment Collateral (together with the Equity Collateral, the “Relevant Collateral”) shall be delivered to the Collateral Agent as follows:

(i)                                     in the case of each Certificated Security or Instrument, by (A) causing the delivery of such Certificated Security or Instrument to the Collateral Agent, registered in the name of the Collateral Agent or duly endorsed by an appropriate person to the Collateral Agent or in blank and, in each case, held by the Collateral Agent, or (B) if such Certificated Security or Instrument is registered in the name of any Securities Intermediary on the books of the issuer thereof or on the books of any Securities Intermediary, by causing such Securities Intermediary to continuously credit by book entry such Certificated Security or Instrument to a Securities Account maintained by such Securities Intermediary in the name of the Collateral Agent and confirming in writing to the Collateral Agent that it has been so credited;

(ii)                                  in the case of each Uncertificated Security, by (A) causing such Uncertificated Security to be continuously registered on the books of the issuer thereof in the name of the Collateral Agent or, in the case of the Pledged Stock of the Borrower, registering in accordance with the Luxembourg Share Pledge the security interest constituted thereby in the register of shareholders of the Borrower or (B) if such Uncertificated Security is registered in the name of a Securities Intermediary on the books of the issuer thereof or on the books of any securities intermediary of a Securities Intermediary, by causing such Securities Intermediary to continuously credit by book entry such Uncertificated Security to a Securities Account maintained by such Securities Intermediary in the name of the Collateral Agent and confirming in writing to the Collateral Agent that it has been so credited; and

(iii)                               in the case of each Government Security registered in the name of any Securities Intermediary on the books of the FRBNY or on the books of any securities intermediary of such Securities Intermediary, by causing such Securities Intermediary to continuously credit by book entry such security to the collateral account maintained by such Securities Intermediary in the name of the Collateral Agent and confirming in writing to the Collateral Agent that it has been so credited.

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(b)                                 Each Grantor and the Collateral Agent hereby represents, with respect to the Account Collateral, that it has not entered into, and hereby agrees that it will not enter into, any currently effective agreement (i) with any of the other parties hereto or any Securities Intermediary specifying any jurisdiction other than the State of New York as the “securities intermediary’s jurisdiction” within the meaning of Section 8-110(e) of the UCC in connection with any Securities Account with any Securities Intermediary referred to in Section 2.07(a) for purposes of 31 C.F.R. Section 357.11(b), Section 8-110(e) of the UCC or any similar state or Federal law, or (ii) with any other person relating to such account pursuant to which it has agreed that any Securities Intermediary may comply with entitlement orders made by such person.  The Collateral Agent represents that it will, by express agreement with each Securities Intermediary, provide for each item of property constituting Account Collateral held in and credited to the Securities Account, including cash, to be treated as a “financial asset” within the meaning of Section 8-102(a)(9)(iii) of the UCC for the purposes of Article 8 of the UCC.

(c)                                  Without limiting the foregoing, each Grantor and the Collateral Agent agree, and the Collateral Agent shall cause each Securities Intermediary, to take such different or additional action as may be required in order to maintain the perfection and priority of the security interest of the Collateral Agent in the Equity Collateral in the event of any change in applicable law or regulation, including Articles 8 and 9 of the UCC and regulations of the U.S. Department of the Treasury governing transfers of interests in Government Securities.

Section 2.08                             Further Assurances. (a) In each case to the extent required pursuant to the Express Perfection Requirements, each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor shall promptly execute and deliver all further instruments and documents, and take all further action (including under the laws of any foreign jurisdiction), that may be necessary, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing but subject to the qualification that the following are required only to the extent of the Express Perfection Requirements, each Grantor shall: (i) execute and file such financing or continuation statements, or amendments thereto, under the UCC and such other instruments or notices, that may be necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby and (ii) execute, file, record, or register such additional documents and supplements to this Agreement, including any further assignments, security agreements, pledges, grants and transfers, as may be required under the laws of any foreign jurisdiction of organization or domicile of the relevant Grantor hereunder or as the Collateral Agent may reasonably request, to create, attach, perfect, validate, render enforceable, protect or establish the priority of the security interest and lien of this Agreement.

(b)                                 Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, under the UCC relating to all or any part of the Collateral without the signature of such Grantor where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

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(c)                                  Each Grantor shall ensure that at all times an individual shall be appointed as administrator with respect to each Owner Subsidiary and each Intermediate Lessee for purposes of the International Registry and shall cause each such Owner Subsidiary and each such Intermediate Lessee to register or cause to be registered, in each case to the extent legally practicable, with the International Registry (collectively, the “Required Cape Town Registrations”) (i) the international interest provided for in any Cape Town Lease to which such Owner Subsidiary or Intermediate Lessee is a lessor or lessee; and (ii) the contract of sale with respect to any Pool Aircraft by which title to such Pool Aircraft is conveyed by or to such Owner Subsidiary, but only if the seller under such contract of sale is situated in a Contracting State or if such Aircraft Object is registered in a Contracting State and if such seller agrees to such registration.

(d)                                 With respect to each Grantor holding an Equity Interest in a Pledged Equity Party incorporated under the laws of Ireland, such Grantor shall cause each Security Document executed by it and an Additional Charge Over Shares or, in each case, its relevant particulars to be filed in the Irish Companies Registration Office and, where applicable, the Irish Revenue Commissioners within 21 days of execution thereof.

Section 2.09                             Place of Perfection; Records. Each Grantor shall keep its chief place of business and chief executive office at the location therefor specified in Schedule IV and shall keep its records concerning the Collateral at such location or at ILFC’s chief executive office or, upon 30 days’ prior written notice to the Collateral Agent, at such other locations in a jurisdiction where all actions required by Section 2.03(e) shall have been taken with respect to the Collateral.  Subject to applicable confidentiality restrictions, each Grantor shall hold and preserve such records and, if an Enforcement Event shall have occurred and be continuing, shall permit representatives of the Collateral Agent upon reasonable prior notice at any time during normal business hours reasonably to inspect and make abstracts from such records, all at the sole cost and expense of such Grantor.

Section 2.10                             Voting Rights; Dividends; Etc. (a) So long as no Enforcement Event shall have occurred and be continuing:

(i)                                     Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to all or any part of the Equity Collateral pledged by such Grantor for any purpose not inconsistent with the terms of this Agreement, the charter documents of such Grantor, or the Loan Documents; provided that such Grantor shall not exercise or shall refrain from exercising any such right if such action would constitute a breach of its obligations under the Loan Documents; and

(ii)                                  The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to such Grantor all such proxies and other instruments as such Grantor may reasonably request in writing and provide for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to Section 2.10(a)(i).

(b)                                 After an Enforcement Event shall have occurred and be continuing, any and all distributions, dividends and interest paid in respect of the Equity Collateral pledged by

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such Grantor, including any and all (i) distributions, dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, such Security Collateral, Membership Interest Collateral or Beneficial Interest Collateral; (ii) distributions, dividends and other distributions paid or payable in cash in respect of such Security Collateral, Membership Interest Collateral or Beneficial Interest Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus; and (iii) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, such Security Collateral, Membership Interest Collateral or Beneficial Interest Collateral shall be forthwith delivered to the Collateral Agent and, if received by such Grantor, shall be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement).

(c)                                  During the continuance of an Enforcement Event, all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 2.10(a)(i) and 2.10(a)(ii) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights.

Section 2.11                             Transfers and Other Liens; Additional Shares or Interests. (a) No Grantor shall (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral, in the case of clause (i) or (ii) other than a Permitted Lien or as otherwise provided for or permitted in any Loan Document.

(b)                                 Except as otherwise provided pursuant to the Loan Documents, the Grantors (other than Grandparent Holdco) shall not issue, deliver or sell any shares, interests, participations or other equivalents except those pledged hereunder and except to the extent of the Local Requirements Exception.  Any beneficial interests, membership interests or capital stock or other securities or interests issued in respect of or in substitution for the Pledged Stock, the Pledged Membership Interests or the Pledged Beneficial Interest shall be issued or delivered (with any necessary endorsement) to the Collateral Agent in accordance with Section 2.07.

Section 2.12                             Collateral Agent Appointed Attorney-in-Fact.  Each Grantor hereby irrevocably appoints, as security for the Secured Obligations, the Collateral Agent as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent’s discretion during the occurrence and continuance of an Enforcement Event, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including:

(a)                                 to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

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(b)                                 to receive, indorse and collect any drafts or other instruments and documents in connection included in the Collateral;

(c)                                  to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral; and

(d)                                 to execute and file any financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, in order to perfect (except in the case of the Beneficial Interest Collateral provided pursuant to Section 2.01(c)) and preserve the pledge, assignment and security interest granted hereby; provided, that the Collateral Agent’s exercise of any such power in this clause (d) shall be subject to the Express Perfection Requirements.

Section 2.13                             Collateral Agent May Perform. If any Grantor fails to perform any agreement contained in this Agreement, the Collateral Agent may (but shall not be obligated to) after such prior notice as may be reasonable under the circumstances, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection with doing so shall be payable by the Grantors.

Section 2.14                             Covenant to Pay. Each Grantor covenants with the Collateral Agent (for the benefit of the Secured Parties) that it will pay or discharge any monies and liabilities whatsoever that are now, or at any time hereafter may be, due, owing or payable by such Grantor in any currency, actually or contingently, solely and/or jointly, and/or severally with another or others, as principal or surety on any account whatsoever pursuant to the Loan Documents in accordance with their terms. Each Grantor agrees that (except as provided in Article 7 of the Credit Agreement) no payment or distribution by such Grantor pursuant to the preceding sentence shall entitle such Grantor to exercise any rights of subrogation in respect thereof until the related Secured Obligations shall have been paid in full.

Section 2.15                             Delivery of Collateral Supplements; Delivery of Grantor Supplements. (a) Upon the acquisition by any Grantor of any Security Collateral, Membership Interest Collateral or Beneficial Interest Collateral, such Grantor shall concurrently execute and deliver to the Collateral Agent a Collateral Supplement duly completed with respect to such Collateral and shall take such steps with respect to the perfection of such Collateral as are called for by this Agreement for Collateral of the same type; provided that the foregoing shall not be construed to provide for any action with respect to perfection not required by the Express Perfection Requirements; and provided further that the failure of any Grantor to deliver any Collateral Supplement as to any such Collateral shall not impair the lien of this Agreement as to such Collateral.  Upon the acquisition by any Owner Subsidiary of an Aircraft Object (other than an aircraft engine) not previously described in Schedule I hereto as supplemented by Annex I to each Grantor Supplement and Collateral Supplement, the Grantor that directly Owns the Equity Interest in such Owner Subsidiary shall provide an updated Collateral Supplement describing such Aircraft Object.

(b)                                 Each Grantor shall, prior to or simultaneously with such Person Owning the Equity Interests in any Subsidiary (other than a Non-Collateral Subsidiary), cause any

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Subsidiary Obligor that was not a signatory hereto on the date of this Agreement to enter into a Grantor Supplement and become a Grantor hereunder.

Section 2.16                             Insurance. The Grantors shall cause to be maintained, or procure that the relevant Lessee maintains, hull and third party liability insurance policies in respect of each Pool Aircraft in accordance with the terms of Schedule V hereto.

Section 2.17                             Covenant Regarding Control. No Grantor shall cause nor permit any Person other than the Collateral Agent to have “control” (as defined in Section 8-106 of the UCC) of the Collateral Account pursuant to the terms of the Credit Agreement and the Account Control Agreement.

Section 2.18                             Covenant Regarding Account Collateral. Borrower shall enter into the Account Control Agreement as of the date hereof. The Collateral Agent agrees for purposes of paragraph 7 of the Account Control Agreement that it will confirm in writing to the Securities Intermediary its agreement to any investments selected by the Borrower which are Permitted Investments.

Section 2.19                             As to Irish Law. Notwithstanding anything to the contrary contained in this Agreement and in addition to and without prejudice to any other rights or power of the Collateral Agent under this Agreement or under general law in any relevant jurisdiction, at any time that the Collateral shall become enforceable as provided in Section 3.01, the Collateral Agent shall be entitled to appoint a receiver under this Agreement or under the Land and Conveyancing Law Reform Act 2009 (as amended and as the same may be amended, modified or replaced from time to time, the “2009 Act”) without the need for the occurrence of any of the events specified in (a) to (c) of section 108(1) (Appointment of Receiver) of the 2009 Act, such receiver shall have all such powers, rights and authority conferred under the 2009 Act, this Agreement and otherwise under the laws of Ireland without any limitation or restriction imposed by the 2009 Act or otherwise under the laws of Ireland which may be excluded or removed. The statutory power of sale conferred by section 100 (Power of sale) of the 2009 Act shall apply to the Collateral free from restrictions contained in section 100(1), (2), (3) and (4) and without the requirement to serve notice (as provided for in section 100(1)) and section 108 (7) (Remuneration of a receiver) of the 2009 Act shall not apply to the Collateral or to any receiver appointed under this Agreement.

Section 2.20                             Additional Charges Over Shares. Each Grantor undertakes with the Collateral Agent to enter into an Additional Charge Over Shares in respect of the Equity Interests held by it of any Subsidiary of a Grantor which is incorporated under the laws of Ireland and in respect of any other Subsidiary of a Grantor, in each case to the extent such Additional Charge Over Shares is necessary to perfect or protect the Collateral Agent’s interests in such Equity Interests under applicable Law and to the extent required under the Express Perfection Requirements.

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ARTICLE III
REMEDIES

Section 3.01                             Remedies. Notwithstanding anything herein or in any other Loan Document to the contrary, if any Enforcement Event shall have occurred and be continuing, and in each case subject to the quiet enjoyment rights of the applicable Lessee of any Pool Aircraft:

(a)                                 The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein (including, for the avoidance of doubt, the rights and remedies of the Collateral Agent provided for in Section 2.10(c)), all of the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and all of the rights and remedies under applicable law and also may (i) require any Grantor to, and such Grantor hereby agrees that it shall at its expense and upon written request of the Collateral Agent forthwith, assemble all or any part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell or cause the sale of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)                                 All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in accordance with Section 3.02. Any sale or sales conducted in accordance with the terms of this Section 3.01 shall be deemed conclusive and binding on each Grantor and the Secured Parties.

Section 3.02                             Priority of Payments. The Collateral Agent hereby agrees that all cash proceeds received by the Collateral Agent in respect of any Collateral pursuant to Section 3.01 hereof and any payments by any Grantor to the Collateral Agent following an Enforcement Event shall be paid by the Collateral Agent in the order of priority set forth below:

(a)                                 first, to the Collateral Agent for the benefit of the Secured Parties, until payment in full in cash of the Secured Obligations then outstanding; and

(b)                                 second, all remaining amounts to the relevant Grantors or whomsoever may be lawfully entitled to receive such amounts as directed by a court of competent jurisdiction.

ARTICLE IV
SECURITY INTEREST ABSOLUTE

Section 4.01                             Security Interest Absolute. A separate action or actions may be brought and prosecuted against each Grantor to enforce this Agreement, irrespective of whether any action is brought against any other Grantor or whether any other Grantor is joined in any such action or actions. Except as otherwise provided in the Loan Documents, all rights of the Collateral Agent and the security interests and Liens granted under, and all obligations of each

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Grantor under, until the Secured Obligations then outstanding are paid in full, this Agreement and each other Loan Document shall be absolute and unconditional, irrespective of:

(a)                                 any lack of validity or enforceability of any Loan Document, Assigned Document or any other agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, the security for, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(c)                                  any taking, exchange, release or non-perfection of the Collateral or any other collateral or taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

(d)                                 any manner of application of Collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Secured Obligations or any other assets of the Grantors;

(e)                                  any change, restructuring or termination of the corporate structure or existence of any Grantor; or

(f)                                   any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or a third-party grantor of a security interest or a Person deemed to be a surety.

ARTICLE V
THE COLLATERAL AGENT

The Collateral Agent and the Secured Parties agree among themselves as follows:

Section 5.01                             Authorization and Action. (a) Each Secured Party by its acceptance of the benefits of this Agreement hereby appoints and authorizes Deutsche Bank as the initial Collateral Agent to take such action as trustee on behalf of the Secured Parties and to exercise such powers and discretion under this Agreement and the other Loan Documents as are specifically delegated to the Collateral Agent by the terms of this Agreement and of the Loan Documents, and no implied duties and covenants shall be deemed to arise against the Collateral Agent.

(b)                                 The Collateral Agent accepts such appointment and agrees to perform the same but only upon the terms of this Agreement (including any quiet enjoyment covenants given to the Lessees) and agrees to receive and disburse all moneys received by it in accordance with the terms of this Agreement.  The Collateral Agent in its individual capacity shall not be answerable or accountable under any circumstances, except for its own willful misconduct or gross negligence (or simple negligence in the handling of funds or breach of any of its representations or warranties set forth in this Agreement) and the Collateral Agent shall not be liable for any action or inaction of any Grantor or any other parties to any of the Loan Documents.

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Section 5.02                             Absence of Duties. The powers conferred on the Collateral Agent under this Agreement with respect to the Collateral are solely to protect its interests in this Agreement and shall not impose any duty upon it, except as explicitly set forth herein, to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it under this Agreement, the Collateral Agent shall not have any duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve or perfect rights against any parties or any other rights pertaining to any Collateral.  The Collateral Agent shall not have any duty to ascertain or inquire as to the performance or observance of any covenants, conditions or agreements on the part of any Grantor or Lessee.

Section 5.03                             Representations or Warranties. The Collateral Agent shall not make nor shall it be deemed to have made any representations or warranties as to the validity, legality or enforceability of this Agreement, any other Loan Document or any other document or instrument or as to the correctness of any statement contained in any thereof, or as to the validity or sufficiency of any of the pledge and security interests granted hereby, except that the Collateral Agent in its individual capacity hereby represents and warrants (a) that each such specified document to which it is a party has been or will be duly executed and delivered by one of its officers who is and will at such time be duly authorized to execute and deliver such document on its behalf, and (b) this Agreement is or will be the legal, valid and binding obligation of the Collateral Agent in its individual capacity, enforceable against the Collateral Agent in its individual capacity in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally.

Section 5.04                             Reliance; Agents; Advice of Counsel.  (a)  The Collateral Agent shall not incur any liability to anyone as a result of acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties. The Collateral Agent may accept a copy of a resolution of the board or other governing body of any party to this Agreement or any Loan Document, certified by the Secretary or an Assistant Secretary thereof or other duly authorized Person of such party as duly adopted and in full force and effect, as conclusive evidence that such resolution has been duly adopted by said board or other governing body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically described in this Agreement, the Collateral Agent shall be entitled to receive and may for all purposes hereof conclusively rely, and shall be fully protected in acting or refraining from acting, on a certificate, signed by an officer of any duly authorized Person, as to such fact or matter, and such certificate shall constitute full protection to the Collateral Agent for any action taken or omitted to be taken by them in good faith in reliance thereon. The Collateral Agent shall assume, and shall be fully protected in assuming, that each other party to this Agreement is authorized by its constitutional documents to enter into this Agreement and to take all action permitted to be taken by it pursuant to the provisions of this Agreement, and shall not inquire into the authorization of such party with respect thereto.

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(b)                                 The Collateral Agent may execute any of its powers hereunder or perform any duties under this Agreement either directly or by or through agents, including financial advisors, or attorneys or a custodian or nominee, provided, however, that the appointment of any agent shall not relieve the Collateral Agent of its responsibilities or liabilities hereunder.

(c)                                  The Collateral Agent may consult with counsel and any opinion of counsel or any advice of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under this Agreement in good faith and in accordance with such advice or opinion of counsel.

(d)                                 The Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation under this Agreement or in relation hereto, at the request, order or direction of any of the Secured Parties, pursuant to the provisions of this Agreement, unless such Secured Party shall have offered to the Collateral Agent reasonable security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(e)                                  The Collateral Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Collateral Agent to perform, or be responsible or liable for the manner of performance of, any obligations of any Grantor under any of the Loan Documents.

(f)                                   If the Collateral Agent incurs expenses or renders services in connection with an exercise of remedies specified in Section 3.01, such expenses (including the fees and expenses of its counsel) and the compensation for such services are intended to constitute expenses of administration under any bankruptcy law or law relating to creditors’ rights generally.

(g)                                  The Collateral Agent shall not be charged with knowledge of an Event of Default unless the Collateral Agent obtains actual knowledge of such event or the Collateral Agent receives written notice of such event from any of the Secured Parties.

(h)                                 The Collateral Agent shall not have any duty to monitor the performance of any Grantor or any other party to the Loan Documents, nor shall the Collateral Agent have any liability in connection with the malfeasance or nonfeasance by such parties. The Collateral Agent shall not have any liability in connection with compliance by any Grantor or any Lessee under a Lease with statutory or regulatory requirements related to the Collateral, any Pool Aircraft or any Lease. The Collateral Agent shall not make or be deemed to have made any representations or warranties with respect to the Collateral, any Pool Aircraft or any Lease or the validity or sufficiency of any assignment or other disposition of the Collateral, any Pool Aircraft or any Lease.

Section 5.05                             No Individual Liability. The Collateral Agent shall not have any individual liability in respect of all or any part of the Secured Obligations, and all shall look,

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subject to the lien and priorities of payment provided herein and in the Loan Documents, only to the property of the Grantors (to the extent provided in the Loan Documents) for payment or satisfaction of the Secured Obligations pursuant to this Agreement and the other Loan Documents.

ARTICLE VI
SUCCESSOR COLLATERAL AGENT

Section 6.01                     Resignation and Removal of the Collateral Agent. The Collateral Agent may resign at any time without cause by giving at least 30 days’ prior written notice to the Borrower and the Lenders.  The Required Lenders may at any time remove the Collateral Agent without cause by an instrument in writing delivered to the Borrower, the Lenders and the Collateral Agent. No resignation by or removal of the Collateral Agent pursuant to this Section 6.01 shall become effective prior to the date of appointment by the Required Lenders of a successor Collateral Agent and the acceptance of such appointment by such successor Collateral Agent.

Section 6.02                             Appointment of Successor. (a) In the case of the resignation or removal of the Collateral Agent, the Required Lenders shall promptly appoint a successor Collateral Agent.  So long as no Event of Default shall have occurred and be continuing, any such successor Collateral Agent shall as a condition to its appointment be reasonably acceptable to the Borrower. If a successor Collateral Agent shall not have been appointed and accepted its appointment hereunder within 60 days after the Collateral Agent gives notice of resignation, the retiring Collateral Agent, the Administrative Agent or the Required Lenders may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Any successor Collateral Agent so appointed by such court shall immediately and without further act be superseded by any successor Collateral Agent appointed as provided in the first sentence of this paragraph within one year from the date of the appointment by such court.

(b)                                 Any successor Collateral Agent shall execute and deliver to the relevant Secured Parties an instrument accepting such appointment. Upon the acceptance of any appointment as Collateral Agent hereunder, a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to this Agreement, and, subject to the Express Perfection Requirements, such other instruments or notices, as may be necessary, or as the Administrative Agent may request in order to continue the perfection (if any) of the Liens granted or purported to be granted hereby, shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  The retiring Collateral Agent shall take all steps necessary to transfer all Collateral in its possession and all its control over the Collateral to the successor Collateral Agent. All actions under this paragraph (b) shall be at the expense of the Borrower; provided that if a successor Collateral Agent has been appointed as a result of the circumstances described in Section 6.02(d), any actions under this paragraph (b) as relating to such appointment shall be at the expense of the successor Collateral Agent.

(c)                                  The Collateral Agent shall be an Eligible Institution, if there be such an institution willing, able and legally qualified to perform the duties of the Collateral Agent

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hereunder and, unless such institution is an Affiliate of a Secured Party or an Event of Default has occurred and is continuing, reasonably acceptable to the Borrower.

(d)                                 Any corporation or other entity into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation or other entity to which substantially all the business of the Collateral Agent may be transferred, shall be the Collateral Agent under this Agreement without further act.

ARTICLE VII
INDEMNITY AND EXPENSES

Section 7.01                             Indemnity.  (a)  Each of the Grantors shall indemnify, defend and hold harmless the Collateral Agent (and its officers, directors, employees, representatives and agents) from and against, any loss, liability or expense (including reasonable legal fees and expenses) incurred by it without negligence or bad faith on its part in connection with the acceptance or administration of this Agreement and its duties hereunder, including the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties hereunder.  The Collateral Agent (i) must provide reasonably prompt notice to the applicable Grantor of any claim for which indemnification is sought, provided that the failure to provide notice shall only limit the indemnification provided hereby to the extent of any incremental expense or actual prejudice as a result of such failure; and (ii) must not make any admissions of liability or incur any significant expenses after receiving actual notice of the claim or agree to any settlement without the written consent of the applicable Grantor, which consent shall not be unreasonably withheld. No Grantor shall be required to reimburse any expense or indemnity against any loss or liability incurred by the Collateral Agent through negligence or bad faith.

Each Grantor, as applicable, may, in its sole discretion, and at its expense, control the defense of the claim including, without limitation, designating counsel for the Collateral Agent and controlling all negotiations, litigation, arbitration, settlements, compromises and appeals of any claim; provided that (i) the applicable Grantor may not agree to any settlement involving any indemnified person that contains any element other than the payment of money and complete indemnification of the indemnified person without the prior written consent of the affected indemnified person, (ii) the applicable Grantor shall engage and pay the expenses of separate counsel for the indemnified person to the extent that the interests of the Collateral Agent are in conflict with those of such Grantor and (iii) the indemnified person shall have the right to approve the counsel designated by such Grantor which consent shall not be unreasonably withheld.

(b)                                 Each Grantor shall within ten (10) Business Days after demand pay to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement (in accordance with fee arrangements agreed between the Collateral Agent and ILFC), (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or any other Secured Party against

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such Grantor hereunder or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

Section 7.02                             Secured Parties’ Indemnity. (a) The Collateral Agent shall be entitled to be indemnified (subject to the limitations and requirements described in Section 7.01 mutatis mutandis) by the Lenders to the sole satisfaction of the Collateral Agent before proceeding to exercise any right or power under this Agreement at the request or direction of the Administrative Agent, provided that such indemnity by the Lenders shall not be required to the extent the Collateral Agent is indemnified with respect to such exercise by the Grantors and no Default or Event of Default has occurred and is continuing.

(b)                                 In order to recover under clause (a) above, the Collateral Agent: (i) must provide reasonably prompt notice to the Administrative Agent of any claim for which indemnification is sought, provided that the failure to provide notice shall only limit the indemnification provided hereby to the extent of any incremental expense or actual prejudice as a result of such failure; and (ii) must not make any admissions of liability or incur any significant expenses after receiving actual notice of the claim or agree to any settlement without the written consent of the Administrative Agent which consent shall not be unreasonably withheld.

(c)                                  The Administrative Agent may, in its sole discretion, and at its expense, control the defense of the claim including, without limitation, designating counsel for the Collateral Agent and controlling all negotiations, litigation, arbitration, settlements, compromises and appeals of any claim; provided that (i) the Administrative Agent may not agree to any settlement involving any indemnified person that contains any element other than the payment of money and complete indemnification of the indemnified person without the prior written consent of the affected indemnified person, (ii) the Administrative Agent shall engage and pay the expenses of separate counsel for the indemnified person to the extent that the interests of the Collateral Agent are in conflict with those of the Administrative Agent and (iii) the indemnified person shall have the right to approve the counsel designated by the Administrative Agent which consent shall not be unreasonably withheld.

(d)                                 The provisions of Section 7.01 and this Section 7.02 shall survive the termination of this Agreement or the earlier resignation or removal of the Collateral Agent.

Section 7.03                             No Compensation from Secured Parties. The Collateral Agent agrees that it shall have no right against the Secured Parties for any fee as compensation for its services in such capacity.

Section 7.04                             Collateral Agent Fees.  In consideration of the Collateral Agent’s performance of the services provided for under this Agreement, the Grantors shall pay to the Collateral Agent the quarterly fee set forth in the Fee Letter and shall reimburse the Collateral Agent for expenses incurred including those associated with the International Registry.

ARTICLE VIII
MISCELLANEOUS

Section 8.01                             Amendments; Waivers; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any party from the provisions of this Agreement, shall in any event be effective unless the same shall be in writing and signed by

25

the Collateral Agent and each party hereto. No failure on the part of the Collateral Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The Collateral Agent may, but shall have no obligation to, execute and deliver any amendment or modification which would affect its duties, powers, rights, immunities or indemnities hereunder.

(b)                                 Upon the execution and delivery by any Person of a Grantor Supplement, (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement to “Grantor” shall also mean and be a reference to such Additional Grantor, (ii) Annexes I, II, III and IV attached to each Grantor Supplement shall be incorporated into, become a part of and supplement Schedules I, II, III and IV, respectively, and the Collateral Agent may attach such Annexes as supplements to such Schedules; and each reference to such Schedules shall be a reference to such Schedules as so supplemented and (iii) such Additional Grantor shall be a Grantor for all purposes under this Agreement and shall be bound by the obligations of the Grantors hereunder.

(c)                                  Upon the execution and delivery by a Grantor of a Collateral Supplement, Annexes I and II to such Collateral Supplement shall be incorporated into, become a part of and supplement Schedules I and II, respectively, and the Collateral Agent may attach such Annexes as supplements to such Schedules; and each reference to such Schedules shall be a reference to such Schedules as so supplemented.

Section 8.02                             Addresses for Notices; Delivery of Documents. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

For each Grantor:

International Lease Finance Corporation
10250 Constellation Blvd.
Suite 3400
Los Angeles, CA 90067
Attention: Treasurer with a copy to the General Counsel
Facsimile:  (310) 788-1990
Telephone: (310) 788-1999
Electronic mail: legalnotices@ilfc.com

For the Collateral Agent:

Deutsche Bank AG New York Branch
60 Wall Street
New York, NY 10005
Facsimile: (732) 380-3355

Electronic mail: Agency.Transactions@db.com

Term Loan Security Agreement 2014-1

26

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 8.02. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

(b)                                 All documents required to be delivered to the Collateral Agent shall be delivered in accordance with the provisions of Section 5.09(c) of the Credit Agreement.

Section 8.03                             Remedies.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04                             Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

Section 8.05                             Continuing Security Interest. Subject to Section 8.06, this Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the earlier of the payment in full in cash of the Secured Obligations then outstanding to the Secured Parties, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, permitted transferees and permitted assigns.

Section 8.06                     Release and Termination. (a) Upon any sale, transfer or other disposition or removal from the Designated Pool of any Pool Aircraft (or Owner Subsidiary or Intermediate Lessee) or other item of Collateral in accordance with the terms of the Loan Documents, including the Pledged Equity Interest in each Owner Subsidiary or Intermediate Lessee that owns or leases such Pool Aircraft, or if applicable, Irish Subsidiary Holdco or CA Subsidiary Holdco (in each case, upon a removal of such Transaction Party in accordance with Sections 2.10 or 5.04 of the Credit Agreement), such Collateral will be deemed released from the Lien hereof (and related guarantees will be deemed released in accordance with Section 7.11 of the Credit Agreement), and the Collateral Agent will, at the relevant Grantor’s expense, execute and deliver to the Grantor of such item of Collateral such documents as such Grantor shall reasonably request and provide to the Collateral Agent to evidence the release of such item of Collateral from the assignment and security interest granted hereby and to evidence the release of any related guaranty, and to the extent that (A) the Collateral Agent’s consent is required for any deregistration of the interests in such released Collateral from the International Registry or any other registry or (B) the Collateral Agent is required to initiate any such deregistration, the Collateral Agent shall ensure that such consent or such initiation of such deregistration is effected.

Any amounts released from the Collateral Account by the Collateral Agent in

27

accordance with the terms of the Loan Documents shall be deemed released from the Lien hereof.

(b)                                 Upon the payment in full in cash of the Secured Obligations then outstanding, the pledge, assignment and security interest granted by Section 2.01 hereof shall terminate, the Collateral Agent shall cease to be a party to this agreement, and all provisions of this Agreement (except for this Section 8.06(b)) relating to the Secured Obligations, the Secured Parties or the Collateral Agent shall cease to be of any effect insofar as they relate to the Secured Obligations, the Secured Parties or the Collateral Agent. Upon any such termination, the Collateral Agent will, at the relevant Grantor’s expense, execute and deliver to each relevant Grantor such documents as such Grantor shall prepare and reasonably request to evidence such termination.

(c)                                  If, prior to the termination of this Agreement, the Collateral Agent ceases to be the Collateral Agent in accordance with the definition of “Collateral Agent” in Section 1.01, all certificates, instruments or other documents being held by the Collateral Agent at such time shall, within five (5) Business Days from the date on which it ceases to be the Collateral Agent, be delivered to the successor Collateral Agent.

Section 8.07                             Currency Conversion. If any amount is received or recovered by the Collateral Agent in a currency (the “Received Currency”) other than the currency in which such amount was expressed to be payable (the “Agreed Currency”), then the amount in the Received Currency actually received or recovered by the Collateral Agent, to the extent permitted by law, shall only constitute a discharge of the relevant Grantor to the extent of the amount of the Agreed Currency which the Collateral Agent was or would have been able in accordance with its or his normal procedures to purchase on the date of actual receipt or recovery (or, if that is not practicable, on the next date on which it is so practicable), and, if the amount of the Agreed Currency which the Collateral Agent is or would have been so able to purchase is less than the amount of the Agreed Currency which was originally payable by the relevant Grantor, such Grantor shall pay to the Collateral Agent for the benefit of the Secured Parties such amount as it shall determine to be necessary to indemnify the Collateral Agent and the Secured Parties against any loss sustained by it as a result (including the cost of making any such purchase and any premiums, commissions or other charges paid or incurred in connection therewith) and so that, to the extent permitted by law, (i) such indemnity shall constitute a separate and independent obligation of each Grantor distinct from its obligation to discharge the amount which was originally payable by such Grantor and (ii) shall give rise to a separate and independent cause of action and apply irrespective of any indulgence granted by the Collateral Agent and continue in full force and effect notwithstanding any judgment, order, claim or proof for a liquidated amount in respect of the amount originally payable by any Grantor or any judgment or order and no proof or evidence of any actual loss shall be required.

Section 8.08                             Governing Law. THIS AGREEMENT IS BEING DELIVERED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 8.09                             Jurisdiction; Consent to Service of Process. (a) To the extent permitted by applicable law, each party hereto hereby irrevocably and unconditionally submits,

28

for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Borrower Party or its properties in the courts of any jurisdiction.

(b)                                 Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court described above.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.10                             Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement (i) will become effective when the Collateral Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail will be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.11                             Table of Contents, Headings, Etc.  The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 8.12                             Non-Invasive Provisions.  (a)  Notwithstanding any other provision of the Loan Documents, the Collateral Agent (for and on behalf of itself and the Secured Parties) agrees that, so long as no Enforcement Event shall have occurred and be continuing, not to take any action or cause to be taken any action, or permit any Person claiming by, through or on

29

behalf of it to take any action or cause any action, that would interfere with the possession, use, operation and quiet enjoyment of and other rights with respect to any Pool Aircraft or Collateral related thereto and all rents, revenues, profits and income therefrom, including, the right to enforce manufacturers’ warranties, the right to apply or obtain insurance proceeds for damage to the Pool Aircraft to the repair or replacement of the Pool Aircraft or otherwise to the extent not required to be deposited as Account Collateral under the Loan Documents and the right to engage in pooling, leasing and similar actions, in each case in accordance with the terms of this Agreement or the other applicable Loan Documents.

(b)                                 Notwithstanding any other provision of the Loan Documents, the Collateral Agent agrees (for and on behalf of itself and the Secured Parties) that, so long as no “Event of Default” (or similar term) under a Lease (as defined in such Lease) shall have occurred and be continuing and as otherwise provided in any Lease, not to take any action or cause to be taken any action, or permit any person claiming by, through or on behalf of it to take any action or cause any action, that would interfere with the possession, use, operation and quiet enjoyment of and other rights of the Lessee with respect to any Pool Aircraft or Collateral related thereto and all rents, revenues, profits and income therefrom, including, the right to enforce manufacturers’ warranties, the right to apply or obtain insurance proceeds for damage to the Pool Aircraft to the repair of the Pool Aircraft or otherwise as provided in such Lease and the right to engage in pooling, leasing and similar actions, in each case in accordance with the terms of such Lease.

(c)                                  For the avoidance of doubt, the Collateral Agent (for and on behalf of itself and the Secured Parties) agrees that a Transaction Party may from time to time lease out an engine that is part of a Pool Aircraft or lease in an engine that is not part of a Pool Aircraft as it determines in accordance with Leasing Company Practice.

Section 8.13                             Limited Recourse. (a) In the event that the direct or indirect assets of the Grantors are insufficient, after payment of all other claims, if any, ranking in priority to the claims of the Collateral Agent or any Secured Party hereunder, to pay in full such claims of the Collateral Agent or such Secured Party (as the case may be), then the Collateral Agent or the Secured Party shall have no further claim against the Grantors (other than the Borrower) in respect of any such unpaid amounts; provided that the foregoing limitation on recourse shall in no way limit the right of any Secured Party to enforce the obligations of ILFC set forth in Article 7 of the Credit Agreement.

(b)                                 To the extent permitted by applicable law, no recourse under any obligation, covenant or agreement of any party contained in this Agreement shall be had against any equityholder (not including any Grantor as an equityholder of any Pledged Equity Party hereunder), officer or director of the relevant party as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is a corporate obligation of the relevant party and no personal liability shall attach to or be incurred by the equityholders (not including any Grantor as an equityholder of any other Grantor hereunder), officers or directors of the relevant party as such, or any of them under or by reason of any of the obligations, covenants or agreements of such relevant party contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such party of any of such obligations, covenants or agreements,

30

either at law or at equity or by statute or constitution, of every such equityholder (not including any Grantor as an equityholder of any Pledged Equity Party hereunder), officer or director is hereby expressly waived by the other parties as a condition of and consideration for the execution of this Agreement.

(c)                                  The guarantees, obligations, liabilities and undertakings granted by any Pledged Equity Party organized under the laws of France under this Agreement and the other Loan Documents shall, for each relevant financial year, be, in any and all cases, strictly limited to 90% of the annual net margin generated by such Pledged Equity Party or Pledged Equity Parties in connection with back-to-back leasing activities between it and any other Pledged Equity Party with respect to the lease of Pool Aircraft.

[The Remainder of this Page is Intentionally Left Blank]

31

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its representative or officer thereunto duly authorized as of the date first above written.

DELOS FINANCE S.À R.L.
Duly represented by:

Name:
Title:

SIGNED and DELIVERED as a DEED
for and on behalf of
HYPERION AIRCRAFT LIMITED
by its duly authorized attorney

in the presence of

Name:
Address:
Occupation:

Signature Page — Term Loan
Security Agreement

SIGNED and DELIVERED as a DEED
for and on behalf of
DELOS AIRCRAFT LIMITED
by its duly authorized attorney

in the presence of

Name:
Address:
Occupation:

SIGNED and DELIVERED as a DEED
for and on behalf of
ARTEMIS (DELOS) LIMITED
by its duly authorized attorney

in the presence of

Name:
Address:
Occupation:

APOLLO AIRCRAFT INC.
By:
Name:
Title:

Signature Page — Term Loan
Security Agreement

DEUTSCHE BANK AG NEW YORK
BRANCH not in its individual capacity
but solely as the Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page — Term Loan
Security Agreement

SCHEDULE I
SECURITY AGREEMENT

AIRCRAFT OBJECTS

	Airframe Manufacturer and Model	Airframe MSN	Engine Manufacturer and Engine Model
1	None	N/A	N/A

Schedule I-1

SCHEDULE II
SECURITY AGREEMENT

PLEDGED EQUITY INTERESTS

PLEDGED STOCK

Pledged Equity Party	Par Value	Certificate No(s).	Number of Shares	Percentage of Outstanding Shares
DELOS FINANCE S.À R.L.	1 Euro	N/A	12,500	100%
DELOS AIRCRAFT LIMITED	US$1	2	10	100%
APOLLO AIRCRAFT INC.	N/A	2	100	100%
ARTEMIS (DELOS) LIMITED	US$1	2	2	100%

PLEDGED BENEFICIAL INTERESTS

Pledged Equity Party	Certificate No./Date	Percentage of Beneficial Interest
N/A	N/A	N/A

PLEDGED MEMBERSHIP INTERESTS

Pledged Equity Party	Certificate No.	Percentage of Membership Interest
N/A	N/A	N/A

PLEDGED DEBT

Intercompany Lender	Intercompany Borrower	Description of Instrument of Pledged Debt
N/A	N/A	N/A

Schedule II-1

SCHEDULE III
SECURITY AGREEMENT

TRADE NAMES

1.                                      Grantor:  Hyperion Aircraft Limited
Trade Name: Hyperion Aircraft Limited

2.                                      Grantor: Delos Aircraft Limited
Trade Name:  Delos Aircraft Limited

3.                                      Grantor: Delos Finance S.à r.l.
Trade Name: Delos Finance S.à r.l.

4.                                      Grantor: Artemis (Delos) Limited
Trade Name:  Artemis (Delos) Limited

5.                                      Grantor: Apollo Aircraft Inc.
Trade Name: Apollo Aircraft Inc.

Schedule III-1

SCHEDULE IV
SECURITY AGREEMENT

CHIEF PLACE OF BUSINESS AND CHIEF EXECUTIVE OR REGISTERED OFFICE

Name of Grantor	Chief Executive Office, Chief Place of Business or Registered Office and Organizational ID (if applicable)

Hyperion Aircraft Limited	30 North Wall Quay Dublin 1, Ireland Facsimile: 353-1-672-0270 Telephone: 353-1-819-2000 Organizational ID: 538945

Delos Aircraft Limited	30 North Wall Quay Dublin 1, Ireland Facsimile: 353-1-672-0270 Telephone: 353-1-819-2000 Organizational ID: 538946

Delos Finance S.à r.l.

46A, Avenue J.F. Kennedy,
L-1855 Luxembourg
Facsimile: 353-1-672-0270
Telephone: 353-1-819-2000
Organizational ID: In the process of being registered with the Luxembourg Register of Commerce and Companies and having a share capital of EUR 12,500

Apollo Aircraft Inc.	10250 Constellation Blvd. Suite 3400 Los Angeles, CA 90067 Facsimile: (310) 788-1990 Telephone: (310) 788-1999 Organizational ID: C3278478

Artemis (Delos) Limited	30 North Wall Quay Dublin 1, Ireland Facsimile: 353-1-672-0270 Telephone: 353-1-819-2000 Organizational ID: 482230

Schedule IV-1

SCHEDULE V
SECURITY AGREEMENT

INSURANCE

1.                                      Obligation to Insure

So long as this Agreement shall remain in effect, the Grantors will ensure that there is effected and maintained appropriate insurances, maintained with insurers or reinsured with reinsurers of recognized responsibility or pursuant to governmental indemnities, in respect of each Pool Aircraft and the Collateral Agent and the Administrative Agent and its operation including insurance for:

(a)                                 loss or damage to each Pool Aircraft and each part thereof; and

(b)                                 any liability for injury to or death of persons and damage to or the destruction of public or private property arising out of or in connection with the operation, storage, maintenance or use of (in each case to the extent available) the Pool Aircraft and of any other part thereof not belonging to the Grantors but from time to time installed on the airframe.

2.                                      Specific Insurances

The Grantors will maintain or will cause to be maintained the following specific insurances with respect to each Pool Aircraft (subject to paragraph 3):

(a)                                 All Risks Hull Insurance - All risks hull insurance policy on the Pool Aircraft in an amount at least equal to 110% of the outstanding principal of the Loans allocable to such Pool Aircraft, calculated based on the most recent appraised value (the “Required Insured Value”) on an agreed value basis and naming the Collateral Agent (for and on behalf of itself and the Secured Parties) as a loss payee for the Required Insured Value (provided, however, that, if the applicable insurance program uses AVN67B or a successor London market endorsement similar thereto, the Grantor shall procure that the Collateral Agent is named as a “Contract Party” in respect of such hull insurance and shall ensure that the Collateral Agent is also named as such a “Contract Party” in respect of any new Lease entered into);

(b)                                 Hull War Risk Insurance - Hull war risk and allied perils insurance, including hijacking, (excluding, however, confiscation by government of registry or country of domicile to the extent coverage of such risk is not generally available to the applicable Lessee in the relevant insurance market at a commercially reasonable cost or is not customarily obtained by operators in such jurisdiction at such time in accordance with Leasing Company Practice) on the Pool Aircraft where the custom in the industry is to carry war risk for aircraft operating on routes or kept in locations similar to the Pool Aircraft in an amount not less than the Required Insured Value on an agreed value basis and naming the Collateral Agent (for and on behalf of itself and the Secured Parties) as a loss payee for the Required Insured Value (provided, however, that, if the applicable insurance program uses AVN67B or a successor London market endorsement similar thereto, the Grantors shall procure that the Collateral Agent is named as a “Contract Party” in respect

Schedule V-1

of such insurance and shall ensure that the Collateral Agent is also named as such a “Contract Party” in respect of any new Lease entered into);

(c)                                  Legal Liability Insurance - Third party legal liability insurance (including war and allied perils) for a combined single limit (bodily injured and property damage) of not less than $500,000,000 for a Narrowbody Aircraft, and not less than $750,000,000 for Widebody Aircraft. The Collateral Agent and the Administrative Agent (for and on behalf of themselves and the Secured Parties) shall be named as additional insureds on such policies; provided that if the applicable insurance program uses AVN 67B or a successor London market endorsement similar thereto, the Grantors shall procure that the Collateral Agent and the Administrative Agent are named as “Contract Parties” in respect of such insurance and the Grantors shall ensure that the Collateral Agent and the Administrative Agent are also named as such a “Contract Party” in respect of any new Lease.

(d)                                 Aircraft Spares Insurance - Insurance for the engines and the parts while not installed on the airframe for their replacement cost or an agreed value basis.

Proceeds of insurance paid to the Collateral Agent shall be disbursed to the Borrower unless an Enforcement Event has occurred and is continuing, in which case such proceeds will be held in the Collateral Account until applied as provided in the Credit Agreement or herein; provided, however, that if, pursuant to a Lease, such insurance proceeds are payable to a Lessee, such insurance proceeds shall in all circumstances be paid to such Lessee in accordance with such Lease.

3.                                      Variations on Specific Insurance Requirements

In certain circumstances, it is customary that not all of the insurances described in paragraph 2 be carried for the Pool Aircraft. For example, when a Pool Aircraft is not on lease to a passenger air carrier or is in storage or is being repaired or maintained, ferry or ground rather than passenger flight coverage for the Pool Aircraft are applicable. Similarly, indemnities may be provided by a Governmental Authority in lieu of particular insurances; provided, however, that the Grantors shall not, without the prior written consent of the Collateral Agent, be entitled to accept any new such governmental indemnities other than when such indemnities are granted by a Governmental Authority of a country or jurisdiction that is not a Prohibited Country. The relevant Grantor will determine the necessary coverage for the Pool Aircraft in such situations consistent with Leasing Company Practice with respect to similar aircraft.

4.                                      Hull Insurances in Excess of Required Insurance Value

For the avoidance of doubt, any Grantor and/or any Lessee may carry hull risks and hull war and allied perils insurance on the Pool Aircraft in excess of the Required Insured Value which (subject, in the case of the Grantors with respect to the insurance not required to be carried by the Lessee under the Lease, to no Enforcement Event having occurred and being continuing) will not be payable to the Collateral Agent. Such excess

Schedule V-2

insurance proceeds, if paid under the insurances required to be carried by the Lessee under the Lease, will be payable to (i) if payable to the Grantors, to the relevant Grantor, unless an Enforcement Event has occurred and is continuing in which case the excess shall be payable to the Collateral Agent or (ii) if payable to the Lessee to the Lessee in all circumstances.

5.                                      Currency

All insurance and reinsurances effected pursuant to this Schedule V shall be payable in Dollars, save that in the case of the insurances referred to in paragraph 2(c) (if such denomination is (a) required by the law of the state of registration of the Pool Aircraft; or (b) the normal practice of airlines in the relevant country that operate aircraft leased from lessors located outside such country; or (c) otherwise accepted in accordance with Leasing Company Practice) or paragraph 2(d).

6.                                      Specific Terms of Insurances

Insurance policies which are underwritten in the London and/or other non-US insurance market and which pertain to financed or leased aircraft equipment contain the coverage and endorsements described in AVN67B or a successor London market endorsement as it may be amended or revised or its equivalent. Each of the Grantors agrees that, so long as this Agreement shall remain in effect, the Pool Aircraft will be insured and the applicable insurance policies endorsed either (i) in a manner consistent with AVN67B or a successor London market endorsement, as it may be amended or revised or its equivalent or (ii) as may then be customary in the airline industry for aircraft of the same type as the Pool Aircraft utilised by operators in the same country and whose operational network for such Pool Aircraft and credit status is similar to the type of business as the Lessee (if any) and at the time commonly available in the insurance market. In all cases, the relevant Grantor will set the standards, review and manage the insurances on the Pool Aircraft consistent with Leasing Company Practice with respect to similar aircraft.

7.                                      Insurance Brokers and Insurers

In reviewing and accepting the insurance brokers (if any) and reinsurance brokers (if any) and insurers and reinsurers (if any) providing coverage with respect to the Pool Aircraft, the relevant Grantor will utilize standards consistent with Leasing Company Practice with respect to similar aircraft. It is recognized that airlines in certain countries are required to utilize brokers (and sometimes even no brokers) or carry insurance with local insurance brokers and insurers. If at any time any Pool Aircraft is not subject to a Lease, the relevant Grantor will cause its insurance brokers to provide the Collateral Agent with evidence that the insurances described in this Schedule V are in full force and effect.

8.                                      Deductible Amounts, Self-Insurance and Reinsurance

With respect to the type of aircraft concerned, the nationality and creditworthiness of the airline operator, the airline operator’s use and operation thereof and to the scope of and the amount covered by the insurances carried by the Lessee, the relevant Grantor will apply standards consistent with Leasing Company Practice with respect to similar aircraft

Schedule V-3

in reviewing and accepting the amount of any insurance deductibles, whether the Lessee may self-insure any of the risks covered by the insurances and the scope and terms of reinsurance, if any, including a cut-through and assignment clause.

9.                                      Renewals

The Grantors will monitor the insurances on the Pool Aircraft and their expiration dates. The relevant Grantor shall, when requested by the Collateral Agent, promptly inform the Collateral Agent as to whether or not it has been advised that renewal instructions for any of the insurances have been given by the airline operator or its broker prior to or on the scheduled expiry date of the relevant insurance. The relevant Grantor shall promptly notify the Collateral Agent in writing if it receives notice that any of the insurances have in fact expired without renewal. Promptly after receipt, the relevant Grantor will provide to the Collateral Agent evidence of renewal of the insurances and reinsurance (if any).

10.                               Information

Subject to applicable confidentiality restrictions, each of the Grantors shall provide the Collateral Agent or shall ensure that the Collateral Agent is provided with any information reasonably requested by it from time to time concerning the insurances maintained with respect to the Pool Aircraft or, if reasonably available to the Grantors, in connection with any claim being made or proposed to be made thereunder.

Schedule V-4

EXHIBIT A-1
SECURITY AGREEMENT

FORM OF COLLATERAL SUPPLEMENT

Deutsche Bank AG New York Branch, as the Collateral Agent
60 Wall Street
New York, NY 10005
Facsimile No. (732) 380-3355

[Date]

Re: Term Loan Security Agreement, dated as of March 6, 2014

Ladies and Gentlemen:

Reference is made to the Term Loan Security Agreement, dated as of March 6, 2014 (as amended, restated or otherwise modified from time to time, the “Security Agreement”), among Delos Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg (the “Borrower”), Hyperion Aircraft Limited, a private limited liability company incorporated under the laws of Ireland (“Grandparent Holdco”), Delos Aircraft Limited, a private limited liability company incorporated under the laws of Ireland (“Parent Holdco”), Apollo Aircraft Inc., a California corporation (“CA Subsidiary Holdco”), Artemis (Delos) Limited, a private limited liability company incorporated under the laws of Ireland (“Irish Subsidiary Holdco”) and the Additional Grantors who from time to time become grantors under the Security Agreement (together with Grandparent Holdco, Parent Holdco, the Borrower, the Irish Subsidiary Holdco and the CA Subsidiary Holdco, the “Grantors”), and Deutsche Bank AG New York Branch, as the collateral agent (in such capacity, and together with any permitted successor or assign thereto or any permitted replacement thereof, the “Collateral Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Security Agreement.

The undersigned hereby delivers, as of the date first above written, the attached Annexes I and II pursuant to Section 2.15 of the Security Agreement.

The undersigned Grantor hereby confirms that the property included in the attached Annex II constitutes part of the Collateral and hereby makes each representation and warranty set forth in Section 2.03 of the Security Agreement (as supplemented by the attached Annexes).

Attached are duly completed copies of Annexes I and II hereto.

Exhibit A-1-1

This Collateral Supplement is delivered in and shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance.

Very truly yours,

[                                         ]

By:
Name:
Title:

Acknowledged and agreed to as of the date first above written:

DEUTSCHE BANK AG NEW YORK BRANCH,
not in its individual capacity, but
solely as the Collateral Agent

By:
Name:
Title:

Collateral Supplement Signature Page

ANNEX I
COLLATERAL SUPPLEMENT

AIRCRAFT OBJECTS

Airframe MSN	Airframe Manufacturer and Model	Engine Manufacturer and Model

Exhibit A-I-1

ANNEX II
COLLATERAL SUPPLEMENT

PLEDGED EQUITY INTERESTS

PLEDGED BENEFICIAL INTERESTS

Pledged Equity Party	Certificate No.	Percentage of Beneficial Interest

PLEDGED MEMBERSHIP INTERESTS

Pledged Equity Party	Certificate No.	Percentage of Membership Interest

PLEDGED STOCK

Pledged Equity Party	Certificate No.	Percentage Stock

PLEDGED DEBT

Intercompany Lender	Intercompany Borrower	Description of Instrument of Pledged Debt

Exhibit A-II-1

EXHIBIT A-2
SECURITY AGREEMENT

FORM OF GRANTOR SUPPLEMENT

Deutsche Bank AG New York Branch, as the Collateral Agent

60 Wall Street

New York, NY 10005

Facsimile No. (732) 380-3355

[Date]

Re: Term Loan Security Agreement, dated as of March 6, 2014

Ladies and Gentlemen:

Reference is made to the Term Loan Security Agreement, dated as of March 6, 2014 (as amended, restated or otherwise modified from time to time, the “Security Agreement”), among Delos Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg (the “Borrower”), Hyperion Aircraft Limited, a private limited liability company incorporated under the laws of Ireland (“Grandparent Holdco”), Delos Aircraft Limited, a private limited liability company incorporated under the laws of Ireland (“Parent Holdco”), Apollo Aircraft Inc., a California corporation (“CA Subsidiary Holdco”), Artemis (Delos) Limited, a private limited liability company incorporated under the laws of Ireland (“Irish Subsidiary Holdco”) and the Additional Grantors who from time to time become grantors under the Security Agreement (together with Grandparent Holdco, Parent Holdco, the Borrower, the Irish Subsidiary Holdco and the CA Subsidiary Holdco, the “Grantors”), and Deutsche Bank AG New York Branch, as the collateral agent (in such capacity, and together with any permitted successor or assign thereto or any permitted replacement thereof, the “Collateral Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Security Agreement.

The undersigned hereby agrees, as of the date first above written, to become a Grantor under the Security Agreement as if it were an original party thereto and agrees that each reference in the Security Agreement to “Grantor” shall also mean and be a reference to the undersigned.

Grant of Security Interest. To secure the Secured Obligations, the undersigned Grantor hereby assigns and pledges to the Collateral Agent for its benefit and the benefit of the other Secured Parties and hereby grants to the Collateral Agent for its benefit and the benefit of the other Secured Parties a first priority security interest in, all of its right, title and interest in and to the following (collectively, the “Supplementary Collateral”):

(a)           all of the following:

Exhibit A-2-1

(i)            the Pledged Stock and the certificates representing such Pledged Stock, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Stock;

(ii)           all additional shares of the capital stock of any other Pledged Equity Party from time to time acquired by such Grantor in any manner, including the capital stock of any other Pledged Equity Party that may be formed from time to time, and all certificates, if any, representing such additional shares of the capital stock and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all such additional shares; and

(iii)          the Pledged Debt and all instruments evidencing the Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

(b)           all of the following:

(i)            the Pledged Membership Interests, all certificates, if any, from time to time representing all of such Grantor’s right, title and interest in the Pledged Membership Interests, any contracts and instruments pursuant to which any such Pledged Membership Interests are created or issued and all distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Membership Interests; and

(ii)           all of such Grantor’s right, title and interest in all additional membership interests in any other Pledged Equity Party from time to time acquired by such Grantor in any manner, including the membership interests in any other Pledged Equity Party that may be formed from time to time, and all certificates, if any, from time to time representing such additional membership interests and all distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all such additional membership interests;

(c)           all of the following:

(i)            the Pledged Beneficial Interest, all certificates, if any, from time to time representing all of such Grantor’s right, title and interest in the Pledged Beneficial Interest, any contracts and instruments pursuant to which any such Pledged Beneficial Interest are created or issued and all distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Beneficial Interest; and

(ii)           all of such Grantor’s right, title and interest in all additional beneficial interests in any other Pledged Equity Party from time to time acquired by such

Exhibit A-2-2

Grantor in any manner, including the beneficial interests in any other Pledged Equity Party that may be formed from time to time, the trust agreements and any other contracts and instruments pursuant to which any such Pledged Equity Party is created or issued, and all certificates, if any, from time to time representing such additional beneficial interests and all distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all such additional beneficial interests;

(d)           all other “investment property” (as defined in Section 9-102(a)(49) of the UCC) of such Grantor including written notification of all interest, dividends, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Investment Collateral, but excluding any loans or advances made, or dividends, contributions or distributions or other amounts paid, by any Pledged Equity Party to any Transaction Party;

(e)           with respect to each Grantor, all right of such Grantor in and to the Collateral Account and all funds, cash, investment property, investments, securities, instruments or other property (including all “financial assets” within the meaning of Section 8-102(a)(9) of the UCC) at any time or from time to time credited to any such account; and

(f)            all proceeds of any and all of the foregoing Collateral (including proceeds that constitute property of the types described in subsections (a), (b), (c), (d) and (e) above.

The undersigned Grantor hereby makes each representation and warranty set forth in Section 2.03 of the Security Agreement (as supplemented by the attached Annexes) and hereby agrees to be bound as a Grantor by all of the terms and provisions of the Security Agreement. Each reference in the Security Agreement to the Security Collateral, the Membership Interest Collateral, the Beneficial Interest Collateral, the Investment Collateral and the Account Collateral shall be construed to include a reference to the corresponding Collateral hereunder.

The undersigned hereby agrees, together with the other Grantors, jointly and severally to indemnify the Collateral Agent and its officers, directors, employees and agents in the manner set forth in Section 8.01 of the Security Agreement.

Attached are duly completed copies of Annexes I, II, III and IV hereto.

[Signature Page Follows]

Exhibit A-2-3

This Grantor Supplement is delivered in the State of New York and shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance.

Very truly yours,

[NAME OF GRANTOR]

By:
Name:
Title:

Acknowledged and agreed to as of the date first above written:

DEUTSCHE BANK AG NEW YORK BRANCH,

not in its individual capacity, but solely as the Collateral Agent

By:
Name:
Title:

Grantor Supplement Signature Page

ANNEX I
GRANTOR SUPPLEMENT

AIRCRAFT OBJECTS

Airframe MSN	Airframe Manufacturer and Model	Engine Manufacturer and Model

Annex I-1

ANNEX II
GRANTOR SUPPLEMENT

PLEDGED EQUITY INTERESTS

PLEDGED BENEFICIAL INTERESTS

Pledged Equity Party	Certificate No.	Percentage of Beneficial Interest

PLEDGED MEMBERSHIP INTERESTS

Pledged Equity Party	Certificate No.	Percentage of Membership Interest

PLEDGED STOCK

Pledged Equity Party	Certificate No.	Percentage Stock

PLEDGED DEBT

Intercompany Lender	Intercompany Borrower	Description of Instrument of Pledged Debt

Annex II-1

ANNEX III
GRANTOR SUPPLEMENT

TRADE NAMES

Annex III-1

ANNEX IV
GRANTOR SUPPLEMENT

Name of Grantor	Chief Excutive Office, Chief Place of Business and Registered Office and Organizational ID (if applicable)

Annex IV-1

EXHIBIT B
SECURITY AGREEMENT

FORM OF CHARGE OVER SHARES OF PARENT HOLDCO

Exhibit B-1

         March 2014

SHARE CHARGE

between

HYPERION AIRCRAFT LIMITED

as Chargor

and

DEUTSCHE BANK AG NEW YORK BRANCH

as Chargee

in respect of shares of

Delos Aircraft Limited

A & L GOODBODY

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THIS SHARE CHARGE is made on           March 2014 BETWEEN

(1)                                 HYPERION AIRCRAFT LIMITED, a company incorporated under the laws of Ireland with registered number 538945 and its registered address at 30 North Wall Quay, Dublin 1 (the Chargor); and

(2)                                 DEUTSCHE BANK AG NEW YORK BRANCH, as the collateral agent under the Security Agreement (as defined below) (the Chargee).

WHEREAS:

A.                                    By a term loan credit agreement dated as of             March 2014 among Delos Finance S.á r.l. (Delos) as Borrower, International Lease Finance Corporation (ILFC), Hyperion Aircraft Limited, Delos Aircraft Limited, Apollo Aircraft Inc. and Artemis (Delos) Limited, as Obligors, the lenders party thereto, as Lenders, Deutsche Bank AG New York Branch, as Administrative Agent and the Chargee (the Credit Agreement), the Lenders (as defined therein) have agreed to make available a term loan facility to Delos.

B.                                    By a term loan security agreement dated as of         March 2014 among Delos, Hyperion Aircraft Limited, Delos Aircraft Limited, Apollo Aircraft Inc. and Artemis (Delos) Limited and the additional grantors referred to therein as Grantors and the Chargee, such Grantors have agreed to grant certain security to the Chargee (the Security Agreement).

C.                                    Pursuant to the terms of the Credit Agreement, the Chargor has agreed to grant this charge over the shares in the Company.

D.                                    The terms and conditions of this Charge are acceptable to the Chargee.

NOW THIS CHARGE WITNESSETH as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1.                            In this Charge (including the Recitals), words and expressions defined in the Security Agreement shall (unless otherwise defined herein or the context requires otherwise) have the same meaning herein and the following words and expressions shall have the following meanings, except where the context otherwise requires:

Act means the Land and Conveyancing Law Reform Act 2009; this Charge means this share charge;

Company means Delos Aircraft Limited (registered number 538946), a company incorporated in Ireland having its registered office at 30 North Wall Quay, Dublin 1, Ireland;

Charged Property means:

(1)                                 all the issued shares in the capital of the Company as described in Schedule A and all other shares and share warrants in the capital of the Company from time to time legally or beneficially owned by the Chargor during the Security Period (together the Charged Shares); and

(2)                                 including in each case all proceeds of sale thereof and all dividends, interest or other distributions hereafter declared, made, paid or payable in respect of the same and all allotments, accretions, offers, rights, benefits and advantages whatsoever at any time accruing, offered or arising in respect of or incidental to the same and all stocks, shares, rights, money or property accruing thereto or offered at any time by way of conversion, redemption, bonus, preference, option, substitution, capital redemption or otherwise in respect thereof;

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Charged Shares has the meaning assigned thereto in the definition of Charged Property;

Delos has the meaning given to it in Recital A.

Loan Document has the meaning given to it in the Credit Agreement;

Parties means the parties to this Charge;

Receiver means a receiver (whether appointed pursuant to this Charge, pursuant to any statute, by a court or otherwise) of the Charged Property or any part of it;

Secured Obligations has the meaning given to it in the Credit Agreement;

Secured Party has the meaning given to such term in the Security Agreement; and

Security Period means the period commencing on the date of execution of this Charge and terminating upon the date on which the Secured Obligations have been unconditionally and irrevocably paid and discharged in full.

1.2.                            In this Charge:

1.2.1.                  words and phrases the definition of which is contained in or referred to section 2 of the Companies Act, 1963 are to be construed as having the meaning attributed to them therein;

1.2.2.                  references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are reenactments (whether with or without modification);

1.2.3.                  references to clauses, recitals and schedules are references to clauses hereof, recitals hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clause or paragraphs of the schedule in which the reference appears;

1.2.4.                  references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine or neuter and vice versa;

1.2.5.                  references to persons shall include natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations, trusts, bodies of persons whether incorporated or unincorporated (in each case whether or not having a separate legal personality);

1.2.6.                  references to assets include property, rights and assets of every description;

1.2.7.                  references to any document are to be construed as references to such document as amended, varied, assigned, novated, restated or supplemented from time to time;

1.2.8.                  references to any person shall be construed so as to include that person’s successors, assigns and transferees;

1.2.9.                  any reference to a legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing is, in respect of any jurisdiction other than Ireland, shall be deemed to include a reference to what mostly nearly approximates in that jurisdiction to the Irish legal term;

1.2.10.           the headings are inserted for convenience only and are not to affect the construction of this Charge; and

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1.2.11.           any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression is to be construed as illustrative and shall not limit the sense of the words proceeding those terms.

2.                                      COVENANT TO PAY AND PERFORM

2.1.                            The Chargor hereby covenants and undertakes with the Chargee that it shall pay and discharge the Secured Obligations as and when they become due to be paid or discharged as and to the extent provided in the Credit Agreement, this Charge or any other Loan Document.

2.2.                            The Chargor shall pay interest on any delinquent sum (before and after any judgment) from the date of demand until the date of payment calculated on a daily basis in accordance with the provisions of the Credit Agreement.

2.3.                           Any payment made by the Chargor under this Charge shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

3.                                      SECURITY

3.1.                            As a continuing security for the payment and performance of the Secured Obligations, the Chargor as legal and beneficial owner hereby charges to the Chargee, by way of a first fixed charge, all of its right, title and interest in and to the Charged Property.

3.2.                            The Chargor hereby agrees to deliver to the Chargee, on the date of execution of this Charge:

3.2.1.                  an undated stock transfer form (executed in blank by or on behalf of the Chargor) in respect of all the Charged Shares;

3.2.2.                  all share certificates, warrants and other documents of title representing the Charged Shares together with a certified copy of the up to date register of members of the Company;

3.2.3.                  an undated irrevocable proxy in respect of the Charged Shares executed by the Chargor, in the for set out in Schedule C to this Charge;

3.2.4.                  an irrevocable appointment signed by the Chargor in respect of the Charged Shares, in the form set out in Schedule D to this Charge; and

3.2.5.                  executed but undated letters of resignation and release from each of the directors, alternate directors and secretary of the Company appointed by the Chargor in the forms set out in Schedule B to this Charge, and such documents will be held by the Chargee during the Security Period.

The Chargee acknowledges and agrees that if at any time the Secured Obligations have been unconditionally and irrevocably paid and discharged in full it shall, unless otherwise required pursuant to this Charge or the Security Agreement or the Credit Agreement, or in accordance with the Credit Agreement or the Security Agreement, deliver the documents referred to in this clause 3.2 to the Chargor and thereafter such documents shall be held by the Chargor.

3.3.                            The Chargor will procure that, for the duration of the Security Period, there shall be (a) no increase or reduction in the authorised or issued share capital of the Company, (b) no variation of the rights attaching to or conferred by the Charged Property or any part of it and (c) no alteration to the constitutive documents of the Company, in each case, without the prior consent in writing of the Chargee, but the foregoing shall not be interpreted as requiring the Chargee’s consent to further capital contribution to the Company by the Chargor.

3.4.                            The Chargor will deliver, or cause to be delivered, to the Chargee immediately upon (subject to clause

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3.3) the issue of any further Charged Shares, the items listed in clauses 3.2.1, 3.2.2, 3.2.3 and 3.2.4 in respect of all such further Charged Shares.

3.5.                            The Chargor will deliver or cause to be delivered, to the Chargee immediately upon the appointment of any further director, alternate director or officer of the Company an undated, signed letter of resignation from such further director, alternate director or officer in a form acceptable to the Chargee.

3.6.                            The Chargor hereby covenants that, except as otherwise provided in the Loan Documents, during the Security Period:

3.6.1.                  it will remain the legal and beneficial owner of the Charged Property;

3.6.2.                  it will not create or suffer the creation or existence of any Liens (other than Permitted Liens) on or in respect of the whole of any part of the Charged Property or any of its interest therein;

3.6.3.                  it will not sell, assign, transfer or otherwise dispose of any of its interest in the Charged Property in any such case, without the prior consent in writing of the Chargee;

3.6.4.                  it will not permit any person other than the Chargee (or such person as may be specified for this purpose in writing by the Chargee) to be registered as holder of the Shares or any part thereof;

3.6.5.                  it will duly and promptly pay all calls, instalments or other payments which may be or become due in respect of the Charged Shares as and when the same from time to time become due;

3.6.6.                  it will promptly give to the Chargee all material notices and other documents received in respect of the Charged Shares;

3.6.7.                  it will ensure that the Charged Shares are, and at all times remain, free from any restriction on transfer to the Chargee, its nominee(s) or to any purchaser from the Chargee pursuant to the exercise of any rights or remedies of the Chargee under or pursuant to this Charge;

3.6.8.                  it will notify the Chargee immediately upon receipt of any notice issued under section 16(1) of the Companies Act, 1990 in respect of all or any of the Charged Shares or upon becoming aware that any such notice has been issued or that steps have been taken or are about to be taken to obtain an order for the sale of all or any of the Charged Shares under section 16(7) of the Companies Act 1990;

3.6.9.                  it will not claim any set-off or counterclaim against the Chargee or any Secured Party;

3.6.10.           following the occurrence of an Enforcement Event which is continuing, it will not claim or prove in competition with the Chargee or any Secured Party in the bankruptcy or liquidation of the Company or have the benefit of, or share in, any payment from or composition with, the Company for any indebtedness of the Company provided that if so directed by the Chargee, it will prove for the whole or any part of its claim in the liquidation or bankruptcy of the Company on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Chargee and applied in or towards the discharge of the liabilities and obligations of the Chargor to the Chargee under this Charge in such manner as the Chargee shall deem appropriate;

3.6.11.           it will not exercise its rights of subrogation against the Company;

3.6.12.           following the occurrence of an Enforcement Event which is continuing, it will take such action as the Chargee may, in its absolute discretion, direct in the event that it becomes possible (whether under the terms of issue of the Charged Shares, a reorganisation or otherwise) to convert or exchange the Charged Shares or have them repaid or in the event that any offer to purchase is made in respect of the Charged Shares or any proposal is made for varying or

5

abrogating any rights attaching to them; and

3.6.13.           it will not permit any of the Charged Shares to be redeemed and repaid.

3.7.                            The Chargor shall remain liable to perform all the obligations assumed by it in relation to the Charged Property and the Chargee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Chargor to perform its obligations in respect thereof.

3.8.                            For the avoidance of doubt, the Chargee shall not in any circumstances incur and liability whatsoever in respect of any calls, instalments or otherwise in connection with the Charged Property.

3.9.                           Upon the Chargee being satisfied that the Secured Obligations have been unconditionally and irrevocably paid and discharged in full, or as otherwise provided in the Credit Agreement or the other

Loan Documents, and following a written request therefor from the Chargor, the Chargee will, subject to being indemnified to their reasonable satisfaction for the costs and expenses incurred by the Chargee in connection therewith, release the security constituted by this Charge.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE CHARGOR

4.1.                            The Chargor hereby represents and warrants to the Chargee and the Secured Parties that:

4.1.1.                  it is not in breach of any of its obligations under this Charge;

4.1.2.                  the Chargor is the sole legal and beneficial owner of all of the Charged Property free from any Lien (other than any Permitted Lien) and any options or rights of pre-emption;

4.1.3.                  the Chargor has not sold or otherwise disposed of or agreed to sell or otherwise dispose of or granted or agreed to grant any option in respect of the Charged Property and will not do any of the foregoing at any time during the Security Period;

4.1.4.                  it is not necessary that this Charge be filed, recorded or enrolled with any court or other authority in Ireland or any other jurisdiction (except filing with the Irish Companies Registration Office pursuant to Section 111 of the Companies Act 1963 and under the Uniform Commercial Code enacted in any jurisdiction);

4.1.5.                  the Charged Shares constitute all of the issued share capital of the Company;

4.1.6.                  the Charged Shares have been duly authorised, validly issued and are fully paid or credited as fully paid, no calls have been made in respect thereof and remain unpaid and no calls can be made in respect of such Charged Shares in the future;

4.1.7.                  the terms of the Charged Shares and of the constitutive documents of the Company do not restrict or otherwise limit the Chargor’s right to transfer or charge the Charged Shares and the directors of the Company cannot refuse to register any transfer of the Charged Shares to the Chargee or any party nominated by the Chargee;

4.1.8.                  it will not be required to make any deduction or withholding from any payment it may make under this Charge.

4.2.                            The Chargor acknowledges that the Chargee has entered into this Charge in reliance on the representations and warranties set out in Clause 4.1.

5.                                      DEALINGS WITH CHARGED PROPERTY

5.1.                            Unless and until the occurrence of an Enforcement Event which is continuing:

6

5.1.1.                  subject always to Clause 3.3, the Chargor shall continue to be entitled to exercise all voting and consensual powers pertaining to the Charged Property or any part thereof for all purposes not inconsistent with the terms of this Charge; and

5.1.2.                  the Chargor shall be entitled to receive and retain any cash dividends, but not other moneys or assets accruing on or in respect of the Charged Property or any part thereof provided that the Chargor shall not exercise such voting rights in any manner which, in the opinion of the Chargor, would, or would be reasonably likely to, violate the Credit Agreement or the Security Agreement.

5.2.                            The Chargor shall pay when due all calls, installments or other payments and shall discharge all other obligations, which may become due in respect of any of the Charged Property and following the occurrence of an Enforcement Event which is continuing, the Chargee may if it thinks fit (but shall not be obliged to) make such payments or discharge such obligations on behalf of the Chargor. Any sums so paid by the Chargee in respect thereof shall be repayable on demand by the Chargor with interest thereon calculated in accordance with clause 2.2 and pending such repayment shall constitute part of the Secured Obligations.

5.3.                            The Chargee shall not have any duty to ensure that any dividends, interest or other moneys and assets receivable in respect of the Charged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Charged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption, bonus, rights, preference, or otherwise on or in respect of, any of the Charged Property.

5.4.                            The Chargor hereby authorises the Chargee to arrange at any time and from time to time (after the occurrence of an Enforcement Event which is continuing) for the Charged Property or any part thereof to be registered in the name of the Chargee (or its nominee) thereupon to be held, as so registered, subject to the terms of this Charge.

5.5.                            The Chargor may not take any action in relation to the Charged Property or this Charge under the provisions of Section 94 of the Act (Court order for sale).

6.                                      PRESERVATION OF SECURITY

6.1.                            It is hereby agreed and declared that:

6.1.1.                  the security created by this Charge shall be held by the Chargee as a continuing security for the payment and discharge of the Secured Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations;

6.1.2.                  the security created by this Charge is in addition to and independent of and shall not prejudice or merge with any other security (or any right of set-off) which the Chargee may hold at any time for the Secured Obligations or any of them;

6.1.3.                  the Chargee shall not be bound to seek to recover any amounts due from Delos or any other person, exercise any rights against Delos or any other person or enforce any other security before enforcing the security created by this Charge;

6.1.4.                  no delay or omission on the part of the Chargee in exercising any right, power or remedy under this Charge shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the

7

Chargee may deem expedient; and

6.1.5.                  any waiver by the Chargee of any terms of this Charge shall only be effective if given in writing and then only against the Chargee and for the purpose and upon the terms for which it is given.

6.2.                            Where any discharge is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be repaid on bankruptcy, liquidation, by virtue of Section 1001 of the Taxes Consolidation Act 1997 or otherwise without limitation, this Charge shall continue in force as if there had been no such discharge or arrangement. The Chargee shall be entitled to concede or compromise in good faith any claim that any such payment, security or other disposition is liable to avoidance or repayment.

6.3.                           Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee or as otherwise provided in the Credit Agreement or the Security Agreement, the Chargee may at any time keep in a separate account or accounts (without liability to pay interest thereon) in the name of the Chargee for as long as the Chargee may think fit, any moneys received recovered or realised under this Charge or under any other guarantee, security or agreement relating in whole or in part to the Secured Obligations without being under any intermediate obligation to apply the same or any part thereof in or towards the discharge of such amount.

7.                                      ENFORCEMENT OF SECURITY

7.1.                            The security hereby constituted shall become enforceable upon the occurrence of an Enforcement Event which is continuing.

7.2.                            At any time after the occurrence of an Enforcement Event which is continuing, the rights conferred on the Chargee under this Charge or by law shall be immediately exercisable upon and at any time thereafter and, without prejudice to the generality of the foregoing, the Chargee or any Receiver appointed hereunder without further notice to the Chargor:

7.2.1.                  may solely and exclusively exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof and may exercise such powers in a such manner as the Chargee may think fit; and/or

7.2.2.                  may complete any share transfer forms then held by the Chargee pursuant to this Charge in the name of the Chargee (or its nominee) and the Chargor shall do whatever the Chargee requires in order to procure the prompt registration of such transfer and the prompt issue of a new certificate or certificates for the relevant Charged Property in the name of the Chargee; and/or

7.2.3.                  date any or all, as the Chargee in its absolute discretion may deem appropriate, of the letters of resignation of the Directors and Secretary of the Company provided to the Chargee pursuant to clause 3.2.5, the proxy provided to the Chargee pursuant to clause 3.2.3 and the appointment provided to the Chargee pursuant to clause 3.2.4 and sign, seal, execute, deliver, acknowledge, file and register all such documents, instruments, agreements, certificates and any other document (including, but not limited to, such letters of resignation) and do any and all such other acts or things as the Chargee may in its absolute discretion deem necessary or desirable to remove any or all of the Directors and/or Secretary from the office of director or, as the case may be, secretary of the Company; and/or

7.2.4.                  may receive and retain all dividends, interest or other moneys or assets accruing on or in respect of the Charged Property or any part thereof, such dividends, interest or other moneys or assets to be held by the Chargee, as additional security charged under and subject to the terms of this Charge and any such dividends, interest and other moneys or assets received by the Chargor after such time shall be held in trust by the Chargor for the Chargee and paid or transferred to the Chargee on demand; and/or

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7.2.5.                  may sell, transfer, grant options over or otherwise dispose of the Charged Property or any part thereof at such place and in such manner and at such price or prices as the Chargee may deem fit, and thereupon the Chargee shall have the right to deliver, assign and transfer in accordance therewith the Charged Property so sold, transferred, granted options over or otherwise disposed of.

7.3.                            At any time after the security constituted by this Charge has become enforceable:

7.3.1.                  the statutory power of sale conferred by section 100 (Power of sale) of the Act free from restrictions contained in section 100(1)(a), (b), (c), (2), (3) and (4) and without the requirement to serve notice (as provided for in section 100(1)); and

7.3.2.                  the incidental powers of sale conferred by section 102 (Incidental powers)

will immediately arise and be exercisable by the Chargee and/or any Receiver (as appropriate).

7.4.                            Upon any sale of the Charged Property or any part thereof by the Chargee, the purchaser shall not be bound to see or enquire whether the Chargee’s power of sale has become exercisable in the manner provided in this Charge and for the purposes and benefit of such purchaser the sale shall be deemed to be within the power of the Chargee, and the receipt of the Chargee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

7.5.                            The Chargee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Charge or to make any claim or to take any action to collect any moneys assigned by this Charge or to enforce any rights or benefits assigned to it by this Charge or to which it may at any time be entitled hereunder.

7.6.                           Neither the Chargee nor any of its respective agents, managers, officers, employees, delegates and advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder in the absence of gross negligence, dishonesty or willful default.

7.7.                            The provisions of section 97 of the Act (Taking possession), section 99(1) (Mortgagee in possession) and section 101 (Applications under sections 97 and 100) shall not apply to this Charge.

7.8.                            Receivers

7.8.1.                  At any time after the occurrence of an Enforcement Event, the Chargee may by a written instrument and without notice to any party appoint a Receiver of the Charged Property or any part of it. A Receiver so appointed shall be the agent of the Chargor and the Chargor shall be solely responsible for his acts, defaults and remuneration but the Chargee will have power from time to time to fix the remuneration of any Receiver and direct payment thereof out of the proceeds of the Charged Property. The restrictions contained in section 108(1) and the provisions of sub-sections 108(4) and (7) (Appointment of a Receiver) of the Act will not apply to the appointment of a Receiver under this clause 7.8.1;

7.8.2.                  The Chargee may by instrument in writing delegate to any such Receiver all or any of the rights, powers and discretions vested in it by this Charge pursuant to section 108(3) of the Act;

7.8.3.                  The Chargee may by instrument in writing delegate to any such Receiver all or any of the rights, powers and discretions vested in it by this Charge;

7.8.4.                  In addition to the powers conferred on the Chargee by this Charge, the Receiver appointed pursuant to Clause 7.8.1 shall have in relation to the Charged Property all the powers conferred by the Act (as extended by this Charge) on a Receiver appointed under that Act;

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7.8.5.                  The Chargee shall not be responsible for any negligence on the part of a Receiver, provided that the Chargee shall have used bona fides in the appointment of such Receiver;

7.8.6.                  Neither the Chargee nor any Receiver appointed under this Charge shall be liable to account as mortgagee in possession in respect of any of the Charged Property or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever (except to the extent that the same results from their or his gross negligence or willful default in connection with any of the Charged Property) for which a mortgagee in possession might as such be liable and all costs, charges and expenses incurred by the Chargee or any Receiver appointed hereunder (including the costs of any proceedings to enforce the security) together with all Value Added Tax thereon shall be paid by the Chargor on a solicitor and own client basis and shall form part of the Secured Obligations and be charged on and paid out of the Charged Property; and

7.8.7.                  All amounts realized by the Chargee in connection with the exercise of rights and remedies hereunder shall be applied by the Chargee as provided in section 3.02 (Priority of Payments) of the Security Agreement. To the extent relevant, the subordination arrangements set forth in Sections 2, 5 and 6 of the Intercreditor Agreement shall apply to this Charge.

8.                                      FURTHER ASSURANCES

8.1.                            The Chargor shall from time to time at its expense, execute and deliver any and all such further instruments and documents and take all such actions as the Chargee in its reasonable discretion may require for:

8.1.1.                  perfecting, protecting or ensuring the priority of the security hereby created (or intended to be created);

8.1.2.                  preserving or protecting any of the rights of the Chargee under this Charge;

8.1.3.                  ensuring that the security constituted by this Charge and the covenants and obligations of the Chargor under this Charge shall enure to the benefit of any assignee of the Chargee;

8.1.4.                  facilitating the appropriation or realisation of the Charged Property or any part thereof; or

8.1.5.                  the exercise of any power, authority or discretion vested in the Chargee under this Charge, in any such case, forthwith upon demand by the Chargee and at the expense of the Chargor.

9.                                      INDEMNITIES

9.1.                            The Chargor will indemnify and save harmless the Chargee and each of its agents or attorneys appointed under or pursuant to this Charge from and against any and all expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges suffered, incurred or made by the Chargee or such agent or attorney:

9.1.1.                  in the exercise or purported exercise of any rights, powers or discretions vested in them pursuant to this Charge;

9.1.2.                  in the preservation or enforcement of the Chargee’s rights under this Charge or the priority thereof; or

9.1.3.                  on the release of any part of the Charged Property from the security created by this Charge,

as provided in the Security Agreement and subject to the terms thereof.

9.2                               If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Chargor or the bankruptcy or liquidation of the Chargor or for any other reason

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any payment under or in connection with this Charge is made or fails to be satisfied in a currency (the Payment Currency) other than the currency in which such payment is due under or in connection with this Charge (the Contractual Currency), then to the extent that the amount of such payment actually received by the Chargee when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Charge, the Chargor, as a separate and independent obligation, shall indemnify and hold harmless the Chargee against the amount of such shortfall. For the purposes of this clause 9.2, rate of exchange means the rate at which the Chargee is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

10.                               POWER OF ATTORNEY

10.1.                     The Chargor by way of security hereby irrevocably appoints and constitutes the Chargee and any Receiver jointly and also severally the attorney or attorneys of the Chargor on the Chargor’s behalf and in the name of the Chargor or otherwise and to do all acts and to execute, seal or otherwise affect any deed, assurance, agreement, instrument, document or act which the Chargor could itself do in relation to the Charged Property or which may be required or which may be deemed proper for any of the matters provided for in this Charge.

10.2.                     The power hereby conferred shall be a general power of attorney and the Chargor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any such attorney may execute or do. In relation to the power referred to herein, the exercise by the Chargee of such power shall be conclusive evidence of its right to exercise the same.

10.3.                     This power shall not become exercisable unless and until an Enforcement Event has occurred and is continuing.

11.                               EXPENSES

11.1.                     Subject to the terms of the Credit Agreement, the Chargor shall pay to the Chargee within 10 Business Days of demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and taxes thereon incurred by the Chargee (or any Secured Party) or for which the Chargee may become liable in connection with:

11.1.1.           the negotiation, preparation and execution of this Charge;

11.1.2.           the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Charge or the priority hereof;

11.1.3.           any variation of, or amendment or supplement to, any of the terms of this Charge; and /or

11.1.4.           any consent or waiver required from the Chargee in relation to this Charge,

and in the case referred to in clauses 11.1.3 and 11.1.4 regardless of whether the same is actually implemented, completed or granted, as the case may be.

11.2.                     The Chargor shall pay promptly all stamp, documentary, registration and other like duties and taxes to which this Charge may be subject or give rise and shall indemnify the Chargee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Chargor to pay any such duties or taxes.

11.3.                     The provisions of section 109 (Application of money received) of the Act shall not apply to this Charge.

12.                               ASSIGNMENTS

12.1.                     This Charge shall be binding upon and shall enure to the benefit of the Chargor and the Chargee and each of their respective successors and (subject as hereinafter provided) assigns and references in

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this Charge to any of them shall be construed accordingly.

12.2.                    The Chargor may not assign or transfer all or any part of its rights and/or obligations under this Charge.

12.3.                     The Chargee may assign or transfer all or any part of its rights or obligations under this Charge as provided in the Security Agreement. The Chargee will be entitled to disclose any information concerning the Chargor to any proposed assignee or transferee. The Chargee shall notify the Chargor promptly following any such assignment or transfer.

12.4.                     In the event of assignment or transfer by the Chargee as permitted by clause 12.3, the Chargor shall at the request of the Chargee join in such assignment or transfer so as to cause the full benefit of this Charge to be passed to the relevant assignee or transferee.

13.                               MISCELLANEOUS

13.1.                     The Chargee, at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Chargee under this Charge in relation to the Charged Property or any part thereof. Any such delegation may be made upon such terms and be subject to the regulations as the Chargee may think fit. The Chargee shall not be in any way liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided that the Chargee has acted reasonably in selecting such delegate.

13.2.                     If any of the clauses, conditions, covenants or restrictions (the Provision) of this Charge or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then the Provision shall apply with such deletion or modification as may be necessary to make it valid and effective.

13.3.                     This Charge (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter and no variations hereof shall be effective unless made in writing and signed by each of the Parties.

13.4.                     This Charge may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

13.5.                    A certificate of the Chargee as to the amount of any Secured Obligation owed to it (whether for itself or in a representative capacity) shall, in the absence of manifest error, be conclusive evidence of the existence and amount of such Secured Obligation.

13.6.                     If the Chargee causes or requires Charged Property to be registered in the name of a nominee for the Chargee, any reference in this Charge to the Chargee shall, if the context so permits or requires, be construed as a reference to each of the Chargee and such nominee.

13.7.                     The rights and remedies of the Chargee under this Charge are cumulative and without prejudice and in addition to any rights or remedies which the Chargee may have at law or in equity. No exercise by the Chargee of any right or remedy under this Charge or at law or in equity shall (save to the extent, if any, provided expressly in this Charge, or at law or in equity) operate so as to hinder or prevent the exercise by it of any other right or remedy. Each and every right and remedy may be exercised from time to time as often and in such order as may be deemed expedient by the Chargee.

14.                               LIMIT OF LIABILITY

The provisions of section 8.13 (Limited Recourse) of the Security Agreement shall apply mutatis mutandis to this Charge as if written out in full herein.

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15.                               LAW AND JURISDICTION

15.1.                     This Charge, and any non-contractual obligations arising out of or in connection with this Charge, shall be governed and construed in accordance with Irish law.

15.2.                     The Chargor irrevocably agrees for the benefit of the Chargee that the courts of Ireland shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, whether relating to a contractual or non-contractual obligation, which may arise out of or in connection with this Charge and, for such purposes, irrevocably submits to the jurisdiction of such courts.

15.3.                     The Chargor irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 15.2 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Charge and agrees not to claim that any such court is not a convenient or appropriate forum in each case whether on the grounds of venue or forum non convenient or any similar grounds or otherwise.

15.4.                     The submission to the jurisdiction of the courts referred to in Clause 15.2 shall not (and shall not be construed so as to) limit the right of the Chargee to take proceedings against the Chargor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

15.5.                     To the extent that the Chargor, or any of the property of the Chargor is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, the Chargor for itself, and its property does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its or his, as the case may be, obligations, liabilities or any other matter under or arising out of or in connection with this Charge or the subject matter hereof or thereof.

16.                               CONFLICTS

In the event of a conflict between the provisions of this Charge on the one hand and the Credit Agreement or the Security Agreement on the other hand, the provisions of the Credit Agreement or Security Agreement shall control.

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Schedule A

Company	Number and Description of Shares	Registered Holder

Delos Aircraft Limited	10 Ordinary Shares of USD$1.00 each	Hyperion Aircraft Limited

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SCHEDULE B

Part I

To:                             Deutsche Bank AG New York Branch
(the Chargee)

Date: March 2014
(Date of Charge)

Dear Sirs

Delos Aircraft Limited (the Company)

I hereby unconditionally and irrevocably authorise you to date the resignation letter in respect of the Company deposited by me with you pursuant to the share charge dated          March 2014 (the Charge) between Hyperion Aircraft Limited and yourselves, as and when you become entitled to date and complete the same pursuant to the terms of the Charge.

Yours faithfully,

[name]

[Director] / [Secretary]

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SCHEDULE B

PART II

Date

The Board of Directors
Delos Aircraft Limited (the Company)

Dear Sirs,

Resignation of Directors/Secretary

[I]/[We] hereby tender [my]/[our] resignation as [Director]/[Secretary] of the Company with effect from the date hereof .

[I]/[We] hereby confirm that [I]/[We] have no rights to compensation or claims against the Company for loss of office or arrears of pay [(or, in the case of secretary, fees)].

This letter shall be governed by and construed in accordance with Irish law.

Yours faithfully,

Signed and Delivered
by [insert name of director/secretary]
in the presence of:

Witness Signature:

Witness Name:

Witness Address:

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Schedule C

Form of Proxy

We, Hyperion Aircraft Limited, hereby irrevocably appoint Deutsche Bank AG New York Branch, (as Chargee) as our proxy to vote at meetings of the shareholders of Delos Aircraft Limited (the Company) in respect of any existing or further shares in the Company which may have been or may from time to time be issued to us and/or registered in our name. This proxy is irrevocable by reason of being coupled with the interest of Deutsche Bank AG New York Branch, (as Chargee) as chargee of the aforesaid shares.

HYPERION AIRCRAFT LIMITED

Dated:

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Schedule D

Form of Irrevocable Appointment

We, Hyperion Aircraft Limited hereby irrevocably appoint Deutsche Bank AG New York Branch, (as Chargee) as our duly authorised representative to sign resolutions in writing of Delos Aircraft Limited (the Company) in respect of any existing or further shares in the Company which may have been or may from time to time be issued to us and/or registered in our name.

HYPERION AIRCRAFT LIMITED

Dated:

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IN WITNESS whereof the parties hereto have caused this Charge to be duly executed on the date first written.

SIGNED AND DELIVERED AS A DEED
for and on behalf of
HYPERION AIRCRAFT LIMITED
by its lawfully appointed attorney:

in the presence of:

Witness Signature:

Witness Name:

Witness Address:

SIGNED AND DELIVERED by
DEUTSCHE BANK AG NEW YORK BRANCH,
in the presence of:

Witness Signature:

Witness Name:

Witness Address:

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EXHIBIT C

SECURITY AGREEMENT

FORM OF PLEDGE OVER SHARES OF BORROWER

Exhibit C-1

[Clifford Chance Letterhead]

DELOS AIRCRAFT LIMITED

AS PLEDGOR

AND

DEUTSCHE BANK AG NEW YORK BRANCH

AS COLLATERAL AGENT

PLEDGE OVER SHARES AGREEMENT

(DELOS FINANCE S.À R.L.)

THIS PLEDGE AGREEMENT has been entered into on                    2014

BETWEEN

(1)                                 DELOS AIRCRAFT LIMITED, a private limited liability company incorporated under the laws of Ireland, having its registered office at 30 North Wall Quay, Dublin 1 (the “Pledgor”);

(2)                                 DEUTSCHE BANK AG NEW YORK BRANCH, acting for itself and as agent for and on behalf of the Secured Parties (the “Collateral Agent”);

AND IN THE PRESENCE OF

(3)                                 DELOS FINANCE S.À R.L., a société à responsabilité limitée (private limited liability company), incorporated under the laws of Luxembourg, having its registered office at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, in the process of being registered with the Luxembourg Register of Commerce and Companies and having a share capital of EUR 12,500 (the “Company”).

WHEREAS:

(A)                               Pursuant to a term loan credit agreement (the “Term Loan Credit Agreement”) dated on or about the date hereof among, inter alios, the Company, as borrower, International Lease Finance Corporation, a California corporation, Hyperion Aircraft Limited, a private limited liability company incorporated under the laws of Ireland (“Grandparent Holdco”), Delos Aircraft Limited, a private limited liability company incorporated under the laws of Ireland (“Parent Holdco”), Apollo Aircraft Inc., a California corporation (“CA Subsidiary Holdco”), Artemis (Delos) Limited, a private limited liability company incorporated under the laws of Ireland (“Irish Subsidiary Holdco”), the lenders from time to time party to thereto, Deutsche Bank AG New York Branch, as Administrative Agent, and Deutsche Bank AG New York Branch as the Collateral Agent, certain loans have been made available to the Company.

(B)                               As a condition precedent to the drawdown under the Term Loan Credit Agreement, the Pledgor has agreed, for the purpose of creating a security interest for the payment and discharge of all of the Secured Obligations, to enter into this pledge agreement (the “Pledge Agreement”) which the Pledgor declares to be in its best corporate interest.

IT IS AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Terms defined in the Term Loan Credit Agreement or the Security Agreement, as applicable shall bear the same meaning herein, unless expressly provided to the contrary.

1.2                               In this Pledge Agreement:

“Enforcement Event” has the meaning ascribed to such term in the Security Agreement.

“Financial Collateral Law” means the Luxembourg law of 5 August 2005 on financial collateral arrangements, as amended.

“Loan Documents” has the meaning ascribed to such term in the Term Loan Credit Agreement.

“Obligors” means any Borrower Party (such term as defined in the Term Loan Credit Agreement).

“Pledged Portfolio” means the Shares and the Related Assets.

“Related Assets” means all dividends, interest and other monies payable in respect of the Shares and all other rights, benefits and proceeds (including the proceeds from any sale of the Shares following an enforcement of the Pledge and, in particular, any proceeds that may not immediately be used to discharge Secured Obligations)  in respect of or derived from the Shares (whether by way of redemption, liquidation, bonus, preference, option, substitution, conversion or otherwise) except to the extent these constitute Shares.

“Rights of Recourse” means all and any rights, actions and claims the Pledgor may have against any Obligors or any other person having granted security or given a guarantee for the Secured Obligations, arising under or pursuant to the enforcement of the present Pledge including, in particular, the Pledgor’s right of recourse against any such entity under the terms of Article 2028 et seq. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation or any other similar right, action or claim under any applicable law.

“Secured Obligations” means all principal of the Loans outstanding from time to time under the Term Loan Credit Agreement, all interest (including Post-Petition Interest) on the Loans, all other amounts now or hereafter payable by any Obligor under any Loan Document and any fees or other amounts now or hereafter payable by any Obligor to the Administrative Agent or the Collateral Agent for acting in its capacity as such pursuant to a separate agreement among such parties, in each case, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Security Agreement” means the term loan security agreement, dated on or about the date hereof among, inter alios, the Company, Grandparent Holdco, Parent Holdco, CA Subsidiary Holdco, Irish Subsidiary Holdco, the additional grantors referred to therein and Deutsche Bank AG New York Branch.

“Shares” means all of the shares (“parts sociales”) in the share capital of the Company held by, to the order or on behalf of the Pledgor at any time, including for the avoidance of doubt any shares which shall be issued to the Pledgor from time to time, regardless of the reason of such issuance, whether by way of substitution, replacement, dividend or in addition to the shares held on the date hereof, whether following an exchange, division, free attribution, contribution in kind or in cash or for any other reason (the “Future Shares”), in which case such Future Shares shall immediately be and become subject to the security interest created hereunder.

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“Share Register” means the register of shareholders of the Company.

1.3                               In this Pledge Agreement, any reference to (a) a “Clause” is, unless otherwise stated, a reference to a Clause hereof and (b) to any agreement (including this Pledge Agreement, the Term Loan Credit Agreement or any other Loan Documents) is a reference to such agreement as amended, varied, modified or supplemented (however fundamentally) from time to time. Clause headings are for ease of reference only.

1.4                               This Pledge Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which together shall constitute one and the same Pledge Agreement.

2.                                      PLEDGE OVER SHARES (ACTIONS)

2.1                               The Pledgor pledges the Pledged Portfolio in favour of the Collateral Agent, acting for itself and as agent for and on behalf of the Secured Parties, who accepts, as first- priority pledge (gage de premier rang) (the “Pledge”) for the due and full payment and discharge of all of the Secured Obligations.

2.2                               The Pledgor and the Collateral Agent request the Company and the Company, by signing hereunder for acceptance, undertakes to register the Pledge in the Share Register and to provide to the Collateral Agent a certified copy of the Share Register evidencing such registration on the date hereof. The Company furthermore undertakes to proceed to any further formalities and registrations required to perfect the present Pledge each time Future Shares are issued to the Pledgor.

2.3                               The following wording shall be used for the registration:

“All shares owned from time to time by Delos Aircraft Limited and, in particular, the (number) of shares owned on the date of the present registration, have been pledged as a first ranking pledge (gage de premier rang) in favour of Deutsche Bank AG New York Branch, as Collateral Agent, pursuant to a pledge over shares agreement dated [date], to secure the Secured Obligations (as defined in such pledge over shares agreement).”

2.4                               The Pledgor and the Collateral Agent hereby give power to any manager of the Company, with full power of substitution, to register the Pledge in the Share Register.

2.5                               Without prejudice to the above provisions, the Pledgor hereby irrevocably authorises and empowers the Collateral Agent to take or to cause any formal steps to be taken by the managers or other officers of the Company for the purpose of perfecting the present Pledge and, for the avoidance of doubt, undertakes to take any such steps itself if so directed by the Collateral Agent. In particular, should any such steps be required in relation to Future Shares, the Pledgor undertakes to take any such steps simultaneously to the issuance or receipt of Future Shares.

2.6                               The Pledgor undertakes that during the subsistence of this Pledge Agreement it will not grant any pledge in respect of the Pledged Portfolio (other than the Pledge created under this Agreement) without the prior written approval of the Collateral Agent.

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3.                                      VOTING RIGHTS AND DIVIDENDS

3.1                               As long as this Pledge Agreement remains in force and until the occurrence of an Enforcement Event which is continuing, the Pledgor shall be entitled to receive all Related Assets. Following the occurrence of an Enforcement Event which is continuing, the Collateral Agent shall be entitled to receive all Related Assets and to apply them in accordance with the terms of the Loan Documents.  If the Pledgor receives any Related Assets following an Enforcement Event which is continuing, the Pledgor shall promptly pay them over to the Collateral Agent.

3.2                               Until the occurrence of an Enforcement Event which is continuing, the Pledgor shall be entitled to exercise all voting rights attached to the Shares in a manner which does not (i) adversely affect this Pledge, cause an Enforcement Event to occur or vary the rights attaching to or conferred by all or any part of the Pledged Portfolio or (ii) increase the issued share capital of the Company (except in accordance with clause 4.2.3 below). After the occurrence of an Enforcement Event which is continuing and, for as long as such Enforcement Event is continuing, the Pledgor shall not, without the prior written consent of the Collateral Agent, exercise any voting rights or otherwise in relation to the Shares.

3.3                              The Collateral Agent shall be entitled but not obliged, after an Enforcement Event has occurred, is continuing and for as long as such Enforcement Event is continuing, to exercise the voting rights attached to the Shares in accordance with the provisions of Article 9 of the Financial Collateral Law in any manner the Collateral Agent deems fit. The Pledgor shall do whatever is necessary in order to ensure that the exercise of the voting rights in these circumstances is facilitated and becomes possible for the Collateral Agent, including the issuing of a written proxy in any form or any other document that the Collateral Agent may require for the purpose of exercising the voting rights.

4.                                      PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS

4.1                               The Pledgor hereby represents to the Collateral Agent that during the subsistence of this Pledge Agreement:

4.1.1                     it is, and will be, the sole owner of the Pledged Portfolio free from any encumbrance (other than the Pledge);

4.1.2                     the Shares represent the entire issued share capital of the Company;

4.1.3                     the Company has not declared any dividends in respect of the Shares that are still unpaid at the date hereof;

4.1.4                     it has not sold or disposed of all or any of its rights, title and interest in the Pledged Portfolio;

4.1.5                     it has the necessary power to enable it to enter into and perform its obligations under this Pledge Agreement; and

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4.1.6                     all necessary authorisations to enable it to enter into this Pledge Agreement have been obtained and are, and will remain, in full force and effect.

4.2                               Except with the Collateral Agent’s prior written consent the Pledgor shall not:

4.2.1                     sell or otherwise dispose of all or any of the Shares or of its rights, title and interest in the Pledged Portfolio;

4.2.2                     create, grant or permit to exist (a) any encumbrance or security interest over or (b) any restriction on the ability to transfer or realise all or any part of the Pledged Portfolio (other than, for the avoidance of doubt, the Pledge or as permitted under the Loan Documents); or

4.2.3                     approve an increase of share capital except if the Pledgor subscribes for all the shares.

4.3                               The Pledgor hereby undertakes that, during the subsistence of this Pledge Agreement:

4.3.1                     it shall cooperate with the Collateral Agent and sign or cause to be signed all such further documents, instruments and powers of attorney and take all such further action as the Collateral Agent may from time to time request to perfect and protect this Pledge or to exercise its rights under this Pledge Agreement; and

4.3.2                     as shareholder of the Company, it shall act in good faith to maintain and exercise its rights in the Company, and in particular shall not knowingly take any steps or do anything which could adversely affect the existence of the security interest created hereunder or the value thereof.

5.                                      POWER OF ATTORNEY

5.1                               The Pledgor irrevocably appoints the Collateral Agent to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents (including any share transfer forms and other instruments of transfer) and do all things that the Collateral Agent may consider to be requisite for (a) carrying out any obligation imposed on the Pledgor under this Pledge Agreement or (b) exercising any of the rights conferred on the Collateral Agent or the Secured Parties by this Pledge Agreement or by law, it being understood that the enforcement of the Pledge must be carried out as described in Clause 6 (Remedies upon Enforcement Event) hereunder.

5.2                               The Pledgor shall ratify and confirm all things done and all documents executed by the Collateral Agent in the exercise of that power of attorney, provided that such power of attorney shall not be exercisable prior to the occurrence of an Enforcement Event which is continuing save for such power of attorney necessary for the perfection of this Pledge Agreement.

6.                                      REMEDIES UPON ENFORCEMENT EVENT

6.1                               Following the occurrence of an Enforcement Event which is continuing, the Collateral Agent shall be entitled to realise the Pledged Portfolio in the most favourable manner provided for by Luxembourg law and may, in particular, but without limitation,

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6.1.1                     appropriate the Pledged Portfolio in which case the Pledged Portfolio will be valued at its fair value, as determined by a registered, independent auditor(réviseur(s)  d’entreprises agrée(s)) or another independent expert appointed by the Pledgor at the costs and expenses of the Pledgor;

6.1.2                     sell the Pledged Portfolio in a private sale at normal commercial terms (conditions commerciales normales) for a cash or non-cash consideration,

6.1.3                     sell the Pledged Portfolio in a sale organised by a stock exchange (to be chosen by the Collateral Agent) or in a public sale (organised at the discretion of the Collateral Agent and which, for the avoidance of doubt, does not need to be made by or within a stock exchange);

6.1.4                     request a judicial decision that the Pledged Portfolio shall be attributed to the Collateral Agent in discharge of the Secured Obligations following a valuation of the Pledged Portfolio made by a court appointed expert; or

6.1.5                     if applicable, proceed to a set off between the Secured Obligations and the Pledged Portfolio.

6.2                               The Collateral Agent shall apply the proceeds of the sale in paying the costs of that sale or disposal and in or towards the discharge of the Secured Obligations, in accordance with the terms of the Loan Documents.

7.                                      EFFECTIVENESS OF COLLATERAL

7.1                               The Pledge shall be a continuing security and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Secured Obligations and shall remain in full force and effect until it has been discharged by the express written release thereof granted by the Collateral Agent.

7.2                               The Pledge shall be cumulative, in addition to, and independent of every other security which the Secured Parties may at any time hold as security for the Secured Obligations or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Secured Parties may now or at any time in the future have in respect of the Secured Obligations.

7.3                               This Pledge shall not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Secured Parties or the Collateral Agent in perfecting or enforcing any security interest or rights or remedies that the Secured Parties or the collateral Agent may now or at any time in the future have from or against the Pledgor or any other person.

7.4                               No failure on the part of the Collateral Agent to exercise, or delay on its part in exercising, any of its rights under this Pledge Agreement shall operate as a waiver hereof, nor shall any single or partial exercise of any such right preclude any further exercise of that or any other rights.

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7.5                              Neither the obligations of the Pledgor contained in this Pledge Agreement nor the rights, powers and remedies conferred upon the Collateral Agent by this Pledge Agreement or by law, nor the Pledge created hereby shall be discharged, impaired or otherwise affected by:

7.5.1                     any amendment to, or any variation, waiver or release of, any Secured Obligation or of the obligations of any Obligor under any other Loan Documents;

7.5.2                     any failure to take, or fully to take, any security contemplated by the Loan Documents or otherwise agreed to be taken in respect of the Secured Obligations;

7.5.3                     any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Secured Obligations; or .

7.5.4                     any other act, event or omission which, but for this Clause 7.5, might operate to discharge, impair or otherwise affect any of the obligations of the Pledgor contained in this Pledge Agreement, the rights, powers and remedies conferred upon the Collateral Agent by this Pledge Agreement, the Pledge or by law.

7.6                               For the avoidance of doubt, the Pledgor hereby waives any rights arising for it now or in the future (if any) under Article 2037 of the Luxembourg Civil Code.

7.7                               Neither the Secured Parties, nor the Collateral Agent or any of their agents shall be liable by reason of (a) taking any action permitted by this Pledge Agreement or (b) any neglect or default in connection with the Pledged Portfolio or (c) the realisation of all or any part of the Pledged Portfolio, except in the case of gross negligence or wilful misconduct upon their part.

8.                                      INDEMNITY

8.1                               The Collateral Agent shall not be liable for any loss or damage suffered by the Pledgor save in respect of such loss or damage which is suffered as a result of wilful misconduct or gross negligence of the Collateral Agent.

8.2                               The Secured Parties or the Collateral Agent shall be indemnified in accordance with the provisions of Clause 9.03 (Indemnity) of the Term Loan Credit Agreement.

9.                                      RIGHTS OF RECOURSE

9.1                               For as long as the Secured Obligations are outstanding and have not been unconditionally and irrevocably paid and discharged in full or the Collateral Agent or the Secured Parties have any obligations or commitments under the Loan Documents, the Pledgor shall not exercise any Rights of Recourse, arising for any reason whatsoever, by any means whatsoever (including for the avoidance of doubt, by way of provisional measures such as provisional attachment (“saisie-arrêt conservatoire”) or by way of set-off).

9.2                              The Pledgor furthermore irrevocably waives its Rights of Recourse against any Obligor if

8

(and as of the moment where) the shares of such Obligor (or any holding company of such Obligor) have been disposed of to a person or persons outside the group by enforcement of any Security Document.  Without prejudice to Clause 9.1 above, this Clause shall remain in full force and effect notwithstanding any discharge, release or termination of this Pledge (whether or not in accordance with Clause 7.1 of this Pledge Agreement).

10.                               PARTIAL ENFORCEMENT

10.1                        Subject to Clause 6 (Remedies upon Enforcement Event), the Collateral Agent shall have the right, to request enforcement of all or part of the Pledged Portfolio in its most absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the Pledge created hereunder over the Pledged Portfolio, as it then shall be (and in particular those Shares which have not been subject to enforcement). The Pledge shall continue to remain in full and valid existence until enforcement, discharge or termination hereof, as the case may be.

11.                               COSTS AND EXPENSES

All the Collateral Agent’s reasonable costs and expenses (including legal fees, stamp duties and any value added tax) incurred in connection with (a) the execution of this Pledge Agreement or otherwise in relation to it, (b) the perfection or enforcement of the collateral hereby constituted or (c) the exercise of its rights, shall be reimbursed to the Collateral Agent in accordance with the provisions of Clause 9.02 (Expenses) of the Term Loan Credit Agreement.

12.                               CURRENCY CONVERSION

For the purpose of, or pending the discharge of, any of the Secured Obligations the Collateral Agent may convert any money received, recovered or realised or subject to application by it under this Pledge Agreement from one currency to another, as the Collateral Agent may think fit and any such conversion shall be effected at the Collateral Agent’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

13.                               NOTICES

Any notice or demand to be served by one person on another pursuant to this Pledge Agreement shall be served in accordance with the provisions of Clause 9.01 (Notices Generally) of the Term Loan Credit Agreement.

14.                               SUCCESSORS

14.1                        This Pledge Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Secured Parties or the Collateral Agent, and references to the Secured Parties or the Collateral Agent shall be deemed to include any assignee or successor in title of the Secured Parties or the Collateral Agent and any person who, under any applicable law, has assumed the rights and obligations of the Secured Parties or the Collateral Agent hereunder or to which under such laws the same have been transferred or novated or assigned in any manner.

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14.2                        For the purpose of Articles 1278 et seq. of the Luxembourg Civil Code and any other relevant legal provisions, to the extent required under applicable law and without prejudice to any other terms hereof or of any other Loan Documents and in particular Clause 14.1 hereof, the Secured Parties and the Collateral Agent hereby expressly reserve and the Pledgor agrees to the preservation of this Pledge Agreement and the Pledge in case of assignment, novation, amendment or any other transfer of the Secured Obligations or any other rights arising under the Loan Documents.

14.3                        To the extent a further notification or registration or any other step is required by law to give effect to the above, such further notification or registration shall be made and the Pledgor hereby gives power of attorney to the Collateral Agent to make any notifications and/or to require any required registrations to be made in the Share Register, or to take any other steps, and undertakes to do so itself if so requested by the Collateral Agent.

15.                               AMENDMENTS AND PARTIAL INVALIDITY

15.1                        Changes to this Pledge Agreement and any waiver of rights under this Pledge Agreement shall require written form executed by the parties hereto.

15.2                        If any provision of this Pledge Agreement is declared by any judicial or other competent authority to be void or otherwise unenforceable, that provision shall be severed from this Pledge Agreement and the remaining provisions of this Pledge Agreement shall remain in full force and effect. The Pledge Agreement shall, however, thereafter be amended by the parties in such reasonable manner so as to achieve, without illegality, the intention of the parties with respect to that severed provision.

16.                               LAW AND JURISDICTION

This Pledge Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by Luxembourg law and the courts of Luxembourg-City shall have exclusive jurisdiction to settle any dispute which may arise from or in connection with it.

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This Pledge Agreement has been duly executed by the parties in three copies.

The Collateral Agent

DEUTSCHE BANK AG NEW YORK

Duly represented by:

Name:

Title:

Name:

Title:

11

The Pledgor

DELOS AIRCRAFT LIMITED

Duly represented by:

Name:

Title:

12

By signing hereunder for acceptance, the Company acknowledges and accepts the existence of this Pledge Agreement and security interest created hereunder over the Pledged Portfolio for the purposes of the Financial Collateral Law, takes notice of the terms thereof, undertakes to duly register forthwith this Pledge in its Share Register and to provide the Collateral Agent with a certified copy of the Share Register, evidencing the registration of the present pledge on the date hereof.

The Company

DELOS FINANCE S.À R.L.

Duly represented by:

Name:

Title:

13

EXHIBIT D

SECURITY AGREEMENT

FORM OF ACCOUNT CONTROL AGREEMENT

March 6, 2014

Deutsche Bank Trust Company Americas
60 Wall Street, 16th Floor
Mail Stop:  NYC60-1630
New York, New York 10005

Whereas, Delos Finance S.à r.l. (“Pledgor”) has granted to Deutsche Bank AG New York Branch, as Collateral Agent (“Pledgee”), for the benefit of the Secured Parties, a security interest in Account number S94009.1 (the “Collateral Account”), held by Deutsche Bank Trust Company Americas (the “Securities Intermediary”) together with all financial funds, investments, instruments, assets, investment property, securities, cash and other property now or hereafter held therein, and the proceeds thereof, including without limitation dividends payable in cash or stock and shares or other proceeds of conversions or splits of any securities in the Collateral Account (collectively, the “Collateral”). Pledgor, Pledgee and the Securities Intermediary agree that the Collateral Account is a “securities account” within the meaning of Article 8 of the Uniform Commercial Code of the State of New York (the “UCC”) and that all Collateral held in the Collateral Account will be treated as a “financial asset” within the meaning of Section 8- 102(a)(9) of the UCC.

Whereas, the grant of security interest described above is pursuant to that certain Term Loan Security Agreement dated as of the date hereof among Hyperion Aircraft Limited, the Pledgor, Delos Aircraft Limited, Artemis (Delos) Limited, Apollo Aircraft Inc., the additional grantors referred to therein, and the Pledgee (as amended from time to time, the “Security Agreement”).

Whereas, the Pledgor and Pledgee, inter alia, are party to the Term Loan Credit Agreement dated as of March 6, 2014 (as amended from time to time, the “Credit Agreement”).

In connection therewith, the parties hereto agree (which agreement by the Pledgor will be construed as instructions to the Securities Intermediary):

1.                                     The Pledgor and Pledgee hereby appoint Deutsche Bank Trust Company Americas as Securities Intermediary in accordance with the terms and conditions set forth herein, and the Securities Intermediary hereby accepts such appointment.

2.                                      Pledgor, simultaneously with the execution and delivery of this agreement (this “Agreement”), has caused to be deposited with the Securities Intermediary the Collateral and which Collateral shall be held by the Securities Intermediary upon the terms and conditions hereinafter set forth. The Securities Intermediary shall have no duty to solicit the Collateral.

Exhibit D-1

3.                                      The Securities Intermediary is instructed to register the pledge on its books. Securities Intermediary shall hold all certificated securities that comprise all or part of the Collateral with proper endorsements to the Securities Intermediary or in blank, or will deliver possession of such certificated securities to the Pledgee in accordance with this Agreement. The Securities Intermediary acknowledges the security interest granted by the Pledgor in favor of the Pledgee in the Collateral.

4.                                      The Securities Intermediary represents, warrants and agrees that the Collateral Account (i) has been established and is and will be maintained with the Securities Intermediary on its books and records and (ii) is and will be a “securities account” (as defined in Section 8-501(a) of the UCC) in respect of which the (A) Securities Intermediary is a “securities intermediary” (as defined in Section 8-102(a)(14) of the UCC), (B) the Pledgor is the “entitlement holder” (as defined in Section 8-102(a)(7) of the UCC) of the Collateral Account subject to the “control” (as defined in Section 8-106 of the UCC) of the Pledgee, (C) the “securities intermediary’s jurisdiction” (as defined in Section 8-110(e) of the UCC) of the Securities Intermediary in respect of the Collateral Account is New York and (D) all financial assets carried in the Collateral Account will have been duly credited thereto in compliance with Section 8-501 of the UCC.

5.                                      The Securities Intermediary is instructed to deliver to the Pledgee copies of monthly statements on the Collateral Account.

6.                                      The Collateral Account will be styled: “Delos Finance S.à r.l. Collateral Account for Deutsche Bank AG New York Branch”.

7.                                      During the term of this Agreement, the Securities Intermediary shall invest and reinvest the Collateral in any of the following investments, in each case at the written direction of an authorized person of the Pledgor:

a)                                     Blackrock - 0114 ICS US Dollar Liquidity Fund

b)                                     Goldman Sachs US$ Liquid Reserves Fund - Inst. Dist.

c)                                      HSBC US Dollar Liquidity Fund,

or such other investments as the Pledgor and the Pledgee may agree and confirm in writing to the Securities Intermediary.

The Securities Intermediary shall have no obligation to invest or reinvest the Collateral if deposited with the Securities Intermediary after 11:00 a.m. (E.S.T.) on such day of deposit. Instructions received after 11:00 a.m. (E.S.T.) will be treated as if received on the following business day. The Securities Intermediary shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Collateral. Any interest or other income received on such investment and reinvestment of the Collateral shall become part of the Collateral and any losses incurred on such investment and reinvestment of the Collateral shall be debited against the Collateral. If a selection is not made and a written direction not given to the Securities Intermediary, the Collateral shall remain uninvested with no liability for interest therein. It is agreed and

Exhibit D-2

understood that the entity serving as Securities Intermediary may earn fees associated with the investments outlined above in accordance with the terms of such investments. Notwithstanding the foregoing, the Securities Intermediary shall have the power to sell or liquidate the foregoing investments whenever the Securities Intermediary shall be required to release all or any portion of the Collateral. In no event shall the Securities Intermediary be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Securities Intermediary or its affiliates are permitted to receive additional compensation that could be deemed to be in the Securities Intermediary’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments and (3) effecting transactions in investments.

8.                                      All dividends, interest, gains and other profits with respect to the Collateral Account will be reported in the name and tax identification number of the Pledgor.

9.                                      (a) The Securities Intermediary may not, without the prior written consent of Pledgee, deliver, release or otherwise dispose of the Collateral or any interest therein unless the proceeds thereof are held or reinvested in the Collateral Account as part of the Collateral or applied by Securities Intermediary to the satisfaction of an Unsubordinated Obligation (as defined below) owed to it. Except for the limitation set forth in the immediately preceding sentence and unless and until the Securities Intermediary receives and has a reasonable period of time to act upon written notice from the Pledgee in substantially the form of Exhibit A hereto which states that Pledgee is exercising exclusive control over the Collateral Account (a “Notice of Exclusive Control”), the Securities Intermediary may comply with any investment orders or instructions from Pledgor concerning the Collateral Account, or as set forth in sub-paragraph 9(b) below. A Notice of Exclusive Control (Exhibit A) may be delivered by the Pledgee at any time upon the occurrence and continuance of an enforcement event pursuant to the Security Agreement, and shall designate the account, person or other location to which the financial assets in the Collateral Account, and cash dividends, interest, income, earnings and other distributions received with respect thereto, shall thereafter be delivered. As between Pledgor and Pledgee, Pledgee agrees not to deliver a Notice of Exclusive Control until the occurrence of an enforcement event pursuant to the Security Agreement that is continuing. For the avoidance of doubt, Securities Intermediary shall have no responsibility for monitoring or determining whether an enforcement event has occurred or is continuing.

(b)                                 The Pledgee shall issue “entitlement orders” to the Securities Intermediary to distribute amounts from the Collateral Account as required pursuant to the provisions of Sections 2.03(c) or 5.16(c) of the Credit Agreement or as otherwise required by the loan documents.

(c)                                  Upon deposit of any insurance proceeds in the Collateral Account, the Pledgee shall instruct the Securities Intermediary to distribute from the Collateral Account the amount of such insurance proceeds in accordance with the instructions of the Collateral Agent (who shall direct that such amounts be distributed as set forth in Schedule V of the Security Agreement).

Exhibit D-3

10.                               The Pledgor authorizes the Securities Intermediary, and the Securities Intermediary agrees, to comply with any order or instruction from Pledgee concerning the Collateral Account, including an order or instruction directing sale, transfer (to the extent that the Collateral is transferable), release or redemption of all or part of the Collateral and the remittance of the proceeds thereof, if any, to Pledgee or as otherwise instructed by the Pledgee, without further consent by the Pledgor. Securities Intermediary shall have no responsibility or liability to Pledgor for complying with any order or instruction, whether oral or written, concerning the Collateral Account, the Collateral, any interest therein, or the proceeds thereof originated by Pledgee and shall have no responsibility to investigate the appropriateness of any such order or instruction, even if Pledgor notifies Securities Intermediary that Pledgee is not legally entitled to originate any such order or instruction.  Securities Intermediary shall have no responsibility or liability to Pledgee for complying with any order or instruction, whether oral or written, concerning the Collateral Account, the Collateral, any interest therein, or the proceeds thereof originated by Pledgor except to the extent such compliance would cause Securities Intermediary to violate (i) paragraph 9 hereof or (ii) written orders or instructions previously received from Pledgee, including without limitation, a Notice of Exclusive Control, but only to the extent Securities Intermediary has had reasonable opportunity to act thereon. Securities Intermediary shall be able to conclusively rely upon any notice, order or instruction that it reasonably believes to be genuine. Securities Intermediary shall have no responsibility or liability to Pledgor or Pledgee with respect to the value of the Collateral Account or any of the Collateral. This Agreement does not create any obligation or duty on the part of Securities Intermediary other than those expressly set forth herein.

11.                               For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Securities Intermediary may conclusively rely upon such instructions or directions, delivered, and executed by representatives of the Pledgor or Pledgee designated on Scheduled A attached hereto and made a part hereof (each such representative, an “Authorized Person”) which such designation shall include specimen signatures of such representatives, as such Schedule A may be updated from time to time.

12.                               The Securities Intermediary shall not be subject to, nor required to comply with, any other agreement to which the Pledgor or Pledgee is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from the Pledgor or Pledgee or an entity acting on its behalf. The Securities Intermediary shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder. The Securities Intermediary shall not be responsible or liable for any special, indirect, punitive or consequential damages or loss of any kind whatsoever, even if advised of it in advance and even if foreseeable.

13.                               The Securities Intermediary may consult with legal counsel of its own choosing, at the reasonable expense of the Pledgor and Pledgee, as to any matter relating to this Agreement, and the Securities Intermediary shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

Exhibit D-4

14.                               In the event of any dispute between or conflicting claims among the Pledgor and Pledgee and any other person or entity with respect to any Collateral, the Securities Intermediary shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Collateral so long as such dispute or conflict shall continue, and the Securities Intermediary shall not be or become liable in any way to the Pledgor and Pledgee for failure or refusal to comply with such conflicting claims, demands or instructions. The Securities Intermediary shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Securities Intermediary or (ii) the Securities Intermediary shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. Any court order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Securities Intermediary, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court. The Securities Intermediary shall act on such court order and legal opinions without further question. The Securities Intermediary may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Pledgor and Pledgee.

15.                               Each of Pledgor and Pledgee agrees to indemnify and hold the Securities Intermediary, its directors, officers, employees, and agents harmless from and against any and all claims, causes of action, liabilities, losses, lawsuits, demands, damages, costs and expenses, including without limitation court costs and reasonable attorneys’ fees and expenses and allocated costs of in house counsel, that may arise out of or in connection with this Agreement or any action taken or not taken pursuant hereto, or as a result of any instructions (including entitlement orders) originated by Pledgee with respect to the Collateral Account and the Collateral, including any actions taken in response to a Notice of Exclusive Control, in each case except to the extent caused by Securities Intermediary’s gross negligence or willful misconduct. This indemnity shall be a continuing obligation of each of Pledgor and Pledgee and its successors and assigns, notwithstanding the earlier of resignation of the Securities Intermediary or termination of this Agreement and shall survive the resignation of the Securities Intermediary or termination of this Agreement.

16.                               The Securities Intermediary is instructed that the Collateral Account is to remain a “cash account” within the meaning of Regulation T issued by the Board of Governors of the Federal Reserve System. The Securities Intermediary represents that it has not received notice regarding any lien, encumbrance or other claim to the Collateral or the Collateral Account from any other person and has not entered into an agreement with any third party to act on such third party’s instructions without further consent of the Pledgor. The

Exhibit D-5

Securities Intermediary further agrees not to enter into any such agreement with any third party.

17.                              The Securities Intermediary subordinates to the lien and security interest of the Pledgee any right of setoff, encumbrance, security interest, lien or other claim that it may have against the Collateral, except for any lien, claim, encumbrance or right of set off against the Collateral Account for its fees, expenses and indemnities including but not limited to (i) customary commissions and fees arising from permitted trading activity within the Collateral Account, and (ii) payment owed to Securities Intermediary for open trade commitments for the purchase and/or sale of financial assets in and for the Collateral Account (the “Unsubordinated Obligations”).

18.                               To the extent a conflict exists between the terms of this Agreement and any account agreement between the Pledgor and the Securities Intermediary, the terms of this Agreement will control, provided that this Agreement shall not alter or affect any mandatory arbitration provision currently in effect between Securities Intermediary and Pledgor.

19.                               The terms of this Agreement may not be modified except by a writing signed by all parties hereto.

20.                               Securities Intermediary reserves the right, unilaterally, to terminate this Agreement, such termination to be effective thirty (30) days after written notice thereof is given to Pledgor and Pledgee. At the end of such thirty (30) day period, Securities Intermediary will deliver all assets held in the Collateral Account to Pledgee unless Pledgee and Pledgor deliver joint instructions to Securities Intermediary during such thirty (30) day period to deliver or transfer the assets held in the Collateral Account to another party or securities intermediary. In the event that it is not possible or practicable, in the judgment of the Securities Intermediary, to transfer the Collateral or deliver the Collateral to any other party, the Securities Intermediary will sell such assets and deliver the proceeds according to the instructions provided by the Pledgee or the joint instructions given by the Pledgee and Pledgor. Nothing set forth in this provision shall be deemed to limit the right of Pledgee to issue orders or instructions to the Securities Intermediary pursuant to paragraph 9 hereof. Pledgee may terminate this Agreement by giving notice to Securities Intermediary and Pledgor. Termination shall not affect any of the rights or liabilities of the parties hereto incurred before the date of termination.

21.                               This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof (provided that this Agreement and the Loan Documents, as defined in the Credit Agreement, set forth the entire agreement of the Pledgor and the Pledgee with respect to the subject matter hereof), and, subject to paragraph 18 above, supersedes any prior agreement and contemporaneous oral agreements of the parties concerning its subject matter.

22.                               Except as otherwise expressly provided herein, any notice, order, instruction, request or other communication required or permitted to be given under this Agreement shall be in writing and may be delivered in person, sent by facsimile or other electronic means if

Exhibit D-6

electronic confirmation of error free receipt is received, or sent by United States mail, postage prepaid, addressed to the party at the address set forth below.

23.                               The Securities Intermediary will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of the Securities Intermediary, if (i) such failure or delay is caused by circumstances beyond the reasonable control of the Securities Intermediary, including without limitation legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, terrorism, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communication or transmission facilities, equipment failure, or act, negligence or default of Pledgor or (ii) such failure or delay resulted from Securities Intermediary’s reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.

24.                              Pledgor agrees to pay Securities Intermediary, upon receipt of Securities Intermediary’s invoice, all reasonable fees, costs, expenses (including reasonable attorneys’ fees) incurred in the preparation and administration of this Agreement (including any amendments hereto or instruments or agreements required hereunder). Pledgor agrees to pay Securities Intermediary, upon receipt of Securities Intermediary’s invoice, all reasonable costs, expenses and attorneys’ fees incurred by Securities Intermediary in connection with the enforcement of this Agreement or any instrument or agreement required hereunder, including without limitation any reasonable costs, expenses, and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce Securities Intermediary’s rights hereunder in a case arising under Title 11, United States Code. This paragraph 24 shall survive termination of this Agreement.

25.                               Notwithstanding any of the other provisions of this Agreement, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against Pledgor, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against Pledgor, Securities Intermediary may act as Securities Intermediary deems necessary to comply with all applicable provisions of governing statutes and Pledgor shall not assert any claim against Securities Intermediary for so doing.

26.                               If any term or provision of this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

27.                              This Agreement may be executed in counterparts, each of which shall be an original, and all of which shall constitute one and the same agreement.

Exhibit D-7

28.                               If any party to this Agreement is not a natural person, the person executing this Agreement on behalf of such party hereby represents that he or she has the proper authority to execute this Agreement on behalf of such party.

29.                               This Agreement shall be governed and construed in accordance with the law of the State of New York excluding choice of law principles that would require application of the laws of a jurisdiction other than the State of New York.

30.                               The parties acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Agreement agree that they will provide to the Securities Intermediary such information as it may request, from time to time, in order for the Securities Intermediary to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

*                                         *                                         *                                         *                                         *                                         *

Exhibit D-8

IN WITNESS WHEREOF, the Pledgor and the Pledgee have agreed to the terms of this Agreement as of the date indicated above.

PLEDGOR:

DELOS FINANCE S.À R.L.

Duly represented by:

Name:

Title:

Telephone No.:

Address:

c/o International Lease Finance Corporation
10250 Constellation Blvd., Suite 3400
Los Angeles, CA 90067
Attention: Treasurer with a copy to the General Counsel
Facsimile No. (310) 788-1990

Date: March       , 2014

Account Control Agreement Supplement Signature Pages

PLEDGEE:

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:

Name:

Title:

By:

Name:

Title:

Telephone No.:

Address:

Deutsche Bank AG New York Branch
60 Wall Street
New York, NY 10005
Electronic mail: Agency.Transactions@db.com
Facsimile No. (732) 380-3355

Date:  March       , 2014

Account Control Agreement Supplement Signature Pages

Acknowledged and Agreed to:

SECURITIES INTERMEDIARY

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:                            Deutsche Bank National Trust Company

By:		By:

Name:		Name:

Title:		Title:

Date:	, 2014	Date:

Address:

Deutsche Bank Trust Company Americas
60 Wall Street, 16th Floor
Mail Stop: NYC60-1630
New York, New York 10005
Attention: Escrow Team — Delos Finance S.a.r.l .
Facsimile: (732) 578-4593

Date:  March     , 2014

Account Control Agreement Supplement Signature Pages

Schedule A

Authorized Persons

Pledgor Authorized Persons

Name	Title	Specimen Signature

Fred Cromer	Authorized Signatory

Elias Habayeb	Authorized Signatory

Pam Hendry	Manager and Authorized Signatory

Drew Bauer	Authorized Signatory

Pledgee Specimen Signature Page

Pledgee Authorized Persons

Name	Title	Specimen Signature

Pledgee Specimen Signature Page

Exhibit A

[Letterhead of the Pledgee]

[Date]

A.                                    BY FACSIMILE TRANSMISSION

((732) 578-4593) AND CERTIFIED MAIL

Deutsche Bank Trust Company Americas

60 Wall Street, 16th Floor

Mail Stop: NYC60-1630

New York, New York 10005

Attention: Escrow Team — Delos Finance S.a.r.l .

Facsimile:  (732) 578-4593

Re: Delos Finance S.à r.l.
Account No. S94009.1

B.                                    NOTICE OF EXCLUSIVE CONTROL

Ladies and Gentlemen:

As referenced in the Collateral Account Control Agreement, dated as of March 6, 2014, among Delos Finance S.à r.l., as Pledgor, Deutsche Bank AG New York Branch, as Collateral Agent for the Secured Parties, as Pledgee, and Deutsche Bank Trust Company Americas, as Securities Intermediary, we hereby give you notice of our exclusive control over securities account number S94009.1 (the “Collateral Account”) and all financial assets credited thereto. You are hereby instructed not to accept any direction, instruction or entitlement order with respect to the Collateral Account or the financial assets credited thereto from any person other than the undersigned.

You are hereby instructed to [deliver][invest] the financial assets in the Collateral Account and cash dividends, interest, income, earning, and other distributions received with respect thereto, as follows:

[                                      ]

Very truly yours,

Deutsche Bank AG New York Branch, as Collateral Agent

By:

Name:

Title:

Exhibit A-1

By:

Name:

Title:

cc:                                Delos Finance S.à r.l.

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2(2) Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4) Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Credit Agreement identified below (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

(1)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

(2)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate.

(4)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit C-1

1.                                      Assignor[s]:

2.                                      Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.                                      Borrower:                                                                                          Delos Finance S.à r.l.

4.                                      Administrative Agent:                         Deutsche Bank AG New York Branch, as the administrative agent under the Credit Agreement

5.                                      Credit Agreement:                                             Term Loan Credit Agreement dated as of March 6, 2014, as amended, restated or otherwise modified from time to time, among International Lease Finance Corporation, as an Obligor, Delos Finance S.à r.l., Hyperion Aircraft Limited, as an Obligor, Delos Aircraft Limited, as an Obligor, Apollo Aircraft Inc., as an Obligor, Artemis (Delos) Limited, as an Obligor, the lenders identified therein, as Lenders, Deutsche Bank AG New York Branch, as the Administrative Agent and Deutsche Bank AG New York Branch, as the Collateral Agent

6.                                      Assigned Interest[s]:

Assignor[s](5)	Assignee[s](6)	Aggregate Amount of Commitment/Loans for all Lenders(7)	Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/ Loans(8)	CUSIP Number
	$	$		%
	$	$		%
	$	$		%

[7.                             Trade Date:                                          ](9)

(5)  List each Assignor, as appropriate.

(6)  List each Assignee, as appropriate.

(7)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(8)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(9)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit C-2

8.                                      Tax forms:                                  (10)

Effective Date:                                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](11) Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as
Administrative Agent

By:
Title:

[Consented to and](12) Accepted:

DELOS FINANCE S.À R.L., as Borrower
Duly represented by:

Name:
Title:

(continued…)

(10)  Describe applicable tax form under Section 2.08(e) being delivered herewith.

(11)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(12)  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit C-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1.                            Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.05 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.05 of the Credit Agreement) and hereby represents and warrants that as of the date hereof it is not (A) the Borrower or any of the Borrower’s Affiliates or subsidiaries, (B) a Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) a natural person, or (D) a Person who is engaged primarily in the aircraft leasing business or aviation advisory business or is an air carrier, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.09 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee, (viii) without limitation to Section 9.05 of the Credit Agreement, if as a result of circumstances existing at the Effective Date, the Borrower

Annex 1 to Exhibit C-1

would be obliged to make a payment to [the][such] Assignee under Section 2.08 or 2.09 of the Credit Agreement, then the rights of [the][such] Assignee to receive payment under  such Sections by reference to the circumstances existing as at the Effective Date (or a continuation of such circumstances)  shall be limited to the extent of the entitlement of [the][the relevant] Assignor had the assignment of [the][the relevant] Assigned Interest not occurred and (ix) the assignment does not conflict with any applicable laws; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.

Annex 1 to Exhibit C-2

EXHIBIT D-1A

FORM OF CLOSING DATE OPINION OF CLIFFORD CHANCE US LLP

Exhibit D-1A-1

March 6, 2014

To the Addressees Listed on Schedule 1 Ladies and Gentlemen:

We have acted as New York counsel to International Lease Finance Corporation (“ILFC”) and the other Obligors as defined below in connection with the Term Loan Credit Agreement (the “Credit Agreement”) dated as of the date hereof among Delos Finance S.à r.l. as Borrower (“Borrower”), ILFC, Hyperion Aircraft Limited (“Grandparent Holdco”), Delos Aircraft Limited (“Parent Holdco”), Apollo Aircraft Inc. (“CA Subsidiary Holdco”), Artemis (Delos) Limited (“Irish Subsidiary Holdco”), the Lenders party thereto, Deutsche Bank AG New York Branch, as Administrative Agent and Deutsche Bank AG New York Branch, as Collateral Agent (the “Collateral Agent”).

Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Credit Agreement and the Security Agreement. This opinion is delivered pursuant to Sections 4.01(e) and 4.02(d) of the Credit Agreement.

In rendering the opinions expressed below, we have examined executed copies of the following documents:

(a)                                 Credit Agreement;

(b)                                 Term Loan Security Agreement (the “Security Agreement”) dated as of the date hereof among Grandparent Holdco, Parent Holdco, Borrower, Irish Subsidiary Holdco, CA Subsidiary Holdco, the additional grantors party thereto and the Collateral Agent;

(c)                                  Account Control Agreement (the “Account Control Agreement”) dated as of the date hereof among the Securities Intermediary, Borrower and the Collateral Agent;

(d)                                 Intercreditor Agreement (the “Intercreditor Agreement”) dated as of the date hereof among Grandparent Holdco, Parent Holdco, Borrower, ILFC, CA Subsidiary Holdco, Irish Subsidiary Holdco and the Collateral Agent;

(e)                                 Collateral Supplement (the “Borrower Collateral Supplement”) dated as of the date hereof between Borrower and the Collateral Agent

(f)                                   Collateral Supplement (the “Irish Collateral Supplement”) dated as of the date hereof between Irish Subsidiary Holdco and the Collateral Agent; and

(g)                                  Collateral Supplement (the “California Collateral Supplement” and together with the Borrower Collateral Supplement and the Irish Collateral Supplement, the “Collateral Supplements”) dated as of the date hereof between CA Subsidiary Holdco and the Collateral Agent.

Each of ILFC, Borrower, Grandparent Holdco, Parent Holdco, CA Subsidiary Holdco and Irish Subsidiary Holdco is referred to herein as an “Obligor”. Each of the Credit Agreement, the

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Security Agreement, the Account Control Agreement, the Intercreditor Agreement and the Collateral Supplements is referred to herein as a “Transaction Document”. Each of the Security Agreement, the Account Control Agreement and the Collateral Supplements is referred to herein as a “Security Document”.

We have also examined and relied upon such records and statements and certificates of public officials and representatives and officers of the Obligors and other persons as we have deemed necessary as a basis for the opinions expressed below. As to factual matters relevant to our opinions expressed below, we have, without independent investigation, relied upon the foregoing and the representations and warranties made in or pursuant to the Transaction Documents. We have not reviewed the dockets or other records of any court, arbitrator or governmental or regulatory body or agency or conducted any other investigation or inquiry or otherwise established or verified any factual matter.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified or photostatic copies.

We have assumed that the Collateral does not include any Aircraft, Engines or Parts (as such terms are defined in the FAA Act), or Aircraft Objects (as defined in the Cape Town Convention), or leases thereof or other interests therein.

Except as expressly opined on by us below, we have assumed, without investigation: (i) the due organization, valid existence and, to the extent applicable, good standing of each party to the Transaction Documents; (ii) that each party to the Transaction Documents has requisite power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party; (iii) that each Transaction Document has been duly authorized, executed and delivered by each party thereto;

(iv)                              that each Transaction Document constitutes a valid, binding and enforceable obligation of each party thereto; (v) that the execution, delivery and performance by each party of the Transaction Documents to which it is a party do not contravene such party’s constitutional documents, violate any law, rule or regulation applicable to such party or result in any conflict with or breach of any agreement or instrument to which such party is a party or by which such party is bound; (vi) that each party to the Transaction Documents has obtained or made all consents, approvals, authorizations, filings, registrations, qualifications or recordations with each Governmental Authority required in connection with the execution, delivery and performance of the Transaction Documents; (vii) all applicable filings, registrations, recordations or other actions necessary to perfect as to ownership or security interest (except as set forth herein) including under the Cape Town Convention have been or will be made; (viii) for purposes of the Uniform Commercial Code of the State of New York (the “NYUCC”), Borrower, Grandparent Holdco, Parent Holdco and Irish Subsidiary Holdco are each deemed located in the District of Columbia; and (ix) the accuracy and completeness as of the date hereof of the certificates and other information and statements delivered or made to us by representatives and officers of each Obligor.

2

We have made no investigation or review of any matters relating to the Obligors or any other person or entity other than as expressly described herein. Further, we have made no special investigation of the business operations of the Obligors or any other person or entity for the purpose of identifying laws or regulations to which the Obligors or any other person or entity are subject. With reference particularly to our opinion in paragraph 3 below, we note that our representation of the Obligors is limited to this and similar transactions and that we are not generally familiar with their respective affairs or operations.

We have also assumed that:

(i)                                     all applicable chattel paper (as such term is defined in Article 9 of the NYUCC) constitutes “tangible chattel paper” within the meaning of Section 9-102 of the NYUCC and is located only in the State of New York and is in the possession of the Collateral Agent;

(ii)                                  the Collateral subject to the Lien of the Security Documents exists, and each applicable Obligor has rights in the applicable Collateral and has the power to transfer its rights in the applicable Collateral;

(iii)                               the descriptions of the Collateral contained in, or attached as schedules to, the applicable Security Documents  sufficiently describe  the  Collateral  intended to  be  covered by such Security Documents;

(iv)                              the Collateral does not include any “cooperative interest” or “commercial tort claim” (as such terms are defined in Article 9 of the NYUCC);

(v)                                 for purposes of Article 9 of the NYUCC, no statute, regulation or treaty of the United States is applicable to any of the Collateral;

(vi)                              the certificates representing the Pledged Equity Interests (used herein to mean the certificates representing the Pledged Stock and the Pledged Beneficial Interests listed in Schedule II to the Security Agreement and in Annex II to each Collateral Supplement) of Parent Holdco, Borrower, Irish Subsidiary Holdco, CA Subsidiary Holdco and each Pledged Equity Party listed in Annex II to each Collateral Supplement is in the possession of the Collateral Agent, together with duly executed in blank instruments of transfer in respect thereof; and

(vii)                           the instruments representing the Pledged Debt (used herein to mean the Pledged Debt instruments listed in Schedule II to the Security Agreement and in Annex II to each Collateral Supplement) are each in the possession of the Collateral Agent, together with duly executed in blank allonges in respect thereof.

Based upon the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

1.                                      Each Transaction Document is a valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with its terms.

3

2.                                      The execution and delivery by each Obligor of the Transaction Documents to which it is a party does not, and the performance by each Obligor of its obligations thereunder will not, cause such Obligor to violate any Generally Applicable Law (defined below).

3.                                      No consent, approval or authorization of, and no filing, registration, qualification or recordation with, United States federal or State of New York governmental authorities pursuant to any Generally Applicable Law is required in connection with the execution and delivery and consummation of the transactions contemplated thereby by any Obligor of the Transaction Documents to which it is a party, other than (a) those that are specified in the Transaction Documents, (b) filings necessary to create, record, perfect or maintain the security interests created by the Security Agreement, (c) those that have been duly obtained, taken or made and (d) in the case of Collateral constituting securities, as may be required in connection with any disposition of such Collateral.

4.                                      The Security Agreement, as supplemented by each Collateral Supplement, is effective to create in favor of the Collateral Agent a valid security interest in all right, title and interest of each Grantor (as defined therein) in the Collateral (as defined in the Security Agreement, as supplemented by each Collateral Supplement) to secure the Secured Obligations, in each case to the extent a security interest therein may be created under Article 9 of the NYUCC.

5.                                      Each Uniform Commercial Code financing statement a copy of which is set forth in Schedule 2 (each, a “Financing Statement”) is in the form required by the Uniform Commercial Code of the jurisdiction named therein.

6.                                      To the extent that the creation of security interests in the Collateral is governed by the NYUCC, perfection of such security interests in such Collateral consisting of investment property, general intangibles, tangible chattel paper, accounts, equipment and other goods and other rights and/or property in which a security interest can be perfected under the NYUCC by the filing of a financing statement is governed, under Section 9-301 of the NYUCC, by the local laws of the jurisdiction where the applicable grantor is located, except that perfection of a possessory security interest in such Collateral is governed, under Sections 9-301 and 9-305(a)(1) of the NYUCC, by the local laws of the jurisdiction of the location of such Collateral. Except for (a) the Collateral Agent taking delivery of (i) instruments which represent the entire interest of the Pledged Debt and (ii) the certificates which represent the entire interest of the Pledged Equity Interests in each of Parent Holdco, Borrower, Irish Subsidiary Holdco, CA Subsidiary Holdco and each Pledged Equity Party listed in Annex II to each Collateral Supplement, along with, in each case, a duly executed in blank instrument of transfer of such Pledged Debt or such Pledged Equity Interests, and (b) the filing of each Financing Statement in the filing office named therein with respect to such Pledged Equity Interests and such Pledged Debt, no further action, including the filing or recording of any document, is necessary under the Uniform Commercial Code of the State of California (the “CALUCC”), the Uniform Commercial Code of the District of Columbia (the “DCUCC”) or the laws of the State of New York or of the United States in order to perfect the security interests created under the Security Agreement in such Pledged Equity Interests or such Pledged Debt to the extent the perfection of a security interest therein may be effected under Article 9 of the NYUCC, Article 9 of the CALUCC and Article 9 of the DCUCC by the filing of a Financing Statement.

4

7.             The Collateral Agent’s security interest in that portion of the Collateral consisting of (i) the Collateral Account (as defined in the Account Control Agreement) and (ii) “security entitlements” (as defined in the NYUCC) being credited by book entry to the Collateral Account (the “Pledged Financial Assets”) will be perfected upon the execution and delivery by each party thereto of the Account Control Agreement.

As used herein, “Generally Applicable Law” means any law otherwise included within the scope of this opinion that a New  York lawyer exercising customary professional diligence would reasonably be expected to recognize as being currently applicable to the Obligors, the Transaction Documents or the transactions contemplated thereby, including the grants of the security interests, excluding securities laws and any law that is applicable to the Obligors, the Transaction Documents or the transactions contemplated thereby, including the grants of the security interests, solely because of the specific assets or business of any party to any of the Transaction Documents or any of its affiliates. In particular, but without limitation, we express no opinion upon the application or effect of (i) any customs, international trade or other laws relating to the possession, import, export, use, operation, maintenance, repair or replacement of or the nature of any equipment, or any interest therein; (ii) federal or state antitrust and unfair competition, environmental, intellectual property, pension and employee benefit, or securities (including “blue sky”) laws; (iii) federal or state laws relating to aviation, banking, communications, customs, insurance, international trade, public utilities or taxation; (iv) federal and state laws and policies relating to (A) national and local emergencies and (B) deference to acts of sovereign states, including court orders; (v) federal or state criminal and civil forfeiture laws; (vi) other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and (vii) the laws of any counties, cities, towns, municipalities and special political subdivisions or agencies thereof; and in the case of each of the foregoing, all rules and regulations promulgated thereunder or administrative or judicial decisions with respect thereto.

Our opinions set forth above are subject to the following qualifications and limitations:

(a)           Our opinion set forth in paragraph 1 above is subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law, and including, without limitation, principles relating to materiality, good faith and fair dealing, reasonableness, unconscionability and availability of equitable remedies).

(b)           We express no opinion on the effect of the Cape Town Convention or the Convention on the International Recognition of Rights in Aircraft signed at Geneva on June 19, 1948.

(c)           We express no opinion as to any provision of a Transaction Document that provides the terms thereof may not be waived or modified except in writing, which may be limited under certain circumstances.

5

(d)           We express no opinion as to any provision in a Transaction Document asserting that the partial invalidity of one or more provisions thereof shall not invalidate the remaining provisions thereof.

(e)           We express no opinion with respect to any indemnification or reimbursement obligation or limitation on liability contained in a Transaction Document, insofar as such provision provides exculpation or exemption from, or requires indemnification or reimbursement of a party for, its own action or inaction, where such action or inaction involves such party’s gross negligence, recklessness or wilful or unlawful misconduct or to the extent any such provision is contrary to public policy.

(f)            Certain of the remedial provisions of a Security Document may be further limited or rendered unenforceable by applicable law, but, subject to the other qualifications set forth herein and except for the economic consequences of any delay that might arise from such limitation on enforceability, in our opinion such law does not make the remedies afforded by such Security Document inadequate for the practical realization of the principal benefits intended to be provided thereby.

(g)           United States federal court jurisdiction is limited by Section 28 U.S.C. § 1332 where diversity of citizenship is lacking and, even where diversity exists, federal courts retain the power to transfer an action from one federal court to another under 28 U.S.C. § 1404(a) or to dismiss by reason of the doctrine of forum non conveniens.

(h)           We express no opinion as to title to any property or whether a United States federal court or state court outside of the State of New York would give effect to the choice of New York law provided for in a Transaction Document. Our opinion as to the legality, validity, binding effect and enforceability of the governing law provisions of each Transaction Document is based solely on Section 5-1401 of the New York General Obligations Law. Our opinion as to the legality, validity, binding effect and enforceability of the provisions of each Transaction Document in respect of the submission to the jurisdiction of the courts of the State of New York is based solely on Section 5-1402 of the New York General Obligations Law.

(i)            We express no opinion, except as expressly set forth herein, as to the creation, perfection or priority of any lien, pledge or security interest.

(j)            We express no opinion as to indemnities against loss in converting from amounts denominated or paid in one currency into a second currency. We note that, generally, all judgments and decrees rendered by a federal or state court sitting in the State of New York are denominated in U.S. Dollars; under the laws of the State of New York, however, where a cause of action is based on an obligation denominated in another currency, any judgments or decrees must be rendered or entered in such currency and be converted into U.S. Dollars at the rate of exchange prevailing on the date of entry of the judgment or decree.

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(k)           We express no opinion as to any provision of a Transaction Document that purports to (i) grant rights of set-off to any person not a party thereto or (ii) permit set-off to be made without notice.

(l)            We express no opinion as to any provision of any Transaction Documents that purports to waive or exclude the rights of any person to commence any bankruptcy, reorganization, insolvency or similar proceeding or purports to waive notice of acceleration.

(m)          We express no opinion as to the effect of (i) the compliance or non-compliance of any Obligor, the Collateral Agent or any other person or entity with any state or federal laws or regulations applicable to such party because of its legal or regulatory status or the nature of its business or (ii) the failure of any person or entity to be duly authorized to conduct business in any jurisdiction.

(n)           We also express no opinion as to the applicability to, or effect on, the obligations of any Obligor under any Transaction Document of Section 547  or 548 of the United  States Bankruptcy Code, 11 U.S.C. Sections 101 et seq. (as amended from time to time, the “Bankruptcy Code”) or Article 10 of the New York Debtor and Creditor Law or any other New York or Federal law relating to preferences or fraudulent transfers and obligations.

(o)           We call to your attention that a security interest of the Collateral Agent in any Collateral constituting “payment intangibles”, “general intangibles” or “accounts” (as such terms are defined in Article 9 of the NYUCC) may be subject to the rights, claims and defenses of account debtors and the terms of agreements with account debtors. In the case of any Collateral which is itself secured by other property, we express no opinion with respect to the Collateral Agent’s rights in and to such underlying property.

(p)           Our opinion set forth in paragraph 4 above is subject to the further qualification that:

(i) in the case of proceeds, the Collateral Agent’s security interest is limited as provided in Section 9-315 of the NYUCC; and (ii) Section 552 of the Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case.

(q)           In rendering our opinion set forth in paragraph 4 above, we have assumed that value has been given to each Obligor party to a Security Document.

(r)            In the case of Collateral in which the security interest of the Collateral Agent has been perfected by the filing of a Financing Statement, Article 9 of the Uniform Commercial Code requires the filing of continuation statements within the period of six months prior to the expiration of five years from the date of the original filings in order to maintain the effectiveness of such filings.

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(s)            The perfection of the Collateral Agent’s security interest will be terminated as to any Collateral acquired by an Obligor more than four months after such Obligor so changes its name as to make the Financing Statement filed in respect of such Obligor seriously misleading, unless an amendment to such Financing Statement indicating the new name of the relevant entity is properly filed before the expiration of such four months.

(t)            If any Obligor changes its jurisdiction of organization to a new jurisdiction, the Collateral Agent’s security interest in certain of the Collateral will terminate four months after such change (or, if earlier, when perfection would have ceased under the law of the former jurisdiction), unless such security interest is perfected in such new jurisdiction before termination.

(u)           In rendering our opinion set forth in paragraph 6 above, while we note Borrower is organized under the laws of Luxembourg and Grandparent Holdco, Parent Holdco and Irish Subsidiary Holdco are each organized under the laws of Ireland, which we understand [have a filing system for the recordation of security interests] and are a Contracting State, we have assumed for the purpose of perfecting a security interest under New York law that Borrower, Grandparent Holdco, Parent Holdco and Irish Subsidiary Holdco are each located in the District of Columbia.

(v)           We express no opinion at to any provision of any Transaction Document that provides for waiver of trial by jury or of other rights or defenses that under applicable law (including judicial decisions) or public policy cannot be waived.

(w)          In rendering our opinion set forth in paragraph 7 above, we have assumed that: (i) the Collateral Agent (as defined in the Account Control Agreement) is a “securities intermediary” within the meaning of the NYUCC and the Federal Book-Entry Regulations; (ii) the Collateral Account is a “securities account” within the meaning of Section 8-501(a) of the NYUCC; (iii) the Collateral Agent is the only “entitlement holder” (within the meaning of Section 8-102(a)(7) of the NYUCC and the Federal Book-Entry Regulations) of the Collateral Account and the Pledged Financial Assets from time to time credited to the Collateral Account; and (iv) the Collateral Agent, as securities intermediary, if it holds the Pledged Financial Assets directly, holds them in the Collateral Account indorsed to the Collateral Agent or in blank.

(x)           We express no opinion as to compliance by any Obligor with the Commodity Exchange Act of 1936, as amended, or the rules or regulations promulgated thereunder.

As used herein, “Federal Book-Entry Regulations” means (a) the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System TRADES”) governing book-entry securities consisting of U.S. Treasury notes, bills and bonds and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. §357.10 through §357.15 and §357.40 through §357.45, including related defined terms in §357.2); and (b) to the extent substantially identical to the federal regulations referred to in clause (a) above, the federal regulations governing other book-entry securities.

8

The opinions expressed herein are limited to the federal laws of the United States, the laws of the State of New York and, insofar as may be relevant to our opinions expressed herein in paragraphs 5 and 6, the laws of the State of New York, the CALUCC and the DCUCC. We are members of the bar of the State of New York. Our opinions relating to the CALUCC are based solely on our review of statutory compilations of such laws appearing in recognized reporting services. With respect to matters involving the DCUCC, we draw your attention to the fact that we are not admitted to the bar in the District of Columbia and are not experts in the laws of the District of Columbia and that the opinions concerning the DCUCC are based on our review of a standard compilation of such laws and in reliance on D.C. Mun. Regs., tit. 9, §513.2 which provides (notwithstanding the provisions of Section 9-501(a) of the DCUCC specifying that the office in which to file a financing statement for all collateral other than as-extracted collateral and timber to be cut is the Office of the Mayor) that “[a] financing statement to perfect a security interest shall be filed with the Recorder of Deeds”.

The opinions set forth herein are rendered as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereafter be brought to our attention.

This opinion is rendered solely for your benefit in connection with the Credit Agreement and may not be relied upon for any other purpose, or relied upon by any other person or entity without our prior written consent in each instance, except that this opinion may be relied upon by an assignee or transferee of a Lender pursuant to an assignment or transfer that is made in accordance with the Credit Agreement.

Very truly yours,

Clifford Chance US LLP

9

Schedule 1

Deutsche Bank AG New York Branch, as administrative agent, collateral agent and lender

Deutsche Bank Securities Inc., as joint lead arranger

Goldman Sachs Bank USA, as joint lead arranger

Each Lender that is a party to the Credit Agreement

10

Schedule 2

Financing Statements

(please see attached)

11

EXHIBIT D-2A

FORM OF RELEASE DATE OPINION OF CLIFFORD CHANCE US LLP

Exhibit D-2A-1

[       ], 2014

To the Addressees Listed on Schedule 1 Ladies and Gentlemen:

We have acted as New York counsel to International Lease Finance Corporation (“ILFC”) and the other Obligors as defined below in connection with the Term Loan Credit Agreement (the “Credit Agreement”) dated as of March 6, 2014 among Delos Finance S.à r.l. as Borrower (“Borrower”), ILFC, Hyperion Aircraft Limited (“Grandparent Holdco”), Delos Aircraft Limited (“Parent Holdco”), Apollo Aircraft Inc. (“CA Subsidiary Holdco”), Artemis (Delos) Limited (“Irish Subsidiary Holdco”), the Lenders party thereto, Deutsche Bank AG New York Branch, as Administrative Agent and Deutsche Bank AG New York Branch, as Collateral Agent (the “Collateral Agent”).

Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Credit Agreement and the Security Agreement. This opinion is delivered pursuant to Section 4.02(d) of the Credit Agreement.

In rendering the opinions expressed below, we have examined executed copies of the following documents:

(a)                                 Credit Agreement;

(b)                                 Term Loan Security Agreement (as supplemented by each Collateral Supplement (as defined below), the “Security Agreement”) dated as of March 6, 2014 among Grandparent Holdco, Parent Holdco, Borrower, Irish Subsidiary Holdco, CA Subsidiary Holdco, the additional grantors party thereto and the Collateral Agent;

(c)                                  Collateral Supplement (the “Irish Collateral Supplement”) dated as of the date hereof between Irish Subsidiary Holdco and the Collateral Agent; and

(d)                                 Collateral Supplement (the “California Collateral Supplement” together with the Irish Collateral Supplement, the “Collateral Supplements”) dated as of the date hereof between CA Subsidiary Holdco and the Collateral Agent.]

Each of CA Subsidiary Holdco and Irish Subsidiary Holdco is referred to herein as an “Obligor”. Each of the Credit Agreement, the Security Agreement and each Collateral Supplement  is referred to herein as a “Transaction Document”. Each of the Security Agreement and each Collateral Supplement is referred to herein as a “Security Document”. As used herein the term “Collateral” means the collateral described in the Collateral Supplements.

We have also examined and relied upon such records and statements and certificates of public officials and representatives and officers of the Obligors and other persons as we have deemed

Dublin	Belfast	London	New York	Palo Alto
F. M. Law	P. D. White	P.V. Maher	K. P. Allen	A. C. Burke	J. F. Wheton	C. McCourt	K. Furlong	I. A. Murphy	K. Ryan
J H Hickson	V. J. Power	S. O’Riordan	E. A. Roberts	D. Widget	I. B. Somerville	R. A. Moore	P. T. Fahy	A. Walsh	F. Hurley
C. F. Qill	L. A. Kennedy	M. P. McKenny	C. Rodgers	C. Christie	M. F. Bate	D. Matn	A. J. Johnston	A. Casey	G. Stanley
F. M. Fitzgerald	S. M. Doggert	K. A. Feeney	G. O’Toole	S. O’Cruints	B. Walsh	J. Cuhls	M. Rasdale	B. Horty	D. Dagostina
R. M. Ceiter	R. McDermott	M. Sherlock	R. N. Kelly	J. W. Yate	A. M. Cullen	M. Flayner	D. Imerasity	M. O’Brien	F. Keane
J. G. Grenwalt	C. Duffy	E. P. Conlin	N. O’Sullivan	D. R. Baxter	A. Roberts	P. M. Murray	M. Coughlan	K. Killalea
J. Cumar	E. M. Brady	E. McNeill	M. J. Ward	A. McCarthy	M. Dale	N. Ryan	D. R. Francis	L. Multanerlyt
Consultants:	J. R. Osberthe	S. W. Haughty	F. V. O’Conner	Professor J. C. W. Wylie	A. F. Browne	M. A. Greene	A. V. Fanagen	J. A. O’Farrell	I. R. Moore

necessary as a basis for the opinions expressed below. As to factual matters relevant to our opinions expressed below, we have, without independent investigation, relied upon the foregoing and the representations and warranties made in or pursuant to the Transaction Documents. We have not reviewed the dockets or other records of any court, arbitrator or governmental or regulatory body or agency or conducted any other investigation or inquiry or otherwise established or verified any factual matter.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified or photostatic copies.

We have assumed that the Collateral does not include any Aircraft, Engines or Parts (as such terms are defined in the FAA Act), or Aircraft Objects (as defined in the Cape Town Convention), or leases thereof or other interests therein.

Except as expressly opined on by us below, we have assumed, without investigation: (i) the due organization, valid existence and, to the extent applicable, good standing of each party to the Transaction Documents; (ii) that each party to the Transaction Documents has requisite power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party; (iii) that each Transaction Document has been duly authorized, executed and delivered by each party thereto; (iv)    that each Transaction Document constitutes a valid, binding and enforceable obligation of each party thereto; (v) that the execution, delivery and performance by each party of the Transaction Documents to which it is a party do not contravene such party’s constitutional documents, violate any law, rule or regulation applicable to such party or result in any conflict with or breach of any agreement or instrument to which such party is a party or by which such party is bound; (vi) that each party to the Transaction Documents has obtained or made all consents, approvals, authorizations, filings, registrations, qualifications or recordations with each Governmental Authority required in connection with the execution, delivery and performance of the Transaction Documents; (vii) all applicable filings, registrations, recordations or other actions necessary to perfect as to ownership or security interest (except as set forth herein) including under the Cape Town Convention have been or will be made; (viii) for purposes of the Uniform Commercial Code of the State of New York (the “NYUCC”), Irish Subsidiary Holdco is deemed located in the District of Columbia; and (ix) the accuracy and completeness as of the date hereof of the certificates and other information and statements delivered or made to us by representatives and officers of each Obligor.

We have made no investigation or review of any matters relating to the Obligors or any other person or entity other than as expressly described herein. Further, we have made no special investigation of the business operations of the Obligors or any other person or entity for the purpose of identifying laws or regulations to which the Obligors or any other person or entity are subject. With reference particularly to our opinion in paragraph 3 below, we note that our representation of the Obligors is limited to this and similar transactions and that we are not generally familiar with their respective affairs or operations.

We have also assumed that:

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(i)            all applicable chattel paper (as such term is defined in Article 9 of the NYUCC) constitutes “tangible chattel paper” within the meaning of Section 9-102 of the NYUCC and is located only in the State of New York and is in the possession of the Collateral Agent;

(ii)           the Collateral subject to the Lien of the Security Documents exists, and each applicable Obligor has rights in the applicable Collateral and has the power to transfer its rights in the applicable Collateral;

(iii)          the descriptions of the Collateral contained in, or attached as schedules to, the applicable Security Documents  sufficiently describe  the  Collateral  intended to  be  covered by such Security Documents;

(iv)          the Collateral does not include any “cooperative interest” or “commercial tort claim” (as such terms are defined in Article 9 of the NYUCC);

(v)                                 for purposes of Article 9 of the NYUCC, no statute, regulation or treaty of the United States is applicable to any of the Collateral;

(vi)                              the certificates representing the Pledged Equity Interests (used herein to mean the certificates representing the Pledged Stock and the Pledged Beneficial Interests listed in Annex II to each Collateral Supplement) of each Pledged Equity Party listed in Annex II to each Collateral Supplement is in the possession of the Collateral Agent, together with duly executed in blank instruments of transfer in respect thereof; and

(vii)                           the instruments representing the Pledged Debt (used herein to mean the Pledged Debt instruments listed in Annex II to each Collateral Supplement) are each in the possession of the Collateral Agent, together with duly executed in blank allonges in respect thereof.

Based upon the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

1.                                      Each Security Document is a valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with its terms.

2.                                      The execution and delivery by each Obligor of the Collateral Supplements to which it is a party does not, and the performance by each Obligor of its obligations under each Security Document to which it is a party will not, cause such Obligor to violate any Generally Applicable Law (defined below).

3.                                      No consent, approval or authorization of, and no filing, registration, qualification or recordation with, United States federal or State of New York governmental authorities pursuant to any Generally Applicable Law is required in connection with the execution and delivery by any Obligor of the Collateral Supplements to which it is a party or the consummation by any Obligor of the transactions contemplated by the Security Documents to which it is a party , other than (a) those that are specified in the Transaction Documents, (b) filings necessary to create, record, perfect or maintain the security interests created by the Security Documents, (c)

3

those that have been duly obtained, taken or made and (d) in the case of Collateral constituting securities, as may be required in connection with any disposition of such Collateral.

4.                                      The Security Agreement is effective to create in favor of the Collateral Agent a valid security interest in all right, title and interest of each Grantor (as defined therein) in the Collateral to secure the Secured Obligations, in each case to the extent a security interest therein may be created under Article 9 of the NYUCC.

5.                                      Each Uniform Commercial Code financing statement a copy of which is set forth in Schedule 2 (each, a “Financing Statement”) is in the form required by the Uniform Commercial Code of the jurisdiction named therein.

6.                                      To the extent that the creation of security interests in the Collateral is governed by the NYUCC, perfection of such security interests in such Collateral consisting of investment property, general intangibles, tangible chattel paper, accounts, equipment and other goods and other rights and/or property in which a security interest can be perfected under the NYUCC by the filing of a financing statement is governed, under Section 9-301 of the NYUCC, by the local laws of the jurisdiction where the applicable grantor is located, except that perfection of a possessory security interest in such Collateral is governed, under Sections 9-301 and 9-305(a)(1) of the NYUCC, by the local laws of the jurisdiction of the location of such Collateral.   Except for (a) the Collateral Agent taking delivery of (i) instruments which represent the entire interest of the Pledged Debt and (ii) the certificates which represent the entire interest of the Pledged Equity Interests in each Pledged Equity Party listed in Annex II to each Collateral Supplement, along with, in each case, a duly executed in blank instrument of transfer of such Pledged Debt or such Pledged Equity Interests, and (b) the filing of each Financing Statement in the filing office named therein with respect to such Pledged Equity Interests and such Pledged Debt, no further action, including the filing or recording of any document, is necessary under the Uniform Commercial Code of the State of California (the “CALUCC”), the Uniform Commercial Code of the District of Columbia (the “DCUCC”) or the laws of the State of New York or of the United States in order to perfect the security interests created under the Security Agreement in such Pledged Equity Interests or such Pledged Debt to the extent the perfection of a security interest therein may be effected under Article 9 of the NYUCC, Article 9 of the CALUCC and Article 9 of the DCUCC by the filing of a Financing Statement.

As used herein, “Generally Applicable Law” means any law otherwise included within the scope of this opinion that a New  York lawyer exercising customary professional diligence would reasonably be expected to recognize as being currently applicable to the Obligors, the Transaction Documents or the transactions contemplated thereby, including the grants of the security interests, excluding securities laws and any law that is applicable to the Obligors, the Transaction Documents or the transactions contemplated thereby, including the grants of the security interests, solely because of the specific assets or business of any party to any of the Transaction Documents or any of its affiliates. In particular, but without limitation, we express no opinion upon the application or effect of (i) any customs, international trade or other laws relating to the possession, import, export, use, operation, maintenance, repair or replacement of or the nature of any equipment, or any interest therein; (ii) federal or state antitrust and unfair competition, environmental, intellectual property, pension and employee benefit, or securities (including “blue sky”) laws; (iii) federal or state laws relating to aviation, banking,

4

communications, customs, insurance, international trade, public utilities or taxation; (iv) federal and state laws and policies relating to (A) national and local emergencies and (B) deference to acts of sovereign states, including court orders; (v) federal or state criminal and civil forfeiture laws; (vi) other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and (vii) the laws of any counties, cities, towns, municipalities and special political subdivisions or agencies thereof; and in the case of each of the foregoing, all rules and regulations promulgated thereunder or administrative or judicial decisions with respect thereto.

Our opinions set forth above are subject to the following qualifications and limitations:

(a)                                 Our opinion set forth in paragraph 1 above is subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law, and including, without limitation, principles relating to materiality, good faith and fair dealing, reasonableness, unconscionability and availability of equitable remedies).

(b)                                 We express no opinion on the effect of the Cape Town Convention or the Convention on the International Recognition of Rights in Aircraft signed at Geneva on June 19, 1948.

(c)                                  We express no opinion as to any provision of a Security Document that provides the terms thereof may not be waived or modified except in writing, which may be limited under certain circumstances.

(d)                                 We express no opinion as to any provision in a Security Document asserting that the partial invalidity of one or more provisions thereof shall not invalidate the remaining provisions thereof.

(e)                                  We express no opinion with respect to any indemnification or reimbursement obligation or limitation on liability contained in a Security Document, insofar as such provision provides exculpation or exemption from, or requires indemnification or reimbursement of a party for, its own action or inaction, where such action or inaction involves such party’s gross negligence, recklessness or wilful or unlawful misconduct or to the extent any such provision is contrary to public policy.

(f)                                   Certain of the remedial provisions of a Security Document may be further limited or rendered unenforceable by applicable law, but, subject to the other qualifications set forth herein and except for the economic consequences of any delay that might arise from such limitation on enforceability, in our opinion such law does not make the remedies afforded by such Security Document inadequate for the practical realization of the principal benefits intended to be provided thereby.

(g)                                  United States federal court jurisdiction is limited by Section 28 U.S.C. § 1332 where diversity of citizenship is lacking and, even where diversity exists, federal courts retain the power to transfer an action from one federal court to another under 28 U.S.C. § 1404(a) or to dismiss by reason of the doctrine of forum non conveniens.

5

(h)                                 We express no opinion as to title to any property or whether a United States federal court or state court outside of the State of New York would give effect to the choice of New York law provided for in a Security Document. Our opinion as to the legality, validity, binding effect and enforceability of the governing law provisions of each Security Document is based solely on Section 5-1401 of the New York General Obligations Law. Our opinion as to the legality, validity, binding effect and enforceability of the provisions of each Security Document in respect of the submission to the jurisdiction of the courts of the State of New York is based solely on Section 5-1402 of the New York General Obligations Law.

(i)                                     We express no opinion, except as expressly set forth herein, as to the creation, perfection or priority of any lien, pledge or security interest.

(j)                                    We express no opinion as to indemnities against loss in converting from amounts denominated or paid in one currency into a second currency. We note that, generally, all judgments and decrees rendered by a federal or state court sitting in the State of New York are denominated in U.S. Dollars; under the laws of the State of New York, however, where a cause of action is based on an obligation denominated in another currency, any judgments or decrees must be rendered or entered in such currency and be converted into U.S. Dollars at the rate of exchange prevailing on the date of entry of the judgment or decree.

(k)                                 We express no opinion as to any provision of a Security Document that purports to

(i) grant rights of set-off to any person not a party thereto or (ii) permit set-off to be made without notice.

(l)                                     We express no opinion as to any provision of any Security Documents that purports to waive or exclude the rights of any person to commence any bankruptcy, reorganization, insolvency or similar proceeding or purports to waive notice of acceleration.

(m)                             We express no opinion as to the effect of (i) the compliance or non-compliance of any Obligor, the Collateral Agent or any other person or entity with any state or federal laws or regulations applicable to such party because of its legal or regulatory status or the nature of its business or (ii) the failure of any person or entity to be duly authorized to conduct business in any jurisdiction.

(n)                                 We also express no opinion as to the applicability to, or effect on, the obligations of any Obligor under any Security Document of Section 547 or 548 of the United States Bankruptcy Code, 11 U.S.C. Sections 101 et seq. (as amended from time to time, the “Bankruptcy Code”) or Article 10 of the New York Debtor and Creditor Law or any other New York or Federal law relating to preferences or fraudulent transfers and obligations.

(o)                                 We call to your attention that a security interest of the Collateral Agent in any Collateral constituting “payment intangibles”, “general intangibles” or “accounts” (as

6

such terms are defined in Article 9 of the NYUCC) may be subject to the rights, claims and defenses of account debtors and the terms of agreements with account debtors. In the case of any Collateral which is itself secured by other property, we express no opinion with respect to the Collateral Agent’s rights in and to such underlying property.

(p)                                 Our opinion set forth in paragraph 4 above is subject to the further qualification that:  (i) in the case of proceeds, the Collateral Agent’s security interest is limited as provided in Section 9-315 of the NYUCC; and (ii) Section 552 of the Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case.

(q)                                 In rendering our opinion set forth in paragraph 4 above, we have assumed that value has been given to each Obligor party to a Security Document.

(r)                                    In the case of Collateral in which the security interest of the Collateral Agent has been perfected by the filing of a Financing Statement, Article 9 of the Uniform Commercial Code requires the filing of continuation statements within the period of six months prior to the expiration of five years from the date of the original filings in order to maintain the effectiveness of such filings.

(s)                                   The perfection of the Collateral Agent’s security interest will be terminated as to any Collateral acquired by an Obligor more than four months after such Obligor so changes its name as to make the Financing Statement filed in respect of such Obligor seriously misleading, unless an amendment to such Financing Statement indicating the new name of the relevant entity is properly filed before the expiration of such four months.

(t)                                    If any Obligor changes its jurisdiction of organization to a new jurisdiction, the Collateral Agent’s security interest in certain of the Collateral will terminate four months after such change (or, if earlier, when perfection would have ceased under the law of the former jurisdiction), unless such security interest is perfected in such new jurisdiction before termination.

(u)                                 In rendering our opinion set forth in paragraph 6 above, while we note Irish Subsidiary Holdco is organized under the laws of Ireland, which we understand has a filing system for the recordation of security interests and are a Contracting State, we have assumed for the purpose of perfecting a security interest under New York law that Irish Subsidiary Holdco are each located in the District of Columbia.

(v)                                 We express no opinion at to any provision of any Security Document that provides for waiver of trial by jury or of other rights or defenses that under applicable law (including judicial decisions) or public policy cannot be waived.

(w)                               We express no opinion as to compliance by any Obligor with the Commodity Exchange Act of 1936, as amended, or the rules or regulations promulgated thereunder.

7

The opinions expressed herein are limited to the federal laws of the United States, the laws of the State of New York and, insofar as may be relevant to our opinions expressed herein in paragraphs 5 and 6, the laws of the State of New York, the CALUCC and the DCUCC. We are members of the bar of the State of New York. Our opinions relating to the CALUCC are based solely on our review of statutory compilations of such laws appearing in recognized reporting services. With respect to matters involving the DCUCC, we draw your attention to the fact that we are not admitted to the bar in the District of Columbia and are not experts in the laws of the District of Columbia and that the opinions concerning the DCUCC are based on our review of a standard compilation of such laws and in reliance on D.C. Mun. Regs., tit. 9, §513.2 which provides (notwithstanding the provisions of Section 9-501(a) of the DCUCC specifying that the office in which to file a financing statement for all collateral other than as-extracted collateral and timber to be cut is the Office of the Mayor) that “[a] financing statement to perfect a security interest shall be filed with the Recorder of Deeds”.

The opinions set forth herein are rendered as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereafter be brought to our attention.

This opinion is rendered solely for your benefit (and the benefit of your successors and permitted assigns) in connection with the Credit Agreement and may not be relied upon for any other purpose, or relied upon by any other person or entity without our prior written consent in each instance.

Very truly yours,

Clifford Chance US LLP

8

Schedule 1

Deutsche Bank AG New York Branch, as administrative agent, collateral agent and lender

Deutsche Bank Securities Inc., as joint lead arranger

Goldman Sachs Bank USA, as joint lead arranger

Each Lender that is a party to the Credit Agreement

9

Schedule 2

Financing Statements

10

EXHIBIT D-1B

FORM OF CLOSING DATE OPINION OF IN-HOUSE COUNSEL TO THE OBLIGORS

Exhibit D-1B-1

March 6, 2014

To the addressees listed on Schedule I attached hereto

Ladies and Gentlemen:

This opinion is being delivered to you by the undersigned as Corporate Counsel of International Lease Finance Corporation, a California corporation (“ILFC”), in connection with that certain Term Loan Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among Delos Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg (the “Borrower”), ILFC, Hyperion Aircraft Limited, a private limited liability company incorporated under the laws of Ireland (“Grandparent Holdco”), Delos Aircraft Limited, a private limited liability company incorporated under the laws of Ireland (“Parent Holdco”), Apollo Aircraft Inc., a California corporation (“CA Subsidiary Holdco”), Artemis (Delos) Limited, a private limited liability company incorporated under the laws of Ireland (“Irish Subsidiary Holdco”), the lenders from time to time party to the Credit Agreement (collectively, the “Lenders”), Deutsche Bank AG New York Branch, as administrative agent (in such capacity, the “Administrative Agent”) and Deutsche Bank, as collateral agent (in such capacity, the “Collateral Agent”).

This opinion is being furnished pursuant to Sections 4.01(e) and 4.02(d) of the Credit Agreement.  Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

In rendering the opinions set forth herein, I, or one or more attorneys under my supervision, have examined and relied on originals or copies of the following:

(a)                                 the Credit Agreement;

(b)                                 the Term Loan Security Agreement, dated as of the date hereof (the “Security Agreement”), among the Borrower, the Parent Holdco, the Grandparent Holdco, the CA Subsidiary Holdco, the Irish Subsidiary Holdco, the additional grantors from time to time party thereto and the Collateral Agent;

(c)                                  the Share Charge, dated as of the date hereof (the “Bermuda Share Charge”), by CA Subsidiary Holdco, as chargor, in favor of the Collateral Agent, as chargee, in respect of shares in Poseidon Leasing (Bermuda) Limited;

(d)                                 the Share Charges, each dated as of the date hereof (the “English Share Charges”), between CA Subsidiary Holdco, as chargor, and the Collateral Agent, as chargee, in respect of shares in Aircraft 32A-3424 Limited and Aircraft 32A-3454 Limited, respectively;

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(e)                                  the Security Deeds of Assignment and Charge, each dated as of the date hereof (collectively, the “Owner Subsidiary Security Assignments”), between CA Subsidiary Holdco, as beneficial owner, and the Collateral Agent, as chargee, in respect of the following trusts:

(1)                                 Aircraft 33A-448 (Ireland) Trust,

(2)                                 Aircraft 33A-480 (Ireland) Trust,

(3)                                 Aircraft 73B-30664 (Ireland) Trust, and

(4)                                 Aircraft 75B-30045 (Ireland) Trust;

(f)                                   the Collateral Supplement, dated as of the date hereof (the “Collateral Supplement”), between CA Subsidiary Holdco and the Collateral Agent;

(g)                                  the Intercreditor Agreement, dated as of the date hereof (the “Intercreditor Agreement”), among the Grandparent Holdco, the Parent Holdco, the Borrower, the CA Subsidiary Holdco, the Irish Subsidiary Holdco, ILFC and the Collateral Agent;

(h)                                 the Articles of Incorporation of each CA Obligor, as certified by the Secretary of such CA Obligor as hereafter defined;

(i)                                     the Bylaws of each CA Obligor, as certified by the Secretary of such CA Obligor;

(j)                                    the resolutions of the Board of Directors of each CA Obligor adopted by unanimous written consent; and

(k)                                 certificates, from the Secretary of State of the State of California and the Franchise Tax Board of the State of California, as to each CA Obligor’s existence and good standing in the State of California.

Each of ILFC and the CA Subsidiary Holdco is referred to herein, individually, as a “CA Obligor”, and collectively, as the “CA Obligors.”  The Credit Agreement, the Security Agreement, the Bermuda Share Charge, the English Share Charges, the Owner Subsidiary Security Assignments, the Collateral Supplement and the Intercreditor Agreement are referred to herein, individually, as a “Transaction Document” and, collectively, as the “Transaction Documents”.

I, or one or more attorneys under my supervision, have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the CA Obligors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the CA Obligors and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, or the examination by one or more attorneys under my supervision, we have assumed, with your permission, without independent investigation or

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inquiry, (a) the legal capacity of all natural persons, (b) the genuineness of all signatures, (c) the authenticity and completeness of all documents submitted to me as originals, (d) the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, (e) the authenticity of the originals of such copies, (f) that each party to the Transaction Documents (other than ILFC or any of its subsidiaries) (i) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has full power and authority and legal right to carry on its business and to enter into such Transaction Documents and to perform its obligations thereunder, (iii) has duly and validly authorized the execution, delivery and performance of such Transaction Documents by all necessary action, and (iv) has duly and validly executed and delivered such Transaction Documents, and (g) that the Transaction Documents constitute the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its respective terms.  As to any facts material to the opinions expressed herein that I, or one or more attorneys under my supervision, did not independently establish or verify, I have relied upon statements and representations of other officers and other representatives of the CA Obligors and others and of public officials.

The opinions set forth below are subject to the following further qualifications, further assumptions and limitations:

(a)                                 the opinion set forth in paragraph 1 below with respect to the due incorporation, valid existence and good standing status of each CA Obligor under the laws of the State of California is based solely upon the certificates issued by the Secretary of State of the State of California and the Franchise Tax Board of the State of California;

(b)                                 for purposes of the opinions set forth below, (i) “Applicable Laws” means those laws, rules and regulations of the State of California and those federal laws, rules and regulations of the United States of America, in each case that, in my experience, are normally or customarily applicable to transactions of the type contemplated by the Transaction Documents, but without having made any special investigation as to the applicability of any specific law, rule or regulation; (ii) “Applicable Contracts” means those agreements or instruments identified on Schedule II attached hereto; (iii) “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to Applicable Laws where the failure to obtain such consent, approval, license, authorization or validation or to make such filing, recording or registration will result in a Material Adverse Effect, and other than any consent, approval, license, authorization, validation, filing, qualification, recordation or registration that may have become applicable as a result of the involvement of any party (other than any of the CA Obligors) in the transactions contemplated by the Transaction Documents or because of such parties’ legal or regulatory status or because of any other facts specifically pertaining to such parties or required to be obtained after the date hereof; and (iv) “Governmental Authority” means any court, regulatory body, administrative agency or governmental body of the State of California or the United States of America having jurisdiction over any CA Obligor under Applicable Laws;

(c)                                  I do not express any opinion as to the validity, binding effect or enforceability of the Transaction Documents;

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(d)                                 I express no opinion as to:  (1) United States federal or state securities, insurance or banking laws or regulations; (2) United States federal or state antitrust or unfair competition laws or regulations; (3) United States federal or state environmental laws or regulations; (4) United States federal or state tax laws or regulations; (5) United States federal or state public utility laws or regulations; (6) pension or employee benefit laws or regulations; (7) United States federal patent, copyright or trademark, state trademark, or other United States federal or state intellectual property laws or regulations; (8) United States federal or state health and safety laws or regulations; (9) United States federal or state labor laws or regulations; (10) United States federal or state laws, regulations or policies relating to national or local emergencies; (11) statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or special political subdivisions (whether created or enabled through legislative action at the United States federal, state or regional level); (12) United States federal or state laws, rules or regulations relating to zoning, land use, building or construction; (13) United States federal or state usury laws (other than California usury laws); (14) pension or employee benefits laws or regulations, including the Employee Retirement Income Security Act of 1974, as amended; (15) The USA Patriot Act (Title III of Public L. 107-56) or other anti-money laundering laws or regulations; (16) the Foreign Corrupt Practices Act; (17) (a) the Trading with the Enemy Act of 1917, 50 U.S.C.A. app. §1 et seq., of the United States, (b) the International Emergency Economic Powers Act, 50 U.S.C.A. §1701 et seq., of the United States, or (c) all United States Executive Orders (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), rules, regulations (including those from the Office of Foreign Assets Control of the U.S. Department of the Treasury), and other official acts promulgated under any of the foregoing; (18) aviation laws (including without limitation Title 49 of the U.S. Code, the Cape Town Convention, or any other laws, rules or regulations of the United States of America or promulgated under the Cape Town Convention relating to the sale, acquisition, ownership, registration, leasing, financing, mortgaging, use or operation of any aircraft, aircraft engines or any part thereof), or other laws, rules or regulations applicable to the particular nature of the equipment subject to the Transaction Documents; (19) as to compliance by the CA Obligors with the Commodity Exchange Act of 1936, as amended, or the rules or regulations promulgated thereunder or (20) judicial decisions to the extent that they deal with any of the foregoing;

(e)                                  I do not express any opinion as to the effect on the opinions expressed herein of (i) the compliance or noncompliance of any party to the Transaction Documents (other than the CA Obligors to the extent necessary to render the opinions set forth herein) with any state, federal or other laws or regulations applicable to it or them or (ii) the legal or regulatory status or the nature of the business of any party (other than with respect to the CA Obligors to the extent necessary to render the opinions set forth herein); and

(f)                                   My opinions set forth below are subject to the effects of:  (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights or remedies generally, (ii) general equitable principles, including concepts of materiality, reasonableness and good faith and other similar doctrines affecting the enforceability of agreements generally (whether considered in a proceeding in equity or at law), (iii) public policy, (iv) possible judicial action giving effect to foreign laws or foreign governmental or judicial actions affecting or relating to the rights or remedies of creditors, and (v) an implied covenant of good faith, reasonableness and fair dealing.

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I am admitted to the bar of the State of California, and I do not express any opinion as to any laws other than the laws of the State of California and the federal laws of the United States of America to the extent referred to specifically herein.  Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, I have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.  The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1.                                      Each CA Obligor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

2.                                      Each CA Obligor has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party.  The execution, delivery and performance by each CA Obligor of the Transaction Documents to which it is a party has been duly authorized by all necessary corporate action on the part of such CA Obligor.

3.                                      Each of the Transaction Documents to which a CA Obligor is a party has been duly executed and delivered by such CA Obligor.

4.                                      The execution and delivery of the Transaction Documents by each CA Obligor party thereto does not, and the performance by each CA Obligor of its obligations under the Transaction Documents to which it is a party will not (a) violate such CA Obligor’s Articles of Incorporation or Bylaws, (b) contravene any provision of any Applicable Law, (c) constitute a violation of or a default under any Applicable Contract or (d) result in or cause the creation of any security interest or lien upon any of the property of such CA Obligor pursuant to any Applicable Contract.

5.                                      No Governmental Approval is required on the part of any CA Obligor, for the authorization, execution, and delivery of or performance of its obligation under the Transaction Documents to which it is a party, except for such Governmental Approvals (i) which have been obtained or taken and are in full force and effect, (ii) which will be obtained or made in the ordinary course of business, (iii) which are specified in the Transaction Documents, (iv) which are necessary to create, record, perfect or maintain the security interests created by the Security Agreement or (v) in the case of Collateral constituting securities, as may be required in connection with any disposition of such Collateral.

The opinions set forth herein are solely for the benefit of the addressees (and their successors and permitted assigns) identified at the beginning of this opinion letter (the “Addressees”) in connection with the execution and delivery of the Transaction Documents to which it is a party by each CA Obligor, and may not be relied upon in any manner or for any purpose by, nor may copies of this opinion letter be delivered or distributed to, any other person or entity without my prior written consent.  The opinions set forth herein are limited to the matters stated herein and expressly set forth in this opinion letter, and no opinion is to be implied

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or may be inferred beyond the matters expressly stated herein.  This opinion letter is being provided to the Addressees as of the date hereof, and the CA Obligors and I do not assume any obligation to update this opinion letter for events occurring after the date of this opinion letter or to provide the Addressees with any additional information that may come to our attention after the date hereof.  Each Addressee’s recourse, if any, on account of any opinion herein proving inaccurate, shall be against the CA Obligors.  I am rendering these opinions and this opinion letter in my capacity as Corporate Counsel of ILFC and not individually.

Very truly yours,

Patrick Ian Ross
Corporate Counsel

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Schedule I

Deutsche Bank AG New York Branch, as Administrative Agent, on behalf of the Lenders
60 Wall Street
New York, NY 10005

Deutsche Bank AG New York Branch, as Collateral Agent, on behalf of the Lenders
60 Wall Street
New York, NY 10005

Deutsche Bank Securities Inc., as Joint Lead Arranger
60 Wall Street
New York, NY 10005

Goldman Sachs Bank USA, as Joint Lead Arranger
200 West Street
New York, NY 10282

The Lenders from time to time party to the Credit Agreement

Schedule II

Applicable Contracts

1.                                      Indenture, dated as of November 1, 1991, between International Lease Finance Corporation (the “Company”) and U.S. Bank National Association (successor to Continental Bank, National Association), as Trustee, as supplemented as of November 1, 2000, February 28, 2001, September 26, 2001, November 6, 2002, December 27, 2002, June 2, 2003, October 8, 2004, October 5, 2005, October 5, 2006 and October 9, 2007.

2.                                      Indenture, dated as of November 1, 2000, between the Company and The Bank of New York, as Trustee, as supplemented as of August 16, 2002.

3.                                      Junior Subordinated Indenture, dated as of December 21, 2005, between the Company and Deutsche Bank Trust Company Americas, as Trustee, as supplemented by the First Supplemental Indenture, dated as of July 25, 2013, and the Second Supplemental Indenture, dated as of July 25, 2013.

4.                                      Indenture, dated as of August 1, 2006, between the Company and Deutsche Bank Trust Company Americas, as Trustee, as supplemented by the First Supplemental Indenture, dated as of August 20, 2010, the Second Supplemental Indenture, dated as of December 7, 2010, the Third Supplemental Indenture, dated as of May 24, 2011, the Fourth Supplemental Indenture, dated as of December 22, 2011, the Fifth Supplemental Indenture, dated as of March 19, 2012, the Sixth Supplemental Indenture, dated as of August 21, 2012, the Seventh Supplemental Indenture, dated as of March 11, 2013, and the Eighth Supplemental Indenture, dated as of May 24, 2013.

5.                                      Indenture, dated as of March 22, 2010, among the Company, Wilmington Trust FSB, as Trustee, and Deutsche Bank Trust Company Americas, as paying agent, security registrar and authentication agent.

6.                                      Indenture, dated as of August 11, 2010, among the Company and The Bank of New York Mellon Trust Company, as Trustee.

7.                                      Aircraft Facility Agreement, dated as of January 19, 1999, among the Company, Sierra Leasing Limited, Aircraft SPC-9, Inc., Bank of Scotland PLC (as successor to Halifax PLC) as Agent and as Security Trustee, and the banks and financial institutions named therein, as amended as of April 22, 1999 and April 2000.

8.                                      Aircraft Facility Agreement, dated as of May 18, 2004, among the Company, The Governor and Company of The Bank of Scotland, London Branch, The Governor and Company of the Bank of Scotland, Frankfurt Branch, The Governor and Company of the Bank of Scotland, Paris Branch, Whitney Leasing Limited, Aircraft SPC-12, Inc. and the financial institutions named therein providing up to $4,643,660,000 for the financing of aircraft, as amended as of April 20, 2005, May 30, 2006, May 30, 2007, May 29, 2008, May 11, 2009 and May 8, 2013.

9.                                      Deed of Cross-Collateralization, dated as of February 27, 2010, among the Bank of Scotland PLC in various capacities as described therein, the financial institutions listed therein, Whitney Leasing Limited, Aircraft SPC-12, Inc., Sierra Leasing Limited, Aircraft SPC-9, Inc., and the Company in various capacities as described therein.

10.                               Aircraft Mortgage and Security Agreement and Guaranty, dated as of August 11, 2010, among the Company, ILFC Ireland Limited, ILFC (Bermuda) III, Ltd., the additional grantors referred to therein, and Wells Fargo Bank Northwest, National Association.

11.                               $2,300,000,000 Three-Year Revolving Credit Agreement, dated as of October 9, 2012, among the Company, Citibank N.A., as Administrative Agent, and the other financial institutions listed therein, as amended by the First Amendment to Three-Year Revolving Credit Agreement, dated as of April 1, 2013 among the same parties, and by the First Amendment to Three-Year Revolving Credit Agreement, dated as of January 28, 2014, among the same parties.

12.                               Term Loan Credit Agreement, dated as of March 30, 2011, among Temescal Aircraft Inc., as borrower, the Company, Park Topanga Aircraft Inc., Charmlee Aircraft Inc., Ballysky Aircraft Ireland Limited, the lenders from time to time party thereto, Citibank, N.A., as administrative agent and collateral agent, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, and BNP Paribas.

13.                               Aircraft Mortgage and Security Agreement, dated as of March 30, 2011, among Park Topanga Aircraft Inc., Temescal Aircraft Inc., Charmlee Aircraft Inc., Ballysky Aircraft Ireland Limited, the additional grantors from time to time party thereto and Citibank, N.A., as collateral agent.

14.                               Term Loan Credit Agreement, dated as of February 23, 2012, among Flying Fortress Inc., as borrower, the Company, Flying Fortress Financing Inc., Flying Fortress US Leasing Inc., Flying Fortress Ireland Leasing Limited, the lenders from time to time party thereto, Bank of America N.A., as administrative agent and collateral agent and Deutsche Bank Securities Inc., as syndication agent, as amended by the First Amendment thereto, dated as of April 5, 2013.

15.                               Term Loan Security Agreement, dated as of February 23, 2012, among Flying Fortress Inc., Flying Fortress Financing Inc., Flying Fortress US Leasing Inc., Flying Fortress Ireland Leasing Limited, the additional grantors from time to time party thereto and Bank of America N.A., as collateral agent.

EXHIBIT D-2B

FORM OF RELEASE DATE OPINION OF IN-HOUSE COUNSEL TO THE OBLIGORS

Exhibit D-2B-1

[•], 2014

To the addressees listed on Schedule I attached hereto

Ladies and Gentlemen:

This opinion is being delivered to you by the undersigned as Corporate Counsel of [International Lease Finance Corporation], a California corporation (“ILFC”), in connection with that certain Term Loan Credit Agreement, dated as of [                  ], 2014 (the “Credit Agreement”), among Delos Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg (the “Borrower”), ILFC, Hyperion Aircraft Limited, a private limited liability company incorporated under the laws of Ireland (“Grandparent Holdco”), Delos Aircraft Limited, a private limited liability company incorporated under the laws of Ireland (“Parent Holdco”), Apollo Aircraft Inc., a California corporation (“CA Obligor”), Artemis (Delos) Limited, a private limited liability company incorporated under the laws of Ireland (“Irish Subsidiary Holdco”), the lenders from time to time party to the Credit Agreement (collectively, the “Lenders”), Deutsche Bank AG New York Branch, as administrative agent (in such capacity, the “Administrative Agent”) and Deutsche Bank, as collateral agent (in such capacity, the “Collateral Agent”).

This opinion is being furnished pursuant to Section 4.02(d) of the Credit Agreement.  Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

In rendering the opinions set forth herein, I, or one or more attorneys under my supervision, have examined and relied on originals or copies of the following(1):

(a)                                 the Credit Agreement;

(b)                                 the Term Loan Security Agreement, dated as of [              ], 2014 (as supplemented by the Collateral Supplement, the “Security Agreement”), among the Borrower, the Parent Holdco, the Grandparent Holdco, the CA Obligor, the Irish Subsidiary Holdco, the additional grantors from time to time party thereto and the Collateral Agent;

(c)                                  the Collateral Supplement, dated as of the date hereof (the “Collateral Supplement”), between the CA Obligor and the Collateral Agent;

(1)  The list of documents to be updated nearer the Release Date.

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(d)                                 the Articles of Incorporation of the CA Obligor, as certified by the Secretary of the CA Obligor;

(e)                                  the Bylaws of the CA Obligor, as certified by the Secretary of the CA Obligor;

(f)                                   the resolutions of the Board of Directors of the CA Obligor adopted by unanimous written consent; and

(g)                                  certificates, from the Secretary of State of the State of California and the Franchise Tax Board of the State of California, as to the CA Obligor’s existence and good standing in the State of California.

The Credit Agreement, the Security Agreement and the Collateral Supplement are referred to herein, individually, as a “Transaction Document” and, collectively, as the “Transaction Documents”.  The Security Agreement and the Collateral Supplement are referred to herein, individually, as a “Security Document” and, collectively, as the “Security Documents”.  As used herein the term “Collateral” means the collateral described in the Collateral Supplement.

I, or one or more attorneys under my supervision, have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the CA Obligor and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the CA Obligor and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, or the examination by one or more attorneys under my supervision, we have assumed, with your permission, without independent investigation or inquiry, (a) the legal capacity of all natural persons, (b)the genuineness of all signatures, (c) the authenticity and completeness of all documents submitted to me as originals, (d) the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, (e) the authenticity of the originals of such copies, (f) that each party to the Transaction Documents (other than the CA Obligor) (i) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has full power and authority and legal right to carry on its business and to enter into such Transaction Documents and to perform its obligations thereunder, (iii) has duly and validly authorized the execution, delivery and performance of such Transaction Documents by all necessary action, and (iv) has duly and validly executed and delivered such Transaction Documents, and (g) that the Transaction Documents constitute the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its respective terms.  As to any facts material to the opinions expressed herein that I, or one or more attorneys under my supervision, did not independently establish or verify, I have relied upon statements and representations of other officers and other representatives of the CA Obligor and others and of public officials.

Exhibit D-1C-1

The opinions set forth below are subject to the following further qualifications, further assumptions and limitations:

(a)                                 the opinion set forth in paragraph 1 below with respect to the due incorporation, valid existence and good standing status of the CA Obligor under the laws of the State of California is based solely upon the certificates issued by the Secretary of State of the State of California and the Franchise Tax Board of the State of California;

(b)                                 for purposes of the opinions set forth below, (i) “Applicable Laws” means those laws, rules and regulations of the State of California and those federal laws, rules and regulations of the United States of America, in each case that, in my experience, are normally or customarily applicable to transactions of the type contemplated by the Transaction Documents, but without having made any special investigation as to the applicability of any specific law, rule or regulation; (ii) “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to Applicable Laws where the failure to obtain such consent, approval, license, authorization or validation or to make such filing, recording or registration will result in a Material Adverse Effect, and other than any consent, approval, license, authorization, validation, filing, qualification, recordation or registration that may have become applicable as a result of the involvement of any party (other than the CA Obligor) in the transactions contemplated by the Transaction Documents or because of such parties’ legal or regulatory status or because of any other facts specifically pertaining to such parties or required to be obtained after the date hereof; and (iii) “Governmental Authority” means any court, regulatory body, administrative agency or governmental body of the State of California or the United States of America having jurisdiction over the CA Obligor under Applicable Laws;

(c)                                  I do not express any opinion as to the validity, binding effect or enforceability of the Transaction Documents;

(d)                                 I express no opinion as to:  (1) United States federal or state securities, insurance or banking laws or regulations; (2) United States federal or state antitrust or unfair competition laws or regulations; (3) United States federal or state environmental laws or regulations; (4) United States federal or state tax laws or regulations; (5) United States federal or state public utility laws or regulations; (6) pension or employee benefit laws or regulations; (7) United States federal patent, copyright or trademark, state trademark, or other United States federal or state intellectual property laws or regulations; (8) United States federal or state health and safety laws or regulations; (9) United States federal or state labor laws or regulations; (10) United States federal or state laws, regulations or policies relating to national or local emergencies; (11) statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or special political subdivisions (whether created or enabled through legislative action at the United States federal, state or regional level); (12) United States federal or state laws, rules or regulations relating to zoning, land use, building or construction; (13) United States federal or state usury laws (other than California usury laws); (14) pension or employee benefits laws or regulations, including the Employee Retirement Income Security Act of 1974, as amended; (15) The USA Patriot Act (Title III of Public L. 107-56) or other anti-money laundering laws or regulations; (16) the Foreign Corrupt Practices Act; (17) (a) the Trading with the Enemy Act of 1917, 50 U.S.C.A. app. §1 et seq., of the United States, (b) the

Exhibit D-1C-1

International Emergency Economic Powers Act, 50 U.S.C.A. §1701 et seq., of the United States, or (c) all United States Executive Orders (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), rules, regulations (including those from the Office of Foreign Assets Control of the U.S. Department of the Treasury), and other official acts promulgated under any of the foregoing; (18) aviation laws (including without limitation Title 49 of the U.S. Code, the Cape Town Convention, or any other laws, rules or regulations of the United States of America or promulgated under the Cape Town Convention relating to the sale, acquisition, ownership, registration, leasing, financing, mortgaging, use or operation of any aircraft, aircraft engines or any part thereof), or other laws, rules or regulations applicable to the particular nature of the equipment subject to the Transaction Documents; (19) as to compliance by the CA Obligor with the Commodity Exchange Act of 1936, as amended, or the rules or regulations promulgated thereunder or (20) judicial decisions to the extent that they deal with any of the foregoing;

(e)                                  I do not express any opinion as to the effect on the opinions expressed herein of (i) the compliance or noncompliance of any party to the Transaction Documents (other than the CA Obligor to the extent necessary to render the opinions set forth herein) with any state, federal or other laws or regulations applicable to it or them or (ii) the legal or regulatory status or the nature of the business of any party (other than with respect to the CA Obligor to the extent necessary to render the opinions set forth herein); and

(f)                                   My opinions set forth below are subject to the effects of:  (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights or remedies generally, (ii) general equitable principles, including concepts of materiality, reasonableness and good faith and other similar doctrines affecting the enforceability of agreements generally (whether considered in a proceeding in equity or at law), (iii) public policy, (iv) possible judicial action giving effect to foreign laws or foreign governmental or judicial actions affecting or relating to the rights or remedies of creditors, and (v) an implied covenant of good faith, reasonableness and fair dealing.

I am admitted to the bar of the State of California, and I do not express any opinion as to any laws other than the laws of the State of California and the federal laws of the United States of America to the extent referred to specifically herein.  Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, I have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.  The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1.                                      The CA Obligor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

2.                                      The CA Obligor has the requisite corporate power and authority to execute and deliver the Collateral Supplement and perform its obligations under each of the Security Documents.  The execution and delivery by the CA Obligor of the Collateral Supplement and the

Exhibit D-1C-1

performance by the CA Obligor of the Security Documents has been duly authorized by all necessary corporate action on the part of the CA Obligor.

3.                                      The Collateral Supplement has been duly executed and delivered by the CA Obligor.

4.                                      The execution and delivery of the Collateral Supplement by the CA Obligor does not, and the performance by the CA Obligor of its obligations under the Security Documents will not (a) violate the CA Obligor’s Articles of Incorporation or Bylaws, (b) contravene any provision of any Applicable Law or (c) result in or cause the creation of any security interest or lien upon any of the property of the CA Obligor other than pursuant to the Security Documents.

5.                                      No Governmental Approval is required on the part of the CA Obligor, for the authorization, execution, and delivery of or performance of its obligation under the Security Documents, except for such Governmental Approvals (i) which have been obtained or taken and are in full force and effect, (ii) which will be obtained or made in the ordinary course of business, (iii) which are specified in the Transaction Documents, (iv) which are necessary to create, record, perfect or maintain the security interests created by the Security Documents or (v) in the case of Collateral constituting securities, as may be required in connection with any disposition of such Collateral.

The opinions set forth herein are solely for the benefit of the addressees (and their successors and permitted assigns) identified at the beginning of this opinion letter (the “Addressees”) in connection with the execution and delivery of the Collateral Supplement by the CA Obligor, and may not be relied upon in any manner or for any purpose by, nor may copies of this opinion letter be delivered or distributed to, any other person or entity without my prior written consent.  The opinions set forth herein are limited to the matters stated herein and expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.  This opinion letter is being provided to the Addressees as of the date hereof, and the CA Obligor and I do not assume any obligation to update this opinion letter for events occurring after the date of this opinion letter or to provide the Addressees with any additional information that may come to our attention after the date hereof.  Each Addressee’s recourse, if any, on account of any opinion herein proving inaccurate, shall be against the CA Obligor.  I am rendering these opinions and this opinion letter in my capacity as Corporate Counsel of [ILFC] and not individually.

Very truly yours,

[ ]
Corporate Counsel

Exhibit D-1C-1

Schedule I

Deutsche Bank AG New York Branch, as Administrative Agent, on behalf of the Lenders
60 Wall Street
New York, NY 10005

Deutsche Bank AG New York Branch, as Collateral Agent, on behalf of the Lenders
60 Wall Street
New York, NY 10005

Deutsche Bank Securities Inc., as Joint Lead Arranger
60 Wall Street
New York, NY 10005

Goldman Sachs Bank USA, as Joint Lead Arranger
200 West Street
New York, NY 10282

The Lenders from time to time party to the Credit Agreement

Exhibit D-1C-1

EXHIBIT D-1C

FORM OF CLOSING DATE OPINION OF A&L GOODBODY

Exhibit D-1C-1

A&L Goodbody Solicitors lnternational Financial Services  Centre North Wall  Quay  Dublin 1
Tel:  + 353 1 649 2000 Fax: 353 1 649 2649 email:  info@algoodbody.com website:  www.algoodbody.com dx:  29
Dublin

A

our ref | CD 01-409385	your ref |	date | 6 March 2014

The addressees outlined in Schedule 1 hereto (the Addressees)

B

Dear Sirs,

We have acted on behalf of International Lease Finance Corporation (ILFC) which has requested us to give you this opinion in connection with Term Loan Credit Agreement dated the date hereof (the Credit Agreement) in respect of a term loan facility for an amount of approximately US$1.5 billion by and among Delos Finance S.A.R.L., as borrower (Delos Finance), ILFC, Hyperion Aircraft Limited (Hyperion), Delos Aircraft Limited (Delos Aircraft), Apollo Aircraft Inc. (Apollo) and Artemis (Delos) Limited (Artemis Delos), as obligors, the lenders named therein as Lenders and Deutsche Bank AG New York Branch (DB), as administrative agent and collateral agent, Deutsche Bank Securities Inc. and Goldman Sachs Bank USA as joint lead arranger and together with RBC Capital Markets LLC, as joint  bookrunners (the Transaction).

1.                                      We have examined copies of:

1.1.                            the Credit Agreement;

1.2.                            Term Loan Security Agreement dated the date hereof between Delos Finance, Hyperion, Delos Aircraft, Apollo and Artemis Delos, as granters, the additional granters referred to therein and DB as collateral agent (the New York Law Security Agreement);

1.3.                            Intercreditor Agreement dated the date hereof among ILFC, Hyperion, Delos Aircraft, Delos Finance, Apollo, Artemis Delos, DB as senior collateral representative and the Junior Lien Representatives from time to time party thereto (the Intercreditor Agreement);

1.4.                            Collateral Supplement dated the date hereof between Artemis Delos and DB (the AD Collateral Supplement);

1.5.                            the Irish law security agreements listed in Schedule 2 hereto (the Irish Law Security Agreements);

1.6.                            a corporate certificate of Hyperion dated the date hereof (the Hyperion Certificate) attaching:

1.6.1.                  copies of the certificate of incorporation and memorandum and articles of association;

1.6.2.                  list of directors and secretary;

Dublin	Belfast	London	New York	Palo Alto
F. M. Law	P. D. White	P.V. Maher	K. P. Allen	A. C. Burke	J. F. Wheton	C. McCourt	K. Furlong	I. A. Murphy	K. Ryan
J H Hickson	V. J. Power	S. O’Riordan	E. A. Roberts	D. Widget	I. B. Somerville	R. A. Moore	P. T. Fahy	A. Walsh	F. Hurley
C. F. Qill	L. A. Kennedy	M. P. McKenny	C. Rodgers	C. Christie	M. F. Bate	D. Matn	A. J. Johnston	A. Casey	G. Stanley
F. M. Fitzgerald	S. M. Doggert	K. A. Feeney	G. O’Toole	S. O’Cruints	B. Walsh	J. Cuhls	M. Rasdale	B. Horty	D. Dagostina
R. M. Ceiter	R. McDermott	M. Sherlock	R. N. Kelly	J. W. Yate	A. M. Cullen	M. Flayner	D. Imerasity	M. O’Brien	F. Keane
J. G. Grenwalt	C. Duffy	E. P. Conlin	N. O’Sullivan	D. R. Baxter	A. Roberts	P. M. Murray	M. Coughlan	K. Killalea
J. Cumar	E. M. Brady	E. McNeill	M. J. Ward	A. McCarthy	M. Dale	N. Ryan	D. R. Francis	L. Multanerlyt
Consultants:	J. R. Osberthe	S. W. Haughty	F. V. O’Conner	Professor J. C. W. Wylie	A. F. Browne	M. A. Greene	A. V. Fanagen	J. A. O’Farrell	I. R. Moore

1.6.3.                  a copy of the minutes of the meeting of the board of directors held on 4 March, 2014;

1.6.4.                  a copy of the shareholders resolution dated 4 March, 2014 required under Section 60 of the Companies Act 1963;

1.6.5.                  a copy of the statutory declaration dated 4 March, 2014 of a majority of the directors on the board of Hyperion pursuant to Section 60 of the Companies Act 1963 (Statutory Declaration);

1.6.6.                  a copy of the power of attorney dated 4 March, 2014; and

1.6.7.                  a copy of the specimen signatures;

1.7.                            a corporate certificate of Delos Aircraft dated the date hereof (the DA Certificate) attaching :

1.7.1.                  copies of the certificate of incorporation and memorandum and articles of association;

1.7.2.                  list of directors and secretary;

1.7.3.                  a copy of the minutes of the meeting of the board of directors held on 4 March, 2014;

1.7.4.                  a copy of the shareholders resolution dated 4 March, 2014 required under Section 60 of the Companies Act 1963;

1.7.5.                  a copy of the statutory declaration dated 4 March, 2014 of a majority of the directors on the board of Delos Aircraft pursuant to Section 60 of the Companies Act 1963 (Statutory Declaration);

1.7.6.                  a copy of the power of attorney dated 4 March, 2014; and

1.7.7.                  a copy of the specimen signatures;

1.8.                            a corporate certificate of Artemis Delos dated the date hereof (the AD Certificate) attaching:

1.8.1.                  copies of the certificate of incorporation and memorandum and articles of association;

1.8.2.                  list of directors and secretary;

1.8.3.                  a copy of the minutes of the meeting of the board of directors held on 4 March, 2014;

1.8.4.                  a copy of the shareholders resolution dated 4 March, 2014 required under Section 60 of the Companies Act 1963;

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1.8.5.                  a copy of the statutory declaration dated 4 March, 2014 of a majority of the directors on the board of Artemis Delos pursuant to Section 60 of the Companies Act 1963 (Statutory Declaration);

1.8.6.                  a copy of the power of attorney dated 4 March, 2014; and

1.8.7.                  a copy of the specimen signatures.

and such other documents as we have considered necessary or desirable  to  examine  in order that we may give this opinion.

The documents listed at 1.1 to 1.5 above are together the Agreements. The Credit Agreement, the New York Law Security Agreement, the Intercreditor Agreement and the AD Collateral Supplement are together the New York Law Agreements. The New York Law Security Agreement, the AD Collateral Supplement and the Irish Law Security Agreements are together the Security Agreements.

The documents listed at 1 to 17 (inclusive) of Part 1 of Schedule 2 are together the Share Charges and the document listed at 18 of Part 2 of Schedule 2 is the Artemis Security Deed and together with the Share Charges, the Artemis Irish Law Security Agreements.

The documents listed in Part 2 of Schedule 2 are together the Apollo Irish Law Security Agreements.

The AD Certificate, the DA Certificate and the Hyperion Certificate are together the Certificates and each a Certificate.

Hyperion, Delos Aircraft and Artemis Delos are together the Companies and each a Company.

Terms defined in the Credit Agreement have the same meaning in this opinion letter.

2.                                      For the purpose of giving this opinion we have assumed:

2.1.                            the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

2.2.                            that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject-matter which they purport to record and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such minutes were duly passed and are in full force and effect;

2.3.                            the genuineness of the signatures and seals on all original and copy documents which we have examined;

2.4.                            that the memorandum and articles of association of each Company attached to the Certificates are correct and up to date;

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2.5.                            the accuracy and completeness as to factual matters of the representations, warranties and certificates of the Companies contained in the Certificates and the accuracy of all certificates provided to us by the Companies;

2.6.                            that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction as disclosed by the Agreements;

2.7.                            without having made any investigation that the terms of the New York Law Agreements are lawful and fully enforceable under the laws of the State of New York and any other applicable laws other than the laws of Ireland and that the New York Law Agreements (excluding the Intercreditor Agreement) create valid  and enforceable security interests in accordance with their terms under the laws of the State of New York;

2.8.                            without having made any investigation, that each Company is the legal and beneficial owner free from encumbrances of all right, title and interest in and to the Charged Property (as defined in the Share Charge to which that Company is a party) and that it has delivered, or will deliver, to DB each of the documents listed in Clause 3.2 of the Share Charge;

2.9.                            without having made any investigation, that Artemis Delos is the beneficial owner free from encumbrances of all right, title and interest in and to the Secured Property (as defined in the Artemis Security Deed) and that it has delivered, or will deliver , to DB each of the documents listed in Clause 3.2 of the Artemis Security Deed;

2.                                      10. without having made any investigation, that Apollo is the beneficial owner free from encumbrances of all right, title and interest in  and to the Secured  Property  (as defined in each Apollo Irish Law Security Agreement) and that it has delivered, or will deliver, to DB each of the documents listed in Clause 3.2 of each Apollo Irish Law Security Agreement;

2.11.                     without having  made any investigation, that Apollo has the necessary power and authority, and all necessary corporate and other action has been taken, to enable it to execute, deliver and  perform the obligations undertaken by it under the Apollo Irish Law Security Agreements and that Apollo has duly executed the Apollo Irish Law Security Agreements;

2.12.                     the accuracy and completeness of all information appearing on public records;

2.13.                     that each Company has entered into the Transaction in good faith, for its legitimate business purposes, for good consideration, and that it derives commercial benefit from the Transaction commensurate with the risks undertaken by it in the Transactions; and

2.14.                     that the Statutory Declaration is or will be filed with the Companies Registration Office within 21 days of the Statutory Declaration being made.

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3.                                      We express no opinion as to any matters falling to be determined other than under the laws of Ireland and, without reference to provisions of other laws imported by Irish private international law, in Ireland as of the date of this letter. Subject to that qualification and to the other qualifications set out herein, we are of the opinion that:

3.1.                            each Company is a company duly incorporated under the laws of Ireland and is a separate legal entity, subject to suit in its own name. Based only  on  searches carried out in the Irish Companies Registration Office and the Central Office of the High Court  5 March, 2014, each Company is validly existing under the laws of Ireland and no steps have been taken or are being taken to appoint a receiver , examiner or liquidator over it or to wind it up;

3.2.                            each Company has the necessary power and authority, and all necessary corporate and other action has been taken, to enable it to execute, deliver and perform the obligations undertaken by it under the Agreements to which it is party, and the implementation by that Company of the foregoing will not cause:

3.2.1.                  any limit  on it or on its directors (whether imposed by the documents constituting each Company or by statute or regulation) to be exceeded; or

3.2.2.                  any law or order to be contravened;

3.3.                            each of the Agreements to which a Company is party has been duly executed on behalf of that Company and the obligations on the part of the parties to the Irish Law Security Agreements are valid and legally binding on and are enforceable against those parties under the laws of Ireland in the courts of Ireland, in accordance with their terms and Irish Law Security Agreements are effective to create a valid charge over the relevant Charged Property or Secured Property;

3.4.                            no authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the Agreements are required to be obtained in Ireland;

3.5.                            under the laws of Ireland in force at the date hereof, the claims of DB against any Company under the Agreements to which that Company is party will rank at least pari passu with the claims of all other unsecured creditors, except claims which rank at law as preferential claims in a winding up, examinership or receivership;

3.6.                            it is not necessary or advisable under the laws of Ireland in order to ensure the legality, validity, enforceability  or priority of the obligations or rights of any party to the Agreements, or the perfection or priority of any security interest created under any Agreements, that any of the Agreements be filed, registered, recorded, or notarised in any public office or elsewhere or that any  other  instrument  relating thereto be signed, delivered, filed, registered or recorded other than the requirement to file particulars of the charges created pursuant to the Security Agreements with the Irish Registrar of Companies within 21 days of their execution (which we have been requested, and have agreed to carry out on behalf of all parties thereto);

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3.7.                            no Company is entitled to claim any immunity from suit, execution, attachment or other legal process in Ireland;

3.8.                            in any proceedings taken in Ireland for the enforcement of the New York Law Agreements, the choice of the law of the State of New York as the governing law of the contractual rights and obligations of the parties under the New York  Law Agreements would be upheld by the Irish Courts in accordance with and subject to the provisions of the Rome I Regulation EC No 593/2008 on the Law Applicable to Contractual Obligations;

3.9.                            in any proceedings taken in Ireland for the enforcement of a judgment obtained against a Company in the courts of New York (a Foreign Judgment) the Foreign Judgment should be recognised and enforced by the courts of Ireland save that to enforce such a Foreign Judgment in Ireland it would be necessary to obtain an order of the Irish courts. Such order should be granted on proper proof of the Foreign Judgment without any re-trial or examination of the merits of the case subject to the following qualifications:

3.9.1.                  that the foreign court had jurisdiction,  according to the laws of Ireland;

3.9.2.                  that the Foreign Judgment was not obtained by fraud;

3.9.3.                  that the Foreign Judgment  is not contrary to public policy or natural justice as understood in Irish law;

3.9.4.                  that the Foreign Judgment is final and conclusive;

3.9.5.                  that the Foreign Judgment is for a definite sum of money; and

3.9.6.                  that the procedural rules of the court giving the Foreign Judgment have been observed.

Any such order of the Irish courts may be expressed in a currency other than euro in respect of the amount due and payable by a Company but such order may be issued out of the Central Office of the Irish High Court expressed in euro by reference to the official rate of exchange prevailing on the date of issue of such order. However, in the event of a winding up of a Company, amounts claimed by or against  that Company in a currency other  than the euro (the Foreign Currency) would, to the extent properly payable in the winding  up, be paid if not in the Foreign Currency in the euro equivalent of the amount due in the Foreign Currency converted at the rate of exchange pertaining on the date of the commencement of such winding up;

3.10.                     the enforcement of a Company’s obligations under the New York Law Agreements  in accordance with the laws of the State of New York will be recognised and upheld by the Irish courts in accordance with paragraphs 3.8 and 3.9 above. In this respect, we refer you to the assumption at paragraph 2.7 above

6

and paragraphs 1 and 4 of the legal opinion of Clifford Chance as New York counsel to ILFC dated the date hereof;

3.11.                     it is not necessary under the laws of Ireland (a) in order to enable DB to enforce its rights under the Agreements or (b) by reason of the execution of the Agreements, that DB should be licensed, qualified or otherwise entitled to carry on business in Ireland;

3.12.                     the Agreements will not be liable to any ad valorem tax or duty, registration tax, stamp duty or any similar tax or duty imposed by a competent authority of or within Ireland;

3.13.                     by reason only of the execution, delivery and performance of the Agreements by DB, it shall not be deemed to be resident, domiciled or carrying on a trade or business in Ireland;

3.14.                     there is no applicable usury or interest limitation law in Ireland which would restrict the recovery of payments in accordance with the Agreements; and

3.15.                     the Irish Courts will generally recognise the security interests created by each Company pursuant to the New York Security Agreement and the AD Collateral Supplement to which that Company is a party, in accordance with its terms, provided that such interests or their enforcement are not illegal or contrary to public policy as a matter of Irish law, that all Irish law formalities with regard to security interests and their enforcement have been complied with and that the party creating the security has absolute title, free from encumbrances and other third party  rights,  to  such assets. At the date hereof, we are not aware of any circumstances concerning the enforceability of the security interests created by the New York Law Security Agreement and the AD Collateral Supplement that would give rise to an Irish court holding that enforcement of such security interests is illegal or contrary to  public policy as a matter of Irish law.

4.                                      The opinions set forth in this opinion letter are given subject to the following qualifications:

4.1.                            an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an adequate remedy;

4.2.                            this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the fraudulent preference of creditors and other Irish law generally affecting the rights of creditors;

4.3.                            this opinion is subject to the general laws relating  to the limitation of  actions  in Ireland;

7

4.4.                            a determination, description, calculation, opinion or certificate of any  person as to any matter provided for in the Agreements might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith;

4.5.                            additional interest imposed by any clause of any Agreement might be held to constitute a penalty and the provisions of that clause imposing additional interest would thus be held to be void. The fact that such  provisions are  held to be void would not in itself prejudice the legality and enforceability of any other provisions of the relevant Agreement but could restrict the amount recoverable by way of interest under such Agreement;

4.6.                            claims may be or become subject to defences of set-off or counter-claim;

4.7.                            pursuant to section 1001 of the Taxes Consolidation Act, 1997, DB may become liable to make certain payments to the Irish Revenue Commissioners (the Revenue) by reason of having been granted a fixed charge on book debts of a Company pursuant to any Security Agreement.  Such liability would be computed by reference to (i) amounts of income tax deducted by a Company from the wages of its employees and (ii) amounts of value added tax in each case owing but not paid by that Company to the Revenue (Relevant Amounts). However, the liability to pay to the Revenue amounts received by it from the Company will be limited to amounts received after the relevant Company shall have been notified in writing by the Revenue that such Relevant Amounts are due (the Revenue Notice). Further, if the Revenue have received, within 21 days of execution, prescribed details of the charge created by a Security Agreement the liability of DB to discharge the Relevant Amounts will be limited to the Relevant Amounts accruing after the date of  the Revenue Notice;

4.8.                            under Section 1002 of the Taxes Consolidation Act, 1997, any debt to a person (including any deposit with a financial institution) may be attached by the Revenue Commissioners in order to discharge any liabilities of that person in respect  of outstanding tax whether the liabilities are due on its own account or as an agent or trustee. This right of the Revenue Commissioners (on which there is no case law) may override the rights of the holders of security (whether fixed or floating) in relation to the debt in question. Section 1002 could be relevant to the security created by the any Security Agreement;

4.9.                            an Irish court has power to stay an action where it is shown that there is some other forum having competent jurisdiction which is more appropriate for the trial of  the action, in which the case can be tried more suitably for the interests of all the parties and the ends of justice , and where staying the action is not inconsistent with Council Regulation 2001/44/E C on Jurisdiction and the Enforcement of Judgments;

4.10.                     there is some possibility that depending on the actual course of dealing between the parties any Security Agreement, any fixed charges contained in such Security

8

Agreement may not be construed as fixed charges but as floating charges and so become subject to prior claims of certain statutory preferential creditors;

4.11.                     in the event of a Company or DB seeking to dispose of the shares which are the subject of the security created pursuant to the Share Charges, an application for a clearance from the Competition Authority pursuant to the Competition Acts 2002 and 2006 may have to be made;

4.12.                     the enforceability of severance clauses is at the discretion of the court and may not be enforceable in all circumstances;

4.13.                     a waiver of all defences to any proceedings may not be enforceable;

4.14.                     provisions in any of the Agreements providing for indemnification resulting from loss suffered on conversion of the amount of a claim made in a foreign currency into euro in a liquidation may not be enforceable;

4.15.                     any undertakings contained in any of the Agreements by a Company in respect of stamp duty may not be held to be binding on that Company;

4.16.                     an Irish court may refuse to give effect to undertakings contained in any of the Agreements that a Company will pay legal expenses and costs in respect of any action before the Irish courts;

4.17.                     we express no opinion as to the priority of any of the security created by the Agreements or whether the property or assets comprised in such security is owned by the chargor party thereto, or whether such property or assets is or are now or may become subject to any equities or subject to  any rights or interests of any  other person ranking in priority to or free of such security or whether they could be transferred to any other person free of any such security; and

4.18.                     express no opinion on any taxation matters other than as expressly set out in paragraph 3.12 or on the contractual terms of the relevant documents other than by reference to the legal character thereof.

This opinion is addressed only to the Addressees and may be relied upon only by each such Addressee for its sole benefit in connection with the Transaction and may not be relied on by any assignees of any such persons or any other person.

Yours faithfully ,

9

SCHEDULE 1

The Addressees

Deutsche Bank AG New York Branch in its capacity as Collateral Agent and Administrative Agent

Deutsche  Bank Securities Inc.

Goldman Sachs Bank USA

each in their capacity as Joint Lead Arrangers and Joint Bookrunners

RBC Capital Markets, LLC as a Joint Bookrunner

Each Lender party to the Credit Agreement on the date hereof.

International Lease Finance Corporation

10

SCHEDULE 2
The Irish Law Security Agreements

All documents are dated the date hereof unless otherwise stated.

Part 1 — The Artemis Irish Law Security Agreements

1.                                      Share Charge between Hyperion as charger and DB as chargee in respect of the shares in Delos Aircraft.

2.                                      Share Charge between Delos Aircraft as charger and DB as chargee in respect of the shares in Artemis Delos.

3.                                     Share Charge between Artemis Delos as charger and DB as chargee in respect of the shares in ILFC Aircraft 32A-550 Limited;

4.                                      Share Charge between Artemis Delos as charger and DB as chargee in respect of the shares in ILFC Aircraft 32A-1905 Limited;

5.                                      Share Charge between Artemis Delos as charger and DB as chargee in respect of the shares in ILFC Aircraft 32A-2180 Limited;

6.                                      Share Charge between Artemis Delos as charger and DB as chargee in respect of the shares in ILFC Aircraft 33A-469 Limited;

7.                                      Share Charge between Artemis Delos as charger and DB as chargee in respect of the shares in ILFC Aircraft 76B-27610 Limited;

8.                                      Share Charge between Artemis Delos as charger and DB as chargee in respect of the shares in ILFC Aircraft 76B-28111 Limited;

9.                                      Share Charge between Artemis Delos as charger and DB as chargee in respect of the shares in ILFC Aircraft 76B-28207 Limited;

10.                               Share Charge between Artemis Delos as charger and DB as chargee in respect of the shares in ILFC Aircraft 76B-29435 Limited;

11.                               Share Charge between Artemis Delos as charger and DB as chargee in respect of the shares in ILFC Aircraft 32A-2707 Limited;

12.                               Share Charge between Artemis Delos as charger and DB as chargee in respect of the shares in ILFC Aircraft 73B-29344 Limited;

13.                               Share Charge between Artemis Delos as charger and DB as chargee in respect of the shares in ILFC Aircraft 73B-29368 Limited;

14.                               Share Charge between Artemis Delos as charger and DB as chargee in respect of the shares in ILFC Aircraft 73B-29369 Limited;

11

15.                               Share Charge between Artemis Delos as charger and DB as chargee in respect of the shares in ILFC Aircraft 73B-30696 Limited;

16.                               Share Charge between Artemis Delos as charger and DB as chargee in respect of the shares in ILFC Aircraft 75B-29381 Limited;

17.                               Security Deed of Assignment and Charge between Artemis Delos as charger and DB as chargee in respect of the beneficial interest in Aircraft 32A-542 (Ireland) Trust.

Part 2 - The Apollo Irish Law Security Agreements

1.                                      Security Deed of Assignment and Charge between Apollo as charger and DB as chargee in respect of the beneficial interest in Aircraft 33A-448 (Ireland) Trust;

2.                                      Security Deed of Assignment and Charge between Apollo as charger and DB as chargee in respect of the beneficial interest in Aircraft 33A-480 (Ireland) Trust;

3.                                      Security Deed of Assignment and Charge between Apollo as charger and DB as chargee in respect of the beneficial interest in Aircraft 73B-30664 (Ireland) Trust;

4.                                      Security Deed of Assignment and Charge between Apollo as charger and DB as chargee in respect of the beneficial interest in Aircraft 75B-30045 (Ireland) Trust.

12

EXHIBIT D2C

FORM OF RELEASE DATE OPINION OF A&L GOODBODY

Exhibit D-2C-1

A

our ref	| CD 01-409385	your ref |	date | [•] March 2Ol4

The addressees outlined in Schedule 1 hereto (the Addressees)

PRO FORMA
Release Date Opinion
28.02.14

B

Dear Sirs,

We have acted on behalf of International Lease Finance Corporation (ILFC). We refer to our opinion dated [ ] March 2014 in connection with Term Loan Credit Agreement dated the date hereof (the Credit Agreement) in respect of a term loan facility for an amount of approximately [•] by and among Delos Finance S.A.R.L., as borrower (Delos Finance), ILFC, Hyperion Aircraft Limited (Hyperion), Delos Aircraft Limited (Delos Aircraft), Apollo Aircraft Inc. (Apollo) and Artemis (Delos) Limited as obligors, the lenders named therein as Lenders and Deutsche Bank AG New York Branch (DB), as administrative agent and collateral agent, Deutsche Bank Securities Inc. and Goldman Sachs Bank USA as joint lead arranger and together with RBC Capital Markets LLC, as joint bookrunners (the Transaction) . We have been requested by Artemis (Delos) Limited (the Company) to give you this opinion in connection with the supplemental security granted by the Company pursuant to the documents listed below in connection with the Transaction .

1.                                      We have examined copies of:

1.1.                            Collateral Supplement dated the date hereof between the Company and DB (the Collateral Supplement);

1.2.                            the Irish law security agreement[s] listed in Schedule 2 hereto (the Irish Law Security Agreement[s];

1.3.                            a corporate certificate of the Company dated [·] 2014 (the Certificate) attaching:

1.3.1.                  copies of the certificate of incorporation and memorandum and articles of association;

1.3.2.                  list of directors and secretary;

1.3.3.                  a copy of the minutes of the meeting of the board of directors held on [•] 2014 ;

1.3.4.                  a copy of the shareholders resolution dated [ under Section 60 of the Companies Act 1963;

Dublin	Belfast	London	New York	Palo Alto
F. M. Law	P. D. White	P.V. Maher	K. P. Allen	A. C. Burke	J. F. Wheton	C. McCourt	K. Furlong	I. A. Murphy	K. Ryan
J H Hickson	V. J. Power	S. O’Riordan	E. A. Roberts	D. Widget	I. B. Somerville	R. A. Moore	P. T. Fahy	A. Walsh	F. Hurley
C. F. Qill	L. A. Kennedy	M. P. McKenny	C. Rodgers	C. Christie	M. F. Bate	D. Matn	A. J. Johnston	A. Casey	G. Stanley
F. M. Fitzgerald	S. M. Doggert	K. A. Feeney	G. O’Toole	S. O’Cruints	B. Walsh	J. Cuhls	M. Rasdale	B. Horty	D. Dagostina
R. M. Ceiter	R. McDermott	M. Sherlock	R. N. Kelly	J. W. Yate	A. M. Cullen	M. Flayner	D. Imerasity	M. O’Brien	F. Keane
J. G. Grenwalt	C. Duffy	E. P. Conlin	N. O’Sullivan	D. R. Baxter	A. Roberts	P. M. Murray	M. Coughlan	K. Killalea
J. Cumar	E. M. Brady	E. McNeill	M. J. Ward	A. McCarthy	M. Dale	N. Ryan	D. R. Francis	L. Multanerlyt
Consultants:	J. R. Osberthe	S. W. Haughty	F. V. O’Conner	Professor J. C. W. Wylie	A. F. Browne	M. A. Greene	A. V. Fanagen	J. A. O’Farrell	I. R. Moore

1.3.5.                  a copy of the statutory declaration dated [     ] 2014 of a majority of the directors on the board of the Company pursuant to Section 60 of the Companies Act 1963 (Statutory Declaration);

1.3.6.                  a copy of the power of attorney dated [•] 2014; and

1.3.7.                  a copy of the specimen signatures

and such other documents as we have considered necessary or desirable to  examine in order that we may give this opinion.

The documents listed at 1.1 to 1.2 above are together the Agreements. The Collateral Supplement and the Irish Law Security Agreement[s] are together the Security Agreements.

Terms defined in the Credit Agreement have the same meaning in this opinion letter.

2.                                      For the purpose of giving this opinion we have assumed:

2.1.                            the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

2.2.                            that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject-msatter which they purport to record and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such minutes were duly passed and are in full force and effect;

2.3.                            the genuineness of the signatures and seals on all original and copy documents which we have examined;

2.4.                            that the memorandum and articles of association of the Company attached to the Certificate are correct and up to date;

2.5.                            the accuracy and completeness as to factual matters of the representations, warranties and certificates of the Company contained in the Certificate and the accuracy of all certificates provided to us by the Company;

2.6.                            that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction as disclosed by the Agreements;

2.7.                            without having made any investigation that the terms of the Collateral Supplement is lawful and fully enforceable under the laws of the State of New York and any other applicable laws other than the laws of Ireland and that the Collateral Supplement creates valid and enforceable security interests in accordance with its terms under the laws of the State of New York;

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2.8.                            [without having made any investigation, that the Company is the legal and beneficial owner free from encumbrances of all right, title and interest in and to the Charged Property (as defined in the Share Charge) and that it has delivered, or will deliver , to DB each of the documents listed in Clause 3.2 of the Share Charge;]

2.9.                            [without having  made has delivered, or will deliver, to DB each of the documents listed in Clause 3.2 of the Security Deed;]

2.10.                     the accuracy and completeness of all information appearing on public records;

2.11.                     that the Company has entered into the Transaction in good faith, for its legitimate business purposes, for good consideration, and that it derives commercial  benefit from the Transaction commensurate with the risks undertaken by  it  in  the Transaction; and

2.12.                     that the Statutory Declaration has been or will be filed with the Companies Registration Office within 21 days of the Statutory Declaration any investigation, that the Company is the beneficial owner free from encumbrances of all right, title and interest in and to the Secured Property (as defined in the Security Deed) and that it being made.

3.                                      We express no opinion as to any matters falling to be determined other than under the laws of Ireland and, without reference to provisions of other laws imported by Irish private international law, in Ireland as of the date of this letter. Subject to that qualification and to the other qualifications set out herein, we are of the opinion that:

3.1.                            the Company is a company duly incorporated under the laws of Ireland and is a separate legal entity, subject to suit in its own name. Based only on searches carried out in the Irish Companies Registration Office and the Central Office of the High Court [           ] 2014, the Company is validly existing under the laws of Ireland and no steps have been taken or are being taken to appoint a receiver, examiner or liquidator over it or to wind it up;

3.2.                            the Company has the necessary power and authority, and all necessary corporate and other action has been taken, to enable it to execute, deliver and perform the obligations undertaken by it under the Agreements to which it is party, and the implementation by the Company of the foregoing will not cause:

3.2.1.                  any limit on it or on its directors (whether imposed by the documents constituting each Company or by statute or regulation) to be exceeded; or

3.2.2.                  any law or order to be contravened;

3.3.                            each of the Agreements to which the Company is party has been duly executed on its behalf and the obligations on the part of the parties to the Irish Law Security Agreement[s] are valid and legally binding on and are enforceable against those parties under the laws of Ireland in the courts of Ireland, in accordance with their

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terms and Irish Law Security Agreement[s] are effective to create a valid charge over the relevant Charged Property or Secured Property;

3.4.                            no authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the Agreements are required to be obtained in Ireland;

3.5.                            under the laws of Ireland in force at the date hereof, the claims of DB against the Company under the Agreements to which the Company is party will rank at least pari passu with the claims of all other unsecured creditors, except claims which rank at law as preferential claims in a winding up, examinership or receivership;

3.6.                            it is not necessary or advisable under the laws of Ireland in order to ensure the legality, validity, enforceability or priority of the obligations or rights of any party to the Agreements , or the perfection or priority of any security interest created  under any Agreements, that any of the Agreements be filed, registered, recorded, or notarised in any public office or elsewhere or that any other instrument  relating thereto be signed, delivered, filed, registered or recorded other than the requirement to file particulars of the charges created pursuant to the Security Agreements with the Irish Registrar of Companies within 21 days of their execution (which we have been requested, and have agreed to carry out on behalf of all parties thereto);

3.7.                            the Company is not entitled to claim any immunity from suit, execution, attachment or other legal process in Ireland;

3.8.                            in any proceedings taken in Ireland for the enforcement of the Collateral Supplement, the choice of the law of the State of New York as the governing law of the contractual rights and obligations of the parties under the Collateral Supplement would be upheld by the Irish Courts in accordance with and subject to the provisions of the Rome I Regulation EC No 593/2008 on the Law Applicable to Contractual Obligations;

3.9.                            in any proceedings taken in Ireland for the enforcement of a judgment obtained against the Company in the courts of New York (a Foreign Judgment) the Foreign Judgment should be recognised and enforced by the courts of Ireland save that to enforce such a Foreign Judgment in Ireland it would be necessary to obtain an order of the Irish courts. Such order should be granted on proper proof of the Foreign Judgment without any re-trial or examination of the merits of the case subject to the following qualifications:

3.9.1.                  that the foreign court had jurisdiction, according to the laws of Ireland;

3.9.2.                  that the Foreign Judgment was not obtained by fraud;

3.9.3.                  that the Foreign Judgment  is not contrary to public policy or natural justice as understood in Irish law;

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3.9.4.                  that the Foreign Judgment is final and conclusive;

3.9.5.                  that the Foreign Judgment is for a definite sum of money; and

3.9.6.                  that the procedural rules of the court giving the Foreign Judgment have been observed.

Any such order of the Irish courts may be expressed in a currency other than euro in respect of the amount due and payable by the Company but such order may be issued out of the Central Office of the Irish High Court expressed in euro by reference to the official rate of exchange prevailing on the date of issue of such order. However, in the event of a winding up of the Company, amounts claimed by or against the Company in a currency other than the euro (the Foreign Currency) would, to the extent properly payable in the winding up, be paid if not in the Foreign Currency in the euro equivalent of the amount due in the Foreign Currency converted at the rate of exchange pertaining on the date of the commencement of such winding up

3.10.                     the enforcement of the Company’s obligations under the Collateral Supplement in accordance with the laws of the State of New York will be recognised and upheld by the Irish courts in accordance with paragraphs 3.8 and 3.9 above. [In this respect, we refer you to the assumption at paragraph 2.7 above and paragraphs 1 and 4 of the legal opinion of Clifford Chance as New York counsel to ILFC dated the date hereof;]

3.11.                     it is not necessary under the laws of Ireland (a) in order to enable DB to enforce  its rights under the Agreements  or (b) by reason of the execution of the Agreements, that DB should be licensed, qualified or otherwise entitled to carry on  business  in Ireland;

3.12.                     the Agreements will not be liable to any ad valorem tax or duty, registration tax, stamp duty or any similar tax or duty imposed by a competent authority of or within Ireland;

3.13.                     by reason only of the execution, delivery and performance of the Agreements by DB, it shall not be deemed to be resident, domiciled or carrying on a trade or business in Ireland;

3.14.                     there is no applicable usury or interest limitation law in Ireland which would restrict the recovery of payments in accordance with the Agreements; and

3.15.                     the Irish Courts will generally recognise the security interests created by the Company pursuant to the Collateral Supplement to which the Company is a party, in accordance with its terms, provided that such interests or their enforcement are not illegal or contrary to public policy as a matter of Irish law, that all Irish law formalities with regard to security interests and their enforcement have been complied with and that the party creating the security has absolute title, free from encumbrances and other third party rights, to such assets. At the date hereof,

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we are not aware of any circumstances concerning the enforceability of the security interests created by the Collateral Supplement that would give rise to an Irish court holding that enforcement of such security interests is illegal or contrary to public policy as a matter of Irish law.

4.                                      The opinions set forth in this opinion letter are given subject to the following qualifications:

4.1.                            an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an  adequate remedy ;

4.2.                            this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the fraudulent preference of creditors and other Irish law generally affecting the rights of creditors;

4.3.                            this opinion is  subject to the general laws relating to the limitation of  actions  in Ireland;

4.4.                            a determination, description, calculation, opinion or certificate  of any person as to any matter provided for in the Agreements  might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith;

4.5.                            additional interest imposed by any clause of any Agreement might be held to constitute a penalty and the provisions of that clause imposing additional interest would thus be held to be void. The fact that such provisions are held to be void would not in itself prejudice the legality and enforceability of any other provisions of the relevant Agreement but could restrict the amount recoverable by way of interest under such Agreement;

4.6.                            claims may be or become subject to defences of set-off or counter-claim;

4.7.                            pursuant to section 1001 of the Taxes Consolidation Act, 1997, DB may become liable to make certain payments to the Irish Revenue Commissioners (the Revenue) by reason of having been granted a fixed charge on book debts of the Company pursuant to any Security Agreement.  Such liability would be computed by reference to (i) amounts of income tax deducted by the Company from the wages of its employees and (ii) amounts of value added tax in each case owing but not paid by the Company to the Revenue (Relevant Amounts). However, the liability to pay to the Revenue amounts received by it from the Company will be limited to amounts received after the Company shall have been notified in writing by the Revenue that such Relevant Amounts are due (the Revenue Notice). Further, if the Revenue have received, within 21 days of execution, prescribed details of the charge created by a Security Agreement the liability of DB to

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discharge the Relevant Amounts will be limited to the Relevant Amounts accruing after the date of the Revenue Notice;

4.8.                            under Section 1002 of the Taxes Consolidation Act, 1997, any debt to a person (including any deposit with a financial institution) may be attached by the Revenue Commissioners in order to discharge any liabilities of that person  in respect of outstanding tax whether the liabilities are due on its own account or as an agent or trustee. This right of the Revenue Commissioners (on which there is no case law) may override the rights of the holders of security (whether fixed or floating) in relation to the debt in question. Section 1002 could be relevant to the security created by the any Security Agreement;

4.9.                            an Irish court has power to stay an action where it is shown that there is some other forum having competent jurisdiction which is more appropriate for the trial of the action, in which the case can be tried more suitably for the interests of all the parties and the ends of justice, and where staying the action is not inconsistent with Council Regulation 2001/44/EC on Jurisdiction and the Enforcement of Judgments;

4.10.                     there is some possibility that depending on the actual course of dealing between the parties any Security Agreement, any fixed charges contained in such Security Agreement may not be construed as fixed charges but as floating charges and so become subject to prior claims of certain statutory preferential creditors;

4.11.                     in the event of the Company or DB seeking to dispose of the shares which are the subject of the security created pursuant to the Share Charge[s], an application for a clearance from the Competition Authority pursuant to the Competition Acts 2002 and 2006 may have to be made;]

4.12.                     the enforceability of severance clauses is at the discretion of the court and may not be enforceable in all circumstances;

4.13.                     a waiver of all defences to any proceedings may not be enforceable;

4.14.                     provisions in any of the Agreements providing for indemnification resulting from loss suffered on conversion of the amount of a claim made in a foreign currency into euro in a liquidation may not be enforceable;

4.15.                     any undertakings contained in any of the Agreements by the Company in respect of stamp duty may not be held to be binding on the Company;

4.16.                     an Irish court may refuse to give effect to undertakings contained in any of the Agreements that the Company will pay legal expenses and costs in respect of any action before the Irish courts;

4.17.                     we express no opinion as to the priority of any of the security created by the Agreements or whether the property or assets comprised in such security is owned by the charger party thereto, or whether such property or assets is or are now or

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may become subject to any equities or subject to any rights or  interests of any  other person ranking in priority to or free of such security or whether they could be transferred to any other person free of any such security; and

4.18.                     we express no opinion on any taxation matters other than as expressly set out in paragraph 3.12 or on the contractual terms of the relevant documents other than by reference to the legal character thereof.

This opinion is addressed only to the Addressees and may be relied upon only by each such Addressee for its sole benefit in connection with the Transaction and may not be relied on by any assignees of any such persons or any other person.

Yours faithfully ,

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SCHEDULE 1

The Addressees

Deutsche Bank AG New York Branch in its capacity as Collateral Agent and Administrative Agent [•]

Deutsche Bank Securities Inc.

[•]

Goldman Sachs Bank USA

[•]

each in their capacity as Joint Lead Arrangers and Joint Bookrunners

RBC Capital Markets, LLC as a Joint Bookrunner

Each Lender party to the Credit Agreement on the date hereof.

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SCHEDULE 2
The Irish Law Security Agreements

All documents are dated the date hereof unless otherwise stated.

1.                                      [Share Charge between the Company as charger and DB as chargee in respect of the shares in [         ] (Share Charge)].

2.                                      [Security Deed of Assignment and Charge between the Company as charger and DB as chargee in respect of the beneficial interest in Aircraft [     ] (Ireland) Trust (Security Deed)].

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EXHIBIT D-1D

FORM OF OPINION OF CLIFFORD CHANCE, LUXEMBOURG

Exhibit D-1D-1

CLIFFORD CHANCE

10, BOULEVARD G.D. CHARLOTTE
B.P. 1147
L-1011 LUXEMBOURG
GRAND-DUCHÉ DE LUXEMBOURG

TEL +352 48 50 50 1
FAX +352 48 13 85

www.cliffordchance.com

DRAFT 4: 5 MARCH 2014

[SUBJECT TO INTERNAL REVIEW]

CLIFFORD CHANCE OPINION LETTER
(LUXEMBOURG LAW)

2014 TERM LOAN CREDIT AGREEMENT

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Your reference:
Our reference:
marc.mehlen@cliffordchance.com

To: Deutsche Bank AG, New York Branch as
administrative agent and collateral agent	[6] March 2014
Each Lender Party (as defined in Schedule 1)

International Lease Finance Corporation
10250 Constellation Blvd., Suite 3400
Los Angeles, CA 90067

(together the “Addressees”)

Dear Sirs

2014 Term Loan Credit Agreement - Facility for Delos Finance S.à r.l.

We have acted as Luxembourg legal advisers of International Lease Finance Corporation in relation to the above transaction (the “Transaction”).

1.                                      INTRODUCTION

1.1                               Transaction Documents

The opinions given in this opinion letter (the “Opinion Letter”) relate to the following documents entered into in connection with the Transaction (the “Transaction Documents”):

Foreign Law Documents

1.1.1                     A New York law governed term loan credit agreement to be dated [6] March 2014 (the “Credit Agreement”) between, amongst others, the Luxembourg Obligor as borrower and Deutsche Bank AG New York Branch as administrative agent and collateral agent (the “Collateral Agent”).

1.1.2                     A New York law governed intercreditor agreement to be dated [6] March 2014 (the “Intercreditor Agreement”) and to be entered into between, amongst others, the Luxembourg Obligor as borrower and Deutsche Bank AG New York Branch as senior collateral agent.

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1.1.3                     A New York law governed term loan security agreement to be dated [6] March 2014 (the “Security Agreement”) between, amongst others, the Luxembourg Obligor as borrower and grantor and the Collateral Agent.

1.1.4                     A New York law governed account control agreement (the “Account Control Agreement”) to be dated [6] March 2014 and to be entered into between the Luxembourg Obligor as pledgor and the Collateral Agent as pledgee and Deutsche Bank Trust Company Americas as securities intermediary.

Luxembourg Pledge Agreement

1.1.5                     A Luxembourg law share pledge agreement (the “Luxembourg Pledge Agreement”) to be dated [6] March 2014 between Delos Aircraft Limited as pledgor (the “Pledgor”), the Collateral Agent as pledgee and the Luxembourg Obligor as company, such pledge to be  granted  over  the entire share capital of the Luxembourg Obligor.

1.2                               Defined terms and Interpretation

Terms defined in the Transaction Documents shall have the same meaning in this Opinion Letter, unless otherwise defined herein (and in particular in paragraph 1.1 (Transaction Documents) and in Schedule 1 (Definitions)).

Headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

In this Opinion Letter, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not  be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This Opinion Letter may therefore only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law.

1.3                               Legal review

We have not reviewed any documents other than the Transaction Documents and the Corporate Documents, and this Opinion Letter does not purport to address any legal issues that arise in relation to such other documents that may be or come into force between the Parties, even if there is a reference to any such documents in the Transaction Documents or the Corporate Documents or on the impact such documents may have on the opinions expressed in this Opinion Letter.

1.4                               Applicable law

The opinions given in this Opinion Letter are confined to and given on the basis of Luxembourg law as currently applied by the Luxembourg courts as evidenced in published case-law. We have made no independent investigation of any other

2

laws for the purpose of this Opinion Letter and do not express or imply any opinion in relation to any such laws. In particular, as Luxembourg qualified lawyers we are not qualified nor in a position to assess the meaning and consequences of the terms of the Foreign Law Documents under the relevant foreign governing or applicable law and we have made no investigation into such laws as a basis for the opinions expressed hereafter and do not express or imply any opinion thereon, including in relation to any implied terms, statutory provisions referred to therein or any other consequences arising from the entry into or performance under such Foreign Law Documents under such laws. Accordingly, our review of the Foreign Law Documents has been limited to the terms of such documents as they appear on the face thereof without reference to their respective governing laws or any other applicable law (other than Luxembourg law).

The opinions given in this Opinion Letter are given on the basis that it is governed by and construed in accordance with the laws of Luxembourg and will be subject to the jurisdiction of the courts of Luxembourg.

1.5                               Assumptions and Reservations

The opinions given in this Opinion Letter are given on the assumptions set out in Schedule 4 (Assumptions) and are subject to the reservations set out in Schedule 5 (Reservations). The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend  to  any  other matters.

2.                                      OPINIONS

We are of the opinion that:

2.1                               Corporate existence

The Luxembourg Obligor is a company incorporated and existing in Luxembourg as a société à responsabilité limitée.

2.2                               Capacity and Authorisation

2.2.1                     The Luxembourg Obligor has the capacity and power to enter into each of the Transaction Documents and to perform its obligations under those Transaction Documents.

2.2.2                     All necessary corporate action has been taken to enable the Luxembourg Obligor validly to enter into and to perform its obligations under the Transaction Documents.

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2.3                               Due execution

If the Transaction Documents have been executed on behalf of the Luxembourg Obligor by one of its Authorised Signatories, the Luxembourg Obligors has duly executed the Transaction Documents.

2.4                               No conflict

Neither the execution nor the delivery by the Luxembourg Obligor of the Transaction Documents nor the performance by the Luxembourg Obligor of its obligations under those Transaction Documents constitute a violation of its Constitutional Documents.

2.5                               Legal, valid, binding and enforceable obligations

Luxembourg Pledge Agreement

The obligations expressed to be assumed by the Luxembourg Obligor and  the Pledgor in the Luxembourg Pledge Agreement constitute their legal, valid and binding obligations enforceable in accordance with their terms.

Foreign Law Documents

The obligations expressed to be assumed by the Luxembourg Obligor in  the Foreign Law Documents would, if analysed by a Luxembourg court in proceeding commenced in Luxembourg, be recognised by a Luxembourg court as its legal, valid and binding obligations, enforceable in accordance with their terms.

2.6                               Governing law

The choice of the governing law expressed in the Transaction Documents will be recognised and given effect by the courts of Luxembourg (i) where the choice relates to contractual obligations, in accordance with, and subject to the provisions of the Rome I Regulation and (ii) if and to the extent the choice relates to non- contractual obligations in accordance with, and subject to the provisions of the Rome II Regulation and, in each case, in accordance with and subject to, the corresponding Luxembourg procedural and substantive law.

2.7                               Jurisdiction

Luxembourg Pledge Agreement

The jurisdiction clause in the Luxembourg Pledge Agreement in favour of  the courts of Luxembourg-City will be recognised and enforced by  Luxembourg courts.

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Foreign Law Documents

The submission by the Luxembourg Obligor to the jurisdiction of the Relevant Courts contained in the Foreign Law Documents (other than the Account Control Agreement) is valid and binding (upon its terms) and a final judgment obtained in the Relevant Courts on or in respect of the Foreign Law Documents (other than the Account Control Agreement) will be recognised and enforced by the courts of Luxembourg in accordance with general provisions of Luxembourg procedural law for the enforcement of foreign judgments originating from countries which are not bound by Regulation 44/2001 and which are not parties to the Lugano Convention. Pursuant to such rules, a Relevant Judgment would not directly be enforceable in Luxembourg. However, a Party who obtains a Relevant Judgment may initiate enforcement proceedings in Luxembourg (exequatur), by requesting the enforcement of such Relevant Judgment from the District Court (Tribunal d’Arrondissement), pursuant to Section 678 of the Luxembourg New Code of Civil Procedure. The District Court will authorise the enforcement in Luxembourg of the Relevant Judgment without re-examination of the merits, if it is satisfied that the following conditions are met:

(a)                                 the Relevant Judgment is enforceable (exécutoire) in the respective jurisdiction of the Relevant Courts;

(b)                                 the assumption of jurisdiction (compétence) of the Relevant Courts is founded according to Luxembourg private international law rules;

(c)                                  the Relevant Court has acted in accordance with its own procedural rules and has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

(d)                                 the principles of fair trial and due process have been complied with and in particular the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if appeared, to present a defense; and

(e)                                  the Relevant Judgment does not contravene Luxembourg public policy and has not been obtained fraudulently.

2.8                               Security

Upon due perfection of the Pledge (as defined in the Luxembourg Pledge Agreement) in accordance with the terms of the Luxembourg Pledge Agreement, a valid and perfected security interest will have been created over the assets as in existence at the time of perfection of the Luxembourg Pledge Agreement expressed to be subject to a security interest in the Luxembourg Pledge Agreement in respect of the Secured Obligations (as defined in the Luxembourg Pledge Agreement).

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2.9                               No further acts

No further acts or conditions are required by Luxembourg law to be done, fulfilled and performed in order (a) to enable the Luxembourg Obligor lawfully to enter into, and perform the obligations expressed to be assumed by it in the Transaction Documents and (b) to make the Transaction Documents admissible in evidence in Luxembourg.

2.10                        Withholding taxes

Any amounts payable under or with respect to the Transaction Documents will be made free and clear of, and without withholding or deduction for or on account of, withholding tax in Luxembourg.

2.11                        Registration and documentary duties

It is not necessary that the Transaction Documents be filed, recorded or enrolled with any court or other authority in Luxembourg or that any stamp, registration or similar tax be paid on or in relation to the Transaction Documents.

2.12                        License to carry on business

It is not necessary under the laws of Luxembourg that the Collateral Agent be licensed, qualified or authorised to carry on business in Luxembourg (i) by reason of the execution of the Transaction Documents or (ii) in order to enable the Collateral Agent to enforce its rights under the Transaction Documents.  This opinion does not apply to the Collateral Agent if it has its registered  office, principal place of management, an establishment or a branch in Luxembourg or otherwise operating in this jurisdiction.

3.                                      SCOPE OF OPINION

We have not been responsible for advising any party to the Transaction other than International Lease Finance Corporation and the delivery of this Opinion Letter to any person other than International Lease Finance Corporation does not evidence an existence of any such advisory duty on our behalf to such person.

We express no opinion as to any taxation matters or transfer pricing matters generally or liability to tax which may arise or be suffered as a result of or in connection with the Transaction Documents or the Transaction other than as mentioned in paragraphs

2.10 (Withholding Taxes) and 2.11 (Registration and documentary duties) or on the impact which any tax laws may have on the opinions expressed in this Opinion Letter.

No opinion (except to the extent expressly opined upon herein) is  expressed  or implied in relation to the accuracy of any representation or warranty given by or

6

concerning any of the parties to the Transaction Documents or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or any obligations binding upon them.

Except in as far as the entry by the Luxembourg Obligor into and the performance by the Luxembourg Obligor of its obligations under the Transaction Documents is concerned, we express no opinion on any applicable licensing or similar requirements.

This Opinion Letter does not contain any undertaking to update it or to inform the Addressees of any changes in the laws of Luxembourg or any other laws which would affect the content thereof in any manner.

4.                                      ADDRESSEES AND PURPOSE

This Opinion Letter is provided in connection with the satisfaction of the conditions precedent under the Credit Agreement and is addressed to and is solely for the benefit of the Addressees. It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save that it may be disclosed without such consent to:

(a)                                 any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings;

(b)                                 the officers, employees, auditors and professional advisers of any Addressee;

(c)                                  any person, not otherwise an Addressee of this Opinion Letter, who (i) becomes a lender in accordance with the Facility Agreement or (ii) is a potential transferee or assignee of any lender, and their respective professional advisers, on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, and (ii) we do not assume any duty or liability to any person to whom such disclosure is made and in preparing this opinion we only had regard to the interests of our client(s).

Yours faithfully,

CLIFFORD CHANCE

Marc MEHLEN

Avocat à la Cour

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SCHEDULE 1
DEFINITIONS

“Authorised Signatories” means, in respect of the Luxembourg Obligor, the persons defined as such under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).

“Board Resolutions” means, in respect of the Luxembourg Obligor, the board resolutions listed under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).

“Constitutional Documents” means, in respect of the Luxembourg Obligor, the constitutional documents listed under the heading Constitutional Documents in paragraph 2 of Schedule 3 (Documents).

“Corporate Documents” means the documents listed in paragraph 2 of Schedule 3 (Documents).

“Financial Collateral Law” means the Luxembourg law dated 5 August 2005 on financial collateral arrangements, as amended.

“Foreign Law Documents” means the Transaction Documents listed under paragraph 1.1.1 to 1.1.4 of this Opinion Letter.

“Judicial Decision” means any judicial decision opening Judicial Proceedings.

“Judicial Proceedings” means one of the judicial proceedings referred to in article 13, items 2 to 11 of the RCS Law, including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings.

“Law on Commercial Companies” means the Luxembourg law dated 10 August 1915 on commercial companies, as amended.

“Lender Parties” means any person which is a “Lender Party” under the Credit Agreement as at the date of this Opinion Letter.

“Lugano Convention” means the Lugano Convention of 30 October 2007 on jurisdiction and enforcement of judgments in civil and commercial matters.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Obligor” means the company specified in Schedule 2 (Luxembourg Obligor).

“Luxembourg Pledge Agreement” means the Transaction Document listed under paragraph 1.1.5 of this Opinion Letter.

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“Notarial Certificate”  means the notarial certificate listed under the heading Notarial Certificate in paragraph 2 of Schedule 3 (Documents).

“Other Party” means each party to the Transaction Documents other than the Luxembourg Obligor.

“Parties” means all of the parties to the Transaction Documents. “RCS” means the Luxembourg register of commerce and companies.

“RCS Law” means the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended.

“Regulation 1346/2000” means Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings.

“Regulation 44/2001” means Council Regulation (EC) No 44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgements in civil and commercial matters.

“Relevant Courts” means (i) any New York State court or federal court of the United States of America sitting in New York County and (ii) any appellate court from any thereof.

“Relevant Judgment” means an enforceable judgment rendered by a Relevant Court.

“Rome I Regulation” means Council Regulation (EC) No 593/2008 of 17 June 2008 on the law applicable to contractual obligations.

“Rome II Regulation” means Council Regulation (EC) No 864/2007 of 11 July 2007 on the law applicable to non-contractual obligations.

“Shareholder Register” means, in respect of the Luxembourg Obligor, the shareholder register, if any, listed under the heading Shareholder Register in paragraph 2 of Schedule 3 (Documents).

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SCHEDULE 2
LUXEMBOURG OBLIGOR

Delos Finance S.à r.l. a société à responsabilité limitée having its registered office at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg and whose registration with the RCS is currently pending (“Luxembourg Obligor”).

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SCHEDULE 3
DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion Letter.

1.                                      TRANSACTION AND ANCILLARY DOCUMENTS

Execution copies of each of the Transaction Documents.

2.                                      CORPORATE DOCUMENTS

2.1                               Relating to the Luxembourg Obligor:

(a)                                 Constitutional Documents

A copy of a notarial deed of incorporation dated 26 February 2014 and containing its initial articles of association.

(b)                                 Board Resolutions

A copy of the minutes of the meeting of its board of managers held on 3 March 2014 and during which its board of managers has adopted resolutions approving the terms of the Transaction Documents and authorising Fabrice Stéphane Rota, Erik Van Os, Niall Charles Sommerville and Pamela S. Hendry, acting individually (the “Authorised Signatories”) to execute those documents on its behalf.

(c)                                  Notarial Certificate

A notarial certificate (certificat de coutume) pertaining to the Company and delivered by a Luxembourg public notary on 4 March 2014.

(d)                                 Shareholder Register

A copy of its shareholders register evidencing (i) the ownership by the Pledgor of its entire share capital and (ii) the registration of the pledge granted pursuant to the Luxembourg Pledge Agreement.

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SCHEDULE 4
ASSUMPTIONS

The opinions expressed in this Opinion Letter have been made on the following assumptions which are made both on the date of this Opinion Letter and on the date where the Transactions Documents have been entered into and for any time period in between such dates.

1.                                      ORIGINAL AND GENUINE DOCUMENTATION

(a)                                 All signatures are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)                                 The legal capacity of all managers and any other authorised signatories.

(c)                                  Any Transaction Document listed in Schedule 3 (Documents) has been duly executed on the date specified in that document by all parties to it.

(d)                                 The Transaction Documents have been executed in the form of the execution copies reviewed by us.

(e)                                  The Shareholder Register is true, accurate and up-to-date.

2.                                      OTHER PARTIES

(a)                                 Each Other Party is duly incorporated or organised and validly existing.

(b)                                 Each Other Party has validly entered into the Transaction Documents to which it is a party.

3.                                      FOREIGN LAWS

(a)                                 All obligations under the Transaction Documents are valid, legally binding upon, validly perfected where required, and enforceable against, the Parties as a matter of all relevant laws (other than, but only to the extent opined upon herein, the laws of Luxembourg), most notably the expressed governing law, and the choice of such governing law is valid and enforceable as a matter of that governing law and all other laws (other than, but only to the extent opined upon herein, Luxembourg law), and there is no provision of the laws of any relevant jurisdiction (other than, but only to the extent opined upon herein, Luxembourg) that would have a bearing on the foregoing.

(b)                                 All acts, conditions or things required to be fulfilled, performed or effected in connection with the Transaction Documents under the laws of any jurisdiction other than Luxembourg have been duly fulfilled, performed and effected.

(c)                                  There are no provisions of the laws of any jurisdiction other than Luxembourg that would adversely affect the opinions expressed in this Opinion Letter.

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4.                                      SECURITY

(a)                                 The Collateral Agent has the power and authority to act on behalf of the Financing Parties or as their trustee, such authority will extend to any rights and matters arising in relation to the Luxembourg Pledge Agreement including the enforcement thereof, and such power and authority will continue in full force and existence for the duration of the Luxembourg Pledge Agreement, in each case under all applicable laws.

(b)                                 The Secured Obligations of any of the security documents are valid, legal and binding under any applicable laws.

(c)                                  The Parties granting security interests under the Transaction Documents have valid, effective, enforceable and unencumbered title, free from any third party rights to all assets over which a security interest is being granted, and such assets are duly and validly in existence and capable of being subject to the relevant security interest.

(d)                                 The security interests created under the Luxembourg Pledge Agreement will also have been validly created and perfected under any other applicable law, if necessary under such law, in addition to the perfection under Luxembourg law.

(e)                                  The situs of the assets pledged pursuant to the Luxembourg Pledge Agreement is and would be considered by a Luxembourg court to be Luxembourg.

(f)                                   The situs of none of the assets over which a security interest is created or purported to be created under the Transaction Documents (other than the Luxembourg Pledge Agreement) is or would be considered to be Luxembourg.

(g)                                  Security interests created over assets located or deemed to be located outside Luxembourg (including any security interests over claims) have been created under the laws of the jurisdiction in which the assets subject to such security are (or are deemed to be) located and such security interests have been validly perfected under any applicable law (other than Luxembourg law to the extent opined upon herein) and, where applicable, constitute rights in rem (as referred to under article 5 of Regulation 1346/2000).

5.                                      CORPORATE MATTERS

(a)                                 There have been no amendments to the Constitutional Documents.

(b)                                 The Notarial Certificate is true, accurate and up to date both on the date of this Opinion and on the date on which the Board Resolutions have been adopted.

(c)                                  All decisions and acts, the publication of which is required by applicable laws (including the RCS Law and the Law on Commercial Companies) have been duly registered within the applicable legal time periods with the RCS.

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(d)                                 The Board Resolutions have been validly taken and all statements made therein are true, accurate and up-to-date.

(e)                                  The Board Resolutions, including the powers granted therein, have not been amended or rescinded and are in full force and effect.

(f)                                   The Luxembourg Obligor is not subject to bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite), court ordered liquidation (liquidation judiciaire) or reorganisation, voluntary dissolution or liquidation (dissolution ou liquidation volontaire) or any similar procedure affecting the rights of creditors generally, whether under Luxembourg or any other law.

(g)                                  The place of the central administration (siège de l’administration centrale or siège de direction effective) and the centre of main interests of the Luxembourg Obligor is located at its registered office (siège statutaire) in Luxembourg and it has no establishment outside Luxembourg (each such terms as defined respectively in the Regulation 1346/2000 or domestic Luxembourg law including Luxembourg tax law and any relevant double tax treaties concluded by Luxembourg).

(h)                                 The entry into, the execution of and the performance under the Transaction Documents is in the corporate interest of the Luxembourg Obligor.

(i)                                     The Parties entered into the Transaction Documents with bona fide commercial intent, at arm’s length and without any fraudulent intent or any intention to deprive of any benefit any other persons or parties (including creditors) or to breach or circumvent any applicable mandatory laws or regulations of any jurisdiction.

6.                                      NO OTHER DOCUMENTS

Save for those listed in Schedule 3 (Documents), there is no other agreement, instrument or other arrangement between any of the Parties which modifies or supersedes any of the Transaction Documents.

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SCHEDULE 5
RESERVATIONS

The opinions expressed in this Opinion Letter are subject to the following reservations.

1.                                      EFFECTIVENESS OF SECURITY

(a)                                 Clauses limiting the liability of a beneficiary of a security interest in respect of an improper enforcement of security may not be enforceable.

(b)                                 The enforcement of any security interest (including any guarantee) in the Transaction Documents in an abusive manner may trigger the liability of the person enforcing the security interest or may allow the provider of the security interest to successfully challenge such abusive enforcement.

(c)                                  The Luxembourg Pledge Agreement provides that the pledge may be enforced by selling the pledged assets in a private transaction at normal commercial terms (conditions commerciales normales) for a cash or non-cash consideration. The Financial Collateral Law contains no provision on the type of consideration which should be obtained for the pledged assets nor on the moment of payment. Legal writing supports the view that the pledged assets could be sold for a non-cash consideration (to the extent that the purchase price is however expressed in monetary terms) and with the consideration to be paid on a deferred basis, but it cannot be excluded that a judge may find otherwise in which case the discharge of the Secured Obligations would arguably need to take place at the moment of the sale rather than at the moment of the receipt of the consideration and require a valuation of the non- cash consideration.

(d)                                 Only the managers of the Luxembourg Obligor and any person(s) to whom they have delegated such power are entitled as a matter of law to file documents with the RCS. The Luxembourg Share Pledge Agreement provides for such delegation, failing which the Collateral Agent would not be entitled to file any documents (such as the resolution revoking the managers and appointing new ones) with the RCS. There remains however an uncertainty whether the RCS will accept such a delegation.

(e)                                  Pursuant to the Luxembourg law dated 23 December 1998 on the monetary statute and the Banque Centrale du Luxembourg, the claims of the Banque Centrale du Luxembourg, of the European Central Bank and of any other national central bank which is part of the European System of Central Banks, arising from operations in the framework of common monetary and exchange policies, have a preferred rank by operation of law on all assets held by their debtor, either with the Banque Centrale du Luxembourg, or with a securities clearing system or any other counterparty in Luxembourg. Such claims have the same rank as the preferred claims of a secured party.

(f)                                   The enforceability of any security interest (including any guarantee) in the Transaction Documents could be affected in case of novation.

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(g)                                  A floating charge would not be recognised by a Luxembourg court in relation to assets located in Luxembourg, and in the case of an insolvency of the Luxembourg Obligor, a floating charge may not be enforceable against the Luxembourg Obligor or a Luxembourg bankruptcy receiver appointed by a Luxembourg court, in relation to assets located in Luxembourg or in any other jurisdiction which does not recognise floating charges. The same applies in relation to other contractual arrangements unknown under Luxembourg law, such as powers of attorney for security purposes and the powers of any receivers (in particular after the opening of a Luxembourg insolvency proceeding) appointed under any of the Transaction Documents, subject in each case to any exceptions established by Regulation 1346/2000.

2.                                      LIMITATIONS ARISING FROM INSOLVENCY LAW

The rights and obligations of the Parties under the Transaction Documents may be limited and the opinions expressed in this Opinion Letter may be affected by general principles and specific provisions of bankruptcy, insolvency, liquidation, reorganisation, reconstruction or other laws affecting the enforcement of creditors’ rights generally. In particular, but without limitation, it is to be noted that:

(a)                                 during a gestion contrôlée (controlled management) procedure under the Grand-Ducal decree dated 24 May 1935 on the procedure of gestion contrôlée, the rights of secured creditors are frozen until a final decision has been taken by the court as to the petition for controlled management and may be affected thereafter by any reorganisation order given by the competent court. Furthermore, declarations of default and subsequent acceleration (such as an acceleration upon the occurrence of an event of default) will not be enforceable against reorganisation or liquidation orders given by a court, subject in each case to any exceptions established under Regulation 1346/2000 where applicable;

(b)                                 the effects of Luxembourg insolvency proceedings opened over a Luxembourg Obligor by a Luxembourg court would apply to all assets wherever situated, including assets located or deemed to be located outside Luxembourg, (except insofar Regulation 1346/2000 establishes any exceptions) and as a matter of Luxembourg law, the Luxembourg bankruptcy receiver appointed by the Luxembourg court would be empowered to take control over all assets of the Luxembourg Obligor wherever situated, including property located abroad, upon the conditions and to the extent provided for under Luxembourg insolvency laws and, with respect to the scope of Regulation 1346/2000, upon the terms thereof;

(c)                                  restrictions on the enforcement of its rights against other Obligors imposed on the Luxembourg Obligor may cease to be effective upon the bankruptcy of the Luxembourg Obligor;

(d)                                 the powers of any receivers appointed by virtue of any of the Transaction Documents would not be recognised by Luxembourg courts;

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(e)                                  any power of attorney and mandate, as well as any other agency provisions granted and all appointments of agents made by the Luxembourg Obligor (including any appointments made by way of security), explicitly or by implication, will terminate by law and without notice upon the Luxembourg Obligor’s bankruptcy (faillite) or judicial winding-up (liquidation judiciaire), and become ineffective upon the Luxembourg Obligor entering controlled management and suspension of payments (gestion contrôlée et sursis de paiement) (in both cases except in very limited circumstances); and

(f)                                   the filing of claims and the taking of actions by a party on behalf of the Secured Parties or other Parties may require the execution of additional documentation, such as, in case of the filing of a proof of claim in insolvency proceedings, a specific power of attorney.

3.                                      ENFORCEABILITY OF CLAIMS

(a)                                 The rights and obligations of the Parties under the Transaction Documents may be limited by general principles of criminal law, including but not limited to criminal freezing orders.

(b)                                 Periods of grace for the performance of its obligations may be granted by the courts to a debtor who has acted in good faith.

(c)                                  Rights may not be exercised in an abusive manner, and a Party may be denied the right to invoke a contractual right if so doing was abusive.

(d)                                 Specific creditors benefit from privileged rights by virtue of Luxembourg law and may take precedence over the rights of other secured or unsecured creditors. For instance, the Luxembourg tax authorities, the Luxembourg social security institutions and the salaried employees benefit from a general privilege over movables in relation to specific claims determined by law; this general privilege in principle takes precedence over the privilege of any other secured creditors.

(e)                                  The remuneration of an agent or intermediary may be subject to review and reduction by a Luxembourg court if considered excessive in light of the circumstances.

(f)                                   Whilst, in the event of any proceedings being brought in a Luxembourg court in respect of a monetary obligation expressed to be payable in a currency other than Euro, a Luxembourg court would have power to give judgement expressed as an order to pay a currency other than Euro, enforcement of the judgement against any Party in Luxembourg would be available only in Euro and for such purposes all claims or debts would be converted into Euro.

(g)                                  A contractual provision conferring or imposing a remedy, an obligation or penalty consequent upon default may not be fully enforceable if it were construed by a Luxembourg court as constituting an excessive pecuniary remedy.

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(h)                                 Limitation of liability clauses will not be enforceable in case of willful default or gross negligence, or where the obligation that has been improperly performed was the central obligation (obligation essentielle) of the person protected by the limitation of liability clause.

(i)                                     Insofar as the laws of Luxembourg are concerned, provisions in the Transaction Documents relating to the transfer or assignment of rights and obligations may require the execution of further documentation in order to be fully effective, as well as to ensure the transfer of any security interests attaching to the rights or obligations to be transferred or assigned.

(j)                                    The enforcement of the Transaction Documents and the rights and obligations of the Parties will be subject to the general statutory principles of Luxembourg law; remedies such as specific performance, the issue of an injunction or the termination for breach of contract are discretionary. Notwithstanding any agreement purporting to confer the availability of any remedy, such remedy may not be available where damages instead of specific performance or specific performance instead of termination for breach of contract are considered by the court to be an adequate alternative remedy. The enforcement of rights and obligations in an action before the Luxembourg courts is subject to Luxembourg rules of civil and commercial procedure.

(k)                                 Provisions of the Transaction Documents providing for interest being payable in specified circumstances on due and payable interest may not be enforceable against the Luxembourg Obligor before a Luxembourg court even if they are valid under the respective governing law.

(l)                                     Claims may become barred under the statute of limitations or may be or become subject to defences of set-off or counterclaim.

(m)                             We express no opinion on the validity or enforceability of waivers granted for future rights or claims.

(n)                                 Provisions according to which the Collateral Agent is authorised to sue on behalf of the Luxembourg Obligor may not be enforceable.

(o)                                 A power of attorney governed by Luxembourg law and expressed to be irrevocable or any power of attorney (including if granted by way of security) expressed to be irrevocable and granted by or on behalf of the Luxembourg Obligor may as a matter of Luxembourg law (which a court may also apply to powers granted by or on behalf of the Luxembourg Obligor under foreign law), be subject to revocation or termination by or on behalf of the grantor despite its being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the grantor of the power of attorney.

(p)                                 The right of a Party to recover attorney’s fees or other fees relating to the exercise or defence of its rights may be subject to limitations or may not be enforceable in

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accordance with its terms before a Luxembourg court or in Luxembourg court or enforcement proceedings.

(q)                                 Luxembourg courts may refuse to recognise the validity and enforceability of the powers of any receiver appointed by virtue of any of the Transaction Documents or of any action taken by such receiver on behalf of a Luxembourg Obligor.

4.                                      TAXATION

(a)                                 In case of court proceedings in a Luxembourg court, or the presentation of the Transaction Documents to an autorité constituée in Luxembourg, such court or autorité constituée may require registration of the Transaction Documents or any agreements referred to therein, in which case such agreements and any agreement referred to therein will be subject to (depending on the nature of the agreements) ad valorem (such as for instance a registration duty of 0.24% calculated on the amounts mentioned in those agreements) or fixed (such as for instance a fixed duty of 12€ for a pledge) registration duties, such duties being payable by the Party being ordered to register them.

(b)                                 On 21 June 2005, Luxembourg adopted domestic laws implementing (i) the Council Directive 2003/48/EC of 3 June 2003 (the “EU Savings Directive”) on taxation of savings income in the form of interest payments, which came into effect on 1 July 2005 as well as (ii) agreements concluded with certain dependent or associated territories (i.e. Aruba, British Virgin Islands, Guernsey, Isle of Man, Jersey, Montserrat, — the Netherlands Antilles was dissolved on 10 October 2010, resulting in two new constituent countries, Curacao and Sint Maarten, with the other islands joining together the Netherlands, together the “Territories”“).  Following the adoption of these laws and under certain circumstances a withholding or deduction would be imposed in Luxembourg on a payment of interest or other similar income (in the meaning of the EU Savings Directive) if (1) the beneficial owner (in the meaning of the EU Savings Directive) of such income is an individual being resident or a certain type of entity called “residual entity” (in the meaning of article 4.2 of the EU Savings Directive) being established in an EU Member State other than Luxembourg or one of the Territories (2) the paying agent (in the meaning of the EU Savings Directive) is established in Luxembourg and (3) such individual or “residual entity” does not request the required disclosure of information to be done, nor such individual produces an appropriate certificate obtained from the tax authorities of his state of residence confirming these authorities are aware of the payment due to him. The withholding tax rate amounts to 35%.

In addition, as regards Luxembourg resident individuals acting in the management of their private wealth, the Luxembourg law of 23 December 2005 introduced a 10% final withholding tax on savings income (i.e. with certain exemptions, savings income within the meaning of the Luxembourg law of 21 June 2005 implementing the EU Savings Directive), to the extent such income is paid or allocated by a Luxembourg paying agent within the meaning of this law. This law

19

applies to savings income accrued as from 1 July 2005 and paid as from 1 January 2006.

The European Commission has announced on 13 November 2008 proposals to amend the EU Savings Directive. The European Parliament approved an amended version of this proposal on 24 April 2009. If implemented, the proposed amendments would, inter alia, (i) extend the scope of the EU

Savings Directive to payments made through certain intermediate structures (whether or not established in an EU Member State) for the ultimate benefit of EU resident individuals, and (ii) provide for a wider definition of interest subject to the EU Savings Directive.

In addition, on 10 April 2013, Luxembourg officially announced that it will no longer apply the withholding tax system as from 1 January 2015 and will provide details of payment of interest (or similar income) as from this date.

5.                                      CORPORATE MATTERS

(a)                                 By application of Article 203 of the Law on Commercial Companies, a company not respecting any provision of Luxembourg criminal law or the Luxembourg law applicable to commercial companies may be put into judicial dissolution and liquidation upon the application of the public prosecutor.

(b)                                 The Constitutional Documents (as well as any other documents relating to the Luxembourg Obligor the publication of which is required by law) will only be enforceable against third parties after they have been published in the Mémorial C, except where such third parties have knowledge thereof, whereas however third parties may rely thereon prior to such publication. For the 15 days following the publication, such documents would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof.

(c)                                  A company which has been incorporated, but whose articles of association adopted upon incorporation have not yet been published in the Mémorial C will not be entitled to start any legal proceedings as plaintiff until such publication has been made.

6.                                     GOVERNING LAW

(a)                                 The Luxembourg courts would not apply a chosen foreign law if:

(i)                                     the choice was not made bona fide, or

(ii)                                  the foreign law was not pleaded and proved, or

(iii)                               if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg public policy or public order.

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(b)                                 A Luxembourg court may refuse to apply the chosen governing law in the following cases:

(i)                                     where all other elements relevant to the situation at the time that the Transaction Documents were entered into are located in a country other than the country of the chosen governing law, to the extent the Parties’ choice of governing law affects the application of the provisions of the law of that other country which cannot be derogated from by agreement, which the court may then apply;

(ii)                                  where all other elements relevant to the situation at the time that the Transaction Documents were entered into are located in one or more Member States of the European Union and where the chosen law is not the one of a Member State, it may apply the provisions of EU law, where appropriate as implemented in Luxembourg, which cannot be derogated from by agreement;

(iii)                               if the overriding mandatory provisions (lois de police) of the law of the country where the obligations arising out of the Transaction Documents have to be or have been performed, render the performance of the Transaction Documents unlawful in such country, in which case it may apply such overriding mandatory provisions taking into account (in deciding such application) the nature and object of such laws, as well as the consequences of its application or non-application;

(iv)                              regarding the means of enforcement and measures to be taken by a creditor in case of a default in performance, it may apply the law of the country in which performance is taking place; or

(v)                                 if a Party is subject to insolvency proceedings, in which case it would apply the insolvency laws of the jurisdiction in which such insolvency proceedings have been regularly opened to the effects of such insolvency except to the extent any exceptions are established by Regulation 1346/2000.

(c)                                  We express no opinion on any choice of law provisions in the Transaction Documents relating to contractual obligations that do not fall within the scope of the Rome I Regulation and to non-contractual obligations that do not fall within the scope of the Rome II Regulation.

(d)                                 The determination of the governing law and the recognition of trusts by Luxembourg courts (whether or not one or more elements of the trust relationship or trust assets are located in Luxembourg) will be made in accordance with the Convention dated 1 July 1985 on the law applicable to trusts and their recognition (ratified by a law dated 27 July 2003 on trusts and fiduciary contracts) (the “Hague Trusts Convention”), to the extent the relevant trust comes within the scope thereof. The law chosen by the parties will in principle be recognised as

21

governing law, and the effects of the trust (in particular the segregation of trust assets) will be recognised in accordance with the Hague Trusts Convention, subject to the exceptions established therein, including the non-recognition of the chosen governing law if the situation has a closer link with another jurisdiction which does not recognise trusts, the application of mandatory laws of Luxembourg and other jurisdictions in the matters referred to in Article 15 of the Hague Trusts Convention and the general exception of public order. In relation to the provision of any Transaction Document providing that the Luxembourg Obligor shall hold on trust certain assets received, the non-recognition of the trust under Luxembourg law would cause the purported beneficiaries to only have an unsecured claim against the Luxembourg Obligor, which claim will rank pari passu with the claims of other unsecured creditors of the Luxembourg Obligor.

7.                                      JURISDICTION

(a)                                 A Luxembourg court may stay proceedings if concurrent proceedings are being brought elsewhere.

(b)                                 Designation of jurisdiction of courts in the interest of one Party or one group of Parties only will not prevent those Parties from bringing actions in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

(c)                                  In a decision dated 26 September 2012, the French Cour de Cassation has denied effect to a jurisdiction clause (in a form similar to the one in the Foreign Law Documents (other than the Account Control Agreement)), which gives exclusive jurisdiction to one court but allows one of the parties to bring actions in other courts, as being contrary to the object and the finality of the prorogation of jurisdiction (prorogation de compétence) of Article 23 of Regulation 44/2001. While Luxembourg case-law has recognised the validity and enforceability of such jurisdiction clauses in the past (under the convention on jurisdiction and the enforcement of judgments in civil and commercial matters dated 27 September 1968, as amended), some uncertainty has arisen (even outside France) as to the validity and effectiveness of such clauses under Regulation 44/2001 as a result of the French decision. If a Luxembourg court would adopt the same approach, the jurisdiction clause would be ineffective and normal rules of jurisdiction would apply.

If such an approach was followed by Luxembourg courts in relation to the interpretation of Regulation 44/2001, it cannot be excluded that a similar approach would be adopted by them in relation to jurisdiction clauses outside the scope of application of Regulation 44/2001

(d)                                 The president of a competent court in Luxembourg, in any matter in which the plaintiff seeks provisional measures in summary proceedings (référé) or a permission to levy a prejudgement attachment (autorisation de saisie-arrêt conservatoire), may assume jurisdiction, on the basis of the general provisions of Luxembourg law (as applicable pursuant to Regulation 44/2001), in connection

22

with assets located in Luxembourg notwithstanding the aforementioned submission to the jurisdiction of the courts of other countries, and such action would be governed by Luxembourg law.

(e)                                  Jurisdiction clauses would not be enforceable in or binding on a Luxembourg court in relation to actions brought for non-contractual claims.

8.                                      OTHER MATTERS

(a)                                 A contractual provision allowing the service of process against the Luxembourg Obligor or any other third party appointed to such effect could be overridden by Luxembourg statutory provisions allowing the valid service of process against the Luxembourg Obligor in accordance with applicable laws at their registered office. A provision allowing any other party to appoint a replacement process agent instead of the Luxembourg Obligor would most likely not be enforceable in or the effects thereof recognised by a Luxembourg court.

(b)                                 We express no opinion on any notification obligation to the Banque Centrale de Luxembourg for statistical purposes which may arise from any payments under the Transaction Documents.

(c)                                  The admissibility as evidence of the Transaction Documents before a Luxembourg court or public authority to which the Transaction Documents are produced will require that the Transaction Documents be accompanied by a complete or partial translation into French or German and a Luxembourg court may always require that the parties produce the original of a Transaction Document on the basis of which a claim is made.

(d)                                 A discretion established in favour of one Party by any of the Transaction Documents will have to be exercised in a reasonable manner.

(e)                                  With respect to provisions under which determination of circumstances or certification by any Party is stated or implied to be conclusive and binding upon the Luxembourg Obligor, a Luxembourg court would be authorised to examine whether such determination occurred in good faith and may nevertheless request a Party to provide further evidence.

(f)                                   All rights and obligations arising under the Transaction Documents involving

(i)                                     the government of any country which is currently the subject of United Nations, the European Union or any other applicable sanctions (an “Affected Country”), (ii) any person or body resident in, incorporated in or constituted under the laws of any Affected Country, (iii) any person or body controlled by any of the foregoing, (iv) any person or body exercising public functions in any Affected Country or (v) any person or body being itself subject of United Nations, the European Union or any other applicable sanctions may be subject to restrictions pursuant to such sanctions as implemented in Luxembourg law.

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(g)                                  A severability clause may be ineffective if a Luxembourg court considers that the illegal, invalid or unenforceable clause was a substantive or material clause.

*       *

*

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EXHIBIT E

FORMS OF OPINION OF DAUGHERTY, FOWLER, PEREGRIN, HAUGHT &
JENSON

Exhibit E-1

(FAA Form   - No CTT Assignment Interest)
(For the Letterhead of Daugherty, Fowler, Peregrin, Haught & Jenson)

            , 2014

To the Parties Named on
Schedule 1 attached hereto

RE:               One (1)           model                  (shown on the IR as                        model                              ) aircraft bearing manufacturer’s serial number                                 and U.S. Registration No. N                                (the “Airframe”) and two (2)           model                                (shown on the IR as                                                    model                               ) aircraft engines bearing manufacturer’s serial numbers                 and                       (the “Engines”)

Ladies and Gentlemen:

Acting as special legal counsel in connection with the transactions contemplated by the instruments described below, this opinion is furnished to you with respect to (i) the registration of interests with the International Registry (the “IR”) created pursuant to, and according to the provisions of, the Convention on International Interests in Mobile Equipment (the “Convention”), the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment (the “Protocol”), both signed in Cape Town, South Africa on November 16, 2001, together with the Regulations for the International Registry (the “Regulations”), the International Registry Procedures (the “Procedures”), and all other rules, amendments, supplements, and revisions thereto (collectively the “CTT”), all as in effect on this date in the United States of America, as a Contracting State, and (ii) the recordation of instruments and the registration of airframes with the Federal Aviation Civil Aircraft Registry (the “FAA”) under the requirements of Title 49 of the United States Code (the “Transportation Code”).

Terms capitalized herein and not otherwise defined herein shall have the meanings given in the CTT and on Schedule 3 attached hereto.

Based upon our examination of such records of the FAA and the IR as we deemed necessary to render this opinion, it is our opinion that:

1.                                      the Airframe and the Engines constitute Aircraft Objects based upon the Interim Updatable List of Eligible Aircraft Objects compiled by the FAA;

N              (msn         )

2.                                      the Airframe is duly registered in the name of Wilmington Trust Company, as owner trustee (the “Owner Trustee”), pursuant to and in accordance with the Transportation Code;

3.                                      the owner of the Airframe for registration purposes at the FAA is the Owner Trustee and the Airframe and the Engines are free and clear of liens and encumbrances of record at the FAA except as created by the Lease;

4.                                      the rights of the Owner Trustee, as lessor, and                 , as lessee, under the Lease, with respect to the Airframe and the Engines, are perfected at the FAA;

5.                                      based upon the Priority Search Certificates dated                     , 2014 obtained from the IR, copies of which are attached hereto as Schedule 2 and incorporated herein by reference:

(a)                                 the Airframe and the Engines are subject only to the CTT Lease Interest;

(b)                                 the CTT Lease Interest has been duly registered on the IR and constitutes a first priority International Interest in the Airframe and the Engines; and,

(c)                                  the CTT Sale has been duly registered on the IR and constitutes a Sale, with respect to the Airframe and the Engines;

6.                                      the CTT Interests are entitled to the priorities, protections and benefits of the CTT, subject to the statements on Exhibit A attached hereto;

7.                                      no further registration on the IR of the CTT Interests is required under the CTT in order to maintain the effectiveness and priority thereof and no other registration of the Airframe or filings other than filings with the FAA (which have been duly effected) are necessary in order to:

(a)                                 maintain the registration of the Airframe in the name of the Owner Trustee, subject to compliance with the provisions of Title 14, Section 47.40 of the Code of Federal Regulations relating to re-registration and renewal of the registration of the Airframe; and,

(b)                                 maintain the lien and priority of the Lease, with respect to the Airframe and the Engines; and,

8.                                      no authorization, approval, consent, license or order of, or registration with, or the giving of notice to, the FAA is required for the valid authorization, delivery and performance of the Lease, except for the prior filing with the FAA thereof.

In the event the CTT Interests are not subject to the CTT, then the interests created thereby are governed by the Transportation Code or applicable law.

This opinion is subject to certain comments, limitations and assumptions as listed in Exhibit A attached hereto and incorporated herein by reference.

The effective date of this opinion is the date the IR searches were performed, as set forth on the Priority Search Certificates attached hereto as Schedule 2.

Very truly yours,

Robert M. Peregrin
For the Firm

RMP\ms

3

SCHEDULE 1

Deutsche Bank AG, New York Branch as Administrative Agent (the “Administrative Agent”) and as Collateral Agent (the “Collateral Agent”)

the Lenders party to the Term Loan Credit Agreement, dated as of               , 2014, among Delos Finance S.à r.L., as the borrower, International Lease Finance Corporation, as an obligor, Hyperion Aircraft Limited, as an obligor, Delos Aircraft Limited, as an obligor, Apollo Aircraft Inc., as an obligor, Artemis (Delos) Limited, as an obligor, the Administrative Agent and the Collateral Agent

Wilmington Trust Company, as owner trustee

International Lease Finance Corporation

SCHEDULE 2

[the Priority Search Certificates attached hereto]

SCHEDULE 3

Description of Lease

Description of Warranty Bill of Sale

Warranty Bill of Sale dated                20     between [ILFC or an ILFC Entity], as seller, conveying title to the Airframe and the Engines to Wilmington Trust Company, as Owner Trustee, as purchaser.

Description of FAA Bill of Sale

AC Form 8050-2 Aircraft Bill of Sale dated                20     by [ILFC or an ILFC Entity], as seller, conveying title to the Airframe to Wilmington Trust Company, as Owner Trustee, as purchaser, which was recorded by the Federal Aviation Administration on                                          , 20     and assigned Conveyance No.                       .

Description of CTT Lease Interest

International Interest registered with the International Registry                20     between               as Debtor, and Wilmington Trust Company, as Owner Trustee, as Creditor, as set forth on the Priority Search Certificates, with respect to the Airframe and the Engines.

Description of CTT Sale

Contract of Sale registered with the International Registry on                20     between [ILFC or an ILFC Entity], as Seller, and Wilmington Trust Company, as Owner Trustee, as Buyer, as set forth on the Priority Search Certificates, with respect to the Airframe and the Engines.

Description of CTT Interests

The CTT Lease Interest and the CTT Sale are referred to collectively as the “CTT Interests”.

3-1

EXHIBIT A

Assumptions and Limitations

In rendering the foregoing opinion we have assumed that:

(i)                                     the records maintained by the FAA are accurate in all respects;

(ii)                                  the Priority Search Certificates are accurate in all respects, contain all the registered information and data on the IR in connection with the Airframe and the Engines to which they relate, and have not been altered since the date of such Priority Search Certificates;

(iii)                               the IR descriptions of the Airframe and the Engines are as noted above and are accurate and complete descriptions with respect to the registrations on the IR;

(iv)                              at the time each of the Warranty Bill of Sale, the FAA Bill of Sale and the Lease was concluded, the Debtor was situated, pursuant to the CTT, in the United States;

(v)                                 the necessary parties under each of the Warranty Bill of Sale, the FAA Bill of Sale and the Lease have given the consents in writing to the registration with the IR of the interests in the Airframe and the Engines created thereby;

(vi)                              each of the CTT Interests is effective under applicable local law to constitute an International Interest or a Sale subject to the CTT and registration on the IR;

(vii)                           all of the registrations indicated on the Priority Search Certificates are fully and properly constituted and validly created under the CTT;

(viii)                        all documents identified in this opinion, all documents in the records maintained by the FAA for the Airframe and the Engines, as well as any registrations on the IR pertaining to the Airframe and the Engines, are valid, enforceable and sufficient under the relevant applicable law or the CTT to create, effect or terminate the rights and interests they purport to create, effect or terminate;

(ix)                              in rendering this opinion, we have assumed that:

(a)                                 the Owner Trustee qualifies as a “citizen of the United States” as defined in the Transportation Code;

(b)                                 the instruments described above are valid and enforceable under applicable local law; and,

(c)                                  there are no documents with respect to the Airframe and the Engines which have been filed for recordation with the FAA under the FAA’s recording system but which have not yet been listed in the available records of such system as having been so filed;

A-0

(x)                                 there has been no subordination or variation of any priority that would be acquired pursuant to the terms of the CTT, in connection with the registrations on the IR evidenced by the Priority Search Certificates other than pursuant to any subordination indicated on the Priority Search Certificates;

(xi)                              the Airframe is not registered under the civil aircraft registry of any other country;

(xii)                           the Interim Updatable List of Eligible Aircraft Objects compiled by the FAA, insofar as it relates to the Airframe and the Engines, is accurate in all respects;

(xiii)                        the Airframe and the Engines have been accurately described, as applicable, by manufacturer’s name, model and serial number by the parties in each of the Warranty Bill of Sale, the FAA Bill of Sale and the Lease; and,

(xiv)                       the United States Contracting State search certificate description of declarations, withdrawals of declarations and categories of non-consensual rights or interests, as communicated to the Registrar by UNIDROIT as the Depositary as having been declared by the United States, and the date on which each such declaration or withdrawal of declaration is recorded, are accurate in all respects.

In addition, our opinion is subject to the following limitations:

(i)                                     a search on the IR pursuant to the CTT requires that the searching party enter the exact manufacturer, model or serial number of an airframe or engine being searched using the appropriate drop-down boxes, where available, and if a registration has been made on the IR against the Airframe and the Engines which describes the Airframe and the Engines differently (i.e. any space, comma, dash, added number or character, missing number or character, or any other discrepancy whatsoever in the description of the manufacturer, model or serial number) the Priority Search Certificates will produce an inaccurate search result; accordingly, there may be registrations on the IR against the Airframe and the Engines which are not reflected on the Priority Search Certificates and which may have priority over subsequent registrations on the IR or filings with the FAA;

(ii)                                  the opinion relating to the registration of the Airframe with the FAA is issued only as to its current eligibility for registration and not with respect to events which may occur in the future which may affect the continued eligibility for registration;

(iii)                               as to matters of United States Citizenship as defined in the Transportation Code, the undersigned has relied upon representations made in the Aircraft Registration Application already on file with the FAA;

(iv)                              because the FAA does not maintain registration records for engines for nationality purposes, we cannot independently verify the owner, make, model, or serial numbers of the Engines;

(v)                                 in rendering this opinion, we are subject to the accuracy of the FAA, its employees and agents in the filing, indexing, cross-referencing, imaging and recording of instruments filed with the FAA;

A-1

(vi)                              no opinion is expressed herein as to laws other than the CTT and the Transportation Code;

(vii)                           this opinion as to the status of the records of the FAA as to the Airframe covers only that period of time during which the Airframe has been subject to United States Registration;

(viii)                        the Lease was filed with the FAA with certain information intentionally omitted from the FAA filing counterpart as containing confidential or proprietary information and we have relied upon the opinion of John H.  Cassady, Deputy Chief Counsel of the FAA issued September 16, 1994 (Federal Register/Volume 59, Number 182/September 21, 1994) and the current practices of the FAA with respect to the eligibility of the Lease for recordation with the confidential omissions; and,

(ix)                              since our examination was limited to records maintained by the FAA and the IR, our opinion:

(a)                                 in respect of rights derived from FAA filings, does not cover liens, claims or encumbrances of which the parties have actual notice as contemplated by 49 U.S.C. §44108(a);

(b)                                 in respect of rights derived from FAA filings or registrations with the IR, does not cover liens, claims or encumbrances which are perfected without the filing of notice thereof with the FAA or the IR, including without limitation, federal tax liens, liens arising under Section 1368(a) of Title 29 of the United States Code, liens arising under 49 U.S.C. §46304 and certain artisan’s liens;

(c)                                  does not cover liens perfected in foreign jurisdictions, except to the extent applicable law would regulate their priority based on registration with the IR; and,

(d)                                 does not cover any rights to arrest or detain an airframe or an engine under any applicable law.

A-2

(IR Form #1, Contract of Sale only)
(For the Letterhead of Daugherty, Fowler, Peregrin, Haught & Jenson)

March 6, 2014

To the Parties Named on
Schedule 1 attached hereto

RE:                           One (1)       model       aircraft bearing manufacturer’s serial number         (the “Airframe”)  and two (2)                             model          aircraft engines bearing manufacturer’s serial numbers               and                (the “Engines”)

Ladies and Gentlemen:

Acting as special legal counsel, this opinion is furnished to you with respect to the registration of interests with the International Registry (the “IR”) created pursuant to, and according to the provisions of, the Convention on International Interests in Mobile Equipment (the “Convention”), the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment (the “Protocol”), both signed in Cape Town, South Africa on November 16, 2001, together with the Regulations for the International Registry (the “Regulations”), the International Registry Procedures (the “Procedures”), and all other rules, amendments, supplements, and revisions thereto (collectively the “CTT”).

Terms capitalized herein and not otherwise defined herein shall have the meanings given in the CTT and on Schedule 3 attached hereto.

Based upon our examination of such records of the IR as we deemed necessary to render this opinion, it is our opinion that:

1.                                      the Airframe and the Engines constitute Aircraft Objects;

2.                                      based upon the Priority Search Certificates dated           ,     2014  obtained from the IR, copies of which are attached hereto as Schedule 2 and incorporated herein by reference:

Aircraft (n$n          )

(a)                                 the Airframe and the Engines are not subject to any International Interests that have not been discharged; and,

(b)                                 the Sale has been duly registered on the IR and constitutes a Sale, with respect to the Airframe and the Engines;

3.                                      the Sale is entitled to the priorities, protections and benefits of the CTT, subject to the statements on Exhibit A attached hereto; and,

4.                                      no further registration on the IR of the Sale is required under the CTT in order to maintain the effectiveness and priority thereof.

In the event the Sale is not subject to the CTT, then the interest created thereby is governed by applicable law.

This opinion is subject to certain comments, limitations and assumptions as listed in Exhibit A attached hereto and incorporated herein by reference.

The effective date of this opinion is the date the IR searches were performed, as set forth on the Priority Search Certificates attached hereto as Schedule 2.

Very truly yours,

Robert M. Peregrin
For the Firm

RMP\ms

2

SCHEDULE 1

Deutsche Bank AG, New York Branch as Administrative Agent (the “Administrative Agent”) and as Collateral Agent (the “Collateral Agent”)

the Lenders party to the Term Loan Credit Agreement, dated as of March 6, 2014, among Delos Finance S.à r.L., as the borrower, International Lease Finance Corporation, as an obligor, Hyperion Aircraft Limited, as an obligor, Delos Aircraft Limited, as an obligor, Apollo Aircraft Inc., as an obligor, Artemis (Delos) Limited, as an obligor, the Administrative Agent and the Collateral Agent

Wilmington Trust Company, as owner trustee

International Lease Finance Corporation

SCHEDULE 2

[the Priority Search Certificates attached hereto]

SCHEDULE 3

Description of Sale

Contract of Sale registered with the International Registry              ,       between [ILFC or an ILFC Entity], as Seller, and                       , as Buyer, as set forth on the Priority Search Certificates, with respect to the Airframe and the Engines.

EXHIBIT A

Assumptions and Limitations

In rendering the foregoing opinion we have assumed that:

(i)

the Priority Search Certificates are accurate in all respects, contain all the registered information and data on the IR in connection with the Airframe and the Engines to which they relate, and have not been altered since the date of such Priority Search Certificates;

(ii)	the IR descriptions of the Airframe and the Engines are as noted above and are accurate and complete descriptions with respect to the registrations on the IR;

(iii)	the Sale is effective to constitute a Sale subject to the CTT and registration on the IR;

(iv)	all of the registrations indicated on the Priority Search Certificates are fully and properly constituted and validly created under the CTT;

(v)

all registrations on the IR pertaining to the Airframe and the Engines are valid, enforceable and sufficient under the relevant applicable law or the CTT to create, effect or terminate the rights and interests they purport to create, effect or terminate; and,

(vi)

there has been no subordination or variation of any priority that would be acquired pursuant to the terms of the CTT, in connection with the registrations on the IR evidenced by the Priority Search Certificates other than pursuant to any subordination indicated on the Priority Search Certificates.

In addition, since our examination was limited to records maintained by the IR, our opinion is subject to the following limitations:

(i)	no opinion is expressed herein as to laws other than the CTT;

(ii)	in respect of rights derived from registrations with the IR does not cover liens, claims or encumbrances which are perfected without the filing of notice thereof;

(iii)	does not cover liens perfected in foreign jurisdictions, except to the extent applicable law would regulate their priority based on registration with the IR; and,

(iv)	does not cover any rights to arrest or detain an airframe or an engine under any applicable law.

A-0

(IR Form #2, COS and International Interest)
(For the Letterhead of Daugherty, Fowler, Peregrin, Haught & Jenson)

March 6, 2014

To the Parties Named on
Schedule 1 attached hereto

RE:                           One (1)         model         aircraft bearing manufacturer’s serial number         (the “Airframe”) and two (2)                               model         aircraft engines bearing manufacturer’s serial numbers              and              (the “Engines”)

Ladies and Gentlemen:

Acting as special legal counsel, this opinion is furnished to you with respect to the registration of interests with the International Registry (the “IR”) created pursuant to, and according to the provisions of, the Convention on International Interests in Mobile Equipment (the “Convention”), the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment (the “Protocol”), both signed in Cape Town, South Africa on November 16, 2001, together with the Regulations for the International Registry (the “Regulations”), the International Registry Procedures (the “Procedures”), and all other rules, amendments, supplements, and revisions thereto (collectively the “CTT”).

Terms capitalized herein and not otherwise defined herein shall have the meanings given in the CTT and on Schedule 3 attached hereto.

Based upon our examination of such records of the IR as we deemed necessary to render this opinion, it is our opinion that:

1.                                      the Airframe and the Engines constitute Aircraft Objects;

2.                                      based upon the Priority Search Certificates dated            ,     2014  obtained from the IR, copies of which are attached hereto as Schedule 2 and incorporated herein by reference:

(a)                                 the Airframe and the Engines are subject only to the Lease International Interest;

(b)                                 the Lease International Interest has been duly registered on the IR and constitutes a first priority International Interest in the Airframe and the Engines; and,

(c)                                  the Sale has been duly registered on the IR and constitutes a Sale, with respect to the Airframe and the Engines;

3.                                      the CTT Interests are entitled to the priorities, protections and benefits of the CTT, subject to the statements on Exhibit A attached hereto; and,

4.                                      no further registration on the IR of the CTT Interests is required under the CTT in order to maintain the effectiveness and priority thereof.

In the event the CTT Interests are not subject to the CTT, then the interests created thereby are governed by applicable law.

This opinion is subject to certain comments, limitations and assumptions as listed in Exhibit A attached hereto and incorporated herein by reference.

The effective date of this opinion is the date the IR searches were performed, as set forth on the Priority Search Certificates attached hereto as Schedule 2.

Very truly yours,

Robert M. Peregrin
For the Firm

RMP\ms

SCHEDULE 1

Deutsche Bank AG, New York Branch as Administrative Agent (the “Administrative Agent”) and as Collateral Agent (the “Collateral Agent”)

the Lenders party to the Term Loan Credit Agreement, dated as of March 6, 2014, among Delos Finance S.à r.L., as the borrower, International Lease Finance Corporation, as an obligor, Hyperion Aircraft Limited, as an obligor, Delos Aircraft Limited, as an obligor, Apollo Aircraft Inc., as an obligor, Artemis (Delos) Limited, as an obligor, the Administrative Agent and the Collateral Agent

Wilmington Trust Company, as owner trustee

International Lease Finance Corporation

SCHEDULE 2

[the Priority Search Certificates attached hereto]

SCHEDULE 3

Description of Lease International Interest

International Interest registered with the International Registry           ,     20     between                                   as Debtor, and                                        as Creditor, as set forth on the Priority Search Certificates, with respect to the Airframe and the Engines.

Description of Sale

Contract of Sale registered with the International Registry           ,     20     between [ILFC or an ILFC Entity], as Seller, and                                  , as Buyer, as set forth on the Priority Search Certificates, with respect to the Airframe and the Engines.

Description of CTT Interests

The Lease International Interest and the Sale are referred to collectively as the “CTT Interests”.

3-1

EXHIBIT A

Assumptions and Limitations

In rendering the foregoing opinion we have assumed that:

(i)                                     the Priority Search Certificates are accurate in all respects, contain all the registered information and data on the IR in connection with the Airframe and the Engines to which they relate, and have not been altered since the date of such Priority Search Certificates;

(ii)                                  the IR descriptions of the Airframe and the Engines are as noted above and are accurate and complete descriptions with respect to the registrations on the IR;

(iii)                               the CTT Interests are effective to constitute an International Interest or a Sale subject to the CTT and registration on the IR;

(iv)                              all of the registrations indicated on the Priority Search Certificates are fully and properly constituted and validly created under the CTT;

(v)                                 all registrations on the IR pertaining to the Airframe and the Engines are valid, enforceable and sufficient under the relevant applicable law or the CTT to create, effect or terminate the rights and interests they purport to create, effect or terminate;

(vi)                              there has been no subordination or variation of any priority that would be acquired pursuant to the terms of the CTT, in connection with the registrations on the IR evidenced by the Priority Search Certificates other than pursuant to any subordination indicated on the Priority Search Certificates.

In addition, since our examination was limited to records maintained by the IR, our opinion is subject to the following limitations:

(i)                                     no opinion is expressed herein as to laws other than the CTT;

(ii)                                  in respect of rights derived from registrations with the IR does not cover liens, claims or encumbrances which are perfected without the filing of notice thereof;

(iii)                               does not cover liens perfected in foreign jurisdictions, except to the extent applicable law would regulate their priority based on registration with the IR; and,

(iv)                              does not cover any rights to arrest or detain an airframe or an engine under any applicable law.

(IR Form#3, COS, International Interest, Assignment of an International Interest)
(For the Letterhead of Daugherty, Fowler, Peregrin, Haught & Jenson)

March 6, 2014

To the Parties Named on
Schedule 1 attached hereto

RE:                           One (1)         model         aircraft bearing manufacturer’s serial number         (the “Airframe”) and two (2)                               model         aircraft engines bearing manufacturer’s serial numbers         and         (the “Engines”)

Ladies and Gentlemen:

Acting as special legal counsel this opinion is furnished to you with respect to the registration of interests with the International Registry (the “IR”) created pursuant to, and according to the provisions of, the Convention on International Interests in Mobile Equipment (the “Convention”), the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment (the “Protocol”), both signed in Cape Town, South Africa on November 16, 2001, together with the Regulations for the International Registry (the “Regulations”), the International Registry Procedures (the “Procedures”), and all other rules, amendments, supplements, and revisions thereto (collectively the “CTT”).

Terms capitalized herein and not otherwise defined herein shall have the meanings given in the CTT and on Schedule 3 attached hereto.

Based upon our examination of such records of the IR as we deemed necessary to render this opinion, it is our opinion that:

1.                                      the Airframe and the Engines constitute Aircraft Objects;

2.                                      based upon the Priority Search Certificates dated               , 2014 obtained from the IR, copies of which are attached hereto as Schedule 2 and incorporated herein by reference:

(a)                                 the Airframe and the Engines are subject only to the Lease International Interest, which has been assigned by the Lease Assignment Interest;

(b)                                 the Lease International Interest has been duly registered on the IR and constitutes a first priority International Interest in the Airframe and the Engines;

(c)                                  the Lease Assignment Interest has been duly registered on the IR as an Assignment of the Lease International Interest; and,

(d)                                 the Sale has been duly registered on the IR and constitutes a Sale, with respect to the Airframe and the Engines;

3.                                      the CTT Interests are entitled to the priorities, protections and benefits of the CTT, subject to the statements on Exhibit A attached hereto; and,

4.                                      no further registration on the IR of the CTT Interests is required under the CTT in order to maintain the effectiveness and priority thereof.

In the event the CTT Interests are not subject to the CTT, then the interests created thereby are governed by applicable law.

This opinion is subject to certain comments, limitations and assumptions as listed in Exhibit A attached hereto and incorporated herein by reference.

The effective date of this opinion is the date the IR searches were performed, as set forth on the Priority Search Certificates attached hereto as Schedule 2.

Very truly yours,

Robert M. Peregrin
For the Firm

RMP\ms

SCHEDULE 1

Deutsche Bank AG, New York Branch as Administrative Agent (the “Administrative Agent”) and as Collateral Agent (the “Collateral Agent”)

the Lenders party to the Term Loan Credit Agreement, dated as of March 6, 2014, among Delos Finance S.à r.L., as the borrower, International Lease Finance Corporation, as an obligor, Hyperion Aircraft Limited, as an obligor, Delos Aircraft Limited, as an obligor, Apollo Aircraft Inc., as an obligor, Artemis (Delos) Limited, as an obligor, the Administrative Agent and the Collateral Agent

Wilmington Trust Company, as owner trustee

International Lease Finance Corporation

SCHEDULE 2

[the Priority Search Certificates attached hereto]

SCHEDULE 3

Description of Lease International Interest

International Interest registered with the International Registry              , 20     between                     , as Debtor, and [ILFC or an ILFC Entity], as Creditor, as set forth on the Priority Search Certificates, with respect to the Airframe and the Engines.

Description of Lease Assignment Interest

Assignment of an International Interest registered with the International Registry              , 20     between  [ILFC or an ILFC Entity], as Assignor, and                     , as Assignee, as set forth on the Priority Search Certificates, with respect to the Airframe and the Engines.

Description of Sale

Contract of Sale registered with the International Registry              , 20     between [ILFC or an ILFC Entity], as Seller, and                     , as Buyer, as set forth on the Priority Search Certificates, with respect to the Airframe and the Engines.

Description of CTT Interests

The Lease International Interest, the Lease Assignment Interest and the Sale are referred to collectively as the “CTT Interests”.

3-1

EXHIBIT A

Assumptions and Limitations

In rendering the foregoing opinion we have assumed that:

(i)                                     the Priority Search Certificates are accurate in all respects, contain all the registered information and data on the IR in connection with the Airframe and the Engines to which they relate, and have not been altered since the date of such Priority Search Certificates;

(ii)                                  the IR descriptions of the Airframe and the Engines are as noted above and are accurate and complete descriptions with respect to the registrations on the IR;

(iii)                               the CTT Interests are effective to constitute an International Interest, an Assignment of an International Interest or a Sale subject to the CTT and registration on the IR;

(iv)                             all of the registrations indicated on the Priority Search Certificates are fully and properly constituted and validly created under the CTT;

(v)                                all registrations on the IR pertaining to the Airframe and the Engines are valid, enforceable and sufficient under the relevant applicable law or the CTT to create, effect or terminate the rights and interests they purport to create, effect or terminate;

(vi)                              there has been no subordination or variation of any priority that would be acquired pursuant to the terms of the CTT, in connection with the registrations on the IR evidenced by the Priority Search Certificates other than pursuant to any subordination indicated on the Priority Search Certificates.

In addition, since our examination was limited to records maintained by the IR, our opinion is subject to the following limitations:

(i)	no opinion is expressed herein as to laws other than the CTT;

(ii)	in respect of rights derived from registrations with the IR does not cover liens, claims or encumbrances which are perfected without the filing of notice thereof;

(iii)	does not cover liens perfected in foreign jurisdictions, except to the extent applicable law would regulate their priority based on registration with the IR; and,

(iv)	does not cover any rights to arrest or detain an airframe or an engine under any applicable law.

(IR Form #4, COS and 2 International Interests)
(For the Letterhead of Daugherty, Fowler, Peregrin,                                           Haught & Jenson)

March 6, 2014

To the Parties Named on
Schedule 1 attached hereto

RE:                           One (1)         model         aircraft bearing manufacturer’s serial number         (the “Airframe”) and two (2)                              model         aircraft engines bearing manufacturer’s serial numbers         and         (the “Engines”)

Ladies and Gentlemen:

Acting as special legal counsel, this opinion is furnished to you with respect to the registration of interests with the International Registry (the “IR”) created pursuant to, and according to the provisions of, the Convention on International Interests in Mobile Equipment (the “Convention”), the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment (the “Protocol”), both signed in Cape Town, South Africa on November 16, 2001, together with the Regulations for the International Registry (the “Regulations”), the International Registry Procedures (the “Procedures”), and all other rules, amendments, supplements, and revisions thereto (collectively the “CTT”).

Terms capitalized herein and not otherwise defined herein shall have the meanings given in the CTT and on Schedule 3 attached hereto.

Based upon our examination of such records of the IR as we deemed necessary to render this opinion, it is our opinion that:

1.                                      the Airframe and the Engines constitute Aircraft Objects;

2.                                      based upon the Priority Search Certificates dated          ,     2014  obtained from the IR, copies of which are attached hereto as Schedule 2 and incorporated herein by reference:

(a)                                 the Airframe and the Engines are subject only to:

(i)                         Lease International Interest A; and,

(ii)                      Lease International Interest B;

(b)                                 Lease International Interest A has been duly registered on the IR and constitutes a first priority International Interest in the Airframe and the Engines;

(c)                                  Lease International Interest B has been duly registered on the IR and constitutes an International Interest in the Airframe and the Engines; and,

(d)                                 the Sale has been duly registered on the IR and constitutes a Sale, with respect to the Airframe and the Engines;

3.                                     the CTT Interests are entitled to the priorities, protections and benefits of the CTT, subject to the statements on Exhibit A attached hereto; and,

4.                                      no further registration on the IR of the CTT Interests is required under the CTT in order to maintain the effectiveness and priority thereof.

In the event the CTT Interests are not subject to the CTT, then the interests created thereby are governed by applicable law.

This opinion is subject to certain comments, limitations and assumptions as listed in Exhibit A attached hereto and incorporated herein by reference.

The effective date of this opinion is the date the IR searches were performed, as set forth on the Priority Search Certificates attached hereto as Schedule 2.

Very truly yours,

Robert M. Peregrin
For the Firm

RMP\ms

2

SCHEDULE 1

Deutsche Bank AG, New York Branch as Administrative Agent (the “Administrative Agent”) and as Collateral Agent (the “Collateral Agent”)

the Lenders party to the Term Loan Credit Agreement, dated as of March 6, 2014, among Delos Finance S.à r.L., as the borrower, International Lease Finance Corporation, as an obligor, Hyperion Aircraft Limited, as an obligor, Delos Aircraft Limited, as an obligor, Apollo Aircraft Inc., as an obligor, Artemis (Delos) Limited, as an obligor, the Administrative Agent and the Collateral Agent

Wilmington Trust Company, as owner trustee

International Lease Finance Corporation

SCHEDULE 2

[the Priority Search Certificates attached hereto]

SCHEDULE 3

Description of Lease International Interest A

International Interest registered with the International Registry              , 20     between                    , as Debtor, and                                               , as Creditor, as set forth on the Priority Search Certificates, with respect to the Airframe and the Engines.

Description of Lease International Interest B

International Interest registered with the International Registry              , 20     between                    , as Debtor, and                                               , as Creditor, as set forth on the Priority Search Certificates, with respect to the Airframe and the Engines.

Description of Sale

Contract of Sale registered with the International Registry              , 20     between [ILFC or an ILFC Entity], as Seller, and                                               , as Buyer, as set forth on the Priority Search Certificates, with respect to the Airframe and the Engines.

Description of CTT Interests

Lease International Interest A, Lease International Interest B and the Sale are referred to collectively as the “CTT Interests”.

3-1

EXHIBIT A

Assumptions and Limitations

In rendering the foregoing opinion we have assumed that:

(i)                                     the Priority Search Certificates are accurate in all respects, contain all the registered information and data on the IR in connection with the Airframe and the Engines to which they relate, and have not been altered since the date of such Priority Search Certificates;

(ii)                                 the IR descriptions of the Airframe and the Engines are as noted above and are accurate and complete descriptions with respect to the registrations on the IR;

(iii)                               the CTT Interests are effective to constitute an International Interest or a Sale subject to the CTT and registration on the IR;

(iv)                             all of the registrations indicated on the Priority Search Certificates are fully and properly constituted and validly created under the CTT;

(v)                                 all registrations on the IR pertaining to the Airframe and the Engines are valid, enforceable and sufficient under the relevant applicable law or the CTT to create, effect or terminate the rights and interests they purport to create, effect or terminate;

(vi)                              there has been no subordination or variation of any priority that would be acquired pursuant to the terms of the CTT, in connection with the registrations on the IR evidenced by the Priority Search Certificates other than pursuant to any subordination indicated on the Priority Search Certificates.

In addition, since our examination was limited to records maintained by the IR, our opinion is subject to the following limitations:

(i)	no opinion is expressed herein as to laws other than the CTT;

(ii)	in respect of rights derived from registrations with the IR does not cover liens, claims or encumbrances which are perfected without the filing of notice thereof;

(iii)	does not cover liens perfected in foreign jurisdictions, except to the extent applicable law would regulate their priority based on registration with the IR; and,

(iv)	does not cover any rights to arrest or detain an airframe or an engine under any applicable law.

EXHIBIT F

Deal CUSIP: L2324EAA9

Facility CUSIP: L2324EAB7

FORM OF NOTE

                       , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                         or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Term Loan Credit Agreement, dated as of March 6, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among International Lease Finance Corporation, as an Obligor, Delos Finance S.à r.l., Hyperion Aircraft Limited, as an Obligor, Delos Aircraft Limited, as an Obligor, Apollo Aircraft Inc., as an Obligor, Artemis (Delos) Limited, as an Obligor, the lenders identified therein, as Lenders, Deutsche Bank AG New York Branch, as the Administrative Agent and Deutsche Bank AG New York Branch, as the Collateral Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Exhibit F-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

DELOS FINANCE S.À R.L.
Duly represented by:

Name:
Title:

Exhibit F-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit F-3

EXHIBIT G

FORM OF ADMINISTRATIVE QUESTIONNAIRE

Administrative questionnaire

Please complete and fax to Deutsche Bank deal administration unit

International Lease Finance Corporation

Deutsche Bank AG New York Branch		Your institution information
Full legal name of bank:
(for credit agreement purposes)
Name and title of person:
(executing the credit agreement)
Address for execution copies:
(provide street address for hand deliveries)

Credit contact:		Credit contact — your institution
Name:	Mike Stanchina
Title:	Director
Address:	5022 Gate Parkway , Suite 200
Jacksonville, FL 32256
Phone:	904-271-3423
Email:	mike.stanchina@db.com

Operations contact:		Operations contact — your institution
Name:	Sheila Lee
Title:	Deal Administrator
Address:	5022 Gate Parkway , Suite 100
Jacksonville, FL 32256
Phone:	904-527-6119
Fax:	904-746-4860
Email:	sheila.lee@db.com

Movement of funds to your institution
Movement of funds (advances):		(principal payments, interest, fees)
Name:	Deutsche Bank AG New York Branch
City, state:	New York, NY 10005
ABA no.:	021001033
Acct. name:	Commercial Loan Division
Acct. no.:	60200119
Attn:	Sheila Lee
Reference:	ILFC

OR WITHHOLDING TAX PURPOSES, PLEASE IDENTIFY YOUR BANK/COMPANY’S STATUS:

NON-U.S. (FOREIGN) CORPORATION

Exhibit G-1

EXHIBIT H

FORM OF INTERCREDITOR AGREEMENT

Exhibit H-2

EXECUTION TEXT

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT (this “Agreement”), dated as of March 6, 2014, among DELOS FINANCE S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg (the “Borrower”), HYPERION AIRCRAFT LIMITED, a private limited liability company incorporated under the laws of Ireland (“Grandparent Holdco”), DELOS AIRCRAFT LIMITED, a private limited liability company incorporated under the laws of Ireland (“Parent Holdco”) , APOLLO AIRCRAFT INC., a California corporation (“CA Subsidiary Holdco”), ARTEMIS (DELOS) LIMITED, a private limited liability company incorporated under the laws of Ireland (“Irish Subsidiary Holdco”), INTERNATIONAL LEASE FINANCE CORPORATION, a California corporation (“ILFC”), DEUTSCHE BANK AG NEW YORK BRANCH (“Deutsche Bank”), as the Senior Collateral Agent, the Junior Lien Representatives from time to time party hereto in accordance with the terms hereof and the Acceding Guarantors from time to time party hereto in accordance with the terms hereof.

WHEREAS, ILFC, Grandparent Holdco, Parent Holdco, the Borrower, the CA Subsidiary Holdco, the Irish Subsidiary Holdco, the lenders from time to time party thereto, Deutsche Bank as the administrative agent and Deutsche Bank as the collateral agent are parties to that certain Term Loan Credit Agreement, dated as of March 6, 2014 (as amended, supplemented or otherwise modified from time to time, the “Senior Loan Agreement”);

WHEREAS, Grandparent Holdco, Parent Holdco, the Borrower, the Subsidiary Holdcos, the other grantors from time to time party to thereto and Deutsche Bank as the collateral agent are parties to that certain Term Loan Security Agreement, dated as of March 6, 2014 (as amended, supplemented or otherwise modified from time to time, the “Senior Security Agreement” and, together with the Senior Loan Agreement and the other Loan Documents as defined in the Senior Loan Agreement, the “Senior Loan Documents”);

WHEREAS, to secure the Senior Secured Obligations, each of Grandparent Holdco, Parent Holdco, the Borrower and each Subsidiary Holdco has granted a first priority security interest in the Collateral (including the Junior Collateral) to the Senior Collateral Agent, for its benefit and the benefit of the other Senior Secured Parties;

WHEREAS, from time to time, (i) ILFC and/or, upon their accession to this Agreement in accordance with the terms hereof, one or more of the Acceding Guarantors, may make certain unsecured and subordinated intercompany loans to certain Transaction Parties subject to this Agreement, (ii) Grandparent Holdco may make certain unsecured and subordinated intercompany loans to certain Transaction Parties to the extent permitted by the Senior Loan Documents subject to this Agreement and pledged pursuant to the Senior Security Agreement, (iii) Parent Holdco may make certain unsecured and subordinated intercompany loans to certain Transaction Parties to the extent permitted by the Senior Loan Documents subject to this Agreement and pledged pursuant to the Senior Security Agreement, (iv) the Borrower may make certain unsecured and subordinated intercompany loans to certain Transactions Parties subject to this Agreement and pledged pursuant to the Senior Security Agreement, (iv) the CA

Intercreditor Agreement Term Loan 2012-2

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Holdco may make certain unsecured and subordinated intercompany loans to certain Transactions Parties subject to this Agreement and pledged pursuant to the Senior Security Agreement and (v) Irish Subsidiary Holdco may make certain unsecured and subordinated intercompany loans to certain Transactions Parties subject to this Agreement and pledged pursuant to the Senior Security Agreement;

WHEREAS, Grandparent Holdco may, from time to time, incur Junior Lien Debt in accordance with the terms and conditions of the Senior Loan Documents and this Agreement;

WHEREAS, Grandparent Holdco, the Senior Collateral Agent and each Junior Lien Representative (by accession hereto pursuant to the terms hereof) are entering into this Agreement to set forth certain arrangements with respect to the Junior Collateral, including certain intercreditor arrangements with respect to the enforcement of rights under this Agreement, the Senior Loan Documents and the Junior Lien Documents (as defined below), the allocation of proceeds from any enforcement action in respect of the Junior Collateral and (i) the subordination of the Junior Secured Obligations to the Senior Secured Obligations and (ii) the subordination of the Intercompany Obligations to both the Senior Secured Obligations and the Junior Secured Obligations;

NOW THEREFORE, for good and valuable consideration, receipt whereof has been duly received, the parties hereto agree as follows:

Section 1.                                                   Definitions. The following terms shall have the following meanings:

“Acceding Guarantor” shall have the meaning assigned to such term in the Senior Loan Agreement.

“Agreement” shall have the meaning assigned to such term in the preamble. “Borrower”

shall have the meaning assigned to such term in the preamble.

“CA Subsidiary Holdco” shall have the meaning assigned to such term in the preamble.

“Case” shall have the meaning assigned to such term in Section 5(a).

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Loan Documents” means (a) so long as any Senior Obligations are outstanding, the Senior Loan Documents and (b) after the Senior Obligations have been paid in full and so long as any Junior Lien Obligation remains outstanding, the Junior Lien Documents.

“Controlling Obligations” means (a) so long as any Senior Obligations are outstanding, the Senior Obligations and (b) after the Senior Obligations have been paid in full and so long as any Junior Lien Obligation remains outstanding, the Junior Lien Obligations.

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“Controlling Parties” means (a) so long as any Senior Obligations are outstanding, the Senior Secured Parties and (b) after the Senior Obligations have been paid in full and so long as any Junior Lien Obligation remains outstanding, the Junior Secured Parties.

“Controlling Representative” means (a) so long as any Senior Obligations are outstanding, the Senior Collateral Agent and (b) after the Senior Obligations have been paid in full and so long as any Junior Lien Obligation remains outstanding, the Junior Lien Representatives.

“Default” shall have the meaning assigned to such term in Senior Loan Agreement.

“Deutsche Bank” shall have the meaning assigned to such term in the preamble.

“Enforcement Event” shall have the meaning assigned to such term in the Senior Loan Agreement.

“Equity Interests” means shares of capital stock, issued share capital, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Event of Default” shall have the meaning assigned to such term in the Senior Loan Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by ILFC’s independent public accountants) with the most recent audited consolidated financial statements of ILFC and its consolidated Subsidiaries delivered to the Senior Lenders (provided, however, that changes in generally accepted accounting principles after December 31, 2010 with respect to leases shall not be given effect with respect to references herein to capital leases or similar terms or to calculations or determinations hereunder).

“Governmental Authority” means the government of the United States, any other nation or any state, locality or political subdivision of the United States or any other nation, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grandparent Holdco” shall have the meaning assigned to such term in the preamble.

“Grantor” shall have the meaning assigned to such term in the Senior Security

Agreement.

“ILFC” shall have the meaning assigned to such term in the preamble.

“Insolvency Event” shall mean any event or occurrence described in clauses (g), (h) or (i) of Article 6 of the Senior Loan Agreement.

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“Intercompany Debt” means the Pledged Debt and the Unpledged Intercompany Debt.

“Intercompany Debt Default” shall mean any breach or default by the relevant obligor under any Intercompany Debt Document or in respect of any Intercompany Debt Obligation.

“Intercompany Debt Documents” means, collectively any note, agreement or other instrument evidencing Intercompany Debt and any certificates or designations delivered in connection therewith.

“Intercompany Debt Obligations” means Intercompany Debt and all other obligations in respect thereof or related thereto.

“Intercompany Lenders” means ILFC, Grandparent Holdco, Parent Holdco, the Borrower, CA Subsidiary Holdco, Irish Subsidiary Holdco and, following their accession to this Agreement in accordance with the terms hereof, the Acceding Guarantors, and each of their respective, successors and assigns.

“Intercompany Lender Supplement” means an accession agreement to this Agreement in substantially the form of Exhibit C.

“Intercreditor Confirmation” means, as to any Series of Junior Lien Debt, the written agreement of the Junior Lenders, as set forth in the Junior Lien Documents governing such Series of Junior Lien Debt, for the benefit of all holders of Secured Debt and each Secured Debt Representative:

(a)                                         that all Junior Lien Obligations will be and are secured equally and ratably with other Junior Lien Obligations by the Junior Collateral and subordinated to the Senior Secured Obligations, and will and do constitute obligations of Grandparent Holdco at least pari passu with the senior unsecured indebtedness of Grandparent Holdco; and

(b)                                         that the holders of Junior Lien Obligations in respect of such Series of Junior Lien Debt are bound by and consent to the provisions of this Agreement, including the provisions of Section 2(b) setting forth the priority of payments and the provisions hereof setting forth the subordination of the Junior Secured Obligations to the Senior Secured Obligations.

“Irish Subsidiary Holdco” shall have the meaning assigned to such term in the preamble.

“Junior Collateral” means the Equity Collateral in respect of Parent Holdco (including Grandparent Holdco’s Equity Interest in Parent Holdco).

“Junior Event of Default” shall mean an “Event of Default” or similar term under and as defined in any Junior Loan Documents.

“Junior Lenders” means the lenders and/or noteholders under the Junior Lien

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Documents.

“Junior Lien” means a Lien granted by Grandparent Holdco, at any time, upon any Junior Collateral, to secure Junior Lien Obligations.

“Junior Lien Debt” means any indebtedness (including letters of credit and reimbursement obligations with respect thereto) of Grandparent Holdco that is secured on a junior basis to the Senior Secured Obligations by any Junior Lien that was permitted to be incurred and so secured under each applicable Senior Loan Document; provided that on or before the date on which such indebtedness is incurred by Grandparent Holdco:

(a)                                        such indebtedness is designated by Grandparent Holdco, in a Junior Lien Designation delivered to each Junior Lien Representative, the Lenders and each Senior Agent, as “Junior Lien Debt” for the purposes of the Senior Loan Documents and this Agreement, which Junior Lien Designation shall confirm that the requirements in this definition of “Junior Lien Debt” have been satisfied; provided that the none of the Senior Obligations may be designated as Junior Lien Debt;

(b)                                        such indebtedness (i) is governed by an indenture, credit agreement or other agreement that includes an Intercreditor Confirmation, (ii) does not include any covenants of Grandparent Holdco that are more restrictive than the covenants of Grandparent Holdco set forth in the Senior Loan Documents and (iii) does not provide for a Junior Event of Default in the event of a default under any other indebtedness of Grandparent Holdco unless such default shall have resulted in an aggregate principal amount of such other indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after there has been given a written notice to Grandparent Holdco by the relevant Junior Lien Representative or to Grandparent Holdco and such Junior Lien Representative by a specified percentage of the relevant Junior Lenders, specifying such default with respect to the other indebtedness and requiring Grandparent Holdco to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a notice of a Junior Event of Default under such Junior Lien Debt;

(c)                                         the Junior Lien Representative for such indebtedness has executed and delivered to the Senior Collateral Agent a Junior Lien Supplement acceding to this Agreement;

(d)                                        all requirements set forth in this Agreement as to the confirmation, grant or perfection of the Junior Lien to secure such indebtedness or Junior Lien Obligations in respect thereof are satisfied; and

(e)                                         the maturity date of such indebtedness is later than the Senior Loan Maturity Date and the weighted average maturity of all Junior Lien Debt is later than the Senior Loan Maturity Date.

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“Junior Lien Designation” means an officer’s certificate in substantially the form of Exhibit A.

“Junior Lien Documents” means, collectively any indenture, credit agreement or other agreement governing each Series of Junior Lien Debt and the security documents related thereto.

“Junior Lien Obligations” means Junior Lien Debt and all other obligations in respect thereof or related thereto.

“Junior Lien Representative” means the trustee, agent or representative of any Junior Lender who maintains the transfer register for such Series of Junior Lien Debt and/or is appointed as a Junior Lien Representative (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Junior Lien Debt, together with its successors in such capacity.

“Junior Lien Supplement” means an accession agreement to this Agreement in substantially the form of Exhibit B.

“Junior Secured Obligations” means Junior Lien Obligations that are secured by the Junior Collateral pursuant to the Junior Lien Documents.

“Junior Secured Parties” means the Junior Lenders, the Junior Lien Representatives and any other Person designated as a “Secured Party” or similar term pursuant to the Junior Lien Documents, in each case which has agreed to the terms of this Intercreditor Agreement.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means the Senior Lenders and the Junior Lenders.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease (as defined by GAAP) or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Parent Holdco” shall have the meaning assigned to such term in the preamble.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity. “Secured

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Debt” means the Senior Loans and the Junior Lien Debt.

“Secured Debt Representatives” means the Senior Collateral Agent and each Junior Lien Representative.

“Senior Administrative Agent” shall have the meaning assigned to the term “Administrative Agent” in the Senior Loan Agreement.

“Senior Agent” shall have the meaning assigned to the term “Agent” in the Senior Loan Agreement.

“Senior Collateral Agent” shall have the meaning assigned to the term “Collateral Agent” in the Senior Security Agreement.

“Senior Documents” shall have the meaning assigned to the term “Loan Documents” in the Senior Security Agreement.

“Senior Event of Default” shall mean an “Event of Default” or similar term under and as defined in the Senior Loan Documents.

“Senior Lenders” shall have the meaning assigned to the term “Lenders” in the Senior Loan Agreement.

“Senior Loan Agreement” shall have the meaning assigned to such term in the recitals.

“Senior Loan Documents” shall have the meaning assigned to such term in the recitals.

“Senior Loan Maturity Date” shall have the meaning assigned to the term “Maturity Date” in the Senior Loan Agreement.

“Senior Loans” shall have the meaning assigned to the term “Loans” in the Senior Loan Agreement.

“Senior Obligations” shall have the meaning assigned to the term “Obligations” in the Senior Loan Agreement.

“Senior Secured Obligations” shall have the meaning assigned to the term “Secured Obligations” in the Senior Security Agreement.

“Senior Secured Parties” shall have the meaning assigned to the term “Secured Parties” in the Senior Security Agreement.

“Senior Security Agreement” shall have the meaning assigned to such term in the recitals.

“Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt for which a single transfer register is maintained and any other indebtedness under any other

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indenture or credit facility that constitutes Junior Lien Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is otherwise Controlled as of such date, by the parent and/or one or more of its subsidiaries.

“Subsidiary” means any direct or indirect subsidiary of Grandparent Holdco.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any item or portion of the Junior Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Unpledged Intercompany Debt” means any and all Indebtedness from time to time owing by any Transaction Party to ILFC or, following their accession to this Agreement in accordance with the terms hereof, any Acceding Guarantor.

Capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Senior Security Agreement. Section 1.02 of the Senior Security Agreement is incorporated herein in full but with each reference therein to “this Agreement” being construed as a reference to this Agreement.

Section 2.                                                   (a)                                 Relative Priorities.  Notwithstanding the date, time, method, manner or order of grant, attachment or perfection (if any) of any Liens securing the Senior Obligations or Junior Lien Obligations granted on the Junior Collateral and notwithstanding any provision of the UCC, or any other applicable Law or the Senior Loan Documents or the Junior Lien Documents, or whether any Senior Secured Party or Junior Secured Party holds possession of all or any part of the Junior Collateral, or any defect or deficiencies in, or failure to perfect, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the Senior Obligations or the Junior Lien Obligations or any other circumstance whatsoever, each Junior Secured Party agrees that (a) any Lien on the Junior Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Secured Party or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Junior Collateral securing any Junior Lien Obligations, (b) any Lien on the Junior Collateral securing any Junior Lien Obligations now or hereafter held by any Junior Lender or Junior Lien Representative (or any other agent or trustee therefore) regardless of how acquired, whether by grant, possession,

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statute, operation of law, subrogation or otherwise, shall be (x) junior and subordinate in all respects to the rights and interests of the Senior Secured Parties and all Liens on the Junior Collateral securing any Senior Obligations, in each case as provided in this Agreement and (y) equal and ratable in all respects with the rights and interests of all other Junior Secured Parties.

(b)                                 Priority of Payments.  The Senior Collateral Agent, Grandparent Holdco and each Junior Lien Representative agree that all cash proceeds received by the Senior Collateral Agent in respect of any Junior Collateral pursuant to Section 3.01 of the Senior Security Agreement, any payments by any Grantor to the Senior Collateral Agent following a Senior Event of Default and all cash proceeds received by any Junior Secured Party in receipt of any Junior Collateral shall be paid by the Senior Collateral Agent (or, in the case of cash proceeds received by any Junior Secured Party, paid over to the Senior Collateral Agent) in the order of priority set forth below:

(i)                                     first, to the Senior Collateral Agent for the benefit of the Senior Secured Parties, until payment in full in cash of the Senior Secured Obligations then outstanding;

(ii)                                  second, to the Junior Lien Representatives pro rata for the benefit of the Junior Secured Parties, until payment in full in cash of the Junior Secured Obligations then outstanding; and

(iii)                               third, all remaining amounts to the relevant Grantors or whomsoever may be lawfully entitled to receive such amounts as directed by a court of competent jurisdiction.

(c)                                  Prohibition on Contesting Liens. Each Junior Secured Party agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency Event), the creation, attachment, perfection, priority, validity or enforceability of any Lien incurred pursuant to the Senior Loan Documents or otherwise held by or on behalf of the Senior Secured Parties in the Junior Collateral, or the validity or enforceability of any provision of this Agreement. Notwithstanding any failure of the Senior Secured Parties or the Junior Secured Parties to perfect its security interests in the Junior Collateral, or any other defect in the security interest or obligations owing to such party, or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Junior Collateral granted to the Senior Secured Parties or the Junior Secured Parties, the priority and rights as between the Senior Secured Parties and the Junior Secured Parties shall be as set forth herein.

(d)                                 Agreement of Grandparent Holdco. Grandparent Holdco hereby agrees that it shall not grant any Lien on the Junior Collateral to any Person except (i) the Senior Secured Parties pursuant to the Senior Loan Documents, (ii) in respect of indebtedness qualifying as Junior Lien Debt satisfying all of the requirements set forth in the definition of Junior Lien Debt or (iii) as otherwise permitted under the Senior Loan Documents.  Grandparent Holdco further agrees not to consent to any action of any Junior Secured Party contrary to the terms of this Agreement.

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(e)                                  Agreement of Junior Secured Parties.  Each Junior Secured Party hereby agrees that other than in respect of the Junior Collateral (which such rights in respect of the Junior Collateral shall be subject to the terms of this Agreement), it shall have no rights, interests or claims in respect of the Collateral.

(f)                                   Agreement of Intercompany Lenders.  Each Intercompany Lender hereby agrees that (i) it shall not grant any Lien on the Pledged Debt Collateral to any Person except the Senior Secured Parties pursuant to the Senior Loan Documents and (ii) it shall not to consent to any action of any Person contrary to the terms of this Agreement, in each case, except as otherwise permitted under the Senior Loan Documents.

Section 3.                                           Filings and Registrations. Each Junior Secured Party agrees that, until payment in full in cash of the Senior Secured Obligations then outstanding:

(a)                                 that UCC-1 financing statements and any other filings or recordings (including without limitation those made in any applicable foreign jurisdiction) filed or recorded by or on behalf of any Junior Secured Party shall include a legend satisfactory to the Senior Collateral Agent referencing the subordination set forth in this Agreement; and

(b)                                 not to allow any registration on the International Registry (as defined in the Senior Security Agreement) of any interest of any Junior Secured Party senior in ranking to any such registration by or for the benefit of the Senior Secured Parties.

Section 4.                                           Restriction on Remedies, Subordinated Security Agreement, Etc. (a) So long as any Senior Obligations shall be secured by all or any portion of the Junior Collateral and prior to the full and final payment in cash of the Senior Obligations, no Junior Secured Party shall (1) take any action or enforce any of its rights in respect of the Junior Collateral, including, without limitation, any action of foreclosure or proceeding against Grandparent Holdco; (2) contest, protest or object to any foreclosure proceeding or action brought by the Senior Collateral Agent or any other Senior Secured Party or any other exercise by the Senior Collateral Agent or any other Senior Secured Party of any rights or remedies under any Senior Loan Document; or (3) amend, modify or supplement those provisions of the Junior Lien Documents in any way which would affect, impact or alter the priority of payments and other rights of the Senior Secured Parties or obligations of the Junior Secured Parties hereunder.

(b)                                 In exercising rights and remedies with respect to the Junior Collateral, the Senior Collateral Agent and the other Senior Secured Parties may enforce the provisions of the Senior Security Agreement and exercise remedies thereunder and under any other Senior Loan Documents, all in such order and in such manner as they may determine in the exercise of their sole judgment.  Such exercise and enforcement shall include the rights to sell or otherwise dispose of Junior Collateral, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction. Subject to the terms of this Agreement, the Senior Collateral Agent and the other Senior Secured Parties shall have the sole right to consent to any proposed sale or other disposition of the Junior Collateral, whether by Grandparent Holdco or any other Grantor, whether at private sale or pursuant to foreclosure, bankruptcy or other judicial or non judicial

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proceedings, and upon any such sale or other disposition, any Lien created for the benefit of any Junior Secured Party by any Junior Lien Document shall be automatically extinguished and discharged.

(c)                                  Each Junior Secured Party agrees that it shall not interfere with, seek to enjoin, or invoke or utilize any provision of any document, law or equitable principle, which might prevent, delay or impede the enforcement (in the sole and exclusive discretion of the Senior Collateral Agent and the other Senior Secured Parties) of the rights of the Senior Collateral Agent and the other Senior Secured Parties under the Senior Loan Documents (including under the Senior Security Agreement with respect to Junior Collateral), including to pursue foreclosure or to seek to lift the automatic stay or its equivalent in any insolvency proceeding involving Grandparent Holdco or any other Grantor.  The Junior Secured Parties agree that none of the Junior Secured Parties will commence, or join with any creditor other than the Senior Collateral Agent and the Senior Secured Parties in commencing, any enforcement, collection, execution, levy or foreclosure proceeding with respect to the Junior Collateral or proceeds of Junior Collateral. Upon request by the Senior Collateral Agent, the Junior Secured Parties will, at the expense of the relevant Grantors, join in enforcement, collection, execution, levy or foreclosure proceedings and otherwise cooperate fully in the maintenance of such proceedings by the Senior Collateral Agent, including by executing and delivering all such consents, pleadings, releases and other documents and instruments as the Senior Collateral Agent may reasonably request in connection therewith, it being understood that the conduct of such proceedings shall at all times be under the exclusive control of the Senior Collateral Agent.

(d)                                 Nothing in this Agreement shall impose any duty, responsibility or obligation upon the Senior Collateral Agent or the other Senior Secured Parties with respect to the Junior Collateral, Grandparent Holdco, any other Grantor or with respect to amounts owed to any Junior Lender or other Junior Lien Secured Party. All rights and interests of, the Senior Collateral Agent and the other Senior Secured Parties, and all agreements and obligations of the Junior Lenders and other Junior Lien Secured Parties, under this Agreement shall remain in full force and effect irrespective of any circumstance, which might constitute a defense available to, or a discharge of, the Junior Lenders and other Junior Lien Secured Parties, Grandparent Holdco or any Grantor in respect of any of the Senior Obligations or in respect of this Agreement.

(e)                                  This Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any lien or security interest asserted by the Senior Collateral Agent or any other Senior Secured Party is avoided or payment on or in respect of any of the Senior Obligations shall be rescinded or must otherwise be returned or disgorged by the Senior Collateral Agent or the other Senior Secured Parties upon the insolvency, bankruptcy, reorganization of Grandparent Holdco or any other Grantor or otherwise, all as though such payment had not been made and any payments received in respect of the Junior Lien Obligations or from the Junior Collateral or proceeds of the Junior Collateral will remain subject to the requirements of this Agreement that they be paid over to the Senior Secured Parties to the extent of the payments so returned or disgorged and any remedial action taken in respect of the Junior Lien Obligations or from the Junior Collateral or proceeds of the Junior Collateral shall be discontinued and, to the extent possible, shall be rescinded until the Senior

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Obligations shall again have been paid in full in cash.

(f)                                   Prior to the full and final payment in cash of the Senior Obligations, each Junior Secured Party agrees to provide such further assurances as may be reasonably requested by the Senior Collateral Agent or any other Senior Secured Party to carry out effectively the terms hereof.

(g)                                  Each Junior Lien Representative agrees that upon the occurrence of a Junior Event of Default, the applicable Junior Lien Representative shall promptly provide written notice thereof to the Senior Collateral Agent and the Senior Administrative Agent.

(h)                                 The rights of the Senior Collateral Agent and the other Senior Secured Parties with respect to the Junior Collateral include the right to release any or all of the Junior Collateral from the Lien of any Senior Loan Document or Junior Lien Document for any reason,  including in connection with the sale or other disposition of such Junior Collateral, notwithstanding that the net proceeds of any such sale may not be used to permanently prepay any Senior Obligations or Junior Lien Obligations.  If the Senior Collateral Agent or the other Senior Secured Parties shall determine that the release of any Lien created for the benefit of any Junior Secured Parties by any Junior Lien Document on such Junior Collateral is necessary or advisable in connection with the payment of the Senior Obligations, the applicable Junior Secured Parties shall execute such other release documents and instruments and shall take such further actions as the Senior Collateral Agent or the other Senior Secured Parties shall request. Each Junior Secured Party hereby irrevocably constitutes and appoints the Senior Collateral Agent and any officer or agent of the Senior Collateral Agent, with full power of substitution and for so long as any Senior Obligations remain outstanding, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and instead of the Junior Lien Representative and in the name of the Junior Lien Representative or in the Senior Collateral Agent’s own name, from time to time in the Senior Collateral Agent’s discretion, for the purpose of carrying out the terms of this paragraph, to take any and all appropriate action and to execute any and all documents and instruments, which may be necessary or desirable to accomplish the purposes of this paragraph and for application of proceeds pursuant to the priority of payments, including any financing statements, endorsements, assignments or other instruments of transfer or release. Each Junior Secured Party hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in this paragraph.

(i)                                     Prior to the full and final payment in cash of the Senior Obligations, if a Junior Event of Default occurs, no Junior Secured Party shall exercise or consent to, direct or cause the exercise of any right, remedy or power in respect thereof under the applicable Junior Lien Documents or applicable law (including, without limitation, the acceleration of any Junior Debt), regardless of whether any such right, remedy or power affects the Junior Collateral, until the end the passage of a period of 180 days (the “Standstill Period”) from the date of delivery of a notice in writing to the Senior Collateral Agent by such Junior Secured Party of its intention to exercise or consent to, direct or cause the exercise of such rights, remedies or powers, which notice may only be delivered following the occurrence of and during the continuation of a Junior Event of Default and must specify such Junior Event of Default; provided, however, that notwithstanding the foregoing, in no event shall any Junior Secured Party exercise or consent

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to, direct or cause the exercise of (or continue to exercise or consent to, direct or cause the exercise of) any such rights, remedies or powers if, notwithstanding the expiration of the Standstill Period, (a) any Senior Secured Party shall have commenced and be diligently pursuing the exercise of any of its rights and remedies resulting from the occurrence of such Junior Event of Default (prompt notice of such exercise to be given to the Junior Lien Representatives) or (b) an Insolvency Event shall have occurred and be continuing; provided further that nothing in this clause (i) shall affect any obligations of the Junior Secured Parties pursuant to any other provision of this Agreement (including, without limitation, their undertaking to not foreclose on or take any other action to exercise remedies with respect to the Junior Collateral prior to the full and final payment in cash of the Senior Obligations).

Section 5.                                           Terms of Subordination of Junior Lien Obligations. The Junior Lien Obligations shall be subordinate and junior in right of payment to the Senior Obligations to the extent and in the manner hereinafter set forth:

(a)                                                                                 Upon the occurrence and during the continuance of a Senior Event of Default, each Junior Secured Party hereby authorizes and empowers the Senior Collateral Agent acting on behalf of the Senior Secured Parties and, subject to the terms and conditions hereof, to demand, sue for, collect and receive every payment or distribution made on or in respect of the Junior Lien Obligations, and to file claims and take such other proceedings, in the name of the holders of the Junior Lien Obligations, as the Senior Secured Parties or the Senior Collateral Agent acting on their behalf may deem necessary or advisable for the enforcement of the provisions hereof. Each Junior Secured Party further agrees duly and promptly to take such action as may be requested by the Senior Secured Parties or the Senior Collateral Agent acting on their behalf to collect the indebtedness evidenced by any note issued under the Junior Lien Documents or otherwise owing to it under the Junior Lien Documents and/or to file appropriate proofs of claim in respect to such indebtedness, and to execute and deliver to the Senior Secured Parties or the Senior Collateral Agent acting on their behalf on demand such powers of attorney, proofs of claim, assignments of claim or proofs of claim (but in any such case without any recourse, representation or warranty), or other instruments as may be requested by the Senior Secured Parties or the Senior Collateral Agent acting on their behalf to enforce any and all claims upon or with respect to or otherwise owing to it under the Junior Lien Documents.

(b)                                 Upon the occurrence and during the continuance of a Senior Event of Default, the Senior Secured Parties or the Senior Collateral Agent acting on their behalf may, at any time and from time to time, without the consent of or notice to any Junior Secured Parties, without incurring responsibility to such holders and without impairing or releasing any of the rights of the Senior Secured Parties, or any of the obligations of Junior Secured Parties hereunder:

(i)                                     subject to the terms hereof and the Loan Documents, sell, exchange, release or otherwise deal with all or any part of any property by whomsoever mortgaged or pledged to secure, or howsoever securing, the Senior Obligations for application as provided in Section 2(b) hereof;

(ii)                                  except as otherwise expressly provided in this Agreement or the Loan Documents, exercise or refrain from exercising any rights against Grandparent

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Holdco, any other Grantor or any other Person; and

(iii)                                       apply any sums, by whomsoever paid or however realized, as provided in Section 2(b) hereof.

(c)                                  All payments or distributions upon or with respect to the Junior Collateral or proceeds of Junior Collateral that are received by any Junior Secured Party contrary to the provisions of this Agreement shall be received for the benefit of the Senior Secured Parties, shall be segregated from other funds and property held by the Junior Secured Parties in trust for the Senior Secured Parties and shall be forthwith paid over to the Senior Collateral Agent in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of non-cash property or securities) for the payment or prepayment of the Senior Obligations owed to the Senior Secured Parties in accordance with the terms hereof.

(d)                                 Each Junior Secured Party agrees that it may not commence any action or proceeding against Grandparent Holdco, any other Grantor or any other Person obligated in respect of any Junior Lien Documents in respect of the Junior Collateral to recover all or any part of any sum owing to it under any Junior Lien Document or join with any creditor, unless the Senior Secured Parties or the Senior Collateral Agent shall also join in bringing any such action or proceeding or the Senior Secured Parties otherwise consent.

(e)                                  No payment or distribution of assets to which any holder of the Junior Lien Obligations would have been entitled except for the provisions of this Section 5 or Section 2 hereof, as applicable, and which shall have been received by the Senior Secured Parties shall, as between Grandparent Holdco or other obligor thereon, its creditors, and the holder of the Junior Lien Obligations, be deemed to be a payment by Grandparent Holdco or such other obligor to the holders of the Junior Lien Obligations for or on account of the Junior Lien Obligations, and from and after the payment in full of all Senior Obligations and all other amounts owing to the holders thereof under the Senior Loan Documents, the holders of the Junior Lien Obligations shall be subrogated to the then or thereafter existing rights of the Senior Secured Parties to receive payments or distributions of assets of Grandparent Holdco or such other obligor made on or in respect of the Senior Obligations or such other amounts until the principal of, and interest on, the Junior Lien Obligations and all other amounts owing to the holders thereof under the Junior Lien Documents shall be paid in full in cash. The Junior Secured Parties agree that no payment or distributions to the Senior Secured Parties pursuant to the provisions of this Agreement shall entitle any Junior Secured Party to exercise any rights of subrogation in respect thereof until no Senior Loans are outstanding and all Senior Secured Obligations owed to the Senior Secured Parties shall have been paid in full.

(f)                                   The provisions of this Section 5 and Sections 2 and 4 are solely for the purpose of defining the relative rights of the Senior Secured Parties on the one hand, and the holders of the Junior Lien Obligations on the other hand, and nothing herein shall impair the obligation of Grandparent Holdco, which is unconditional and absolute, to pay to the holders of the Junior Lien Obligations, subject to the terms hereof, all amounts payable hereunder and under the other Junior Lien Documents in accordance with the terms and the provisions thereof.

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(g)                                  The Senior Collateral Agent is hereby authorized to demand specific performance of this Agreement at any time when any of the Junior Secured Parties shall have failed to comply with any of the provisions of this Agreement applicable to them.  The Junior Secured Parties hereby irrevocably waive any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

Section 6.                                           Terms of Subordination of Intercompany Debt Obligations. The Intercompany Debt Obligations shall be subordinate and junior in right of payment to the full and prior payment in cash of the Senior Obligations and the Junior Lien Obligations to the extent and in the manner hereinafter set forth:

(a)                                 Upon the occurrence and during the continuance of either (x) an Enforcement Event or (y) a Junior Event of Default and the acceleration of the Junior Lien Debt (and for so long as such acceleration has not been rescinded) (i) each Intercompany Lender hereby authorizes and empowers the Controlling Representative acting on behalf of the Controlling Parties and, subject to the terms and conditions hereof, to demand, sue for, collect and receive every payment or distribution made on or in respect of the Intercompany Debt Obligations, and to file claims and take such other proceedings, in the name of the holders of the Intercompany Debt Obligations, as the Controlling Parties or the Controlling Representative acting on their behalf may deem necessary or advisable for the enforcement of the provisions hereof and (ii) each Intercompany Lender further agrees duly and promptly to take such action as may be requested by the Controlling Parties or the Controlling Representative acting on their behalf to collect the indebtedness evidenced by any note issued under the Intercompany Debt Documents or otherwise owing to it under the Intercompany Debt Documents and/or to file appropriate proofs of claim in respect to such indebtedness, and to execute and deliver to the Controlling Parties or the Controlling Representative acting on their behalf on demand such powers of attorney, proofs of claim, assignments of claim or proofs of claim (but in any such case without any recourse, representation or warranty), or other instruments as may be requested by the Controlling Parties or the Controlling Representative acting on their behalf to enforce any and all claims upon or with respect to or otherwise owing to it under the Intercompany Debt Documents.

(b)                                 Upon the occurrence and during the continuance of either (x) an Enforcement Event or (y) a Junior Event of Default and the acceleration of the Junior Lien Debt (and for so long as such acceleration has not been rescinded), the Controlling Parties or the Controlling Representative acting on their behalf may, at any time and from time to time, without the consent of or notice to any Intercompany Lenders, without incurring responsibility to such holders and without impairing or releasing any of the rights of the Controlling Parties, or any of the obligations of Intercompany Lenders hereunder:

(i)                                     subject to the terms hereof and the other Loan Documents and the Controlling Loan Documents, sell, exchange, release or otherwise deal with all or any part of any property by whomsoever mortgaged or pledged to secure, or howsoever securing, the Controlling Obligations for application as provided in the Controlling Loan Documents;

(ii)                                  except as otherwise expressly provided in this Agreement and the

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other Loan Documents or the Controlling Loan Documents, exercise or refrain from exercising any rights against any Intercompany Lender or any other Person; and

(iii)                               apply any sums, by whomsoever paid or however realized, as provided in the Controlling Loan Documents.

(c)                                  Upon the occurrence and during the continuance of either (x) an Enforcement Event or (y) a Junior Event of Default and the acceleration of the Junior Lien Debt (and for so long as such acceleration has not been rescinded), all payments or distributions upon or with respect to the Intercompany Debt Obligations or proceeds of the Intercompany Debt Obligations that are received by any Intercompany Lender contrary to the provisions of this Agreement shall be received for the benefit of the Controlling Parties, shall be segregated from other funds and property held by the Controlling Parties in trust for the Controlling Parties and shall be forthwith paid over to the Controlling Representative in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of non-cash property or securities) for the payment or prepayment of the Senior Obligations (and, if applicable, the Junior Lien Obligations) owed to the Controlling Parties in accordance with the terms hereof. For the avoidance of doubt, so long as neither (x) a Senior Event of Default nor (y) a Junior Event of Default and the acceleration of the Junior Lien Debt has occurred and is continuing, each Intercompany Lender may receive (free and clear of any Lien) payments in respect of Intercompany Debt Obligations and the Transaction Parties may make payments in respect thereof.

(d)                                 Upon the occurrence and during the continuance of either (x) an Enforcement Event or (y) a Junior Event of Default and the acceleration of the Junior Lien Debt (and for so long as such acceleration has not been rescinded) (i) no payment, prepayment or redemption (including any payment that may be payable by reason of any other indebtedness of any Transaction Party being subordinated to payment of the Intercompany Debt Obligations) shall be made by or on behalf of any Transaction Party for or on account of any Intercompany Debt Obligations, and the Intercompany Lenders shall not take or receive from any Transaction Party, directly or indirectly, in cash, other property, or any rights or by set-off or in any other manner, including from or by way of collateral or otherwise, payment of all or any of the Intercompany Debt Obligations, unless and until each of the Senior Obligations and the Junior Lien Obligations shall have been indefeasibly paid in full and (ii) any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Intercompany Debt Obligations shall be paid or delivered directly to the Controlling Representative for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of the Senior Obligations (or, if the then Controlling Parties are the Junior Secured Parties, the Junior Lien Obligations) until the Senior Obligations (or, if the then Controlling Parties are the Junior Secured Parties, the Junior Lien Obligations) shall have been indefeasibly paid in full.

(e)                                  Each Intercompany Lender agrees that it may not commence any action or proceeding against any Transaction Party or any other Person obligated in respect of any Intercompany Debt Documents in respect of the Pledged Debt Collateral or the Intercompany Debt Obligations to recover all or any part of any sum owing to it under any Intercompany Debt Document or join with any creditor, unless the Controlling Parties or the Controlling

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Representative shall also join in bringing any such action or proceeding or the Controlling Parties otherwise consent.

(f)                                   No payment or distribution of assets to which any holder of the Intercompany Debt Obligations would have been entitled except for the provisions of this Section 6, and which shall have been received by the Controlling Parties shall, as between any Transaction Party or other obligor thereon, its creditors, and the holder of the Intercompany Debt Obligations, be deemed to be a payment by the relevant Transaction Party or such other obligor to the holders of the Intercompany Debt Obligations for or on account of the Intercompany Debt Obligations, and from and after the payment in full of all Senior Obligations and all other amounts owing to the holders thereof under the Senior Loan Documents and all Junior Lien Obligations and all other amounts owing to the holders thereof under the Junior Lien Documents, the holders of the Intercompany Debt Obligations shall be subrogated to the then or thereafter existing rights of the Senior Secured Parties or the Junior Secured Parties, as the case may be, to receive payments or distributions of assets of Grandparent Holdco or such other obligor made on or in respect of the Senior Obligations or such other amounts until the principal of, and interest on, the Intercompany Debt Obligations and all other amounts owing to the holders thereof under the Intercompany Debt Documents shall be paid in full in cash.  The Intercompany Lenders agree that no payment or distributions to the Senior Secured Parties or the Junior Secured Parties pursuant to the provisions of this Agreement shall entitle any Intercompany Lender to exercise any rights of subrogation in respect thereof until (i) no Senior Loans are outstanding and all Senior Obligations owed to the Senior Secured Parties shall have been paid in full and (ii) no Junior Lien Debt is outstanding and all Junior Lien Obligations owed to the Junior Secured Parties shall have been paid in full.

(g)                                  The provisions of this Section 6 and Section 4 are solely for the purpose of defining the relative rights of the Senior Secured Parties and the Junior Secured Parties on the one hand, and the holders of the Intercompany Debt Obligations on the other hand, and nothing herein shall impair the obligation of the relevant Transaction Party, which is unconditional and absolute, to pay to the holders of the Intercompany Debt Obligations, subject to the terms hereof, all amounts payable hereunder and under the other Intercompany Debt Documents in accordance with the terms and the provisions thereof.

(h)                                 The Controlling Representative is hereby authorized to demand specific performance of this Agreement at any time when any of the Intercompany Lenders shall have failed to comply with any of the provisions of this Agreement applicable to them.  The Intercompany Lenders hereby irrevocably waive any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

(i)                                     Each Intercompany Lender shall cause the Intercompany Debt Obligations to be evidenced by an instrument endorsed with the following legend:

“THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE SENIOR OBLIGATIONS AND THE JUNIOR LIEN OBLIGATIONS (EACH AS DEFINED IN THE INTERCREDITOR AGREEMENT HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE INTERCREDITOR

17

AGREEMENT DATED AS OF MARCH 6, 2014, AS THE SAME MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, AMONG INTERNATIONAL LEASE FINANCE CORPORATION (TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, “ILFC”) HYPERION AIRCRAFT LIMITED, DELOS AIRCRAFT LIMITED, DELOS FINANCE S.Á R.L. APOLLO AIRCRAFT INC., ARTEMIS (DELOS) LIMITED, AND DEUTSCHE BANK, N.A., AS THE SENIOR COLLATERAL AGENT AND THE JUNIOR LIEN REPRESENTATIVES (AS DEFINED IN THE INTERCREDITOR AGREEMENT) AND ACCEDING GUARANTORS (AS DEFINED IN THE INTERCREDITOR AGREEMENT) FROM TIME TO TIME PARTY THERETO.”

(j)                                    Each Intercompany Lender shall further mark its books of account in such a manner as shall be effective to give proper notice of the effect of this Agreement.

(k)                                 Each Acceding Guarantor may accede to this Agreement as an Intercompany Lender by executing and delivering to the Senior Collateral Agent an Intercompany Lender Supplement.

Section 7.                                           Amendments.  This Agreement may be amended only upon execution and delivery of an amendment or supplement hereto executed by the Senior Collateral Agent, each Junior Lien Representative then a party hereto, ILFC, Grandparent Holdco, Parent Holdco, the Borrower, each Subsidiary Holdco and, following their accession hereto in accordance with the terms hereof, the Acceding Guarantors.

Section 8.                                           Negative Covenants of Junior Secured Parties.  So long as any Senior Obligations shall be secured by the Collateral and prior to the full and final payment in cash of the Senior Obligations, no Junior Secured Party shall, without the prior written consent of the Senior Collateral Agent:

(a)                                 sell, assign or otherwise transfer, in whole or in part, the Junior Lien Obligations or any interest therein to any other Person (other than to an Affiliate of such Junior Secured Party that agrees to be bound to the provisions of this Agreement or an Intercompany Lender) (as used in this Section 8, a “Transferee”) or create, incur or suffer to exist any security interest, lien, charge or other encumbrance whatsoever upon the Junior Lien Obligations (except a Permitted Lien) in favor of any Transferee unless (i) such action is made expressly subject to this Agreement and (ii) the Transferee expressly acknowledges in writing the subordination provided for herein and agrees to be bound by all the terms hereof;

(b)                                 permit the Junior Lien Documents to be amended, modified or otherwise supplemented in any respect, in each case, without the express prior written consent of the Senior Collateral Agent, if the effect of any such amendment, modification or supplement is to (i) accelerate the scheduled dates upon which payments of principal or interest on the Junior Obligations are due to a date that is earlier than the Maturity Date (as defined in the Senior Loan Agreement) or such that the weighted average maturity dates of all Junior Lien Obligations is earlier than the Maturity Date; (ii) purport to grant a security interest in the Junior Collateral that is pari passu with or senior to the Lien on such Junior Collateral granted under the Senior Loan Documents, or senior to the Lien on such Junior Collateral granted under

18

any other Junior Lien Documents; (iii) contradict any rights of the Senior Secured Parties or obligations of the Junior Secured Parties hereunder; or (iv) sell, assign, pledge, encumber or otherwise dispose of any of their rights in the Junior Collateral as such or in proceeds of Junior Collateral as such, without the prior written consent of the Senior Collateral Agent (without limiting the right of any Junior Secured Party to transfer any Secured Obligation owed to it); and

(c)                                  commence, or join with any creditors other than the Senior Secured Parties and the Senior Collateral Agent in commencing, any Insolvency Event, or prosecute in the case of any Insolvency Event any motion for adequate protection (or any comparable request for relief) based upon their interest in the Junior Collateral under the Junior Lien Documents.

Section 9.                                           Negative Covenants of Intercompany Lenders. So long as any Senior Obligations shall be secured by the Pledged Debt Collateral and prior to the full and final payment in cash of the Senior Obligations and the Junior Lien Obligations, no Intercompany Lender shall, without the prior written consent of the Controlling Representative:

(a)                                 sell, assign or otherwise transfer, in whole or in part, the Intercompany Debt Obligations or any interest therein to any other Person (other than to an Affiliate of such Intercompany Lender that agrees to be bound to the provisions of this Agreement or an Intercompany Lender) (as used in this Section 9, a “Transferee”) or create, incur or suffer to exist any security interest, lien, charge or other encumbrance whatsoever upon the Intercompany Debt Obligations in favor of any Transferee unless (i) such action is made expressly subject to this Agreement, (ii) the Transferee expressly acknowledges in writing the subordination provided for herein and agrees to be bound by all the terms hereof and (iii) the Transferee is an Affiliate of the Intercompany Lender on the date of transfer;

(b)                                 permit the Intercompany Debt Documents to be amended, modified or otherwise supplemented in any respect, in each case, without the express prior written consent of the Controlling Representative, if the effect of any such amendment, modification or supplement is to (i) purport to grant a security interest in the Pledged Debt Collateral or (ii) contest any rights of the Senior Secured Parties or the Junior Secured Parties or obligations of the Intercompany Lenders hereunder; and

(c)                                  commence, or join with any creditors other than the Controlling Parties and the Controlling Representative in commencing, any involuntary Insolvency Event against any Transaction Party for which such Intercompany Lender holds Intercompany Debt Obligations, or prosecute in the case of any Insolvency Event any motion for adequate protection (or any comparable request for relief) based solely upon their interest in the Intercompany Debt Obligations under the Intercompany Debt Documents.

Section 10.                                    Miscellaneous.

(a)                                 Jurisdiction; Consent to Service of Process. (i) To the extent permitted by applicable law, each party hereto, each Intercompany Lender and each Junior Secured Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive

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jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto, each Intercompany Lender and each Junior Secured Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Person may otherwise have to bring any action or proceeding relating to this Agreement, the Senior Loan Documents, the Junior Lien Documents or the Intercompany Debt Documents against Grandparent Holdco, any other Intercompany Lender or any other Grantor or any of their properties in the courts of any jurisdiction.

(ii)                                  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court described above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iii)                               Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8(d). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(b)                                 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(c)                                  GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(d)                                 Notices and Communications. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other

20

communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

If to ILFC, Grandparent Holdco, Parent Holdco, the Borrower, CA Subsidiary Holdco or Irish Subsidiary Holdco:

International Lease Finance Corporation 10250 Constellation Blvd., Suite 3400 Los Angeles, CA 90067

Attention:                                               Treasurer with a copy to the General Counsel Electronic mail: legalnotices@ILFC.com

Facsimile No.  (310) 788-1990

If to the Senior Collateral Agent, to:

Deutsche Bank AG New York Branch 60 Wall Street

New York, NY 10005 Facsimile No.: (732) 380-3355

Electronic mail: Agency.Transactions@db.com

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 10(d). Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient)

(e)                                  Waiver of Marshalling and Similar Rights; Waiver Under UCC.  (i) Each of the Junior Secured Parties waives, to the fullest extent permitted by applicable law, any requirement regarding, and agrees not to demand, request, plead or otherwise claim the benefit of, any marshalling, appraisement, valuation or other similar right with respect to the Junior Collateral that may otherwise be available under applicable law or any other similar rights a junior creditor or junior secured creditor may have under applicable law, as against any Senior Secured Party (in their capacity as priority lienholders).

(ii)                                  The Junior Secured Parties hereby waive, to the fullest extent permitted by law, any right under Section 9-615 of the UCC to application of the proceeds of disposition (other than as contemplated by this Agreement), any right to notice and objection under Section 9-620 of the UCC and promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Secured Obligations, the Junior Secured Obligations and this Agreement and any requirement that the Senior Collateral Agent protect, secure, perfect or insure any security interest or lien hereunder or otherwise or any Junior Collateral or any other property subject thereto or exhaust any right or take any action against the Grantors or any other person or entity or any Junior Collateral or any other collateral.

21

(f)                                   Enforcement.  Each of the Intercompany Lenders and each of the Junior Secured Parties agrees that this Agreement shall be enforceable against it and the other Intercompany Lenders and the other Junior Secured Parties, respectively, under all circumstances, including in any proceeding relating to an Insolvency Event.

(g)                                  Obligations of Junior Secured Parties Not Affected. All rights and interests of the Senior Collateral Agent and the other Senior Secured Parties hereunder and under any other Senior Loan Document, and all agreements and obligations of the Junior Secured Parties under this Agreement and any Junior Lien Document to any Senior Secured Party, shall remain in full force and effect irrespective of:

(i)                                     any lack of validity or enforceability of any Senior Loan Document, Junior Lien Document, Assigned Document or any other agreement or instrument relating thereto;

(ii)                                  any change in the time, manner or place of payment of, the security for, or in any other term of, all or any of the Senior Secured Obligations and Junior Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Senior Loan Document, Junior Lien Document, Assigned Document or any other agreement or instrument relating thereto;

(iii)                               any taking, exchange, release or non-perfection of the Junior Collateral or any other collateral, or taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Secured Obligations and Junior Secured Obligations;

(iv)                              any manner of application of Junior Collateral, or proceeds thereof, to all or any of the Senior Secured Obligations and Junior Secured Obligations, or any manner of sale or other disposition of any Junior Collateral for all or any of the Senior Secured Obligations and Junior Secured Obligations or any other assets of the Grantors;

(v)                                 any change, restructuring or termination of the corporate structure or existence of any Grantor; or

(vi)                              any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Junior Secured Parties, a subordinated creditor or a secured subordinated creditor or a Person deemed to be a surety.

This Agreement shall continue to be effective or shall be revived or reinstated, as the case may be, if at any time any payment of any of the Senior Secured Obligations owed to any Senior Secured Party is rescinded or must otherwise be returned by any Senior Secured Party upon the insolvency, bankruptcy or reorganization of any Grantor, or otherwise, all as though such payment had not been made.

22

(h)                                 Obligations of Intercompany Lenders Not Affected. All rights and interests of the Senior Collateral Agent and the other Senior Secured Parties hereunder and under any other Senior Loan Document and the Junior Lien Representatives and the other Junior Secured Parties hereunder and under any other Junior Lien Document, and all agreements and obligations of the Intercompany Lenders under this Agreement and any Intercompany Debt Document to any Senior Secured Party or any Junior Secured Party, shall remain in full force and effect irrespective of:

(i)                                     any lack of validity or enforceability of any Senior Loan Document, Junior Lien Document, Assigned Document, Intercompany Debt Document or any other agreement or instrument relating thereto;

(ii)                                  any change in the time, manner or place of payment of, the security for, or in any other term of, all or any of the Senior Secured Obligations, the Junior Secured Obligations, the Intercompany Debt Obligations, or any other amendment or waiver of or any consent to any departure from any Senior Loan Document, Junior Lien Document, Assigned Document, Intercompany Debt Document or any other agreement or instrument relating thereto;

(iii)                               any taking, exchange, release or non-perfection of the Junior Collateral, Pledged Debt Collateral or any other collateral, or taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Secured Obligations, the Junior Secured Obligations or the Intercompany Debt Obligations;

(iv)                              any manner of application of Pledged Debt Collateral, or proceeds thereof, to all or any of the Senior Secured Obligations, or any manner of sale or other disposition of any Pledged Debt Collateral for all or any of the Senior Secured Obligations or any other assets of the Grantors;

(v)                                 any change, restructuring or termination of the corporate structure or existence of any Grantor; or

(vi)                              any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Intercompany Lenders, a subordinated creditor or a secured subordinated creditor or a Person deemed to be a surety.

This Agreement shall continue to be effective or shall be revived or reinstated, as the case may be, if at any time any payment of any of the Senior Secured Obligations owed to any Senior Secured Party is rescinded or must otherwise be returned by any Senior Secured Party upon the insolvency, bankruptcy or reorganization of any Grantor, or otherwise, all as though such payment had not been made.

(i)                                     Benefit of Agreement.  This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and thereto and their respective successors, permitted assigns and transferees.

(j)                                    Further Assurances.  Each of (x) the Junior Secured Parties shall, at the

23

expense of the relevant Grantors, at any time and from time to time promptly execute and deliver all further instruments and documents, and take all further action, that the Senior Collateral Agent may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the Senior Collateral Agent to exercise and enforce its rights and remedies hereunder and (y) the Intercompany Lenders shall, at the expense of the relevant Grantors or the relevant Junior Secured Parties, as applicable, at any time and from time to time promptly execute and deliver all further instruments and documents, and take all further action, that the Senior Collateral Agent or any Junior Lien Representative, as applicable, may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the Senior Collateral Agent or any Junior Lien Representative, respectively, to exercise and enforce its rights and remedies hereunder.

(k)                                 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Senior Loan Documents, the Junior Lien Documents and the Intercompany Debt Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail will be effective as delivery of a manually executed counterpart of this Agreement.

(l)                                     Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Controlling Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

(m)                             Senior Collateral Agent. The Senior Collateral Agent’s actions pursuant hereto are solely in its capacity as Senior Collateral Agent under the Senior Loan Documents, and are subject to the provisions of Article V and VII of the Senior Security Agreement and Article 8 and Section 9.16 of the Senior Loan Agreement.  The Senior Collateral Agent shall have no obligations with respect to any Junior Secured Party or Junior Lien other than to distribute funds in accordance with Section 2(b). The Senior Collateral Agent shall have no obligations under this Agreement with respect to any Intercompany Lender other than as provided in the Senior Loan Documents and other than to distribute funds as provided therein. In no event will the Senior Collateral Agent or any Senior Secured Party be liable whatsoever for any act or omission on the part of Grandparent Holdco, any Junior Secured Party hereunder or any Intercompany Lender.

[Remainder of Page Intentionally Left Blank]

24

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

DEUTSCHE BANK AG NEW YORK
BRANCH, as Senior Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

INTERNATIONAL LEASE FINANCE CORPORATION

By:
Name:
Title:

HYPERION AIRCRAFT LIMITED

By:
Name:
Title:

DELOS AIRCRAFT LIMITED

By:
Name:
Title:

APOLLO AIRCRAFT INC.

By:
Name:
Title:

[Signature Page — Intercreditor Agreement]

ARTEMIS (DELOS) LIMITED

By:
Name:
Title:

DELOS FINANCE S.À R.L.
Duly represented by:

Name:
Title:

[Signature Page — Intercreditor Agreement]

Exhibit A

FORM OF JUNIOR LIEN DESIGNATION

Reference is made to the Intercreditor Agreement, dated as of March 6, 2014 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Intercreditor Agreement”), among International Lease Finance Corporation, Hyperion Aircraft Limited (“Grandparent Holdco”), Delos Aircraft Limited, Delos Finance S.á r.l., Apollo Aircraft Inc., Artemis (Delos) Limited, Deutsche Bank AG New York Branch, as the Senior Collateral Agent, the Junior Lien Representatives from time to time party thereto and the Acceding Guarantors from time to time party thereto.  Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Intercreditor Agreement. This Junior Lien Designation is being executed and delivered in order to designate additional secured debt as Junior Lien Debt entitled to the benefit of a mortgage on the Junior Collateral.

The undersigned, the duly appointed [specify title] of Grandparent Holdco hereby certifies on behalf of Grandparent Holdco that:

(a)                                         Grandparent Holdco intends to incur additional indebtedness (“Additional Secured Debt”) which has been designated as Junior Lien Debt for purposes of the Loan Documents;

(b)                                         the requirements in the definition of “Junior Lien Debt” in the Intercreditor Agreement have been satisfied;

(c)                                          the name and address of the Junior Lien Representative for the Additional Secured Debt is:

Address: [                                                                                                                                                                                     ]

Attention: [                                                                                                                                                                             ]

Telephone: [                                                                                                                                                                       ]

Facsimile:  [                                                                                                                                                                          ]

Such Person is the Junior Lien Representative as [trustee, administrative agent] under that certain [describe applicable indenture, credit agreement or other document governing the additional secured debt] for all [“Secured Parties”] as defined in such Junior Lien Documents. We will notify you prior to any other Person acting at any time or from time to time as Junior Lien Representative for all or any portion of the Junior Lien Debt issued pursuant to such Junior Lien Documents.

Grandparent Holdco confirms the grants of security interests in the Senior Security Agreement and other obligations under and subject to the terms of the Senior Loan Documents and the Junior Lien Documents and agrees that, notwithstanding the designation of the Additional Secured Debt as Junior Lien Debt, such security interests and other obligations are not impaired or adversely affected in any manner whatsoever and shall continue to be in full

Intercreditor Agreement Term Loan 2014-1

force and effect, and

Grandparent Holdco has caused a copy of this Junior Lien Designation and the related Junior Lien Supplement to be delivered to each existing Junior Lien Representative.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Junior Lien Designation to be duly executed by the undersigned as of                    , 20        .

HYPERION AIRCRAFT LIMITED

By:
Name:
Title:

Acknowledged:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Senior Collateral Agent

By:
Name:
Title:

Exhibit B

FORM OF JUNIOR LIEN SUPPLEMENT

Reference is made to the Intercreditor Agreement, dated as of March 6, 2014 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Intercreditor Agreement”), among International Lease Finance Corporation, Hyperion Aircraft Limited (“Grandparent Holdco”), Delos Aircraft Limited, Delos Finance S.á r.l., Apollo Aircraft Inc., Artemis (Delos) Limited, Deutsche Bank AG New York Branch, as the Senior Collateral Agent, the Junior Lien Representatives from time to time party thereto and the Acceding Guarantors from time to time party thereto.  Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Intercreditor Agreement. This Junior Lien Supplement is being executed and delivered pursuant to the Intercreditor Agreement as a condition precedent to the debt for which the undersigned is acting as agent being entitled to the benefits of any mortgage or other security interest in the Junior Collateral.

1.                                              Joinder. The undersigned,                                                                                                                                                                                 , a                                                                                                  , (the “New Representative”) as [trustee, administrative agent] under that certain [describe applicable indenture, credit agreement or other document governing the additional secured debt] hereby agrees to become party as a Junior Lien Representative under the Intercreditor Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

2.                                      Lien Sharing and Priority Confirmation.

The undersigned New Representative, on behalf of itself and each holder of Junior Lien Obligations in respect of the Series of Junior Lien Debt for which the undersigned is acting as Junior Lien Representative hereby agrees, for the enforceable benefit of all holders of each existing and future Senior Loans and Series of Junior Lien Debt, each existing and future Senior Collateral Agent, each other Senior Secured Party, each other existing and future Junior Lien Representative and each existing and future holder of Permitted Liens and as a condition precedent to the debt for which the undersigned is acting as agent being entitled to the benefits of any mortgage or other security interest in the Junior Collateral:

(a)                                         all Junior Lien Obligations will be and are secured equally and ratably by the Junior Collateral as with respect to each other, and junior to the Senior Obligations; and

(b)                                         the New Representative on its own behalf and on behalf of each holder of Junior Lien Obligations in respect of the Series of Junior Lien Debt for which the undersigned is acting as Junior Lien Representative are bound by and consent to the provisions of the Intercreditor Agreement including, without limitation, Section 2(b) thereof setting forth the priority of payments and the provisions setting forth the subordination of the Junior Secured Obligations to the Senior Secured Obligations.

3.                                             Representation and Warranty. The undersigned New Representative represents and warrants, for the benefit of each of the Senior Secured Parties, that the New Representative has the power and authority, including, without limitation, from the Junior Secured Parties which it represents, to execute, deliver and perform its obligations under this Junior Lien Supplement and the Intercreditor Agreement on its own behalf and on behalf of each of the Junior Secured Parties which it represents, and to make the agreements and provide the consents and waivers that it provides herein and in the Intercreditor Agreement on behalf of the Junior Secured Parties which it represents. Each Junior Lender, by holding the Junior Lien Obligations pursuant to the Junior Lien Documents, has agreed to the provisions of this Intercreditor Agreement.

4.                                             Governing Law and Miscellaneous Provisions. The provisions of Section 10 of the Intercreditor Agreement will apply to this Junior Lien Supplement as if set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Junior Lien Supplement to be executed by their respective officers or representatives as of                        , 20         .

[Insert name of New Representative]

By:
Name:
Title:

Acknowledged and Agreed:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Senior Collateral Agent

By:
Name:
Title:

Exhibit C

FORM OF INTERCOMPANY LENDER SUPPLEMENT

Reference is made to the Intercreditor Agreement, dated as of March 6, 2014 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Intercreditor Agreement”), among International Lease Finance Corporation, Hyperion Aircraft Limited (“Grandparent Holdco”), Delos Aircraft Limited, Delos Finance S.á r.l., Apollo Aircraft Inc., Artemis (Delos) Limited, Deutsche Bank AG New York Branch, as the Senior Collateral Agent, the Junior Lien Representatives from time to time party thereto and the Acceding Guarantors from time to time party thereto.  Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Intercreditor Agreement.

1.                                              Joinder. The undersigned,                                                                                                                                                                                 , a                                                                                                  , (the “New Intercompany Lender”) hereby agrees to become party as an Intercompany Lender under the Intercreditor Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

2.                                      Priority Confirmation.

The undersigned New Intercompany Lender hereby agrees, for the enforceable benefit of all holders of each existing and future Senior Loan and Series of Junior Lien Debt, each existing and future Senior Collateral Agent, each other Senior Secured Party, each other existing and future Junior Lien Representative and each existing and future holder of Permitted Liens that the Intercompany Debt Obligations shall be subordinate and junior in right of payment to the full and prior payment in cash of the Senior Obligations and the Junior Lien Obligations to the extent and in the manner set forth in the Intercreditor Agreement.

3.                                              Representation and Warranty. The undersigned New Intercompany Lender represents and warrants, for the benefit of each of the Senior Secured Parties and each Junior Lien Representative, that the New Intercompany Lender has the power and authority to execute, deliver and perform its obligations under this Intercompany Lender Supplement and the Intercreditor Agreement, and to make the agreements and provide the consents and waivers that it provides herein and in the Intercreditor Agreement.

4.                                              Governing Law and Miscellaneous Provisions. The provisions of Section 10 of the Intercreditor Agreement will apply to this Intercompany Lender Supplement as if set forth herein.

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, the parties hereto have caused this Intercompany Lender Supplement to be executed by their respective officers or representatives as of                       , 20           .

[Insert name of New Intercompany Lender]

By:
Name:
Title:

Acknowledged and Agreed:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Senior Collateral Agent

By:
Name:
Title:

C-2

EXHIBIT I

FORM OF LTV CERTIFICATE

INTERNATIONAL LEASE FINANCE CORPORATION LTV CERTIFICATE

          , 20

This LTV Certificate is delivered pursuant to Section 5.09(a)(vii) of that certain Term Loan Credit Agreement dated as of March 6, 2014 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), among Delos Finance S.à r.l., a private limited liability company (société à responsabilité limitée) (the “Borrower”), International Lease Finance Corporation (“ILFC”), a California corporation, Hyperion Aircraft Limited, a private limited liability company incorporated under the laws of Ireland, Delos Aircraft Limited, a private limited liability company incorporated under the laws of Ireland, Apollo Aircraft Inc., a California corporation, Artemis (Delos) Limited, a private limited liability company incorporated under the laws of Ireland, the Lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent. Capitalized terms used and not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned hereby certifies in his/her capacity as [chief financial officer][principal accounting officer][treasurer][assistant treasurer][controller] of ILFC and not in his/her individual capacity, that

(i)            The LTV Determination Date is                                  , 20   ;

(ii)           The aggregate outstanding principal amount of the Released Loans as of such LTV Determination Date is $[                                    ].  For the avoidance of doubt, any payment or prepayment of the Loans on or before such LTV Determination Date has been taken into account;

(iii)          The aggregate Appraised Value of all Pool Aircraft included in the Designated Pool as of such LTV Determination Date is $[                          ];

(iv)          The ratio of (ii) to (iii) is              (the “Loan-to-Value Ratio”);

(v)           The Loan-to-Value Ratio [does] [does not] exceed 70.0%;

(vi)          [The Borrower will, within [insert number of days required pursuant to Section 5.16] following the [LTV Determination Date], prepay [all of the Loans][a portion of the Loans in the amount of $[                ];]

Term Loan Credit Agreement 2014-1

Exhibit I-1

(vii)         [The Borrower will, within [insert number of days required pursuant to Section 5.16] following the LTV Determination Date, deposit Interim Cash into the Collateral Account in the amount of $[                ];]

(viii)        [The Obligors [have transferred][will, within [insert number of days required pursuant to Section 5.16] days following the delivery of this LTV Certificate, transfer]       to an Owner Subsidiary the following Non-Pool Aircraft:

;]

(ix)          [The required Appraisals with respect to the Aircraft proposed to be added pursuant to an LTV Cure are not yet available, so this LTV Certificate (x) has been prepared using approximate Appraised Values estimated by ILFC in good faith and (y) when the required Appraisals are available and not later than the addition of such Aircraft, an updated and completed LTV Certificate with respect to and dated as of the LTV Determination Date attaching the three Appraisals required to be provided with respect to such Aircraft shall be delivered]. [only include as applicable according to Section 5.09(a)(viii)]

(x)           Set forth on Annex I attached hereto is a complete list of all PS Pool Aircraft [identifying which are Pool Aircraft and Undelivered Pool Aircraft] as of the date hereof (which list shall replace Schedule 3.17(a) to the Credit Agreement upon delivery of this LTV Certificate); and

(xi)          Set forth on Annex [II] attached hereto is a complete list of the Leases of all PS Pool Aircraft as of the date hereof (which list shall replace Schedule 3.17(b) to the Credit Agreement); [only include with the LTV Certificate delivered on every second Payment Date, beginning with the third Payment Date]

(xii)         Attached as Annex [III] [are three(13) Appraisals, each conducted by a Qualified Appraiser, of] / [is a description of the approximate Appraised Values estimated in good faith by ILFC with respect to], any Aircraft added (or being proposed to be added pursuant to an LTV Cure) to the Designated Pool since the [Effective Date] [immediately preceding LTV Determination Date].

IN WITNESS WHEREOF, the undersigned Financial Officer of ILFC has signed this LTV Certificate as of the date first written above.

By:
Name:
Title:

(13) Except as otherwise provided in the definition of Qualified Appraiser.

ANNEX I to LTV CERTIFICATE

PS POOL AIRCRAFT

Pool Aircraft:

Airframe Manufacturer and Model	Airframe MSN	Engine Manufacturer and Engine Model	Country of Registration

Undelivered Pool Aircraft:

Airframe Manufacturer and Model	Airframe MSN	Engine Manufacturer and Engine Model	Country of Registration

[ANNEX II to LTV CERTIFICATE

Schedule 3.17(b)]

[ANNEX III to LTV CERTIFICATE

APPRAISALS]

Exhibit I-5

EXHIBIT J

FORM OF RELEASE REQUEST

, 2014

Deutsche Bank AG New York Branch, as Administrative Agent

Deutsche Bank AG New York Branch, as Collateral Agent

Ladies and Gentlemen:

Reference is made herein to the Term Loan Credit Agreement dated as of March 6, 2014 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) among Delos Finance S.à r.l., as Borrower (the “Borrower”), International Lease Finance Corporation (“ILFC”), Hyperion Aircraft Limited (“Grandparent Holdco”), Delos Aircraft Limited (“Parent Holdco”), Apollo Aircraft Inc. (“CA Subsidiary Holdco”), Artemis (Delos) Limited (“Irish Subsidiary Holdco”), the lenders identified therein, as Lenders, Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”), Deutsche Bank AG New York Branch, as Collateral Agent (the “Collateral Agent”), and Deutsche Bank Securities Inc. and Goldman Sachs Bank USA, as Joint Lead Arrangers. Capitalized terms not otherwise defined herein, shall have the meaning assigned to such terms in the Credit Agreement.

Parent Holdco, on behalf of the Borrower, hereby gives the Administrative Agent and Collateral Agent revocable notice pursuant to Section 2.02(b) of the Credit Agreement that the Borrower hereby requests a release of the Loans, together with investment earnings on the amount of the Loans being released, in an amount and pursuant to the conditions set forth below and under the Credit Agreement (the “Release”) in connection with the Aircraft identified herein.

The date of the Release shall be [                   ] (the “Release Date”). The below delineates information related to (i) each Aircraft to which the Release relates, (ii) the relevant Owner Subsidiary related to each relevant Aircraft, (iii) the relevant Intermediate Lessee (if any) related to each relevant Aircraft, (iv) the aggregate amount of Released Loans related to each relevant Aircraft and (v) the relevant Initial Appraised Value of each relevant Aircraft.

Exhibit J-1

Country Reg. No.	Airframe Mftr. and Model	Airframe	MSN	Vintage	Engine Mftr.	Engine Model	Relevant Owner Subsidiary	Relevant Intermediate Lessee (if any)	Relevant Released Loans	Relevant Initial Appraised Value

The aggregate amount of the Loans to be released is $[                   ] (the “Aggregate Applicable Released Loans”).The aggregate amount of the investment earnings thereon is $[                           ].  The aggregate amount to be released to the Borrower on the Release Date is $[                      ] (the “Aggregate Requested Release Amount”).

In respect of each Aircraft related to the Release, taking into account the relevant Released Loans requested pursuant to this Release and the relevant Initial Appraised Value of each such Aircraft, the Advance Rate for each such Aircraft is 60.3%.

Parent Holdco, on behalf of the Borrower, hereby requests that the Collateral Agent instruct the Securities Intermediary to transfer the Aggregate Requested Release Amount to the Borrower at the following account:

Bank:

ABA Number:

Account No.:

Exhibit J-2

IN WITNESS WHEREOF, Parent Holdco has executed this Release Request as of the day and year first above written.

DELOS AIRCRAFT LIMITED, as Parent Holdco

By:
Name:
Title:

Exhibit J-3

EXHIBIT K

FORM OF OBLIGOR ASSUMPTION AGREEMENT

,

Deutsche Bank AG New York Branch, as Administrative Agent

Ladies and Gentlemen:

Reference is made herein to the Term Loan Credit Agreement dated as of March 6, 2014 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), among International Lease Finance Corporation, as an Obligor, Delos Finance S.à r.l., as the Borrower, Hyperion Aircraft Limited, as an Obligor, Delos Aircraft Limited, as an Obligor, Apollo Aircraft Inc. as an Obligor, Artemis (Delos) Limited, as an Obligor, the lenders identified therein, as Lenders, Deutsche Bank AG New York Branch, as the Administrative Agent, Deutsche Bank AG New York Branch, as Collateral Agent. Capitalized terms not otherwise defined herein, shall have the meaning assigned to such terms in the Credit Agreement.

[Name of new Obligor], a [          ]  incorporated under the laws of [            ] (the “New Obligor”), hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the New Obligor is a wholly owned subsidiary of [                         ] and is [an Owner Subsidiary] / [an Intermediate Lessee].

Pursuant to Section [2.10] / [4.02] of the Credit Agreement, and for other good and valuable consideration hereby acknowledged, (a) the New Obligor hereby confirms that, with effect from the date hereof, the New Obligor shall have the obligations, duties and liabilities toward each of the other parties to the Loan Documents and other Obligors identical to those which the New Obligor would have had if the New Obligor had been named as an original party to the Loan Documents as an Obligor on the Effective Date, including without limitation those set forth in Article 7 of the Credit Agreement with respect to the Guaranteed Obligations and (b) the New Obligor hereby makes and gives all representations and warranties in the Loan Documents in each case applicable to such New Obligor as if it had been named as an original party to the Loan Documents as an Obligor on the Effective Date, but such representations and warranties are made on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

This Agreement shall constitute a Loan Document. This Agreement shall be construed in accordance with and governed by the Laws of the State of New York.

[Signature pages follow.]

Exhibit K-1

IN WITNESS WHEREOF, the undersigned has executed this Obligor Assumption Agreement as of the day and year first above written.

[ ], as New Obligor

By:
Name:
Title:

Acknowledged and accepted:

DEUTSCHE BANK AG NEW YORK
BRANCH, as Administrative Agent

By:
Name:
Title:

Exhibit K-2

EXHIBIT L

FIRST AMENDMENT TO TERM LOAN CREDIT AGREEMENT

FIRST AMENDMENT (this “Amendment”), dated as of [                    ], 2014, between Delos Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg (the “Borrower”), International Lease Finance Corporation, a California corporation (“ILFC”), Hyperion Aircraft Limited, a private limited liability company incorporated under the laws of Ireland (“Grandparent Holdco”), Delos Aircraft Limited, a private limited liability company incorporated under the laws of Ireland (“Parent Holdco”), Apollo Aircraft Inc., a California corporation (“CA Subsidiary Holdco”), Artemis (Delos) Limited, a private limited liability company incorporated under the laws of Ireland (“Irish Subsidiary Holdco”), AerCap Global Aviation Trust, a Delaware statutory trust (“Financing Trust”), AerCap U.S. Global Aviation LLC, a Delaware limited liability company (“USHoldco”), AerCap Holdings N.V., a public company with limited liability incorporated under the laws of The Netherlands (“AerCap”), AerCap Aviation Solutions B.V., a private company with limited liability incorporated organized under the laws of The Netherlands (“AAS”), AerCap Ireland Limited, a private limited liability company incorporated under the laws of Ireland (“AIL”) and AerCap Ireland Capital Limited, a private limited liability company incorporated under the laws of Ireland (“AICL” and together with USHoldco, AerCap, AAS and AIL, the “Acceding Obligors”) and Deutsche Bank AG New York Branch, as Collateral Agent and Administrative Agent, to the Term Loan Credit Agreement, dated as of March 6, 2014 (as heretofore amended, restated or otherwise modified from time to time, the “Credit Agreement”), between the Borrower, ILFC, Grandparent Holdco, Parent Holdco, CA Subsidiary Holdco, Irish Subsidiary Holdco, the Lenders party thereto and Deutsche Bank AG New York Branch, as Collateral and Administrative Agent.

WHEREAS, ILFC, Financing Trust and certain other affiliates of Financing Trust or ILFC will enter into the Completion Date Transfer Agreement to be dated on or prior to the Amendment Effective Date (as amended, modified and supplemented from time to time, the “Completion Date Transfer Agreement”) and ILFC, USHoldco and certain other affiliates of Financing Trust or ILFC will enter into the Reallocation Agreement to be dated on or prior to the Amendment Effective Date (as amended, modified and supplemented from time to time, the “Reallocation Agreement” and, together with the Completion Date Transfer Agreement, the “Transfer Agreements”), pursuant to which ILFC will transfer, including pursuant to certain declarations of trust, its assets and properties substantially as an entirety to Financing Trust with the effect that, upon the Transfer Agreements becoming effective, and subject to satisfaction of the conditions precedent set forth in Section 5.17 of the Credit Agreement, Financing Trust will succeed to and (other than as described herein) be substituted for ILFC under the Loan Documents with the same effect as if Financing Trust had been named as ILFC in the Loan Documents;

WHEREAS, notwithstanding the foregoing and the provisions of Section 5.17(b) of the Credit Agreement, ILFC wishes to continue to guarantee the Obligations and each of the Acceding Obligors wishes to provide its guarantee of the Obligations as well; and

Exhibit L-1

WHEREAS, the parties hereto wish to amend the Credit Agreement to provide, among other things, for the foregoing, in each case on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                                   Definitions.                             Except as otherwise defined herein, terms defined in the Credit Agreement are used herein as defined therein.

Section 2.                                                   Amendments.                              Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the Amendment Effective Date (as defined below), each of the Credit Agreement and each other Loan Document is hereby amended as follows:

2.01                                The following definition shall be added to Section 1.01 of the Credit Agreement:

“Financing Trust” means AerCap Global Aviation Trust.

2.02                                Financing Trust hereby assumes (i) ILFC’s guaranty in Article 7 of the Credit Agreement of the due and punctual payment of the principal of (and premium, if any) and interest on all the Loans and (ii) the performance of every covenant of the Credit Agreement and the other Loan Documents on the part of ILFC to be performed or observed. All references in the Loan Documents (other than in the definition of “ILFC” in Section 1.01 of the Credit Agreement, in the definition of “Acceding Guarantor” in Section 1.01 of the Credit Agreement and in Articles 3 and 4 of the Credit Agreement, and as provided in Sections 2.03 and 2.05 of this Amendment) to “International Lease Finance Corporation,” “International Lease Finance Corporation, a California corporation” and “ILFC” existing immediately prior to the Amendment Effective Date shall be deemed to refer to “AerCap Global Aviation Trust,” “AerCap Global Aviation Trust, a Delaware statutory trust” and “Financing Trust” respectively.

2.03                                Notwithstanding Section 5.17(b) of the Credit Agreement, Section 2.02 of this Amendment and the entry into effect of the Transfer Agreements, ILFC hereby agrees to continue its guaranty of the Obligations as an “Obligor” as set forth in Article 7 of the Credit Agreement.

2.04                                Each Acceding Obligor hereby agrees to guarantee the Guaranteed Obligations as an “Obligor” under and pursuant to Article 7 of the Credit Agreement

2.05                                Notwithstanding anything to the contrary herein

(a)                                         each of the Acceding Guarantors shall be deemed an “Obligor” and “Transaction Party” in the Loan Documents solely with respect to (i) the definitions of “Deemed Removal”, “Guaranteed Obligations”, “Obligations” and “Permitted Liens” in the Credit Agreement, (ii) Sections 2.05(a) and 2.09 of the Credit Agreement, (iii) clauses (g), (h)

Exhibit L-2

and (i) of Article 6 of the Credit Agreement, (iv) Article 7 of the Credit Agreement, (v) Sections 8.09 and 8.10 of the Credit Agreement and (vi) Sections 9.01, 9.03(c), 9.07, 9.10 and 9.11 of the Credit Agreement; and

(b)                                         for no other purpose shall an Acceding Obligor or ILFC be deemed to be an Obligor or Transaction Party under the Credit Agreement or the other Loan Documents.

Without limiting the foregoing, in no event shall an Acceding Obligor or ILFC be an Obligor for the purposes of Article 5 or (other than clauses (g), (h) and (i) thereof) 6 of the Credit Agreement.

2.06                                References in the Loan Documents to “this Agreement” or the “Credit Agreement” or the like (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

2.07                                Pursuant to Section 3.14 of the Credit Agreement, Schedule 3.14 of the Credit Agreement is hereby supplemented and updated as set forth in Annex I.

2.08                                For purposes of Section 9.01 of the Credit Agreement, the notice details of ILFC and the Acceding Obligors are as set forth in Annex II.

2.09                                This Amendment shall constitute a “Loan Document”. Section 3.                         Representations and Warranties.

3.01                                The delivery of the notice of the Amendment Effective Date shall be deemed a representation and warranty by each of ILFC and Financing Trust to the Lender Parties that, on and as of the Amendment Effective Date no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

3.02                                Each of Financing Trust, ILFC, each Acceding Obligor and the other Borrower Parties party hereto on the date hereof and on and as of the Amendment Effective Date represents and warrants to the Lender Parties that:

(i)                                             it is a Person duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization; and it has the power and authority to own its property and to carry on its business as now being conducted and is duly qualified and, if applicable, in good standing as a foreign corporation or other entity authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect;

(ii)                                          the execution and delivery by it of this Amendment and the performance by it of its obligations under this Amendment and the Credit Agreement, as amended hereby, and each other Loan Document (including by assumption of obligations thereunder pursuant to this Amendment), and the performance of its obligations thereunder and

Exhibit L-3

the consummation of the transactions contemplated thereby (a) are within its organizational powers, i) have been duly authorized by all necessary corporate action, ii) have received all necessary approvals, authorizations, consents, registrations, notices, exemptions and licenses (if any shall be required) from Governmental Authorities and other Persons, except such approvals, authorizations, consents, registrations, notices, exemptions or licenses non-receipt of which could not reasonably be expected to have a Material Adverse Effect and iii) do not and will not contravene, constitute a default under or conflict with any provision of (i) Law, (ii) any judgment, decree or order to which it is a party or by which it is bound, (iii) its Operating Documents or Organizational Documents or (iv) any provision of any agreement or instrument binding on it, or any agreement or instrument of which it is aware affecting the properties of it, except with respect to (d)(i), (ii) and (iv) above, for any such contravention or conflict which could not reasonably be expected to have a Material Adverse Effect;

(iii)                                       it has duly authorized, executed and delivered this Amendment; and

(iv)                                      this Amendment, the Credit Agreement and the other Loan Documents, as amended hereby, constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.                                                   Conditions Precedent. As provided in Section 2 above, the amendments to the Credit Agreement contemplated hereby shall become effective as of the date notified by ILFC to the Administrative Agent (the “Amendment Effective Date”), provided that the following conditions precedent are satisfied on or prior to the Amendment Effective Date:

(a)                                         The Administrative Agent shall have received an officers’ certificate of ILFC stating that (i) the transfer of ILFC’s assets and properties substantially as an entirety to Financing Trust pursuant to the Transfer Agreements and (ii) this Amendment complies with Section 5.17 of the Credit Agreement and that all conditions precedent in the Credit Agreement relating to such transfer have been complied with.

(b)                                         The Administrative Agent shall have received a written opinion of Clifford Chance US LLP (addressed to the Administrative Agent and dated the Amendment Effective Date) in the form attached hereto as Exhibit A hereto stating that (i) the transfer of ILFC’s assets and properties substantially as an entirety to Financing Trust pursuant to the Transfer Agreements and (ii) this Amendment complies with Section 5.17 of the Credit Agreement and that all conditions precedent in the Credit Agreement relating to such transfer have been complied with.

(c)                                          The Administrative Agent shall have received a written opinion (in each case addressed to the Administrative Agent and dated the Amendment Effective Date) with respect to this Amendment from each of (i) Clifford Chance US LLP with respect to New York law in the form attached hereto as Exhibit B hereto, (ii) in-house counsel to ILFC with respect to California law and in relation to ILFC and CA Subsidiary Holdco in the form attached hereto as Exhibit C hereto, (iii) Morris, Nichols, Arsht & Tunnell LLP with respect to

Exhibit L-4

Delaware law and in relation to Financing Trust and USHoldco in the form attached hereto as Exhibit D hereto, (iv) Clifford Chance, Luxembourg with respect to Luxembourg law and in relation to the Borrower and in the form attached hereto as Exhibit E hereto, (vi) NautaDutilh with respect to Dutch law and in relation to AerCap and AAS in the form attached hereto as Exhibit F hereto and (vi) McCann Fitzgerald with respect to Irish law and in relation to Grandparent Holdco, Parent Holdco, Irish Subsidiary Holdco, AIL and AICL in the form attached hereto as Exhibit G hereto.

(d)                                         The representations and warranties of Financing Trust, ILFC, the Acceding Obligors and the Borrower Parties party hereto pursuant to Section 3 hereof shall be true and correct in all material respects.

(e)                                          On the Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.

Section 5.                                                   Acknowledgement and Ratification. Each of Financing Trust, ILFC, the Acceding Obligors and the Borrower Parties party hereto hereby acknowledges that it has reviewed the terms and provisions of this Amendment and consents to the modifications effected pursuant to this Amendment. Each of Financing Trust, ILFC, the Acceding Obligors and the Borrower Parties party hereto hereby ratifies and confirms its obligations under this Amendment and each other Loan Document to which it is a party or under which it has obligations (including by assumption of obligations thereunder pursuant to this Amendment), and, in the case of Grandparent Holdco, Parent Holdco, the Borrower, CA Subsidiary Holdco and Irish Subsidiary Holdco, confirms its grants to the Collateral Agent of a continuing lien on and security interest in all of its right, title and interest in and to all Collateral as and to the extent provided under the Loan Documents as collateral security for the prompt payment and performance in full when due of the Obligations. Without limiting the foregoing, the Borrower Parties, ILFC, the Financing Trust and the Acceding Obligors hereby acknowledge and confirm that each transfer of Ownership of a Pool Aircraft contemplated to be performed in connection with the transactions contemplated under the Transfer Agreements shall be performed in compliance with Section 2.10 of the Credit Agreement and the other provisions of the Loan Documents, it being acknowledged and agreed that no transfer of legal title to any Pool Aircraft is contemplated by the declarations of trust and that the instrument to be delivered (in connection with the transfer of Ownership by way of the declaration of trust) by each relevant Grantor for the purposes of Section 2.10 of the Credit Agreement and Section 2.15 of the Security Agreement shall be the Collateral Supplement.

Section 6.                                                   Expenses. Without limiting the Borrower’s obligations under Section 9.03 of the Credit Agreement, the Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the Collateral Agent in connection with the negotiation, execution and delivery of this Amendment and the conditions precedent to the Amendment Effective Date including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP in connection therewith.

Section 7.                                                   Miscellaneous. Except as herein provided, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect. This Amendment may be executed in any number of counterparts and by different parties hereto in separate

Exhibit L-5

counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment. Sections 9.11 and 9.12 of the Credit Agreement are incorporated herein as if set out in full herein but with each reference therein to the “parties” being construed as a reference to the parties to this Amendment, each reference to “this Agreement” being construed as a reference to this Amendment and the reference to “Section 9.01” being construed as a reference to Section 9.01 of the Credit Agreement. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

[Remainder of page left intentionally blank]

Exhibit L-6

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first set forth above.

DELOS FINANCE S.À R.L.
Duly represented by:

Name:
Title:

INTERNATIONAL LEASE FINANCE CORPORATION

By:
Name:
Title:

AERCAP GLOBAL AVIATION TRUST

By:
Name:
Title:

AERCAP U.S. GLOBAL AVIATION LLC

By:
Name:
Title:

SIGNED and DELIVERED as a DEED
by
as attorney for
HYPERION AIRCRAFT LIMITED

Attorney

in the presence of

Name:
Address:
Occupation:

Exhibit L-7

SIGNED and DELIVERED as a DEED
by
as attorney for
DELOS AIRCRAFT LIMITED

Attorney

in the presence of

Name:
Address:
Occupation:

SIGNED and DELIVERED as a DEED
by
as attorney for
ARTEMIS (DELOS) LIMITED

Attorney

in the presence of

Name:
Address:
Occupation:

APOLLO AIRCRAFT INC.

By:
Name:
Title:

AERCAP HOLDINGS N.V.

By:
Name:
Title:

Exhibit L-8

AERCAP AVIATION SOLUTIONS B.V.

By:
Name:
Title:

SIGNED and DELIVERED as a DEED
by
as attorney for
AERCAP IRELAND LIMITED

Attorney

in the presence of

Name:
Address:
Occupation:

SIGNED and DELIVERED as a DEED
by
as attorney for
AERCAP IRELAND CAPITAL LIMITED

Attorney

in the presence of

Name:
Address:
Occupation:

Exhibit L-9

ADMINISTRATIVE AGENT

DEUTSCHE BANK AG NEW YORK BRANCH

By:
Name:
Title:

COLLATERAL AGENT

DEUTSCHE BANK AG NEW YORK BRANCH

By:
Name:
Title:

Exhibit L-10

ANNEX 1

Schedule 3.14

Name of Transaction Party	Chief Executive Office	Jurisdiction of Incorporation	Entity Type	Employer or Taxpayer Identification Number

DELOS FINANCE S.À R.L.	46A, Avenue J.F. Kennedy, L- 1855 Luxembourg	Luxembourg	Private limited liability company (société à responsabilité limitée)	In the process of being registered with the Luxembourg Register of Commerce and Companies and having a share capital of EUR 12,500

HYPERION AIRCRAFT LIMITED	30 North Wall Quay, Dublin 1, Ireland	Ireland	Private Limited Liability Company	538945

DELOS AIRCRAFT LIMITED	30 North Wall Quay, Dublin 1, Ireland	Ireland	Private Limited Liability Company	538946

APOLLO AIRCRAFT INC.	10250 Constellation Blvd., Suite 3400 Los Angeles, CA 90067	California	Corporation	27-2098782

ARTEMIS (DELOS) LIMITED	30 North Wall Quay, Dublin 1, Ireland	Ireland	Private Limited Liability Company	482230

INTERNATIONAL LEASE FINANCE CORPORATION	10250 Constellation Blvd., Suite 3400 Los Angeles, CA 90067	California	Corporation	22-3059110

AERCAP GLOBAL AVIATION TRUST	1100 North Market Street, DE 19890	Delaware	Statutory Trust	38-7108865

Exhibit L-11

AERCAP U.S. GLOBAL AVIATION LLC	1209 Orange Street, Wilmington, DE 19801	Delaware	Limited Liability Company	30-0810106

AERCAP HOLDINGS N.V.	Stationsplein 965, 1117 CE Schiphol, The Netherlands	The Netherlands	Public Limited Liability Company (naamloze vennootschap)	816011163

AERCAP AVIATION SOLUTIONS B.V.	Stationsplein 965, 1117 CE Schiphol, The Netherlands	The Netherlands	Private Limited Liability Company (besloten vennootschap met beperkte aansprakelijkheid)	851559165

AERCAP IRELAND LIMITED	4450 Atlantic Avenue Shannon, Co. Clare Ireland	Ireland	Private Limited Liability Company	51950

AERCAP IRELAND CAPITAL LIMITED	4450 Atlantic Avenue Shannon, Co. Clare Ireland	Ireland	Private Limited Liability Company	535682

Exhibit L-12

ANNEX II
NOTICES

If to International Lease Finance Corporation:

International Lease Finance Corporation
10250 Constellation Blvd., Suite 3400
Los Angeles, CA 90067

Attention: Treasurer with a copy to the General Counsel
Telecopy No. (310) 788-1990

Electronic mail: legalnotices@ilfc.com

If to AerCap Global Aviation Trust

4450 Atlantic Avenue, Westpark, Shannon, Co. Clare, Ireland
Facsimile: 00 353 61 723850

Electronic mail:

If to AerCap U.S. Global Aviation LLC

4450 Atlantic Avenue, Westpark, Shannon, Co. Clare, Ireland
Facsimile: 00 353 61 723850

Electronic mail:

If to AerCap Holdings N.V.

Stationsplein 965, 1117 CE Schiphol, The Netherlands
Facsimile: + 31 020 6599100

Electronic mail:

If to AerCap Aviation Solutions B.V.

Stationsplein 965, 1117 CE Schiphol, The Netherlands
Facsimile: + 31 020 6599100

Electronic mail:

If to AerCap Ireland Limited

4450 Atlantic Avenue, Westpark, Shannon, Co. Clare, Ireland
Facsimile: 00 353 61 723850

Electronic mail:

If to AerCap Ireland Capital Limited

4450 Atlantic Avenue, Westpark, Shannon, Co. Clare, Ireland
Facsimile: 00 353 61 723850

Electronic mail:

Exhibit L-13

EXHIBIT A

FORM OF OPINION OF CLIFFORD CHANCE US LLP PURSUANT TO SECTION 4(b)

Exhibit L-14

[         ], 2014

To the Addressees Listed on Schedule 1

Ladies and Gentlemen:

We have acted as New York counsel to International Lease Finance Corporation, a California corporation (“ILFC”), AerCap Global Aviation Trust, a Delaware statutory trust (“Financing Trust”) and the Acceding Obligors as defined below in connection with the First Amendment to Term Loan Credit Agreement (the “Amendment”) dated as of the date hereof among Delos Finance S.à r.l. as Borrower (“Borrower”), ILFC, Hyperion Aircraft Limited (“Grandparent Holdco”), Delos Aircraft Limited (“Parent Holdco”), Apollo Aircraft Inc. (“CA Subsidiary Holdco”), Artemis (Delos) Limited (“Irish Subsidiary Holdco”), Financing Trust, AerCap U.S. Global Aviation LLC, a Delaware limited liability company (“USHoldco”), AerCap Holdings N.V., a public company with limited liability incorporated under the laws of The Netherlands (“AerCap”), AerCap Aviation Solutions B.V., a private company with limited liability incorporated organized under the laws of The Netherlands (“AAS”), AerCap Ireland Limited, a private limited liability company incorporated under the laws of Ireland (“AIL”) and AerCap Ireland Capital Limited, a private limited liability company incorporated under the laws of Ireland (“AICL” and together with USHoldco, AerCap, AAS and AIL, the “Acceding Obligors”), and Deutsche Bank AG, New York Branch, as Administrative Agent and as Collateral Agent (the “Agent”).

Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Credit Agreement as defined in the Amendment and as amended by the Amendment (the “Credit Agreement”). This opinion is delivered pursuant to Section 4 (c) of the Amendment.

In rendering the opinions expressed below, we have examined executed copies of the following documents:

(a)                                 Credit Agreement;

(b)                                 Amendment;

(c)                                  Completion Date Transfer Agreement, dated as of [the date hereof][—]and among the ILFC, Financing Trust and other parties signatory thereto (the “Completion Date Agreement”); and

(d)                                 Reallocation Agreement, dated as of [the date hereof][—]and among USHoldco, the parent of ILFC, Financing Trust and other parties signatory thereto (the “Reallocation Agreement”), pursuant to which certain of ILFC’s assets will be transferred to Financing Trust (the “Transfer”).

1

Each of ILFC, Grandparent Holdco, Parent Holdco, Borrower, CA Subsidiary Holdco, Irish Subsidiary Holdco, Financing Trust and each Acceding Obligor is referred to herein as an “Obligor”. Each of the Credit Agreement, the Amendment, the Completion Date Agreement and the Reallocation Agreement is referred to herein as a “Transaction Document”.

We have also examined and relied upon such records and statements and certificates of public officials and representatives and officers of the Obligors, including the Officer’s Certificate of ILFC provided for in Section 5.17(a)(iii) of the Credit Agreement and the Officer’s Certificate of ILFC provided for in Section 4(a) of the Amendment, both of which we have assumed have been received by you, and other persons as we have deemed necessary as a basis for the opinions expressed below. As to factual matters relevant to our opinions expressed below, we have, without independent investigation, relied upon the foregoing and the representations and warranties made in or pursuant to the Transaction Documents. We have not reviewed the dockets or other records of any court, arbitrator or governmental or regulatory body or agency or conducted any other investigation or inquiry or otherwise established or verified any factual matter.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified or photostatic copies.

We have assumed, without investigation: (i) the due organization, valid existence and, to the extent applicable, good standing of each party to the Transaction Documents; (ii) that each party to the Transaction Documents has requisite power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party; (iii) that each Transaction Document has been duly authorized, executed and delivered by each party thereto; (iv) that each Transaction Document constitutes a valid, binding and enforceable obligation of each party thereto; (v) that the execution, delivery and performance by each party of the Transaction Documents to which it is a party do not contravene such party’s constitutional documents, violate any law, rule or regulation applicable to such party or result in any conflict with or breach of any agreement or instrument to which such party is a party or by which such party is bound; (vi) that each party to the Transaction Documents has obtained or made all consents, approvals, authorizations, filings, registrations, qualifications or recordations with each Governmental Authority required in connection with the execution, delivery and performance of the Transaction Documents; (vii) all applicable filings, registrations, recordations or other actions necessary to perfect as to ownership or security interest, including under the Cape Town Convention have been or will be made; (viii) that (a) you are receiving concurrently herewith notice from ILFC under the Amendment that the AerCap Acquisition Amendment Effective Date thereunder is occurring concurrently with the delivery of this opinion, (b) you have received the opinions referenced in Section 4(c) of the Amendment, (c) as of the date hereof the representations and warranties of the Obligors under Section 3 of the Amendment are true and correct in all material respects and (d) as of the date hereof no Default or Event of Default under the Credit Agreement (before and after giving effect to the Amendment) has occurred and is continuing, and (ix) the accuracy and completeness as of the date hereof of the foregoing and the other certificates and other information and statements delivered or made to us by representatives and officers of each Obligor.

2

We have made no investigation or review of any matters relating to the Obligors or any other person or entity other than as expressly described herein. Further, we have made no special investigation of the business operations of the Obligors or any other person or entity for the purpose of identifying laws or regulations to which the Obligors or any other person or entity is subject. We note that our representation of the Obligors is limited to this and similar transactions and that we are not generally familiar with their respective affairs or operations.

Based upon the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

1.                                         The Transfer and the Amendment comply with the provisions of Section 5.17 (a)(i)(A), (a) (ii) and (a) (iii) of the Credit Agreement.

2.                                         Upon execution and delivery of this opinion, all conditions precedent specified in Section 5.17 of the Credit Agreement relating to the Transfer have been complied with.

The opinions expressed herein are limited to the laws of the State of New York.

The opinions set forth herein are rendered as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereafter be brought to our attention.

This opinion is rendered solely for your benefit (and the benefit of your successors and permitted assigns) in connection with the Amendment and may not be relied upon for any other purpose, or relied upon by any other person or entity without our prior written consent in each instance.

Very truly yours,

Clifford Chance US LLP

3

Schedule 1

Deutsche Bank AG, New York Branch, as administrative agent, collateral agent and lender

Deutsche Bank Securities Inc., as joint lead arranger

Goldman Sachs Bank USA, as joint lead arranger

4

EXHIBIT B

FORM OF OPINION OF CLIFFORD CHANCE US LLP PURSUANT TO SECTION 4(c)

Exhibit L-15

[       ], 2014

To the Addressees Listed on Schedule 1 Ladies and Gentlemen:

We have acted as New York counsel to International Lease Finance Corporation, a California corporation (“ILFC”), AerCap Global Aviation Trust, a Delaware statutory trust (“Financing Trust”) and the Acceding Obligors as defined below in connection with the First Amendment to Term Loan Credit Agreement (the “Amendment”) dated as of the date hereof among Delos Finance S.à r.l. as Borrower (“Borrower”), ILFC, Hyperion Aircraft Limited (“Grandparent Holdco”), Delos Aircraft Limited (“Parent Holdco”), Apollo Aircraft Inc. (“CA Subsidiary Holdco”), Artemis (Delos) Limited (“Irish Subsidiary Holdco”), Financing Trust, AerCap U.S. Global Aviation LLC, a Delaware limited liability company (“USHoldco”), AerCap Holdings N.V., a public company with limited liability incorporated under the laws of The Netherlands (“AerCap”), AerCap Aviation Solutions B.V., a private company with limited liability incorporated organized under the laws of The Netherlands (“AAS”), AerCap Ireland Limited, a private limited liability company incorporated under the laws of Ireland (“AIL”) and AerCap Ireland Capital Limited, a private limited liability company incorporated under the laws of Ireland (“AICL” and together with USHoldco, AerCap, AAS and AIL, the “Acceding Obligors”), and Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent (the “Agent”).

Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Credit Agreement as defined in the Amendment and as amended by the Amendment (the “Credit Agreement”). This opinion is delivered pursuant to Section 4 (c) of the Amendment.

In rendering the opinions expressed below, we have examined executed copies of the following documents:

(a)                           Credit Agreement;

(b)                           Amendment;

(c)                            Intercreditor Agreement (as supplemented by the Intercreditor Supplement referred to below (the “Intercreditor Agreement”)); and

(d)                           Intercompany Lender Supplement to the Intercreditor Agreement (the “Intercreditor Supplement”) dated as of the date hereof among Grandparent Holdco, Parent Holdco, Borrower, ILFC, CA Subsidiary Holdco, Irish Subsidiary Holdco, Financing Trust, the Acceding Obligors and the Agent.

Each of ILFC, Grandparent Holdco, Parent Holdco, Borrower, CA Subsidiary Holdco, Irish Subsidiary Holdco, Financing Trust and each Acceding Obligor is referred to herein as an “Obligor”. Each of the Credit Agreement, the Amendment, the Intercreditor Agreement and the Intercreditor Supplement is referred to herein as a “Transaction Document”. Each of the Amendment and the Intercreditor Supplement is referred to herein as an “Execution Document”.

1

We have also examined and relied upon such records and statements and certificates of public officials and representatives and officers of the Obligors and other persons as we have deemed necessary as a basis for the opinions expressed below. As to factual matters relevant to our opinions expressed below, we have, without independent investigation, relied upon the foregoing and the representations and warranties made in or pursuant to the Transaction Documents. We have not reviewed the dockets or other records of any court, arbitrator or governmental or regulatory body or agency or conducted any other investigation or inquiry or otherwise established or verified any factual matter.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified or photostatic copies.

Except as expressly opined on by us below, we have assumed, without investigation: (i) the due organization, valid existence and, to the extent applicable, good standing of each party to the Transaction Documents; (ii) that each party to the Transaction Documents has requisite power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party; (iii) that each Transaction Document has been duly authorized, executed and delivered by each party thereto; (iv) that each Transaction Document constitutes a valid, binding and enforceable obligation of each party thereto; (v) that the execution, delivery and performance by each party of the Transaction Documents to which it is a party do not contravene such party’s constitutional documents, violate any law, rule or regulation applicable to such party or result in any conflict with or breach of any agreement or instrument to which such party is a party or by which such party is bound; (vi) that each party to the Transaction Documents has obtained or made all consents, approvals, authorizations, filings, registrations, qualifications or recordations with each Governmental Authority required in connection with the execution, delivery and performance of the Transaction Documents; (vii) all applicable filings, registrations, recordations or other actions necessary to perfect as to ownership or security interest (except as set forth herein) including under the Cape Town Convention have been or will be made; and (viii) the accuracy and completeness as of the date hereof of the certificates and other information and statements delivered or made to us by representatives and officers of ILFC, Financing Trust and each Acceding Obligor.

We have made no investigation or review of any matters relating to the Obligors or any other person or entity other than as expressly described herein. Further, we have made no special investigation of the business operations of the Obligors or any other person or entity for the purpose of identifying laws or regulations to which the Obligors or any other person or entity is subject. With reference particularly to our opinion in paragraph 3 below, we note that our representation of the Obligors is limited to this and similar transactions and that we are not generally familiar with their respective affairs or operations.

Based upon the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

1.                                     Each Transaction Document is a valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with its terms.

2.                                     The execution and delivery by each Obligor of the Execution Documents to which it is a party does not, and the performance by each Obligor of its obligations under each Transaction Document to which it is a party will not, cause such Obligor to violate any Generally Applicable Law (defined below).

3.                                     No consent, approval or authorization of, and no filing, registration, qualification or recordation with, United States federal or State of New York governmental authorities pursuant to any Generally Applicable Law is required in connection with the execution and delivery by any Obligor of the Execution Documents to which it is a party or the consummation by any Obligor of the transactions

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contemplated by the Transaction Documents to which it is a party , other than (a) those that are specified in the Transaction Documents, (b) filings necessary to create, record, perfect or maintain security interests, (c) those that have been duly obtained, taken or made and (d) in the case of Collateral constituting securities, as may be required in connection with any disposition of such Collateral. As used herein, “Generally Applicable Law” means any law otherwise included within the scope of this opinion that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being currently applicable to the Obligors, the Transaction Documents or the transactions contemplated thereby, including the grants of the security interests, excluding securities laws and any law that is applicable to the Obligors, the Transaction Documents or the transactions contemplated thereby, including the grants of the security interests, solely because of the specific assets or business of any party to any of the Transaction Documents or any of its affiliates. In particular, but without limitation, we express no opinion upon the application or effect of (i) any customs, international trade or other laws relating to the possession, import, export, use, operation, maintenance, repair or replacement of or the nature of any equipment, or any interest therein; (ii) federal or state antitrust and unfair competition, environmental, intellectual property, pension and employee benefit, or securities (including “blue sky”) laws; (iii) federal or state laws relating to aviation, banking, communications, customs, insurance, international trade, public utilities or taxation; (iv) federal and state laws and policies relating to (A) national and local emergencies and (B) deference to acts of sovereign states, including court orders; (v) federal or state criminal and civil forfeiture laws; (vi) other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and (vii) the laws of any counties, cities, towns, municipalities and special political subdivisions or agencies thereof; and in the case of each of the foregoing, all rules and regulations promulgated thereunder or administrative or judicial decisions with respect thereto.

Our opinions set forth above are subject to the following qualifications and limitations:

(a)                     Our opinion set forth in paragraph 1 above is subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law, and including, without limitation, principles relating to materiality, good faith and fair dealing, reasonableness, unconscionability and availability of equitable remedies).

(b)                     We express no opinion on the effect of the Cape Town Convention or the Convention on the International Recognition of Rights in Aircraft signed at Geneva on June 19, 1948.

(c)                      We express no opinion as to any provision of a Transaction Document that provides the terms thereof may not be waived or modified except in writing, which may be limited under certain circumstances.

(d)                     We express no opinion as to any provision in a Transaction Document asserting that the partial invalidity of one or more provisions thereof shall not invalidate the remaining provisions thereof.

(e)                      We express no opinion with respect to any indemnification or reimbursement obligation or limitation on liability contained in a Transaction Document, insofar as such provision provides exculpation or exemption from, or requires indemnification or reimbursement of a party for, its own action or inaction, where such action or inaction involves such party’s

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gross negligence, recklessness or wilful or unlawful misconduct or to the extent any such provision is contrary to public policy.

(f)                     United States federal court jurisdiction is limited by Section 28 U.S.C. § 1332 where diversity of citizenship is lacking and, even where diversity exists, federal courts retain the power to transfer an action from one federal court to another under 28 U.S.C. § 1404(a) or to dismiss by reason of the doctrine of forum non conveniens.

(g)                    We express no opinion as to title to any property or whether a United States federal court or state court outside of the State of New York would give effect to the choice of New York law provided for in a Transaction Document. Our opinion as to the legality, validity, binding effect and enforceability of the governing law provisions of each Transaction Document is based solely on Section 5-1401 of the New York General Obligations Law. Our opinion as to the legality, validity, binding effect and enforceability of the provisions of each Transaction Document in respect of the submission to the jurisdiction of the courts of the State of New York is based solely on Section 5-1402 of the New York General Obligations Law.

(h)                   We express no opinion as to the creation, perfection or priority of any lien, pledge or security interest.

(i)                       We express no opinion as to indemnities against loss in converting from amounts denominated or paid in one currency into a second currency. We note that, generally, all judgments and decrees rendered by a federal or state court sitting in the State of New York are denominated in U.S. Dollars; under the laws of the State of New York, however, where a cause of action is based on an obligation denominated in another currency, any judgments or decrees must be rendered or entered in such currency and be converted into U.S. Dollars at the rate of exchange prevailing on the date of entry of the judgment or decree.

(j)                      We express no opinion as to any provision of a Transaction Document that purports to (i) grant rights of set-off to any person not a party thereto or (ii) permit set-off to be made without notice.

(k)                   We express no opinion as to any provision of any Transaction Documents that purports to waive or exclude the rights of any person to commence any bankruptcy, reorganization, insolvency or similar proceeding or purports to waive notice of acceleration.

(l)                       We express no opinion as to the effect of (i) the compliance or non-compliance of any Obligor, the Agent or any other person or entity with any state or federal laws or regulations applicable to such party because of its legal or regulatory status or the nature of its business or (ii) the failure of any person or entity to be duly authorized to conduct business in any jurisdiction.

(m)               We also express no opinion as to the applicability to, or effect on, the obligations of any Obligor under any Transaction Document of Section 547 or 548 of the United States Bankruptcy Code, 11 U.S.C. Sections 101 et seq. (as amended from time to time, the “Bankruptcy Code”) or Article 10 of the New York Debtor and Creditor Law or any other New York or Federal law relating to preferences or fraudulent transfers and obligations.

(n)                   We express no opinion at to any provision of any Transaction Document that provides for waiver of trial by jury or of other rights or defenses that under applicable law (including judicial decisions) or public policy cannot be waived.

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(o)                     We express no opinion as to compliance by any Obligor with the Commodity Exchange Act of 1936, as amended, or the rules or regulations promulgated thereunder.

The opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York.

The opinions set forth herein are rendered as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereafter be brought to our attention.

This opinion is rendered solely for your benefit (and the benefit of your successors and permitted assigns) in connection with the Amendment and may not be relied upon for any other purpose, or relied upon by any other person or entity without our prior written consent in each instance.

Very truly yours,

Clifford Chance US LLP

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Schedule 1

Deutsche Bank AG New York Branch, as administrative agent, collateral agent and lender Deutsche

Bank Securities Inc., as joint lead arranger

Goldman Sachs Bank USA, as joint lead arranger

Each Lender that is a party to the Credit Agreement

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EXHIBIT C

FORM OF OPINION OF IN-HOUSE COUNSEL TO THE ORIGINAL OBLIGORS

Exhibit L-16

[•], 2014

To the addressees listed on Schedule I attached hereto

Ladies and Gentlemen:

This opinion is being delivered to you by the undersigned as Corporate Counsel of International Lease Finance Corporation, a California corporation (“ILFC”), in connection with that certain First Amendment to Term Loan Credit Agreement, dated as of the date hereof (the “Amendment”), among Delos Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, ILFC, Hyperion Aircraft Limited, a private limited liability company incorporated under the laws of Ireland, Delos Aircraft Limited, a private limited liability company incorporated under the laws of Ireland, Apollo Aircraft Inc., a California corporation (“CA Subsidiary Holdco”), Artemis (Delos) Limited, a private limited liability company incorporated under the laws of Ireland, AerCap Global Aviation Trust, a Delaware statutory trust, AerCap U.S. Global Aviation LLC, a Delaware limited liability company, AerCap Holdings N.V., a public company with limited liability incorporated under the laws of The Netherlands, AerCap Aviation Solutions B.V., a private company with limited liability incorporated organized under the laws of The Netherlands, AerCap Ireland Limited, a private limited liability company incorporated under the laws of Ireland and AerCap Ireland Capital Limited, a private limited liability company incorporated under the laws of Ireland, Deutsche Bank AG New York Branch, as administrative agent (in such capacity, the “Administrative Agent”) and Deutsche Bank AG New York Branch, as collateral agent (in such capacity, the “Collateral Agent”).

This opinion is being furnished pursuant to Sections 4(c)(ii) of the Amendment. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the “Credit Agreement” (as defined in, and as amended by, the Amendment (the “Credit Agreement”)).

In rendering the opinions set forth herein, I, or one or more attorneys under my supervision, have examined and relied on originals or copies of the following:

(a)                                         the Credit Agreement;

(b)                                         the Amendment;

(c)                                          the Articles of Incorporation of each CA Obligor, as certified by the Secretary of such CA Obligor as hereafter defined;

(d)                                         the Bylaws of each CA Obligor, as certified by the Secretary of such CA Obligor;

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(e)                                          the resolutions of the Board of Directors of each CA Obligor adopted by unanimous written consent; and

(f)                                           certificates, from the Secretary of State of the State of California and the Franchise Tax Board of the State of California, as to each CA Obligor’s existence and good standing in the State of California.

Each of ILFC and the CA Subsidiary Holdco is referred to herein, individually, as a “CA Obligor”, and collectively, as the “CA Obligors.”

I, or one or more attorneys under my supervision, have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the CA Obligors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the CA Obligors and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, or the examination by one or more attorneys under my supervision, we have assumed, with your permission, without independent investigation or inquiry, (a) the legal capacity of all natural persons, (b) the genuineness of all signatures, (c) the authenticity and completeness of all documents submitted to me as originals, (d) the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, (e) the authenticity of the originals of such copies, (f) that each party to the Amendment (other than any CA Obligor) (i) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has full power and authority and legal right to carry on its business and to enter into the Amendment and to perform its obligations thereunder, (iii) has duly and validly authorized the execution, delivery and performance of the Amendment by all necessary action, and (iv) has duly and validly executed and delivered the Amendment, and (g) that the Amendment constitutes the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its respective terms. As to any facts material to the opinions expressed herein that I, or one or more attorneys under my supervision, did not independently establish or verify, I have relied upon statements and representations of other officers and other representatives of the CA Obligors and others and of public officials.

The opinions set forth below are subject to the following further qualifications, further assumptions and limitations:

(a)                                         the opinion set forth in paragraph 1 below with respect to the due incorporation, valid existence and good standing status of each CA Obligor under the laws of the State of California is based solely upon the certificates issued by the Secretary of State of the State of California and the Franchise Tax Board of the State of California;

(b)                                         for purposes of the opinions set forth below, (i) “Applicable Laws” means those laws, rules and regulations of the State of California and those federal laws, rules and regulations of the United States of America, in each case that, in my experience, are normally or customarily applicable to transactions of the type contemplated by the Amendment, but without having made any special investigation as to the applicability of any specific law, rule or regulation; (ii) “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to Applicable Laws where the failure to obtain such consent, approval, license, authorization or validation or to make such filing, recording or registration will result in a Material Adverse Effect, and other than any consent, approval, license, authorization, validation, filing, qualification, recordation or registration that may have become applicable as a result

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of the involvement of any party (other than any of the CA Obligors) in the transactions contemplated by the Amendment or because of such parties’ legal or regulatory status or because of any other facts specifically pertaining to such parties or required to be obtained after the date hereof; and (iii) “Governmental Authority” means any court, regulatory body, administrative agency or governmental body of the State of California or the United States of America having jurisdiction over any CA Obligor under Applicable Laws;

(c)                                          I do not express any opinion as to the validity, binding effect or enforceability of the Amendment;

(d)                                         I express no opinion as to: (1) United States federal or state securities, insurance or banking laws or regulations; (2) United States federal or state antitrust or unfair competition laws or regulations; (3) United States federal or state environmental laws or regulations; (4) United States federal or state tax laws or regulations; (5) United States federal or state public utility laws or regulations; (6) pension or employee benefit laws or regulations; (7) United States federal patent, copyright or trademark, state trademark, or other United States federal or state intellectual property laws or regulations; (8) United States federal or state health and safety laws or regulations; (9) United States federal or state labor laws or regulations; (10) United States federal or state laws, regulations or policies relating to national or local emergencies; (11) statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or special political subdivisions (whether created or enabled through legislative action at the United States federal, state or regional level); (12) United States federal or state laws, rules or regulations relating to zoning, land use, building or construction; (13) United States federal or state usury laws (other than California usury laws); (14) pension or employee benefits laws or regulations, including the Employee Retirement Income Security Act of 1974, as amended; (15) The USA Patriot Act (Title III of Public L. 107-56) or other anti-money laundering laws or regulations; (16) the Foreign Corrupt Practices Act; (17) (a) the Trading with the Enemy Act of 1917, 50 U.S.C.A. app. §1 et seq., of the United States, (b) the International Emergency Economic Powers Act, 50 U.S.C.A. §1701 et seq., of the United States, or (c) all United States Executive Orders (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), rules, regulations (including those from the Office of Foreign Assets Control of the U.S. Department of the Treasury), and other official acts promulgated under any of the foregoing; (18) aviation laws (including without limitation Title 49 of the U.S. Code, the Cape Town Convention, or any other laws, rules or regulations of the United States of America or promulgated under the Cape Town Convention relating to the sale, acquisition, ownership, registration, leasing, financing, mortgaging, use or operation of any aircraft, aircraft engines or any part thereof), or other laws, rules or regulations applicable to the particular nature of the equipment subject to the Amendment; (19) as to compliance by the CA Obligors with the Commodity Exchange Act of 1936, as amended, or the rules or regulations promulgated thereunder or (20) judicial decisions to the extent that they deal with any of the foregoing;

(e)                                          I do not express any opinion as to the effect on the opinions expressed herein of (i) the compliance or noncompliance of any party to the Amendment (other than the CA Obligors to the extent necessary to render the opinions set forth herein) with any state, federal or other laws or regulations applicable to it or them or (ii) the legal or regulatory status or the nature of the business of any party (other than with respect to the CA Obligors to the extent necessary to render the opinions set forth herein); and

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(f)                                           My opinions set forth below are subject to the effects of: (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights or remedies generally, (ii) general equitable principles, including concepts of materiality, reasonableness and good faith and other similar doctrines affecting the enforceability of agreements generally (whether considered in a proceeding in equity or at law), (iii) public policy, (iv) possible judicial action giving effect to foreign laws or foreign governmental or judicial actions affecting or relating to the rights or remedies of creditors, and (v) an implied covenant of good faith, reasonableness and fair dealing.

I am admitted to the bar of the State of California, and I do not express any opinion as to any laws other than the laws of the State of California and the federal laws of the United States of America to the extent referred to specifically herein. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, I have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1.                                         Each CA Obligor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

2.                                         Each CA Obligor has the requisite corporate power and authority to execute and deliver the Amendment and perform its obligations under the Amendment. The execution and delivery by each CA Obligor of the Amendment and the performance by each CA Obligor of the Amendment has been duly authorized by all necessary corporate action on the part of the CA Obligor.

3.                                         The Amendment has been duly executed and delivered by each CA Obligor.

4.                                         The execution and delivery of the Amendment by each CA Obligor does not, and the performance by each CA Obligor of its obligations under the Amendment will not (a) violate such CA Obligor’s Articles of Incorporation or Bylaws, (b) contravene any provision of any Applicable Law or (c) result in or cause the creation of any security interest or lien upon any of the property of such CA Obligor other than pursuant to the Security Documents.

5.                                         No Governmental Approval is required on the part of any CA Obligor, for the authorization, execution, and delivery of or performance of its obligation under the Amendment, except for such Governmental Approvals (i) which have been obtained or taken and are in full force and effect, (ii) which will be obtained or made in the ordinary course of business or (iii) which are specified in Amendment.

The opinions set forth herein are solely for the benefit of the addressees (and their successors and permitted assigns) identified at the beginning of this opinion letter (the “Addressees”) in connection with the execution and delivery of the Amendment by each CA Obligor, and may not be relied upon in any manner or for any purpose by, nor may copies of this opinion letter be delivered or distributed to, any other person or entity without my prior written consent. The opinions set forth herein are limited to the matters stated herein and expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein. This opinion letter is being provided to the Addressees as of the date hereof, and the CA Obligors and I do not assume any obligation to update this opinion letter for events occurring after the date of this opinion letter or to

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provide the Addressees with any additional information that may come to our attention after the date hereof. Each Addressee’s recourse, if any, on account of any opinion herein proving inaccurate, shall be against the CA Obligors. I am rendering these opinions and this opinion letter in my capacity as Corporate Counsel of ILFC and not individually.

Very truly yours,

[ ]
Corporate Counsel

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Schedule I

Deutsche Bank AG New York Branch, as Administrative Agent, on behalf of the Lenders
60 Wall Street

New York, NY 10005

Deutsche Bank AG New York Branch, as Collateral Agent, on behalf of the Lenders
60 Wall Street

New York, NY 10005

Deutsche Bank Securities Inc., as Joint Lead Arranger
60 Wall Street

New York, NY 10005

Goldman Sachs Bank USA, as Joint Lead Arranger
200 West Street

New York, NY 10282

The Lenders party to the Credit Agreement

EXHIBIT D

FORM OF OPINION OF MORRIS, NICHOLS, ARSHT & TUNNELL LLP

Exhibit L-17

[Letterhead of Morris, Nichols, Arsht & Tunnell LLP]

[•], 2014

TO:                           Each of the Addressees Identified
on Annex A Hereto

Re:                             AerCap Global Aviation Trust
AerCap U.S. Global Aviation LLC

Ladies and Gentlemen:

We have acted as special Delaware counsel to AerCap Global Aviation Trust, a Delaware statutory trust (the “Trust”), and AerCap U.S. Global Aviation LLC, a Delaware limited liability company (the “Company”), in connection with certain matters of Delaware law set forth below relating to the First Amendment (as defined below). Capitalized terms used herein and not otherwise herein defined are used as defined in the below-referenced Credit Agreement.

In rendering this opinion, we have examined and relied upon copies of the following documents in the forms provided to us: the Term Loan Credit Agreement (the “Credit Agreement”), dated as of March , 2014, among Delos Finance S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg (the “Borrower”), International Lease Finance Corporation, a California corporation (“ILFC”), Hyperion Aircraft Limited, a private limited liability company incorporated under the laws of Ireland (“Grandparent Holdco”), Delos Aircraft Limited, a private limited liability company incorporated under the laws of Ireland (“Parent Holdco”), Apollo Aircraft Inc., a California corporation (“CA Subsidiary Holdco”), Artemis (Delos) Limited, a private limited liability company incorporated under the laws of Ireland (“Irish Subsidiary Holdco”), the lenders party thereto and Deutsche Bank AG New York Branch, as Collateral Agent (as defined in the Credit Agreement) and Administrative Agent (as defined in the Credit Agreement); the First Amendment to the Credit Agreement (the “First Amendment”) dated as of [•], 2014 between the Borrower, ILFC, Grandparent Holdco, Parent Holdco, CA Subsidiary Holdco, Irish Subsidiary Holdco, the Trust, the Company, AerCap Holdings N.V., a public company with limited liability incorporated under the laws of The Netherlands, AerCap Aviation Solutions B.V., a private company with limited liability incorporated under the laws of The Netherlands, AerCap Ireland Limited, a private limited liability company incorporated under the laws of Ireland, AerCap Ireland Capital Limited, a private limited liability company incorporated under the laws of Ireland, and Deutsche Bank AG New York Branch, as Collateral Agent and Administrative

Agent; [the Intercreditor Agreement dated as of [•], 2014 (the “Intercreditor Agreement”) among ILFC, Grandparent Holdco, Parent Holdco the Borrower, Irish Subsidiary Holdco, CA Subsidiary Holdco, the Collateral Agent and each Junior Lien Representative]; [the Security Agreement dated as of [•], 2014 (the “Security Agreement,” and together with the Credit Agreement, the First Amendment and the Intercreditor Agreement, the “Opinion Documents”) among the Borrower Parties in favor of the Collateral Agent;] the Trust Agreement of the Trust dated as of February 5, 2014 (the “Trust Agreement”); the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on February 5, 2014 (the “Certificate of Trust”); the Limited Liability Company Agreement of the Company dated as of February , 2014 (the “Company Agreement”); the Certificate of Formation of the Company as filed in the State Office on February 12, 2014, as amended by the Certificate of Amendment to Certificate of Formation of the Company as filed in the State Office on February 17, 2014 (as so amended, the “Certificate of Formation”); the Written Consent of the Regular Trustee of the Trust dated as of [•], 2014; the Unanimous Written Consent of the Board of Directors of the Company dated as of [•], 2014; and certificates of good standing of the Trust and the Company obtained from the State Office as of a recent date. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed and the legal competence and capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) except to the extent addressed by our opinions in paragraphs 1 and 2 below, the due formation or organization, valid existence and good standing of each entity that is a signatory to any of the documents examined by us under the laws of the jurisdiction of its respective formation or organization; (ii) except to the extent addressed by our opinions in paragraphs 5 and 6 below, the due authorization, adoption, execution, and delivery, as applicable, of each of the above referenced documents; (iii) the payment of consideration for beneficial interests in the Trust by all beneficial owners of the Trust as provided in the Trust Agreement and the satisfaction of, or compliance with, all of the other terms, conditions and restrictions set forth in the Trust Agreement in connection with the admission of beneficial owners to the Trust and the issuance of beneficial interests in the Trust; (iv) the payment of consideration for limited liability company interests in the Company by all members of the Company as provided in the Company Agreement and the satisfaction of, or compliance with, all of the other terms, conditions and restrictions set forth in the Company Agreement in connection with the admission of members to the Company and the issuance of limited liability company interests in the Company; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Trust Agreement and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Delaware Trust Act”); (vi) that the activities of the Company have been and will be conducted in accordance with the terms of the Company Agreement and the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Delaware LLC Act”); (vii) that no event or circumstance has occurred on or prior to the date hereof that would cause a termination or dissolution of the Trust under the Trust Agreement or the Delaware Trust Act, as applicable; (viii) that no event or circumstance has occurred on or prior to the date hereof that would cause a termination or dissolution of the Company under the Company Agreement or the Delaware LLC Act, as applicable; (ix) [that the Regular Trustee, acting on behalf of the

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Trust, has caused the Trust to voluntarily and unconditionally transfer possession of an executed counterpart of the First Amendment to each other party thereto with the intent of bringing the First Amendment into effect;] (x) [that [•], acting on behalf of the Company, has caused the Company to voluntarily and unconditionally transfer possession of an executed counterpart of the First Amendment to each other party thereto with the intent of bringing the First Amendment into effect;] (xi) that, except as set forth in the Opinion Documents, there are no covenants and agreements contained in the Loan Documents (as defined in the Credit Agreement) which are applicable to the Trust; and (xii) that each of the documents examined by us is in full force and effect, sets forth the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents contrary to or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Company. As to any facts material to our opinion, other than those assumed, we have relied, without independent investigation, on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained. For purposes of our opinions set forth in paragraphs 7 and 8 below, we refer only to applicable statutes, laws, rules and regulations of the State of Delaware that are of general application and that, in our experience, are likely to have application to transactions of the type contemplated by the First Amendment. In addition, we note that the First Amendment is governed by and construed in accordance with the laws of a jurisdiction other than the State of Delaware and, for purposes of our opinions set forth below, we have assumed that the First Amendment will be interpreted in accordance with the plain meaning of the written terms thereof as such terms would be interpreted as a matter of Delaware law and we express no opinion with respect to any legal standards or concepts under any laws other than those of the State of Delaware.

Based on and subject to the foregoing and to the exceptions and qualifications set forth below, and limited in all respects to matters of Delaware law, it is our opinion that:

1.               The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.

2.               The Company is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.

3.               The Trust has requisite statutory trust power and authority under the Trust Agreement and the Delaware Trust Act to execute and deliver the First Amendment and perform its obligations thereunder.

4.               The Company has requisite limited liability company power and authority under the Company Agreement and the Delaware LLC Act to execute and deliver the First Amendment and perform its obligations thereunder.

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5.               The Trust has taken all requisite statutory trust action under the laws of the State of Delaware to authorize the execution, delivery and performance of the First Amendment by the Trust, and the First Amendment has been duly executed and delivered by the Trust.

6.               The Company has taken all requisite limited liability company action under the laws of the State of Delaware to authorize the execution, delivery and performance of the First Amendment by the Company, and the First Amendment has been duly executed and delivered by the Company.

7.               The execution and delivery by the Trust of the First Amendment, and the performance by the Trust of its obligations thereunder, do not violate (i) the Trust Agreement or the Certificate of Trust, or (ii) any applicable Delaware statute, law, rule or regulation.

8.               The execution and delivery by the Company of the First Amendment, and the performance by the Company of its obligations thereunder, do not violate (i) the Company Agreement or the Certificate of Formation, or (ii) any applicable Delaware statute, law, rule or regulation.

The opinions expressed herein are intended solely for the benefit of the addressees hereof and their permitted successors and assigns under the Credit Agreement in connection with the matters contemplated hereby and may not be relied upon by any other person or entity or for any other purpose without our prior written consent. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any permitted successor or assign of the addressees hereof under the Credit Agreement) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

Tarik J. Haskins

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ANNEX A

Identification of Addressees of
Morris, Nichols, Arsht & Tunnell LLP Opinion
Dated [•], 2014

Deutsche Bank AG New York Branch

in its capacity as Collateral Agent and Administrative Agent
60 Wall Street

New York, NY 10005

Deutsche Bank Securities Inc. and Goldman Sachs Bank USA
as Joint Lead Arrangers

The Lenders party to the Credit Agreement on the date hereof

EXHIBIT E

FORM OF OPINION OF CLIFFORD CHANCE, LUXEMBOURG

Exhibit L-18

CLIFFORD CHANCE
10, BOULEVARD G.D. CHARLOTTE
B.P. 1147
L-1011 LUXEMBOURG
GRAND-DUCHÉ DE LUXEMBOURG

TEL +352 48 50 50 1
FAX +352 48 13 85

www.cliffordchance.com

DRAFT 2: 4 MARCH 2014
[SUBJECT TO INTERNAL REVIEW]

CLIFFORD CHANCE OPINION LETTER
(LUXEMBOURG LAW)

FIRST AMENDMENT TO THE 2014 TERM LOAN
CREDIT AGREEMENT

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Your reference:

Our reference:

marc.mehlen@cliffordchance.com

[…] 2014

To:                                  Deutsche Bank AG New York Branch as
administrative agent and collateral agent
Each Lender Party (as defined in Schedule 1)

Deutsche Bank Securities Inc., as joint lead
arranger;

Goldman Sachs Bank USA, as joint lead
arranger; and

International Lease Finance Corporation

(together the “Addressees”)

Dear Sirs

First Amendment to the 2014 Term Loan Credit Agreement - Facility for Delos Finance S.à r.l.

We have acted as Luxembourg legal advisers of International Lease Finance Corporation in relation to the above transaction (the “Transaction”).

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1.                                      INTRODUCTION

1.1                           Transaction Documents

The opinions given in this opinion letter (the “Opinion Letter”) relate to the following document entered into in connection with the Transaction:

1.1.1                     A New York law governed amendment agreement to be dated [    ] 2014 (the “Credit Amendment Agreement”) between, amongst others, the Luxembourg Obligor as borrower, Deutsche Bank AG New York Branch as administrative agent and collateral agent (the “Collateral Agent”), Aercap Global Aviation Trust, AerCap U.S. Global Aviation LLC, AerCap Holdings N.V., AerCap Aviation Solutions B.V., AerCap Ireland Limited and AerCap Ireland Capital Limited as acceding obligors relating to a term loan credit agreement dated [   ] March 2014 (the “Original Credit Agreement”) and entered into between, amongst others, the Luxembourg Obligor as borrower and the Collateral Agent as administrative agent and collateral agent (the “Amended Credit Agreement”).

1.2                            Defined terms and Interpretation

Terms defined in the Transaction Documents shall have the same meaning in this Opinion Letter, unless otherwise defined herein (and in particular in paragraph 1.1 (Transaction Documents) and in Schedule 1 (Definitions)).

Headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

In this Opinion Letter, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This Opinion Letter may therefore only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law.

1.3                            Legal review

We have not reviewed any documents other than the Transaction Documents and the Corporate Documents, and this Opinion Letter does not purport to address any legal issues that arise in relation to such other documents that may be or come into force between the Parties, even if there is a reference to any such documents in the Transaction Documents or the Corporate Documents or on the impact such documents may have on the opinions expressed in this Opinion Letter.

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1.4                            Applicable law

The opinions given in this Opinion Letter are confined to and given on the basis of Luxembourg law as currently applied by the Luxembourg courts as evidenced in published case-law. We have made no independent investigation of any other laws for the purpose of this Opinion Letter and do not express or imply any opinion in relation to any such laws. In particular, as Luxembourg qualified lawyers we are not qualified nor in a position to assess the meaning and consequences of the terms of the Transaction Documents under the relevant foreign governing or applicable law and we have made no investigation into such laws as a basis for the opinions expressed hereafter and do not express or imply any opinion thereon, including in relation to any implied terms, statutory provisions referred to therein or any other consequences arising from the entry into or performance under such Transaction Documents under such laws. Accordingly, our review of the Transaction Documents has been limited to the terms of such documents as they appear on the face thereof without reference to their respective governing laws or any other applicable law (other than Luxembourg law).

The opinions given in this Opinion Letter are given on the basis that it is governed by and construed in accordance with the laws of Luxembourg and will be subject to the jurisdiction of the courts of Luxembourg.

1.5                            Assumptions and Reservations

The opinions given in this Opinion Letter are given on the assumptions set out in Schedule 4 (Assumptions) and are subject to the reservations set out in Schedule 5 (Reservations). The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.                                   OPINIONS

We are of the opinion that:

2.1                            Corporate existence

The Luxembourg Obligor is a company incorporated and existing in Luxembourg as a société à responsabilité limitée.

2.2                            Capacity and Authorisation

2.2.1                     The Luxembourg Obligor has the capacity and power to enter into the Credit Amendment Agreement and to perform its obligations under the Credit Amendment Agreement.

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2.2.2                     All necessary corporate action has been taken to enable the Luxembourg Obligor validly to enter into and to perform its obligations under the Credit Amendment Agreement.

2.3                            Due execution

If the Credit Amendment Agreement have been executed on behalf of the Luxembourg Obligor by one of its Authorised Signatories, the Luxembourg Obligors has duly executed the Credit Amendment Agreement.

2.4                            No conflict

Neither the execution nor the delivery by the Luxembourg Obligor of the Credit Amendment Agreement nor the performance by the Luxembourg Obligor of its obligations under the Credit Amendment Agreement constitute a violation of its Constitutional Documents.

2.5                            Legal, valid, binding and enforceable obligations

The obligations expressed to be assumed by the Luxembourg Obligor in the Credit Amendment Agreement would, if analysed by a Luxembourg court in proceedings commenced in Luxembourg, be recognised by a Luxembourg court as its legal, valid and binding obligations, enforceable in accordance with its terms.

2.6                            Governing law

The choice of the governing law expressed in the Credit Amendment Agreement will be recognised and given effect by the courts of Luxembourg (i) where the choice relates to contractual obligations, in accordance with, and subject to the provisions of the Rome I Regulation and (ii) if and to the extent the choice relates to non-contractual obligations in accordance with, and subject to the provisions of the Rome II Regulation and, in each case, in accordance with and subject to, the corresponding Luxembourg procedural and substantive law.

2.7                            Jurisdiction

The submission by the Luxembourg Obligor to the jurisdiction of the Relevant Courts contained in the Credit Amendment Agreement is valid and binding (upon its terms) and a final judgment obtained in the Relevant Courts on or in respect of the Credit Amendment Agreement will be recognised and enforced by the courts of Luxembourg in accordance with general provisions of Luxembourg procedural law for the enforcement of foreign judgments originating from countries which are not bound by Regulation 44/2001 and which are not parties to the Lugano Convention.

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Pursuant to such rules, a Relevant Judgment would not directly be enforceable in Luxembourg. However, a Party who obtains a Relevant Judgment may initiate enforcement proceedings in Luxembourg (exequatur), by requesting the enforcement of such Relevant Judgment from the District Court (Tribunal d’Arrondissement), pursuant to Section 678 of the Luxembourg New Code of Civil Procedure. The District Court will authorise the enforcement in Luxembourg of the Relevant Judgment without re-examination of the merits, if it is satisfied that the following conditions are met:

(a)                              the Relevant Judgment is enforceable (exécutoire) in the respective jurisdiction of the Relevant Courts;

(b)                              the assumption of jurisdiction (compétence) of the Relevant Courts is founded according to Luxembourg private international law rules;

(c)                               the Relevant Court has acted in accordance with its own procedural rules and has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

(d)                              the principles of fair trial and due process have been complied with and in particular the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if appeared, to present a defence; and

(e)                               the Relevant Judgment does not contravene Luxembourg public policy and has not been obtained fraudulently.

2.8                            No further acts

No further acts or conditions are required by Luxembourg law to be done, fulfilled and performed in order (a) to enable the Luxembourg Obligor lawfully to enter into, and perform the obligations expressed to be assumed by it in the Credit Amendment Agreement and (b) to make the Credit Amendment Agreement admissible in evidence in Luxembourg.

2.9                            Registration and documentary duties

It is not necessary that the Credit Amendment Agreement be filed, recorded or enrolled with any court or other authority in Luxembourg or that any stamp, registration or similar tax be paid on or in relation to the Credit Amendment Agreement.

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2.10                     License to carry on business

It is not necessary under the laws of Luxembourg that the Collateral Agent be licensed, qualified or authorised to carry on business in Luxembourg (i) by reason of the execution of the Credit Amendment Agreement or (ii) in order to enable the Collateral Agent to enforce its rights under the Credit Amendment Agreement. This opinion does not apply to the Collateral Agent if it has its registered office, principal place of management, an establishment or a branch in Luxembourg or otherwise operating in this jurisdiction.

3.                                      [NO INSOLVENCY PROCEEDINGS

According to the Negative Certificate, no Judicial Decision opening Judicial Proceedings (including in particular bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings) against the Luxembourg Obligor has been registered with the RCS on the date stated therein. The Negative Certificate does not indicate whether a Judicial Decision has been taken or a Judicial Proceeding has been opened. The registration of a Judicial Decision must be requested by the legally determined persons at the latest one month after the Judicial Decision has been rendered. As a consequence a delay exists between the moment where the event rendering the registration with the RCS necessary occurs and the actual registration of the Judicial Decision in the RCS. It may furthermore not be excluded that no registration has occurred during the legally prescribed period of one month if no request for registration has been made. As a consequence the Negative Certificate is not conclusive as to the opening and existence or not of Judicial Decisions or Judicial Proceedings and should not be relied upon as such. The Negative Certificate does, for the avoidance of doubt, not purport to indicate whether or not a petition or order for any of the Judicial Proceedings has been presented or made.](1)

4.                                      SCOPE OF OPINION

We have not been responsible for advising any party to the Transaction other than International Lease Finance Corporation and the delivery of this Opinion Letter to any person other than International Lease Finance Corporation does not evidence an existence of any such advisory duty on our behalf to such person.

(1) To be included if the Luxembourg Obligor will have been registered with the Luxembourg RCS at the time of issuance of our legal opinion

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We express no opinion as to any taxation matters or transfer pricing matters generally or liability to tax which may arise or be suffered as a result of or in connection with the Transaction Documents or the Transaction other than as mentioned in paragraph 2.9 (Registration and documentary duties) or on the impact which any tax laws may have on the opinions expressed in this Opinion Letter.

No opinion (except to the extent expressly opined upon herein) is expressed or implied in relation to the accuracy of any representation or warranty given by or concerning any of the parties to the Transaction Documents or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or any obligations binding upon them.

Except in as far as the entry by the Luxembourg Obligor into and the performance by the Luxembourg Obligor of its obligations under the Transaction Documents is concerned, we express no opinion on any applicable licensing or similar requirements.

This Opinion Letter does not contain any undertaking to update it or to inform the Addressees of any changes in the laws of Luxembourg or any other laws which would affect the content thereof in any manner.

5.                                      ADDRESSEES AND PURPOSE

This Opinion Letter is provided in connection with the satisfaction of the conditions precedent under Section 4 of the Credit Amendment Agreement and is addressed to and is solely for the benefit of the Addressees. It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save that it may be disclosed without such consent to:

(a)             any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings;

(b)            the officers, employees, auditors and professional advisers of any Addressee;

(c)              any person, not otherwise an Addressee of this Opinion Letter, who (i) becomes a lender in accordance with the Facility Agreement or (ii) is a potential transferee or assignee of any lender, and their respective professional advisers, on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, and (ii) we do not assume any duty or liability to any person

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to whom such disclosure is made and in preparing this opinion we only had regard to the interests of our client(s).

Yours faithfully,

CLIFFORD CHANCE

Marc MEHLEN

Avocat à la Cour

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SCHEDULE 1
DEFINITIONS

“Authorised Signatories” means, in respect of the Luxembourg Obligor, the persons defined as such under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).

“Board Resolutions” means, in respect of the Luxembourg Obligor, the board resolutions listed under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).

“Constitutional Documents” means, in respect of the Luxembourg Obligor, the constitutional documents listed under the heading Constitutional Documents in paragraph 2 of Schedule 3 (Documents).

“Corporate Documents” means the documents listed in paragraph 2 of Schedule 3 (Documents).

[“Excerpt” means the excerpt listed under the headings Excerpt in paragraph 2 of Schedule 3 (Documents).]

“Financial Collateral Law” means the Luxembourg law dated 5 August 2005 on financial collateral arrangements, as amended.

“Judicial Decision” means any judicial decision opening Judicial Proceedings.

“Judicial Proceedings” means one of the judicial proceedings referred to in article 13, items 2 to 11 of the RCS Law, including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings.

“Law on Commercial Companies” means the Luxembourg law dated 10 August 1915 on commercial companies, as amended.

“Lender Parties” means any person which is a “Lender Party” under the Amended Credit Agreement as at the date of this Opinion Letter.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Obligor” means the company specified in Schedule 2 (Luxembourg Obligor).

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“Lugano Convention” means the Lugano Convention of 30 October 2007 on jurisdiction and enforcement of judgments in civil and commercial matters.

[“Negative Certificate”  means the negative certificate listed under the heading

Negative Certificate in paragraph 2 of Schedule 3 (Documents).]

“Other Party” means each party to the Transaction Documents other than the Luxembourg Obligor.

“Parties” means all of the parties to the Transaction Documents.

“RCS” means the Luxembourg register of commerce and companies.

“RCS Law” means the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended.

“Relevant Courts” means (i) any New York State court or federal court of the United States of America sitting in New York County and (ii) any appellate court from any thereof.

“Relevant Judgment” means an enforceable judgment rendered by a Relevant Court.

“Regulation 1346/2000” means Council Regulation (EC)  No 1346/2000  of 29 May 2000 on insolvency proceedings.

“Regulation 44/2001” means Council Regulation (EC)  No 44/2001  of 22 December 2000 on jurisdiction and the recognition and enforcement of judgements in civil and commercial matters.

“Rome I Regulation” means Council Regulation (EC) No 593/2008 of 17 June 2008 on the law applicable to contractual obligations.

“Rome II Regulation” means Council Regulation (EC) No 864/2007 of 11 July 2007 on the law applicable to non-contractual obligations.

“Transaction Documents” means the Credit Amendment Agreement and the Amended Credit Agreement.

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SCHEDULE 2
LUXEMBOURG OBLIGOR

Delos Finance S.à r.l. a société à responsabilité limitée having its registered office at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg and [registered with the RCS under number B […] / whose registration with the RCS is currently pending] (“Luxembourg Obligor”).

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SCHEDULE 3
DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion Letter.

1.                                   TRANSACTION AND ANCILLARY DOCUMENTS

Execution copies of each of the Transaction Documents.

2.                                   CORPORATE DOCUMENTS

2.1                            Relating to the Luxembourg Obligor:

(a)                              Constitutional Documents

A copy of a notarial deed of incorporation dated 26 February 2014 and containing its initial articles of association.

(b)                              Board Resolutions

A copy of the minutes of the meeting of its board of managers held on […] 2014 and during which its board of managers has adopted resolutions approving the terms of the Credit Amendment Agreement and authorising […], acting individually (the “Authorised Signatories”) to execute those documents on its behalf.

(c)                               [Excerpt

An excerpt from the RCS dated […] 2014.

(d)                              Negative Certificate

A certificate from the RCS dated […] 2014 stating that as of […] 2014, no Judicial Decision has been registered with the RCS by application of article 13, items 2 to 11 and 13 and article 14 of the RCS Law, according to which the Luxembourg Obligor would be subject to Judicial Proceedings.](1)

(1) To be included only if the Luxembourg company is registered with the Luxembourg RCS

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SCHEDULE 4
ASSUMPTIONS

The opinions expressed in this Opinion Letter have been made on the following assumptions which are made both on the date of this Opinion Letter and on the date where the Transactions Documents have been entered into and for any time period in between such dates.

1.                                   ORIGINAL AND GENUINE DOCUMENTATION

(a)                              All signatures are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)                              The legal capacity of all managers and any other authorised signatories.

(c)                               Any Transaction Document listed in Schedule 3 (Documents) has been duly executed on the date specified in that document by all parties to it.

(d)                              The Transaction Documents have been executed in the form of the execution copies reviewed by us.

2.                                   OTHER PARTIES

(a)                              Each Other Party is duly incorporated or organised and validly existing.

(b)                              Each Other Party has validly entered into the Transaction Documents to which it is a party.

3.                                   FOREIGN LAWS

(a)                              All obligations under the Transaction Documents are valid, legally binding upon, validly perfected where required, and enforceable against, the Parties as a matter of all relevant laws (other than, but only to the extent opined upon herein, the laws of Luxembourg), most notably the expressed governing law, and the choice of such governing law is valid and enforceable as a matter of that governing law and all other laws (other than, but only to the extent opined upon herein, Luxembourg law), and there is no provision of the laws of any relevant jurisdiction (other than, but only to the extent opined upon herein, Luxembourg) that would have a bearing on the foregoing.

(b)                              All acts, conditions or things required to be fulfilled, performed or effected in connection with the Transaction Documents under the laws of any jurisdiction other than Luxembourg have been duly fulfilled, performed and effected.

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(c)                               There are no provisions of the laws of any jurisdiction other than Luxembourg that would adversely affect the opinions expressed in this Opinion Letter.

4.                       CORPORATE MATTERS

(a)                              There have been no amendments to the Constitutional Documents.

(b)                              [The Excerpt is true, accurate and up to date both on the date of this Opinion and on the date on which the Board Resolutions have been adopted.]

(c)                               [The Negative Certificate is correct and up-to-date] and all decisions and acts, the publication of which is required by applicable laws (including the RCS Law and the Law on Commercial Companies) have been duly registered within the applicable legal time periods with the RCS.

(d)                              The Board Resolutions have been validly taken and all statements made therein are true, accurate and up-to-date.

(e)                               The Board Resolutions, including the powers granted therein, have not been amended or rescinded and are in full force and effect.

(f)                                The Luxembourg Obligor is not subject to bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite), court ordered liquidation (liquidation judiciaire) or reorganisation, voluntary dissolution or liquidation (dissolution ou liquidation volontaire) or any similar procedure affecting the rights of creditors generally, whether under Luxembourg or any other law.

(g)                               The place of the central administration (siège de l’administration centrale or siège de direction effective) and the centre of main interests of the Luxembourg Obligor is located at its registered office (siège statutaire) in Luxembourg and it has no establishment outside Luxembourg (each such terms as defined respectively in the Regulation 1346/2000 or domestic Luxembourg law including Luxembourg tax law and any relevant double tax treaties concluded by Luxembourg).

(h)                              The entry into, the execution of and the performance under the Transaction Documents is in the corporate interest of the Luxembourg Obligor.

(i)                                  The Parties entered into the Transaction Documents with bona fide commercial intent, at arm’s length and without any fraudulent intent or any intention to deprive of any benefit any other persons or parties (including creditors)  or to breach or circumvent any applicable mandatory laws or regulations of any jurisdiction.

5.                                   NO OTHER DOCUMENTS

Save for those listed in Schedule 3 (Documents), there is no other agreement, instrument or

14

other arrangement between any of the Parties which modifies or supersedes any of the Transaction Documents.

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SCHEDULE 5
RESERVATIONS

The opinions expressed in this Opinion Letter are subject to the following reservations.

1.                                   LIMITATIONS ARISING FROM INSOLVENCY LAW

The rights and obligations of the Parties under the Transaction Documents may be limited and the opinions expressed in this Opinion Letter may be affected by general principles and specific provisions of bankruptcy, insolvency, liquidation, reorganisation, reconstruction or other laws affecting the enforcement of creditors’ rights generally. In particular, but without limitation, it is to be noted that:

(a)                              during a gestion contrôlée (controlled management) procedure under the Grand-Ducal decree dated 24 May 1935 on the procedure of gestion contrôlée, the rights of secured creditors are frozen until a final decision has been taken by the court as to the petition for controlled management and may be affected thereafter by any reorganisation order given by the competent court. Furthermore, declarations of default and subsequent acceleration (such as an acceleration upon the occurrence of an event of default) will not be enforceable against reorganisation or liquidation orders given by a court, subject in each case to any exceptions established under Regulation 1346/2000 where applicable;

(b)                              the effects of Luxembourg insolvency proceedings opened over a Luxembourg Obligor by a Luxembourg court would apply to all assets wherever situated, including assets located or deemed to be located outside Luxembourg, (except insofar Regulation 1346/2000 establishes any exceptions) and as a matter of Luxembourg law, the Luxembourg bankruptcy receiver appointed by the Luxembourg court would be empowered to take control over all assets of the Luxembourg Obligor wherever situated, including property located abroad, upon the conditions and to the extent provided for under Luxembourg insolvency laws and, with respect to the scope of Regulation 1346/2000, upon the terms thereof;

(c)                               restrictions on the enforcement of its rights against other Obligors imposed on the Luxembourg Obligor may cease to be effective upon the bankruptcy of the Luxembourg Obligor;

(d)                              the powers of any receivers appointed by virtue of any of the Transaction Documents would not be recognised by Luxembourg courts;

(e)                               any power of attorney and mandate, as well as any other agency provisions granted and all appointments of agents made by the Luxembourg Obligor (including any appointments made by way of security), explicitly or by implication, will terminate by

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law and without notice upon the Luxembourg Obligor’s bankruptcy (faillite) or judicial winding-up (liquidation judiciaire), and become ineffective upon the Luxembourg Obligor entering controlled management and suspension of payments (gestion contrôlée et sursis de paiement) (in both cases except in very limited circumstances); and

(f)                                the filing of claims and the taking of actions by a party on behalf of the Secured Parties or other Parties may require the execution of additional documentation, such as, in case of the filing of a proof of claim in insolvency proceedings, a specific power of attorney.

2.                                   ENFORCEABILITY OF CLAIMS

(a)                              The rights and obligations of the Parties under the Transaction Documents may be limited by general principles of criminal law, including but not limited to criminal freezing orders.

(b)                              Periods of grace for the performance of its obligations may be granted by the courts to a debtor who has acted in good faith.

(c)                               Rights may not be exercised in an abusive manner, and a Party may be denied the right to invoke a contractual right if so doing was abusive.

(d)                              Specific creditors benefit from privileged rights by virtue of Luxembourg law and may take precedence over the rights of other secured or unsecured creditors. For instance, the Luxembourg tax authorities, the Luxembourg social security institutions and the salaried employees benefit from a general privilege over movables in relation to specific claims determined by law; this general privilege in principle takes precedence over the privilege of any other secured creditors.

(e)                               The remuneration of an agent or intermediary may be subject to review and reduction by a Luxembourg court if considered excessive in light of the circumstances.

(f)                                Whilst, in the event of any proceedings being brought in a Luxembourg court in respect of a monetary obligation expressed to be payable in a currency other than Euro, a Luxembourg court would have power to give judgement expressed as an order to pay a currency other than Euro, enforcement of the judgement against any Party in Luxembourg would be available only in Euro and for such purposes all claims or debts would be converted into Euro.

(g)                               A contractual provision conferring or imposing a remedy,  an obligation or penalty consequent upon default may not be fully enforceable if it were construed by a Luxembourg court as constituting an excessive pecuniary remedy.

(h)                              Limitation of liability clauses will not be enforceable in case of willful default or gross negligence, or where the obligation that has been improperly performed was the central

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obligation (obligation essentielle) of the person protected by the limitation of liability clause.

(i)                                  Insofar as the laws of Luxembourg are concerned,  provisions in the Transaction Documents relating to the transfer or assignment of rights and obligations may require the execution of further documentation in order to be fully effective, as well as to ensure the transfer of any security interests attaching to the rights or obligations to be transferred or assigned.

(j)                                 The enforcement of the Transaction Documents and the rights and obligations of the Parties will be subject to the general statutory principles of Luxembourg law; remedies such as specific performance, the issue of an injunction or the termination for breach of contract are discretionary. Notwithstanding any agreement purporting to confer the availability of any remedy, such remedy may not be available where damages instead of specific performance or specific performance instead of termination for breach of contract are considered by the court to be an adequate alternative remedy. The enforcement of rights and obligations in an action before the Luxembourg courts is subject to Luxembourg rules of civil and commercial procedure.

(k)                              Provisions of the Transaction Documents providing for interest being payable in specified circumstances on due and payable interest may not be enforceable against the Luxembourg Obligor before a Luxembourg court even if they are valid under the respective governing law.

(l)                                  Claims may become barred under the statute of limitations or may be or become subject to defences of set-off or counterclaim.

(m)                          We express no opinion on the validity or enforceability of waivers granted for future rights or claims.

(n)                              Provisions according to which the Collateral Agent is authorised to sue on behalf of the Luxembourg Obligor may not be enforceable.

(o)                              A power of attorney governed by Luxembourg law and expressed to be irrevocable or any power of attorney (including if granted by way of security) expressed to be irrevocable and granted by or on behalf of the Luxembourg Obligor may as a matter of Luxembourg law (which a court may also apply to powers granted by or on behalf of the Luxembourg Obligor under foreign law), be subject to revocation or termination by or on behalf of the grantor despite its being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of the grantor of the power of attorney.

(p)                              The right of a Party to recover attorney’s fees or other fees relating to the exercise or defence of its rights may be subject to limitations or may not be enforceable in accordance with its terms before a Luxembourg court or in Luxembourg court or enforcement proceedings.

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(q)                              Luxembourg courts may refuse to recognise the validity and enforceability of the powers of any receiver appointed by virtue of any of the Transaction Documents or of any action taken by such receiver on behalf of a Luxembourg Obligor.

3.                                   TAXATION

(a)                              In case of court proceedings in a Luxembourg court, or the presentation of the Transaction Documents to an autorité constituée in Luxembourg, such court or autorité constituée may require registration of the Transaction Documents or any agreements referred to therein, in which case such agreements and any agreement referred to therein will be subject to (depending on the nature of the agreements) ad valorem (such as for instance a registration duty of 0.24% calculated on the amounts mentioned in those agreements) or fixed (such as for instance a fixed duty of 12€ for a pledge) registration duties, such duties being payable by the Party being ordered to register them.

4.                                   CORPORATE MATTERS

(a)                              By application of Article 203 of the Law on Commercial Companies, a company not respecting any provision of Luxembourg criminal law or the Luxembourg law applicable to commercial companies may be put into judicial dissolution and liquidation upon the application of the public prosecutor.

(b)                              The Constitutional Documents (as well as any other documents relating to the Luxembourg Obligor the publication of which is required by law) will only be enforceable against third parties after they have been published in the Mémorial C, except where such third parties have knowledge thereof, whereas however third parties may rely thereon prior to such publication. For the 15 days following the publication, such documents would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof.

(c)                               A company which has been incorporated, but whose articles of association adopted upon incorporation have not yet been published in the Mémorial C will not be entitled to start any legal proceedings as plaintiff until such publication has been made.

5.                                   GOVERNING LAW

(a)                              The Luxembourg courts would not apply a chosen foreign law if:

(i)                                  the choice was not made bona fide, or

(ii)                               the foreign law was not pleaded and proved, or

(iii)                            if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg public policy or public order.

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(b)                              A Luxembourg court may refuse to apply the chosen governing law in the following cases:

(i)                                  where all other elements relevant to the situation at the time that the Transaction Documents were entered into are located  in  a  country other than the country of the chosen governing law, to the extent the Parties’ choice of governing law affects  the  application  of  the provisions of the law of that other country which cannot be derogated from by agreement, which the court may then apply;

(ii)                               where all other elements relevant to the situation at the time that the Transaction Documents were entered into are located in one or more Member States of the European Union and where the chosen law is not the one of a Member State, it may apply the provisions of EU law, where appropriate as implemented in Luxembourg, which cannot be derogated from by agreement;

(iii)                            if the overriding mandatory provisions (lois de police) of the law of the country   where   the   obligations   arising   out   of   the   Transaction Documents have to be or have been performed, render the performance of the Transaction Documents unlawful in such country, in which case it may apply such overriding mandatory provisions taking into account (in deciding such application) the nature and object of such laws, as well as the consequences of its application or non-application;

(iv)                           regarding the means of enforcement and measures to be taken by a creditor in case of a default in performance, it may apply the law of the country in which performance is taking place; or

(v)                              if a Party is subject to insolvency proceedings, in which case it would apply the insolvency laws of the jurisdiction in which such insolvency proceedings have been  regularly opened to the effects of  such insolvency except to the extent any exceptions are established by Regulation 1346/2000.

(c)                               We express no opinion on any choice of law provisions in the Transaction Documents relating to contractual obligations that do not fall within the scope of the Rome I Regulation and to non-contractual obligations that do not fall within the scope of the Rome II Regulation.

(d)                              The determination of the governing law and the recognition of trusts by Luxembourg courts (whether or not one or more elements of the trust relationship or trust assets are located in Luxembourg) will be made in accordance with the Convention dated 1 July 1985 on the law applicable to trusts and their recognition (ratified by a law dated 27 July 2003 on trusts and fiduciary contracts) (the “Hague Trusts Convention”), to the extent the relevant trust comes within the scope thereof. The law chosen by the parties will in principle be recognised as governing law, and the effects of the trust (in particular the

20

segregation of trust assets) will be recognised in accordance with the Hague Trusts Convention, subject to the exceptions established therein, including the non-recognition of the chosen governing law if the situation has a closer  link with another  jurisdiction which does not  recognise trusts, the application of mandatory laws of Luxembourg and other jurisdictions in the matters referred to in Article 15 of the Hague  Trusts  Convention  and  the general exception of public order. In relation to the provision of any Transaction Document providing that the Luxembourg Obligor shall hold on trust certain assets received, the non-recognition of the trust  under Luxembourg law would cause the purported beneficiaries to only have an unsecured claim against the Luxembourg Obligor, which claim will rank pari passu with the claims of other unsecured creditors of the Luxembourg Obligor.

6.                                   JURISDICTION

(a)                              A Luxembourg court may stay proceedings if concurrent  proceedings  are being brought elsewhere.

(b)                              Designation of jurisdiction of courts in the interest of one Party or one group of Parties only will not prevent those Parties from bringing actions in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

(c)                               In a decision dated 26 September 2012, the French Cour de Cassation has denied effect to a jurisdiction clause (in a form similar to the one in the Transaction Documents), which gives exclusive jurisdiction to one court but allows one of the parties to bring actions in other courts, as being contrary to the object and the finality of the prorogation of jurisdiction (prorogation de compétence) of Article 23 of Regulation 44/2001. While Luxembourg case- law has recognised the validity and enforceability of such jurisdiction clauses in the past (under the convention on jurisdiction and the enforcement of judgments in civil and commercial matters dated 27 September 1968, as amended), some uncertainty has arisen (even outside France) as to the validity and effectiveness of such clauses under Regulation 44/2001 as a result of the French decision. If a Luxembourg court would adopt the same approach, the jurisdiction clause would be ineffective and normal rules of jurisdiction would apply.

If such an approach was followed by Luxembourg courts in relation to the interpretation of Regulation 44/2001, it cannot be excluded that a similar approach would be adopted by them in relation to jurisdiction clauses outside the scope of application of Regulation 44/2001

(d)                              The president of a competent court in Luxembourg, in any matter in which the plaintiff seeks provisional measures in summary proceedings (référé) or a permission to levy a prejudgement attachment (autorisation de saisie-arrêt conservatoire), may assume jurisdiction, on the basis of the general provisions of Luxembourg law, in connection

21

with assets located in Luxembourg notwithstanding the aforementioned submission to the jurisdiction of  the courts of other countries, and such action would be governed by Luxembourg law.

(e)                               Jurisdiction clauses would not be enforceable in or binding on a Luxembourg court in relation to actions brought for non-contractual claims.

7.                                   OTHER MATTERS

(a)                              A contractual provision allowing the service of process against the Luxembourg Obligor or any other third party appointed to such effect could be overridden by Luxembourg statutory provisions allowing the valid service of process against the Luxembourg Obligor in accordance with applicable laws at their registered office. A provision allowing any other party to appoint a replacement process agent instead of the Luxembourg Obligor  would  most likely not be enforceable in or the effects thereof recognised by a Luxembourg court.

(b)                              We express no opinion on any notification obligation to the Banque Centrale de Luxembourg for statistical purposes which may arise from any payments under the Transaction Documents.

(c)                               The admissibility as evidence of the Transaction Documents before a Luxembourg court or public authority to which the Transaction Documents are produced will require that the Transaction Documents be accompanied by a complete or partial translation into French or German and a Luxembourg court may always require that the parties produce the original of a Transaction Document on the basis of which a claim is made.

(d)                              A discretion established in favour of one Party by any of the Transaction Documents will have to be exercised in a reasonable manner.

(e)                               With respect to provisions under which determination of circumstances or certification by any Party is stated or implied to be conclusive and binding upon the Luxembourg Obligor, a Luxembourg court would be authorised to examine whether such determination occurred in good faith and  may nevertheless request a Party to provide further evidence.

(f)                                All rights and obligations arising under the Transaction Documents involving (i) the government of any country which is currently the subject of United Nations, the European Union or any other applicable sanctions (an “Affected Country”), (ii) any person or body resident in, incorporated in or constituted under the laws of any Affected Country, (iii) any person or body controlled by any of the foregoing, (iv) any person or body exercising public functions in any Affected Country or (v) any person or body being itself subject of United Nations, the European Union or any other applicable sanctions may be subject to restrictions pursuant to such sanctions as implemented in Luxembourg law.

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(g)                               A severability clause may be ineffective if a Luxembourg court considers that the illegal, invalid or unenforceable clause was a substantive or material clause.

*                                      *

*

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EXHIBIT F

FORM OF OPINION OF NAUTADUTILH

Exhibit L-19

ADVOCATEN • NOTARISSEN • BELASTINGADVISEURS

P.O. Box 7113 1007 JC Amsterdam Strawinskylaan 1999 1077 XV Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	ND Draft March 6, 2014, Subject to Internal Approval and to review of documents
Rotterdam, [date]

Deutsche Bank AG New York Branch in its capacity as Collateral Agent and Administrative Agent under the Credit Agreement (as defined herein)

Deutsche Bank Securities Inc. and Goldman Sachs Bank USA as Joint Lead Arrangers under the Credit Agreement

The Lenders as defined in and party to the Credit Agreement on the date of this opinion letter

Amsterdan Brussels London Luxemburg New York Rotterdam	Ladies and Gentlemen:

Re: First Amendment to Term Loan Credit Credit Agreement - AerCap Holdings N.V. and AerCap Aviation Solutions B.V.

This opinion letter is rendered to you at your request in connection with the Credit Agreement (as defined below).

Capitalised terms used in this opinion letter have the meanings set forth in Ex- hibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into considera- tion in its interpretation.

This opinion letter is addressed solely to you. It may only be relied upon by you in connection with the Credit Agreement. It does not purport to address all matters of Netherlands law that may be of relevance to you with respect to the Credit Agreement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically re- ferred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, con- tained in the Credit Agreement or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter. Its

This communication is confidential and may be subject to professional privilege. All legal relation- ships are subject to NautaDutilh N.V.’s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.

In rendering the opinions expressed in this opinion letter, we have exclusively re- viewed and relied upon the Credit Agreement and the Corporate Documents and we have assumed that the Credit Agreement was entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

We have not been involved in structuring, drafting or negotiating the Credit Agreement.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently inter- preted under published authoritative case law of the Netherlands courts, the Gen- eral Court and the Court of Justice of the European Union. We do not express any opinion on tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter may only be relied upon by you, and our willingness to render this opinion letter is based, on the condition that you accept and agree that (i) the competent courts at Amsterdam, the Nether- lands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) all matters related to the legal relationship between yourself and NautaDutilh, including the above submission to jurisdiction, are governed by Netherlands law and (iii) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Nether- lands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a. each copy of a document conforms to the original, each original is authen- tic, and each signature is the genuine signature of the individual purported

2

to have placed that signature;

b. no defects attach to the incorporation of the Netherlands Companies (aan hun totstandkoming geen gebreken kleven);

c.                                  (i) no regulations (reglementen) have been adopted by any corporate body of any Netherlands Company, other than the Board Regulations, and (ii) the Articles of Association of each Netherlands Company are its articles of association currently in force. Item (i) of this assumption is supported by the confirmation in this respect as included in the Resolutions, and the Extracts support item (ii) of this assumption;

d.                                 none of the Netherlands Companies has (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), granted a suspension of payments (surseance van betaling verleend) or subjected to emergency  regulations  (noodregeling) on the basis of Article  3:160 NFSA, (vi) been subjected to the appointment of an administrator (curator) in respect of any of its bodies or representatives on the basis of Article 1:76 NFSA, or (vii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. The Extracts and our inquiries of today with the Insolvency Registers support the items (i) through (v) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;

e. the resolutions recorded in the Resolutions are in full force and effect, and the factual statements made and the confirmations given in the Resolutions are complete and correct;

f.                                   no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Netherlands Companies. This assumption is supported by the confirmation in this respect as included in the Resolutions of the managing board of the Netherlands Companies;

g. the Amendment Agreement has been signed on behalf of each Netherlands

3

Company by one of its Attorneys;(1)

h.                                 none of the management board members (bestuurders) have a direct or indirect personal interest which conflicts with the interest of the Nether- lands Companies and in entering into the Credit Agreement.This assumption is supported by the confirmation in this respect as included in the Resolutions;

i.                                     [each Power of Attorney (i) is in full force and effect, and (ii) under any applicable law other than Netherlands law, validly authorises the person or persons purported to be granted power of attorney, to represent and bind the relevant Netherlands Company vis-à-vis the other parties to the Amendment Agreement with regard to the transactions contemplated by and for the purposes stated in the Amendment Agreement;] (2) and

j.                                    under any applicable law (other than, in relation to the Netherlands Companies, Netherlands law) (i) the Credit Agreement constitutes the legal, valid and binding obligations of the persons expressed to be a party there- to, enforceable against them in accordance with their terms and (ii) the choice of law clause and the jurisdiction clause contained in the Credit Agreement constitute a legal, valid and binding choice of law and sub- mission to jurisdiction.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1. The Netherlands Companies have been duly incorporated and are validly existing.

Corporate Power

2.                                 The Netherlands Companies have the corporate power to enter into the Credit Agreement and to perform their obligations thereunder. The Neth- erlands Companies do not violate any provision of their Articles of Asso- ciation by entering into the Credit Agreement or performing their obliga- tions thereunder.

(1) This assumption can be deleted if the signature page of the Credit Agreement clearly states who will sign the Credit Agreement.

(2) This assumption will be deleted if the Resolutions do not contain a power of attorney.

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Corporate Action

3.                                 The Netherlands Companies have taken all corporate action required by their Articles of Association and Netherlands law in connection with en- tering into the Credit Agreement and the performance of their obligations thereunder.

Valid Signing

4. The Amendment Agreement has been validly signed on behalf of the Netherlands Companies.

Choice of Law

5.                                 The Netherlands courts will recognise and give effect to the choice of the laws of the State of New York to govern the contractual obligations of the Netherlands Companies under the Credit Agreement.

No Violation of Law

6.                                 The entering into of the Credit Agreement by the Netherlands Companies does not in itself result in a violation of Netherlands law that would affect the enforceability of the Credit Agreement against them in the Nether- lands.

No Authorisations, Consents or Approvals

7.                                 No authorisation, consent, approval, licence or order from or notice to or filing with any regulatory or other authority or governmental body of the Netherlands is required by the Netherlands Companies in connection with their entering into the Credit Agreement or the performance of their con- tractual obligations thereunder, which, if not obtained or made, would af- fect the enforceability of the Credit Agreement against them in the Neth- erlands.

Jurisdiction

8.                                 The submission by the Netherlands Companies in the Credit Agreement to the jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, will be recognised and given effect to by the Netherlands courts.

5

Enforcement of U.S. judgments

9.                                 There is no enforcement treaty between the Netherlands and the United States. Consequently, a judgment of a U.S. court cannot be enforced in the Netherlands. In order to obtain a judgment in respect of the Credit Agreement that can be enforced in the Netherlands against the Nether- lands Companies, the dispute will have to be re-litigated before the com- petent Netherlands court. This court will have discretion to attach such weight to the judgment of a U.S. court as it deems appropriate. Given the submission by the Netherlands Companies to the jurisdiction of certain

U.S. courts, the Netherlands courts can be expected to give conclusive ef- fect to a final and enforceable judgment of such court in respect of the contractual obligations under the Credit Agreement without re- examination or re-litigation of the substantive matters adjudicated upon. This would require (i) proper service of process to have been given, (ii) the proceedings before such court to have complied with principles of proper procedure (behoorlijke rechtspleging), and (iii) such judgment not being contrary to the public policy of the Netherlands.

No Immunity

10. The Netherlands Companies cannot claim immunity from the enforce- ment of judgments of the competent Netherlands courts.

The opinions expressed above are subject to the following qualifications:

A.                               As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Credit Agreement under the ap- plicable law and the obligations of the parties to the Credit Agreement and we have made no investigation of that meaning and purport. Our re- view of the Credit Agreement and of any other documents subject or ex- pressed to be subject to any law other than Netherlands law has therefore been limited to the terms of these documents as they appear to us on their face.

B. The information contained in the Extracts does not constitute conclusive evidence of the facts reflected in it.

C.                               Pursuant to Article 2:7 NCC, any transaction entered into by a legal en- tity may be nullified by the legal entity itself or its liquidator in bank- ruptcy proceedings (curator) if the objects of that entity were trans- gressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder

6

eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Articles of Association, we have no reason to believe that by entering into the Credit Agreements any Nether- lands Companies would transgress the description of the objects contained in their Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in par- ticular whether the interests of the Netherlands Companies are served by entering into the Credit Agreements since this is a matter of fact.

D.                               Pursuant to Article 2:98c NCC, a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Article 2:98c NCC, and may not provide security (zekerheid stel- len), give a price guarantee (koersgarantie geven) or otherwise bind it- self, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscrip- tion or acquisition by third parties of shares in its share capital or deposi- tory receipts. This prohibition also applies to its subsidiaries (dochterven- nootschappen). It is generally assumed that a transaction entered into in violation of Article 2:98c NCC is null and void (nietig).

E.                                Despite any generally recognised choice of law clause contained in the Credit Agreement a court in the Netherlands may (a) apply overriding mandatory provisions of (i) the Netherlands and (ii) the law of the coun- try where the obligations arising out of the Credit Agreement have to be or have been performed, in so far as those overriding mandatory provi- sions render the performance of the Credit Agreement unlawful, (b) may refuse application of a provision of the chosen law if application thereof is manifestly incompatible with the public policy (“ordre public”) of the Netherlands or the European Union and (c) may, in relation to the manner of performance of an Credit Agreement and the steps to be taken in the event of defective performance, have regard to the law of the country where performance of the Credit Agreement takes place.

F. The opinions expressed in this opinion letter may be limited or affected by:

7

a.                                 any applicable bankruptcy, insolvency, reorganisation, morato- rium or other similar laws or procedures now or hereinafter in ef- fect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b. the provisions of fraudulent preference and fraudulent convey- ance (Actio Pauliana) and similar rights available in other juris- dictions to liquidators in bankruptcy proceedings or creditors;

c. claims based on tort (onrechtmatige daad); and

d. sanctions and measures implemented or effective in the Nether- lands under the Sanctions Act 1977 (Sanctiewet 1977) or Euro- pean Union regulations.

G. Netherlands courts may, notwithstanding any provision to the contrary in the Credit Agreement, assume jurisdiction:

a. if a plaintiff seeks provisional measures in preliminary relief pro- ceedings (kort geding) as provided for in Article 254 NCCP et seq.;

b. if a plaintiff files a request for the levy of a pre-judgment attach- ment (conservatoir beslag) as provided for in Article 700 NCCP et seq.;

c. in proceedings concerning matters as to which Netherlands courts have exclusive jurisdiction based on the Enforcement Regulation;

d.                                 if a plaintiff files a request for a preliminary examination of wit- nesses (voorlopig getuigenverhoor), a preliminary expert opinion (voorlopig deskundigenbericht) or a preliminary site visit and viewing (voorlopige plaatsopneming en bezichting); and

e. in proceedings concerning legal matters as to which the applica- ble law cannot be freely determined by the parties (within the meaning of Article 8, paragraph 2, NCCP).

H.                              Furthermore, there is currently some debate whether a one sided jurisdic- tion clause (i.e. a jurisdiction clause that is exclusive for one party only whereas the other has the right to bring action in different jurisdiction), is valid. There is no decisive case law on this matter.

I. Sincerely yours,

8

NautaDutilh N.V.

9

EXHIBIT A LIST OF DEFINITIONS

“Amendment Agreement”

A pdf copy of the First Amendment to a Term Loan Credit Agreement, dated as of [...], 2014, between, inter alios, Delos Finance S.à r.l., a private limited liability company (société à res- ponsabilité limitée), International Lease Finance Corporation, , Hyperion Aircraft Limited, , De- los Aircraft Limited as Borrower, Apollo Air- craft Inc., Artemis (Delos) Limited, AerCap Global Aviation Trust, AerCap U.S. Global Aviation LLC, AerCap Holdings N.V., AerCap Aviation Solutions B.V., AerCap Ireland Li- mited, and AerCap Ireland Capital Limited, (“AICL” and together with USHoldco, AerCap, AAS and AIL, the “Acceding Obligors”) and Deutsche Bank AG New York Branch, as Colla- teral Agent and Administrative Agent

“Articles of Association”	the articles of association of the Netherlands Companies as currently in force according to the Extracts

“Attorney”	each person appointed as attorney by each Netherlands Company pursuant to the Powers of Attorney

“Board Regulations”	the board regulations (bestuursreglement) of the managing board of AerCap Holdings N.V., dated 2 May 2013

“Commercial Register”	The Netherlands Chamber of Commerce Com- mercial Register

“Credit Agreement”	the Original Credit Agreement as amended by the Amendment Agreement

“Corporate Documents”	the documents listed in Exhibit B

10

“Deed of Incorporation”	a. in relation to AerCap Holdings N.V., its deed of incorporation (akte van oprichting), dated 10 July 2006; and

b. in relation to AerCap Aviation Solutions B.V., its deed of incorporation (akte van oprichting), dated 10 April 2012.

“Enforcement Regulation”	the Council Regulation (EC) No 44/2001of 22 December 2000 on Jurisdiction and Enforce- ment of Judgments in Civil and Commercial Matters

“Exhibit”	an exhibit to this opinion letter

“Extracts”	the extracts from the Commercial Register relat- ing to the Netherlands Companies, dated the date of this opinion letter

“Insolvency Registers”

i.                                          the online central insolvency register (Centraal Insolventie Register) and the online EU Insolvency Register (Cen- traal Insolventie Register-EU Regis- traties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak); and

ii. the Amsterdam court (location Amster- dam) bankruptcy clerk’s office

“NautaDutilh”	NautaDutilh N.V.

“NCC”	the Netherlands Civil Code (Burgerlijk Wet- boek)

“NCCP”	the Netherlands Code of Civil Procedure (Wet- boek van Burgerlijke Rechtsvordering)

“the Netherlands”	the European territory of the Kingdom of the Netherlands

11

“Netherlands Companies”	AerCap Holdings N.V. and AerCap Aviation Solutions B.V.

“NFSA”	the Netherlands Financial Supervision Act (Wet op het financieel toezicht)

“Original Credit Agreement”

the Term Loan Credit Agreement dated as of March [...], 2014 among, inter alios, DELOS FINANCE S.À R.L., as Borrower INTERNATIONAL LEASE  FINANCE CORPORATION, as an Obligor, HYPERION AIRCRAFT LIMITED, as an Ob- ligor,  DELOS  AIRCRAFT  LIMITED,  as  an Obligor APOLLO AIRCRAFT INC., as an Ob- ligor  ARTEMIS  (DELOS)  LIMITED,  as  an Obligor, the lenders identified herein, as Lend- ers,  DEUTSCHE  BANK  AG  NEW  YORK BRANCH, as Administrative Agent, DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent, DEUTSCHE BANK SECURITIES INC., and GOLDMAN SACHS                      BANK                      USA as Joint Lead Arrangers, DEUTSCHE BANK SECURITIES INC. GOLDMAN SACHS BANK USA, and RBC Capital Markets, LLC as  Joint  Bookrunners,  as  amended  by  the Amendment  Agreement

“Power of Attorney”	the powers of attorney as contained in the Reso- lutions, granted by the Netherlands Companies in respect of the entering into the transactions contemplated by the Credit Agreement

“Resolutions”	in relation to each of the Netherlands Compa- nies, the documents containing the resolutions of its managing board (bestuur), dated [...]

12

EXHIBIT B LIST OF

CORPORATE DOCUMENTS

1.                          pdf copies of the Deeds of Incorporation;

2.                          pdf copies of the Articles of Association;

3.                          the Extracts; and

4.                          pdf copies of the Resolutions.

13

EXHIBIT G

FORM OF OPINION OF MCCANN FITZGERALD

Exhibit L-20

Indicative Draft Only.  Subject to Final Documents, Completion and Opinions Committee Approval.

AKC\10509134.2	2014

To the addressees set out in Schedule 1
(collectively, the “Addressees”)

Private and Confidential

Dear Sirs

We have acted as special Irish counsel to Hyperion Aircraft Limited, Delos Aircraft Limited, Artemis (Delos) Limited, AerCap Ireland Capital Limited and AerCap Ireland Limited (each a “Company” and together, the “Companies”) in connection with the provision of this opinion letter to you in relation to certain Irish law matters set out in this Opinion on the Document as defined below.

1.                                      Documents examined, interpretation

1.1                               For the purposes of this opinion letter, we have examined copies of the following documents:

(a)                              First Amendment To Term Loan Credit Agreement dated as of [ • ] 2014 between Delos Finance S.a.r.l (“Borrower”), International Lease Finance Corporation (“ILFC”), Hyperion Aircraft Limited (“Grandparent Holdco”), Delos Aircraft Limited (“Parent Holdco”), Apollo Aircraft Inc. (“CA Subsidiary Holdco”), Artemis (Delos) Limited (“Irish Subsidiary Holdco”), AerCap Global Aviation Trust, AerCap U.S. Global Aviation LLC, AerCap Holdings N.V., AerCap Aviation Solutions B.V., AerCap Ireland Limited, AerCap Ireland Capital Limited, Deutsche Bank AG New York Branch, as Collateral Agent and Administrative Agent (the “Document”) to the Term Loan Credit Agreement, dated as of March [ • ], 2014, between Borrower, ILFC, Parent Holdco, CA Subsidiary Holdco, Irish Subsidiary Holdco, the Lenders party thereto and Deutsche Bank AG New York Branch (“DB”), as Collateral and Administrative Agent; and

(b)                              the following additional documents (the “Additional Documents”):

(i)                                     a Certificate of a director of each Company dated [ • ] 2014, a Certificate of a director of AerCap International (Isle of Man) Limited dated [ • ] 2014, a certificate of a director of [ • ](1) dated [ • ] 2014, a certificate of a director of [ • ](2) dated [ • ] 2014 and a certificate of a director of [Delos Aircraft Inc.,](3) dated [ • ] 2014 (the “Certificates”), a copy of each of which is attached to this opinion letter at Appendix 1; and

(ii)                                  the results of searches made by independent law searchers on our behalf at the Companies Registration Office, Dublin, the Petitions Section and Judgments Office of the Central Office of the Irish High Court on [ • ] 2014 against the Companies (together the “Searches”), we have assumed that no circumstances or events have occurred between the dates on which the Certificates and Searches were given or made (none having being brought to our attention) which would cause us to cease to rely on the Certificates and Searches.

1.2                               Scope of opinion

This opinion letter speaks only as of its date and is limited to the matters stated herein and does not extend, and is not to be read as extending by implication, to any other matters.

In particular:

(i)                                     save as expressly stated herein, we express no opinion on the effect, validity, or enforceability of or the creation or effectiveness of any document;

(ii)                                  we express no opinion on the contractual terms of any document other than by reference to the legal character thereof under the laws of Ireland;

(iii)                               we express no opinion as to the existence or validity of, or the title of any person to, any of the assets which are, or purport to be sold, transferred, exchanged, assigned or otherwise dealt with under the Document or as to whether any assets are marketable and/or are capable of being so dealt with free of any equities or of any security rights or interests which may have been created in favour of any other person;

(iv)                              we have made no investigation of, and express no opinion on, the laws, or the effect on the Document and the transactions contemplated thereby of the laws, of any country or jurisdiction other than Ireland, and this opinion is strictly limited to the laws of Ireland as in force on the date hereof and as currently applied by the courts (excluding any foreign law to which reference may be made under the rules of Irish private international law). We have assumed without investigation that, insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and

(1) Please confirm the identity of the parent company of Hyperion Aircraft Limited

(2) Please confirm the identity of the parent company of Delos Aircraft Limited

(3) Please confirm that this is the parent company of Artemis (Delos) Limited

2

are not inconsistent with any of the obligations or rights expressed in the Document or the transactions contemplated by the Document;

(v)                                 we express no views or opinions on matters relating to tax (other than Irish stamp duty as expressly referred to paragraph 4.16);

(vi)                              we express no views or opinions as to matters of fact;

(vii)                           we express no opinion on the characterisation of any security interest or issues of priority of interests; and

(viii)                        we have not for the purpose of this opinion letter examined any other drafts and/or copies of any contract, instrument or document entered into by or affecting the Companies or any other persons, or any corporate records of the Companies or any other person, except the Document and the Additional Documents; and (except as expressly set out herein) we have not made any other enquiries or searches concerning the Companies or any other person for the purposes of this opinion letter.

1.3                               This opinion letter is governed by, and is to be construed in accordance with the laws of Ireland as at the date hereof. Except as otherwise expressly stated herein, the opinions expressed herein are given on the basis of and subject to the foregoing and the matters set out in part 2 (Assumptions) and part 3 (Reservations and Qualifications).

1.4                               By giving this opinion letter we assume no obligation to inform any Addressee of any future change in law (including any change in interpretation of law) or to update this opinion letter at any time in the future.

1.5                               This opinion letter is solely for your benefit and solely for the purpose of the Document and may be relied upon only by the addressee of this opinion letter and may not be disclosed without our prior written consent.

1.6                               In this opinion letter:

“Minutes” means the minutes of a meeting of the board of directors of each Company held on [ • ] 2014, a copy of each of which is attached to each Certificate;

“Statutory Declaration” means the statutory declarations of a majority of the directors of each of (i) [Hyperion Aircraft Limited dated [ • ] 2014, (ii) Delos Aircraft Limited dated [ • ] 2014, (iii) Artemis (Delos) Limited dated [ • ] 2014](4), (iv) AerCap Ireland Limited dated [ • ] 2014, and (v) and AerCap Ireland Capital Limited dated [ • ] 2014, a copy of each of which is attached to each Certificate; and

“Special Resolution” means the special resolution of the sole member of each Company dated [ • ] 2014 approving the giving of the financial assistance referred to in the Statutory Declaration of each Company, a copy of each of which is attached to each Certificate.

(4) To be confirmed if required

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2.                                      Assumptions

In considering the Document and in rendering this opinion letter, we have without further enquiry, assumed that as of the date hereof:

Authenticity and Completeness of Documents

(a)                                 the authenticity and completeness of all documents submitted to us as originals; the completeness and conformity to the originals of all copy (including facsimile or pdf copy) documents, certificates, letters, resolutions, powers of attorney, documents, permissions, minutes, authorisations and all other copy documents of any kind furnished to us; and the authenticity and completeness of the originals of any such copies (including facsimile or pdf copies) examined by us;

(b)                                 the genuineness of all signatures and seals on documents originals or copies of which have been examined by us; that the Document has been duly and unconditionally delivered by all parties thereto (other than the Companies) on the respective dates therein stated; and that all escrow or similar arrangements, agreements or understandings in connection with the Document and all conditions required to be met before the Document and/or any obligation thereunder is or is deemed to be or have been delivered and/or made effective, have been met and satisfied;

(c)                                  that the copies produced to us (including copies annexed to the Certificates) of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings at such meetings and/or the subject matter which they purport to record; that any meetings referred to therein were duly convened and held, that those present at any such meetings acted bona-fide throughout, that all resolutions set out in such copies were duly passed and that no further resolutions have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof and in this regard we refer to the Certificates;

(d)                                 that where a document has been examined in draft or specimen form it has been executed in the form of that draft or specimen as examined by us;

(e)                                  the completeness and accuracy as of the date hereof of:

(i)                                     all statements in, and attachments to, the Certificates;

(ii)                                  representations contained in the Document as to matters of fact, and matters of law other than Irish law; and

(iii)                               the results of the Searches; and that further searches would not reveal any circumstances which would affect this opinion letter;

The Document and related documentation

(f)                                   that the directors of each Company in authorising the entry into and the execution and the performance of, the Document to which it is a party have exercised their powers in good faith in the interests of such Company, its shareholders, creditors

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and employees, and have used due skill, care and diligence in considering and approving the matters before them;

(g)                                  that the Document has been entered into by the parties thereto for bona fide commercial purposes, on an arm’s-length basis having regard to the relationship of the parties and for their respective corporate benefit;

(h)                                 an absence of fraud, bad faith, undue influence, coercion, mistake or duress on the part of any party to the Document or their respective employees, agents, directors or advisers;

(i)                                     that the warranties and representations set out in the Document (other than warranties and representations as to matters of Irish law upon which we have opined in this opinion letter), are true and accurate at the date at which they are expressed to be made;

(j)                                    that there are no agreements or arrangements in existence or contemplated between the parties (or any of them) to the Document which have not been disclosed to us and which in any material way amend, add to or vary the terms or conditions of the Document, or the respective rights and interests of the parties thereto, or create any rights over any property the subject matter of the Document; that there are no contractual or similar restrictions binding on the parties which would affect the conclusions in this Opinion;

Solvency

(k)                                 that each Company is not and will not be as a result of the transactions contemplated by the Document, insolvent or unable to pay its debts, or deemed to be so under any applicable statutory provision or law, as at (i) the date of execution of the Document to which it is party, (ii) the effective date of the Document to which it is party or (iii) the date of this Opinion;

All Parties

(l)                                     the due performance of the Document by all parties (other than the Companies with respect to the matters that are the subject of this Opinion) thereto;

(m)                             that each of the parties to the Document, other than the Companies:

(i)                                     has been duly incorporated and is validly existing and has all necessary capacity and power, and has obtained all necessary consents, licences and approvals (governmental, regulatory, legal or otherwise) to enter into the Document and to perform its obligations thereunder; and

(ii)                                  has validly authorised entry into, and has duly executed, the Document to which it is party;

(n)                                 that as a matter of all relevant laws (including in particular in relation to the Document the law expressed therein to be the governing law) other than the laws of Ireland:

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(i)                                     all obligations under the Document are valid, legally binding upon, and enforceable in accordance with their terms against, the respective parties thereto; that the choice of governing law under the Document is valid; and, insofar as is relevant to any matter opined on herein, that words and phrases used therein have the same meaning and effect as they would if such documents were governed by Irish law; and

(ii)                                  all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary in order to permit the execution, delivery or performance of the Document or to perfect, protect or preserve any of the interests created by the Document, have been obtained, made or done or will be obtained, made or done within any relevant permitted period(s);

(o)                                 that, other than as disclosed in the Certificates and the Searches, none of the parties to the Document and/or any document referred to therein has taken any corporate or other action nor have any steps been taken or legal proceedings been started against any of such parties for the liquidation, winding-up, dissolution, striking-off, examination, reorganisation, or administration of, or for the appointment of a liquidator, receiver, trustee, examiner, administrator, administrative receiver or similar officer to, any of such parties or all or any of its assets and that none of such parties is or was at the date of execution or the effective date of any of such documents or will as a result of the transactions contemplated by such documents become insolvent, unable to pay its debts, or deemed unable to pay its debts under any relevant statutory provision, regulation or law, or has been dissolved; and that no event similar or analogous to any of the foregoing has occurred or will occur as a result of the transactions contemplated by such documents in relation to any of them under the laws of any jurisdiction applicable to any of such parties;

Financial Transfer Restriction

(p)                                 that the transactions and other matters contemplated by the Document are not and will not be affected by:

(i)                                     any financial restrictions or asset freezing measures arising from orders made by the Minister for Finance under the Financial Transfers Act 1992, the Criminal Justice (Terrorist Offences) Act 2005 or the European Communities Act 1972 to 2009 or European Communities Regulations having direct effect in Ireland. Regulations and orders which have been made under the aforementioned Acts, and which are in effect at the date of this opinion, impose restrictions on financial transfers involving residents of certain countries and certain named individuals and certain entities arising from the implementation in Ireland of United Nations and EU sanctions; or

(ii)                                  any directions or orders made under the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010. That Act transposes into Irish law the European Union Directive 2005/60/EC of the European Parliament and the Council of 26 October 2005;

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Group Companies

(r)                                    that AerCap Holdings N.V. (“AerCap”) is the ultimate holding company (within the meaning of Section 155 of the Companies Act, 1963) of each of AerCap Ireland Limited and AerCap Ireland Capital Limited (and will, at the effective date of the Document, be the ultimate holding company of each Obligor (as defined in the Document)) and accordingly AerCap Ireland Limited, AerCap Ireland Capital Limited and AerCap are members of the same group of companies consisting of a holding company and its subsidiaries for the purposes of the Companies Acts 1963 to 2013 (and AerCap and each Obligor (as defined in the Document) will on the effective date of the Document be members of the same group of companies consisting of a holding company and its subsidiaries for the purposes of the Companies Acts 1963 to 2013);

Insurance Legislation

(s)                                   in considering the application of the Insurance Acts, 1909 to 2009, regulations made thereunder and regulations relating to insurance under the European Communities Act, 1972, that each of AerCap Ireland Limited and AerCap Ireland Capital Limited is a subsidiary of AerCap (and that each Obligor (as defined in the Document) will at the effective date of the Document be a subsidiary of AerCap); and

(t)                                    AerCap Ireland Limited and AerCap Ireland Capital Limited have not received and will not receive any remuneration in connection with any guarantee indemnity or similar payment obligation given by AerCap Ireland Limited or AerCap Ireland Capital Limited under the terms of the Document.

Financial Assistance

(u)                                 that no person who has been appointed or acts in any way, whether directly or indirectly, as a director or secretary of, who has been concerned in or taken part in the promotion of, any Company has been the subject of a declaration under Section 150 (Restriction) or Section 160 (Disqualification of certain persons from acting as directors or auditors of or managing companies) of the Companies Act 1990;

(v)                                 a copy of each Statutory Declaration will be delivered to the Registrar of Companies within 21 days of the date on which the financial assistance referred to therein was given which we undertake to attend to within the statutorily prescribed period;

(w)                               that the opinions and matters respectively sworn in each Statutory Declaration were when sworn and given, and now remain, true and accurate and complete and are not misleading or incorrect in any respect;

(x)                                 in relation to each Company:

(i)                                     that the directors whose identities and signatures appear on each Statutory Declaration were a majority of the directors of such Company when the Statutory Declarations were made;

(ii)                                  that the Statutory Declarations were sworn, at the meetings of the board of directors referred to in the Minutes, before a solicitor who holds a practicing certificate (which is in force) for the practice year ending 31 December 2014 issued by the Law Society of Ireland (in this regard we refer you to the practising certificate attached hereto at Annex 2);

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(iii)                               that, as at the time when the Special Resolution of AerCap Ireland Limited was passed, AerCap International (Isle of Man) Limited was the sole member of AerCap Ireland Limited and that there was no other person who was entitled to attend and vote at any general meeting of AerCap Ireland Limited;

(iv)                              that, as at the time when the Special Resolution of AerCap Ireland Capital Limited was passed, AerCap Ireland Limited was the sole member of AerCap Ireland Capital Limited and that there was no other person who was entitled to attend and vote at any general meeting of AerCap Ireland Capital Limited;

(v)                                 [that, as at the time when the Special Resolution of Hyperion Aircraft Limited was passed, [ • ] was the sole member of Hyperion Aircraft Limited and that there was no other person who was entitled to attend and vote at any general meeting of Hyperion Aircraft Limited];

(vi)                              that, as at the time when the Special Resolution of Delos Aircraft Limited was passed, [ • ] was the sole member of Delos Aircraft Limited and that there was no other person who was entitled to attend and vote at any general meeting of Delos Aircraft Limited;

(vii)                           that, as at the time when the Special Resolution of Artemis (Delos) Limited was passed, Delos Aircraft Inc., was the sole member of Artemis (Delos) Limited and that there was no other person who was entitled to attend and vote at any general meeting of Artemis (Delos) Limited;

(viii)                        [that the person who signed the Special Resolution of Hyperion Aircraft Limited on behalf of [ • ] (as sole member of Hyperion Aircraft Limited) was a duly authorised representative of [ • ]];

(ix)                              [that the person who signed the Special Resolution of Delos Aircraft Limited on behalf of [ • ] (as sole member of Delos Aircraft Limited) was a duly authorised representative of [ • ]]

(x)                                 [that the person who signed the Special Resolution of Artemis (Delos) Limited on behalf of Delos Aircraft Inc., (as sole member of Artemis (Delos) Limited) was a duly authorised representative of Delos Aircraft Inc.,]

(xi)                              that the person who signed the Special Resolution of AerCap Ireland Limited on behalf of AerCap International (Isle of Man) Limited (as sole member of AerCap Ireland Limited) was a duly authorised representative of AerCap International (Isle of Man) Limited;

(xii)                           that a copy of the signed and sworn Statutory Declaration of a majority of the directors of AerCap Ireland Limited was attached to the Special Resolution of AerCap Ireland Limited prior to its execution on behalf of AerCap International (Isle of Man) Limited (as sole member of AerCap Ireland Limited);

(xiii)                        that a copy of the signed and sworn Statutory Declaration of a majority of the directors of AerCap Ireland Capital Limited was attached to the Special Resolution of AerCap Ireland Capital Limited prior to its execution on behalf of AerCap Ireland Limited (as sole member of AerCap Ireland Capital Limited);

(xiv)                       [that a copy of the signed and sworn Statutory Declaration of a majority of the directors of Hyperion Aircraft Limited was attached to the Special Resolution of

8

Hyperion Aircraft Limited prior to its execution on behalf of [ • ], (as sole member of Hyperion Aircraft Limited)];

(xv)                          [that a copy of the signed and sworn Statutory Declaration of a majority of the directors of Delos Aircraft Limited was attached to the Special Resolution of Delos Aircraft Limited prior to its execution on behalf of [ • ], (as sole member of Delos Aircraft Limited;

(xvi)                       [that a copy of the signed and sworn Statutory Declaration of a majority of the directors of Artemis (Delos) Limited was attached to the Special Resolution of Artemis (Delos) Limited prior to its execution on behalf of [Delos Aircraft Inc.,], (as sole member of Artemis (Delos) Limited; and

(xvii)                    there are no other facts and there is no other information in relation to the giving of financial assistance by the Companies of which we do not have actual knowledge (being the actual knowledge of Hilary Marren and Andrew O’Callaghan, the lawyers in this firm who have acted on behalf of the Companies).

3.                                      Reservations and qualifications

3.1                               The opinions expressed in this opinion letter are subject to the following reservations and qualifications:

Documents

(a)                                 Provisions in the Document imposing additional obligations in the event of breach or default, or of payment or repayment being made other than on an agreed date, may be unenforceable to the extent that they are subsequently adjudicated to be penal in nature, but, the fact that any payment is held to be penal in nature would not, of itself, prejudice the legality or validity of any other provision contained in the Document which does not provide for the making of such payment.

(b)                                 Provisions in the Document that calculations or certifications or acknowledgements are to be conclusive and binding will not necessarily prevent judicial enquiry by the Irish courts into the merits of any claim by a party claiming to be aggrieved by such calculations, certifications or acknowledgements; nor do such provisions exclude the possibility of such calculations, certifications or acknowledgements being amended by order of the Irish courts.

(c)                                  To the extent that the Document vests a discretion in any party, or provides for any party determining any matter in its opinion, the exercise of such discretion and the manner in which such opinion is formed and the grounds on which it is based may be the subject of a judicial enquiry and review by the Irish courts.

(d)                                 The effectiveness of terms in the Document exculpating a party from a liability or a legal duty otherwise owed are limited by law.

(e)                                  Provisions of the Document providing for severance of provisions due to illegality, invalidity or unenforceability thereof may not be effective, depending on the nature of the illegality, invalidity or unenforceability in question.

Enforceability/Binding Nature of Obligations

(f)                                   The description of obligations as “enforceable” or “binding” refers to the legal character of the obligations in question. It implies no more than that they are of a character which Irish law recognises and enforces. It does not mean that the Document will be binding or

9

enforced in all circumstances or that any particular remedy will be available. Equitable remedies, such as specific performance and injunctive relief, are in the discretion of the Irish courts and may not be available to persons seeking to enforce provisions in the Document. More generally, in any proceedings to enforce the provisions of the Document, the Irish courts may require that the party seeking enforcement acts with reasonableness and good faith. Enforcement of the Document may also be limited as a result of (i) the provisions of Irish law applicable to contracts held to have become frustrated by events happening after their execution and (ii) any breach of the terms of the Document by the party seeking to enforce the same.

(g)                                  Any person who is not a party to the Document may not be able to enforce any provision thereof which is expressed to be for the benefit of that person.

(h)                                 The obligations of each Company under the Document are subject to all insolvency, bankruptcy, liquidation, reorganisation, moratorium, examinership, trust schemes, preferential creditors, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally.

(i)                                     Where an obligation is to be performed outside Ireland under the Document, it may not be enforceable in Ireland to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction.

(j)                                    Any judgment of the Irish courts for moneys due under the Document may be expressed in a currency other than euro but the order may issue out of the Central Office of the High Court expressed in euro by reference to the official rate of exchange prevailing on or very shortly before the date of application for judgement. In addition, in a winding-up in Ireland of an Irish incorporated company, all foreign currency claims must be converted into euro for the purposes of proof. The rate of exchange to be used to convert foreign currency debts into euro for the purposes of proof in a winding-up is the spot rate as of, in the case of a compulsory winding-up either the date of commencement of the winding-up (presentation of the petition for winding-up or earlier resolution for winding-up) or of the winding-up order and in the case of a voluntary winding-up on the date of the relevant winding-up resolution.

(k)                                 An Irish court may refuse to give effect to a purported contractual obligation to pay costs arising from unsuccessful litigation brought against that party and may not award by way of costs all of the expenditure incurred by a successful litigator in proceedings before that court.

(l)                                     Claims against a Company be or become the subject of set-off or counterclaim and any waiver of those or other defences available to such Company may not be enforceable in all circumstances.

(m)                             Currency indemnities contained in the Document may not be enforceable in all circumstances.

Statutes of Limitation

(n)                                 Claims against a Company may become barred under relevant statutes of limitation if not pursued within the time limited by such statutes.

Searches

(o)                                 The failure of the Searches to reveal evidence that a Company has passed a voluntary winding-up resolution, that a petition has been presented or order made by a court for the

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winding-up of, or appointment of an examiner to a Company or a receiver or similar officer has been appointed in relation to any of its assets or revenues is not conclusive proof that no such event has occurred, in particular:

(i)                                     the Searches may not have revealed whether a petition for winding-up or the appointment or any examiner had been presented;

(ii)                                  notice of a resolution passed, a winding-up order made or the appointment of a receiver or examiner may not have been filed at the Irish Companies Office immediately;

(iii)                               it has been assumed that the information disclosed by the Searches was accurate and that no information had been delivered for registration that was not on the file at the time the Searches were made; and

(iv)                              the position may have changed since the time the Searches were made.

Power of Court to Stay Actions

(p)                                 The Irish courts have power to stay an action where it is shown that there is some other forum, having competent jurisdiction, which is more appropriate for the trial of the action, in which the case can be tried more suitably for the interests of all the parties and the ends of justice, and where staying the action is not inconsistent with Council Regulation (EC) No. 44/2001 of 22 December 2000 on Jurisdiction and the Recognition and Enforcement of Judgments in Civil Commercial Matters, Council Regulation (EC) No.805/2004 of 21 April 2004 on creating a European Enforcement Order for uncontested claims, as amended, or Council Regulation (EC) No.1896/2006 of 12 December 2006 creating a European Enforcement Order for payment procedure, as amended (as applicable).

4.                                      Opinion

Other than as described in Section 1 above, under the assumptions set out at Section 2 above and the reservations set out in Section 3 above and to any matters or documents not disclosed to us, we are of the opinion as follows:

4.1                               Due Incorporation

Each Company is duly incorporated and validly existing under the laws of Ireland as a private limited company and the Searches revealed no order, resolution or petition for the winding-up of or for the appointment of an examiner over any Company and no notice of appointment of a liquidator, receiver or examiner in respect of any Company.

4.2                               Corporate Capacity

Each Company has the necessary legal capacity and authority to enter into, deliver and perform the Document.

4.3                               Corporate Authorisation

All necessary corporate action has been taken by each Company to authorise the entry into, execution and performance of the Document.

4.4                               Due Execution

The Document has been duly executed by each Company.

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4.5                               Official Authorisations; No conflict with laws or constitutional documents

No consent, licence, approval or authorisation of any Irish governmental or regulatory authority is required on the part of any Company for the effectiveness or validity of the Document or the performance by each Company of its obligations thereunder.

Execution and performance by each Company of the Document will not (i) contravene any existing Irish law or regulation of general application to which any Company is subject or (ii) contravene or conflict with any provision of any Company’s Memorandum and Articles of Association.

4.6                               Registration and Filings

Save for the filings set out in 2(v) above, no filing, registration or recording of the Document is necessary under the laws of Ireland as a condition of the legality, validity, admissibility in evidence or enforceability of the Document against a Company.

4.7                               Validity and enforceability

The Document constitutes the legal, valid, binding and enforceable obligations of each Company.

4.8                               No Immunity

Each Company is generally subject to suit under the laws of Ireland and no Company nor any of such Company’s assets enjoys any general right of immunity from judicial proceedings or attachment of its assets pursuant to judicial proceedings.

4.9                               Ranking Of Obligations

Each Company’s obligations under the Document constitute direct, general and unconditional obligations of it and will rank in right of payment at least pari passu with all of its respective unsecured and unsubordinated debt, except for such obligations as may be mandatory preferences under the law of Ireland.

4.10                        Governing Law

Council Regulation (EC) No 593/2008 of 17 June 2008 on the law applicable to contractual obligations, as amended by Corrigendum to Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I), (“Rome I”) has force of law in Ireland. The incorporation of the incorporation of the laws of the State of New York as the governing law of the Document is, in respect of contractual obligations which are within the scope of Rome I, valid in accordance with Article 3(1) of Rome I and accordingly, subject to and in accordance with Rome I, the laws so chosen will upon proof of the relevant provisions of the laws of the State of New York be applied by the Irish courts if any claim to enforce such contractual obligations against a Company under the Document comes under their jurisdiction.

4.11                        Recognition of Foreign Judgments

Any judgment in personam obtained in the courts of the State of New York against a Company would be recognised and enforced in Ireland in summary proceedings without retrial or examination of the merits of the case, provided that:

(a)                                 the judgment has not been obtained or alleged to have been obtained by fraud or trick; the decision of the court in such state and the enforcement thereof was not and would not be

12

contrary to natural or constitutional justice under the laws of Ireland;

(b)                                 the enforcement of the judgment would not be contrary to public policy as understood by the Irish courts or constitute the enforcement of a judgment of a penal or revenue (tax) nature;

(c)                                  the judgment is final and conclusive and is for a debt or definite sum of money;

(d)                                 the procedures / rules of the court giving the judgment have been observed;

(e)                                  the jurisdiction of the courts in such state has been exercised in circumstances which, as a matter of Irish law, an Irish court will recognise as justifying enforcement of the judgment; and

(f)                                   the judgment is not inconsistent with a judgment of the Irish courts in respect of the same matter.

4.12                        Financial Assistance

Based solely upon the Minutes, each Statutory Declaration and each Special Resolution, and subject in particular to paragraphs 2(u) and 2(x) of this opinion letter, we have been provided with documentation that corresponds to the procedures set out in sub-sections (2) to (11) (inclusive) of section 60 of the Companies Act 1963 (as amended) which enables each Company to give the financial assistance contemplated by each Statutory Declaration.

4.13                        Licences

It is not necessary that DB be licensed or authorised by any Irish regulatory or governmental authority to enforce its obligations under the Document.

4.14                        no deemed residence

DB will not be deemed to be resident or carrying on business in Ireland by reason solely of the execution, performance and/or enforcement of the Document.

4.15                        no usury laws

There is no applicable usury or interest limitation laws of Ireland which would restrict the recovery of payments in accordance with the Document.

4.16                        Stamp duty

No stamp duty is payable on the Document in Ireland in respect of its execution and delivery or as a condition to the legality, validity, enforceability or admissibility in evidence thereof.

Yours faithfully

McCann FitzGerald

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SCHEDULE 1

Addressees

Deutsche Bank AG New York Branch in its capacity as Collateral Agent and Administrative Agent 60 Wall Street New York, NY 10005

Deutsche Bank Securities Inc. and Goldman Sachs Bank USA as Joint Lead Arrangers

Deutsche Bank Securities Inc., Goldman Sachs Bank USA and RBS Capital Markets, LLC as Joint Bookrunners

International Lease Finance Corporation, 10250 Constellation Boulevard., Suite 3400, Los Angeles, CA 90067

Each Lender party to the Loan Agreement on date hereof.

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ANNEX I

Certificates

15

ANNEX II

Certificate of practising solicitor

16

ANNEX 1

PROHIBITED COUNTRIES

Cuba

Iran

North Korea

Syria

Annex 1-1